UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
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MicroStrategy Incorporated
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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1850 Towers Crescent Plaza
Tysons Corner, VA 22182
(703) 848-8600
LETTER FROM OUR EXECUTIVE CHAIRMAN
January 3, 2025
Dear Fellow Stockholder:
On behalf of the Board of Directors and our entire company, I invite you to attend MicroStrategy’s Special Meeting of Stockholders on Tuesday, January 21, 2025, at 10:00 a.m., Eastern Standard Time. This meeting will be held exclusively via live webcast at www.virtualshareholdermeeting.com/MSTR2025SM. This means there will not be a physical meeting location, and stockholders will not be able to attend the Special Meeting in person at a physical location.
At the Special Meeting, you will be asked to approve and adopt (i) an amendment to Article Four of our Second Restated Certificate of Incorporation to increase the number of authorized shares of class A common stock from 330,000,000 shares to 10,330,000,000 shares, (ii) an amendment to Article Four of our Second Restated Certificate of Incorporation to increase the number of authorized shares of preferred stock from 5,000,000 shares to 1,005,000,000 shares, (iii) an amendment to our 2023 Equity Incentive Plan to provide for automatic equity award grants to new directors upon their appointment to the Board of Directors and (iv) one or more proposals to adjourn the Special Meeting if necessary to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposals noted above.
In October 2024, we announced an ambitious three-year $42 billion capital plan, known as the 21/21 Plan, to raise $21 billion of equity capital and $21 billion of fixed-income instruments, including debt, convertible notes and preferred stock. Since then, we have been able to seize favorable market conditions to raise over $18.1 billion in net proceeds from sales of class A common stock under our at-the-market equity program and a Rule 144A offering of convertible notes, with the proceeds used to purchase approximately 195,250 bitcoins. In doing so, we have been executing on our 21/21 Plan significantly faster than originally anticipated.
Proposals 1 and 2 for this Special Meeting request an increase in the authorized shares of the capital stock of the Company to support further implementation of our 21/21 Plan and future capital markets activity more generally as well as other corporate purposes. Proposal 1, which seeks an increase in our authorized shares of class A common stock, will enable us to continue to issue both common equity and instruments convertible into class A common stock to allow us flexibility to raise capital in a manner that is most advantageous under then prevailing market conditions. Proposal 2, which seeks an increase in our authorized shares of preferred stock, will similarly enable us to issue preferred stock with rights, preferences and privileges established by the Board of Directors at the time of issuance, which also will allow us to expand the types of securities we offer in furtherance of the 21/21 Plan to the extent market conditions warrant.
In addition, we recently welcomed three new members to our Board of Directors ― Brian Brooks, Jane Dietze and Gregg Winiarski. These directors bring a wealth of experience and expertise in digital assets, capital markets and regulatory matters, and we believe they will make significant contributions to our strategy as a Bitcoin Treasury Company. Proposal 3 for this Special Meeting seeks an amendment to our 2023 Equity Incentive Plan to help ensure that we appropriately compensate new non-employee directors who join our Board in light of their roles as important stewards of our business, the novel nature of our bitcoin acquisition strategy and the demands it imposes on our directors.

The proposals we are asking you to consider reflect a new chapter in our evolution as a Bitcoin Treasury Company and our ambitious goals for the future. The accompanying Notice of Special Meeting and Proxy Statement contain information about the proposals that will be presented at the Special Meeting and on which you are asked to vote. Whether or not you plan to attend the meeting online, it is important that your shares be represented and voted at the meeting. I encourage you to read the materials carefully and vote promptly. We thank you for your ongoing confidence in MicroStrategy, and we look forward to your participation at the Special Meeting.
Very truly yours,
Michael J. Saylor

Chairman of the Board & Executive Chairman

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Date:	Tuesday, January 21, 2025

Time:	10:00 a.m., Eastern Standard Time (“EST”)

Place:	Exclusively via live webcast at www.virtualshareholdermeeting.com/MSTR2025SM

Record Date:
January 2, 2025. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and to attend and vote at, the special meeting (such meeting, including any adjournments or postponements thereof, the “Special Meeting”).

A list of registered stockholders as of the close of business on the record date will be available for examination by any stockholder for any purpose germane to the Special Meeting for a period of at least 10 days prior to the Special Meeting. The stockholder list will also be available to stockholders of record for examination during the Special Meeting at www.virtualshareholdermeeting.com/MSTR2025SM. To inspect the stockholder list before the Special Meeting, stockholders can email our Investor Relations department at ir@microstrategy.com. You will need the 16-digit control number included on your Notice of Special Meeting of Stockholders, proxy card, or the instructions that accompanied your proxy materials.

Proxy Voting:
Your vote is important. Please submit a proxy to vote your shares as soon as possible over the telephone, on the Internet, or by mail by completing, signing, dating, and returning your proxy card or voting instruction form. Submitting your proxy now will not prevent you from attending the Special Meeting and voting your shares during the Special Meeting, as your proxy is revocable at your option. We are requesting your vote as to the matters of business set forth below.

Matters of Business:
1.
approve and adopt an amendment to Article Four of the Second Restated Certificate of Incorporation of MicroStrategy Incorporated to increase the number of authorized shares of class A common stock, par value $0.001 per share, from 330,000,000 shares to 10,330,000,000 shares (“Proposal 1”);

2.
approve and adopt an amendment to Article Four of the Second Restated Certificate of Incorporation of MicroStrategy Incorporated to increase the number of authorized shares of preferred stock, par value $0.001 per share (“Preferred Stock”) from 5,000,000 shares to 1,005,000,000 shares (“Proposal 2”);

3.
approve and adopt an amendment to the MicroStrategy Incorporated 2023 Equity Incentive Plan to provide for automatic equity award grants to new directors upon their appointment to the Board of Directors (“Proposal 3”); and

4.
approve one or more proposals to adjourn the Special Meeting if necessary to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve Proposal 1, Proposal 2 and/or Proposal 3.

By Order of the Board of Directors,
W. Ming Shao
Executive Vice President, General Counsel and Secretary
Tysons Corner, Virginia
January 3, 2025
Important Notice Regarding the Availability of Proxy Materials
This proxy statement and the enclosed proxy card are being mailed on or about January 3, 2025.

INFORMATION REGARDING THE SPECIAL MEETING OF STOCKHOLDERS	1
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be Held on January 21, 2025	1
Stockholders Entitled to Vote	1
Votes Required	1
Attending the Special Meeting	2
How to Submit Questions	2
How to Vote	2
List of Registered Stockholders	3
The Effect of Not Casting Your Vote	3
Changing Your Vote and Revoking Your Proxy	4
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	5
PROPOSAL 1 – APPROVAL AND ADOPTION OF AN AMENDMENT TO OUR SECOND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK	7
Background	7
Reasons for the Proposed Increase	8
Potential Effects of the Proposed Increase	9
Effectiveness of Common Stock Amendment	9
Recommendation of the Board	9
PROPOSAL 2 – APPROVAL AND ADOPTION OF AN AMENDMENT TO OUR SECOND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK	10
Background	10
Reasons for the Proposed Increase	10
Board Right to Designate Rights and Preferences of Preferred Shares	11
Possible Anti-Takeover Effects	11
Potential Effects of the Proposed Increase	12
Effectiveness of Preferred Stock Amendment	12
Forward-Looking Statements	12
Recommendation of the Board	12
PROPOSAL 3—APPROVAL AND ADOPTION OF AN AMENDMENT TO THE MICROSTRATEGY INCORPORATED 2023 EQUITY INCENTIVE PLAN	13
Introduction	13
Background	13
Outstanding equity awards under equity-based compensation plans and arrangements	15
Description of the Amended Plan	15
Types of Awards	16
Shares Available, Share Counting and Limitations	15
Initial Grants to Non-Executive Directors	16

i

ii

iii

INFORMATION REGARDING THE SPECIAL MEETING OF STOCKHOLDERS
These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of MicroStrategy Incorporated (the “Company,” “MicroStrategy,” “we,” or “us”) for use at the Special Meeting of Stockholders (such meeting, including any adjournments or postponements thereof, the “Special Meeting”) to be held exclusively via live webcast at www.virtualshareholdermeeting.com/MSTR2025SM on Tuesday, January 21, 2025 at 10:00 a.m., Eastern Standard Time (“EST”), and at any continuation, postponement or adjournment thereof. This proxy statement summarizes information needed to help you cast an informed vote at the Special Meeting with respect to the proposals set forth in this proxy statement. We first made available this proxy statement, the Notice of Special Meeting of Stockholders, the proxy card and the portions of the documents incorporated herein by reference on or about January 3, 2025, to all stockholders entitled to vote at the Special Meeting. We intend to mail this proxy statement, Notice of Special Meeting of Stockholders, the proxy card and the portions of the documents incorporated herein by reference on or about January 3, 2025, to all stockholders of record entitled to vote at the Special Meeting. See the discussion below under the heading "Incorporation by Reference" for additional information.
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be Held on January 21, 2025
We have elected to utilize the “full set delivery” option of providing paper copies of the proxy materials by mail. The Notice of Special Meeting and the proxy statement are also available at www.proxyvote.com. Instructions on how to access the proxy materials on the Internet may be found in the Notice of Internet Availability of Proxy Materials.
Stockholders Entitled to Vote
If you owned our class A common stock, par value $0.001 per share (“Class A Stock”), or our class B common stock, par value $0.001 per share (“Class B Stock” and collectively with Class A Stock, the “Common Stock”), at the close of business on January 2, 2025 (the “record date”), you are entitled to vote at the Special Meeting. On the record date, there were an aggregate of 226,138,248 shares of our Class A Stock and 19,640,250 shares of our Class B Stock outstanding and entitled to vote. Each share of Class A Stock entitles the record holder thereof to one (1) vote on each of the matters to be voted on at the Special Meeting, and each share of Class B Stock entitles the record holder thereof to ten (10) votes on each of the matters to be voted on at the Special Meeting.
Votes Required
The holders of shares of Common Stock representing a majority in voting power of the outstanding shares of Common Stock entitled to vote at the Special Meeting, present in person or virtually represented by proxy, at the Special Meeting shall constitute a quorum for the transaction of business at the Special Meeting. Shares of Common Stock represented in person or by proxy, including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval, will be counted for purposes of determining whether a quorum is present at the Special Meeting. Proxies reflecting broker non-votes (where a broker or nominee does not have discretionary authority to vote on a proposal), if any, will be considered as present for purposes of determining whether a quorum is present provided that the shares cast a vote on at least one matter presented for a vote.
Assuming that a quorum is present at the Special Meeting:
The proposal (“Proposal 1”) to approve and adopt an amendment to our Second Restated Certificate of Incorporation to increase the number of authorized shares of Class A Stock from 330,000,000 to 10,330,000,000 (“the Common Stock Amendment”) requires the affirmative vote the holders of a majority of the voting power of all outstanding Common Stock entitled to vote thereon.
The proposal (“Proposal 2”) to approve and adopt an amendment to our Second Restated Certificate of Incorporation to increase the number of authorized shares of preferred stock, par value $0.001 per share (“Preferred Stock”) from 5,000,000 to 1,005,000,000 (the “Preferred Stock Amendment”) requires the affirmative vote of the holders of a majority of the voting power of all outstanding Common Stock entitled to vote thereon.
The proposal (“Proposal 3”) to approve and adopt an amendment (the “2024 Plan Amendment”) to the MicroStrategy Incorporated 2023 Equity Incentive Plan (the “Current Plan” and, such plan, as amended by the 2024 Plan Amendment, the “Amended Plan”) to provide for automatic equity award grants to new directors upon their appointment to the Board requires the affirmative vote of a majority of the votes cast by the holders of Common Stock entitled to vote thereon.

The proposal (“Proposal 4”) to approve one or more proposals to adjourn the Special Meeting if necessary to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve Proposal 1, Proposal 2 and/or Proposal 3 requires the affirmative vote of a majority of the votes cast by the holders of Common Stock entitled to vote thereon.
Shares present virtually during the Special Meeting will be considered shares of Common Stock present in person at the meeting.
All validly granted proxies will be voted in accordance with the stockholders’ instructions on the matters set forth in the accompanying Notice of Special Meeting, and if no choice is specified, executed proxies will be voted in accordance with the Board’s recommendations on such matters as set forth in this proxy statement.
Attending the Special Meeting
We have determined to hold the Special Meeting in virtual format only, with no physical in-person meeting. Stockholders of record as of the record date, or those that hold a valid proxy, may attend the Special Meeting online at www.virtualshareholdermeeting.com/MSTR2025SM. You will need the 16-digit control number included on your Notice of Special Meeting of Stockholders, proxy card, or the instructions that accompanied your proxy materials. If you are not a stockholder of record but hold shares as a beneficial owner in street name, in addition to obtaining a valid proxy from the record holder, you may be required to provide proof of beneficial ownership, such as your most recent account statement as of the record date, a copy of the voting instruction form provided by your broker, financial institution, or other nominee, or other similar evidence of ownership. Even if you plan to attend the Special Meeting, we recommend that you submit a proxy to vote your shares in advance, so that your vote will be counted if you later decide not to attend the Special Meeting.
How to Submit Questions
Stockholders of record as of the record date may submit questions in advance of the Special Meeting at www.proxyvote.com using the 16-digit control number included on your Notice of Special Meeting of Stockholders, proxy card, or the instructions that accompanied your proxy materials. Questions to be submitted prior to the Special Meeting must be received by 5:00 p.m., EST, on January 20, 2025. Questions pertinent to the matters to be voted upon at the Special Meeting may also be asked during the Special Meeting by logging into the virtual meeting platform using the 16-digit control number included on your Notice of Special Meeting of Stockholders, proxy card, or the instructions that accompanied your proxy materials and typing your question into the questions/chat pane of the control panel. Only questions that are pertinent to the matters to be voted upon at the Special Meeting will be answered during the Special Meeting and we reserve the right to edit profanity or other inappropriate language and to exclude questions that are not pertinent to Special Meeting matters or that are otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.
We will not be providing a business update at the Special Meeting or discussing matters related to our business or operations. If there are any matters of individual concern to a stockholder or questions not related to the matters to be voted on at the Special Meeting, such matters and questions may be raised separately by contacting Investor Relations.
How to Vote
You do not need to attend the Special Meeting to have your shares voted at the Special Meeting. You may submit a proxy to vote your shares over the telephone, on the Internet, or by mail, and your votes will be cast for you at the Special Meeting. This process is described below.

Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may (i) attend and vote online during the Special Meeting or (ii) submit a proxy. Whether or not you plan to attend the Special Meeting, we urge you to submit a proxy to vote your shares over the telephone, on the Internet, or by mail as instructed below to help ensure your vote is counted. You may still attend the Special Meeting and vote during the meeting even if you have already submitted a proxy; your vote at the Special Meeting will revoke any earlier submitted proxy.

During the Meeting:
To vote online during the Special Meeting, visit www.virtualshareholdermeeting.com/MSTR2025SM and vote by Internet as instructed. You will need the 16-digit control number included on your Notice of Special Meeting of Stockholders, proxy card, or the instructions that accompanied your proxy materials.

Phone:
To submit a proxy by telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the 16-digit control number included on your Notice of Special Meeting of Stockholders, proxy card, or the instructions that accompanied your proxy materials. Your vote must be received by 11:59 p.m., EST, on January 20, 2025, to be counted.

Internet:
To submit a proxy on the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the 16-digit control number included on your Notice of Special Meeting of Stockholders, proxy card, or the instructions that accompanied your proxy materials. Your vote must be received by 11:59 p.m., EST, on January 20, 2025, to be counted.

Proxy Card:
To submit a proxy by mail, simply complete, sign, and date the proxy card and return it promptly in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If we receive your signed proxy card by January 20, 2025, the designated proxy holders will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Financial Institution, or Other Nominee
If, as of the close of business on January 2, 2025, the record date, your shares were held not in your name, but rather in an account at a brokerage firm, financial institution, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting.
As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card and voting instructions to help ensure that your vote is counted. Alternatively, you may submit your voting instructions over the telephone or on the Internet as instructed by your broker, financial institution, or other nominee, if applicable. To attend the Special Meeting and vote online during the Special Meeting, you must obtain a valid proxy from your broker, financial institution, or other nominee. You will need the 16-digit control number included in your proxy card or the instructions that accompanied your proxy materials. Follow the instructions from your broker, financial institution, or other nominee included with these proxy materials, or contact your broker, financial institution, or other nominee to request a proxy.
List of Registered Stockholders
A list of registered stockholders as of the close of business on the record date will be available for examination by any stockholder for any purpose germane to the Special Meeting for a period of at least ten (10) days prior to the Special Meeting. The stockholder list will also be available to stockholders of record for examination during the Special Meeting at www.virtualshareholdermeeting.com/MSTR2025SM. To inspect the stockholder list before the Special Meeting, stockholders can email our Investor Relations department at ir@microstrategy.com. You will need the 16-digit control number included on your Notice of Special Meeting of Stockholders, proxy card, or the instructions that accompanied your proxy materials.
The Effect of Not Casting Your Vote, Broker Non-votes and Abstentions
Stockholder of Record. If you do not submit a proxy or vote your shares in person at the Special Meeting, no votes will be cast on your behalf on any of the matters of business at the Special Meeting, which will have the effect of voting your shares “against” Proposal 1 and Proposal 2 and will have no effect on Proposal 3 or Proposal 4. If you abstain from voting on Proposal 1, then your shares will be counted as votes “against” Proposal 1 and if you abstain from voting on Proposal 2, then your shares will be counted as votes “against” Proposal 2. If you abstain from voting on Proposal 3, then your shares will not be counted as shares casting votes on Proposal 3 and accordingly will have no effect on the outcome of such proposal. If you abstain from voting on Proposal 4, then your shares will not be counted as shares casting votes on Proposal 4 and accordingly will have no effect on the outcome of such proposal.
Beneficial Owner. If you abstain from voting on Proposal 1 or Proposal 2, then your shares will be counted as shares casting votes “against” Proposal 1 and/or “against” Proposal 2, as applicable. If you abstain from voting on Proposal 3 or Proposal 4, then your shares will not be counted as shares casting votes on Proposal 3 and/or Proposal 4, as applicable, and accordingly will have no effect on the voting of such proposal. If you are a beneficial owner whose shares are held in the name of a bank, broker or other nominee (i.e. you do not provide your bank, broker or other nominee with voting instructions), such bank, broker or other nominee may in some cases vote the shares in their discretion. However, banks, brokers and other nominees holding shares in “street name” for their beneficial owners are prohibited from voting on behalf of their clients on certain matters unless the brokers have received specific voting instructions from those clients. Based on the expected timing of the mailing of this proxy statement, we expect that a bank, broker or other nominee will be unable to vote shares held on behalf of a beneficial owner who has not submitted voting instructions on each of Proposal 1, Proposal 2, Proposal 3 and Proposal 4. Broker non-votes will have the effect of voting your shares “against” Proposal 1 or Proposal 2, as applicable, and will not be counted as shares casting votes on Proposal 3 or Proposal 4 and accordingly will have no effect on the voting of Proposal 3 or Proposal 4, as applicable.
Changing Your Vote and Revoking Your Proxy
Stockholder of Record. You may revoke any previously granted proxy prior to the taking of the vote at the Special Meeting by (i) submitting a new proxy over the telephone or on the Internet by 11:59 p.m. EST on January 20, 2025, (ii) delivering a written revocation or a subsequently dated and properly completed proxy card to MicroStrategy’s General Counsel at 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182 by 11:59 p.m. EST on January 20, 2025, or (iii) attending the Special Meeting and voting online during the Special Meeting.
Beneficial Owner. You may change your voting instructions prior to the taking of the vote at the Special Meeting by (i) submitting new voting instructions to your broker or nominee by following the instructions they provided by 11:59 p.m. EST on January 20, 2025 or (ii) if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the Special Meeting and voting online during the Special Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our Common Stock as of December 13, 2024, unless otherwise indicated, by:
•	each person who is known by us to beneficially own more than 5% of any class of our Common Stock as of such date;
•	each director or nominee for director;
•	each of our named executive officers for the fiscal year ended December 31, 2024 as defined in Item 402(a)(3) of Regulation S-K; and
•	all directors and current executive officers as a group.
Except as otherwise indicated below, we believe, based on the information furnished to us, that the persons and entities named in the table have sole voting and investment power with respect to all shares that they beneficially own, subject to any applicable community property laws. Percentages have been calculated based on 223,892,874 shares of Class A Stock and 19,640,250 shares of Class B Stock outstanding as of December 13, 2024. Any shares of Class A Stock (i) subject to (x) outstanding stock options that are currently exercisable or will become exercisable and (y) any shares of Class A Stock subject to outstanding restricted stock units (“RSUs”) that will vest, in each case, within 60 days after December 13, 2024, and (ii) issuable upon conversion of Class B Stock are deemed outstanding for the purpose of calculating such director’s or officer’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
On July 11, 2024, the Company announced a 10-for-1 stock split (the “Stock Split”) of the Company’s Class A Stock and Class B Stock. The Stock Split was effected by means of a stock dividend to the holders of record of the Company’s Class A Stock and Class B Stock as of the close of business on August 1, 2024, the record date for the dividend. Shares held in treasury were not impacted by the stock split. The dividend was distributed after the close of trading on August 7, 2024, and trading commenced on a split-adjusted basis at market open on August 8, 2024.
Except as otherwise indicated, the address of each beneficial owner named below is in care of MicroStrategy Incorporated, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182.

	Number of Shares and Percent of Class Owned(1)				Beneficial Ownership of Class A Stock (Shares)(1)	Beneficial Ownership of Class A Stock (% of Class)(1)	Total Voting Power (%)(1)
	Class A Stock		Class B Stock
Beneficial Owner	Shares	% of Class	Shares	% of Class
Named Executive Officers and Directors:
Michael J. Saylor(2)	381,900	*	19,616,680	99.9	19,998,580	8.2	46.8
Phong Q. Le(3)	1,165,080	*	—	—	1,165,080	*	*
Andrew Kang(4)	61,950	*	—	—	61,950	*	*
W. Ming Shao(5)	307,708	*	—	—	307,708	*	*
Brian Brooks	—	—	—	—	—	—	—
Jane Dietze	—	—	—	—	—	—	—
Stephen X. Graham(6)	227,080	*	—	—	227,080	*	*
Jarrod M. Patten(7)	375,080	*	—	—	375,080	*	*
Leslie J. Rechan(8)	167,580	*	—	—	167,580	*	*
Carl J. Rickertsen	—	—	—	—	—	—	—
Gregg Winiarski	—	—	—	—	—	—	—
All Other 5% Stockholders:
Capital International Investors(9)	15,588,970	7.0	—	—	15,588,970	7.0	3.7
The Vanguard Group, Inc.(10)	15,530,480	6.9	—	—	15,530,480	6.9	3.7

All directors and current executive officers as a group (11 persons)(11)	2,686,378	1.2	19,616,680	99.9	22,303,058	9.1	47.1

*	Less than 1.0%.
(1)
The inclusion of any shares of Common Stock deemed owned or beneficially owned does not constitute an admission of beneficial ownership of those shares. The number of shares and percentage of class owned is calculated for the Class A Stock by treating any shares of Class A Stock subject to outstanding stock options that are currently exercisable or will become exercisable within 60 days after December 13, 2024, and any shares of Class A Stock subject to outstanding RSUs that will vest within 60 days after December 13, 2024 held by each applicable person as outstanding for the purpose of calculating such applicable person’s ownership and percentage ownership of Class A Stock, but shares subject to such outstanding stock options and RSUs are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The number of shares and percentage of class owned for the Class B Stock reflect only outstanding shares of Class B Stock as there are no outstanding rights to acquire Class B Stock and, accordingly, the amounts and percentages of Class B Stock reported as owned are also the amounts and percentages of Class B Stock that are beneficially owned. The number of shares beneficially owned and the beneficial ownership percentage of Class A Stock is calculated on the same basis as the number and percentage of Class A Stock owned, except that the amounts beneficially owned for each applicable person also include any shares of Class A Stock issuable upon conversion of Class B Stock owned by such person, and for the purpose of calculating each applicable person’s beneficial ownership percentage, such shares of Class A Stock issuable upon conversion of Class B Stock are deemed outstanding for purposes of computing the percentage ownership of such person, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The percentage of total voting power is calculated by treating the shares of our Class A Stock and Class B Stock together as a single class. Shares of Class A Stock generally have the same rights, including rights to dividends, as shares of Class B Stock, except that shares of Class A Stock have one vote per share while shares of Class B Stock have ten votes per share. Each share of Class B Stock is convertible at any time, at the option of the holder, into one share of Class A Stock.

(2)
Mr. Saylor’s holdings of Common Stock consist of (i) 19,616,680 shares of Class B Stock owned by Alcantara LLC, which is wholly owned by Mr. Saylor and (ii) 381,900 shares of Class A Stock held by a charitable foundation for which Mr. Saylor serves as the sole trustee and as to which he disclaims beneficial ownership.

(3)
Mr. Le’s holdings of Common Stock consist of (i) 13,918 shares of Class A Stock held by Mr. Le directly and (ii) options exercisable on or within 60 days after December 13, 2024 to purchase 1,151,162 shares of Class A Stock.

(4)
Mr. Kang’s holdings of Common Stock consist of (i) 12,080 shares of Class A Stock held by Mr. Kang directly and (ii) options exercisable on or within 60 days after December 13, 2024 to purchase 49,870 shares of Class A Stock.

(5)
Mr. Shao’s holdings of Common Stock consist of (i) 7,708 shares of Class A Stock held by Mr. Shao directly and (ii) options exercisable on or within 60 days after December 13, 2024 to purchase 300,000 shares of Class A Stock.

(6)
Mr. Graham’s holdings of Common Stock consist of (i) 6,970 shares of Class A Stock held by Mr. Graham directly and (ii) options exercisable on or within 60 days after December 13, 2024 to purchase 220,110 shares of Class A Stock.

(7)
Mr. Patten’s holdings of Common Stock consist of (i) 4,970 shares of Class A Stock held by Mr. Patten directly and (ii) options exercisable on or within 60 days after December 13, 2024 to purchase 370,110 shares of Class A Stock.

(8)
Mr. Rechan’s holdings of Common Stock consist of (i) 4,970 shares of Class A Stock held by Mr. Rechan directly, (ii) 20,000 shares of Class A Stock held by Mr. Rechan indirectly through a trust, of which Mr. Rechan and his five children are beneficiaries and for which Mr. Rechan and two of his children serve as trustees, and (iii) options exercisable on or within 60 days after December 13, 2024 to purchase 142,610 shares of Class A Stock.

(9)
As of the date of this proxy statement, Capital International Investors has not filed a Schedule 13G/A reporting its Common Stock holdings since the effective date of the Stock Split. As such, the number of shares beneficially owned (and other information in this footnote) is as of December 29, 2023, based on a Schedule 13G/A filed on January 10, 2024, with the Securities and Exchange Commission (the “SEC”) by Capital International Investors, as adjusted by the Stock Split. Capital International Investors beneficially owns 15,588,970 shares of Class A Stock and has sole voting power with respect to all of these shares and sole dispositive power with respect to all of these shares. Capital International Investors is a division of Capital Research Management Company, as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., Capital Group Private Client Services, Inc., and Capital Group Investment Management Private Limited. Capital International Investors’ divisions of each of the investment management entities collectively provide investment management services under the name “Capital International Investors.” The address for Capital International Investors is 333 South Hope Street, 55th Fl, Los Angeles, CA 90071.

(10)
As of the date of this proxy statement, Vanguard Group, Inc. has not filed a Schedule 13G/A reporting its Common Stock holdings since the effective date of the Stock Split. As such, the number of shares beneficially owned (and other information in this footnote) is as of March 28, 2024, based on a Schedule 13G/A filed on April 10, 2024, with the SEC by The Vanguard Group, Inc., as adjusted by the Stock Split. The Vanguard Group, Inc. beneficially owns 15,530,480 shares of Class A Stock and has sole dispositive power with respect to 15,100,630 of these shares, shared voting power with respect to 270,970 of these shares, and shared dispositive power with respect to 429,850 of these shares. The address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.

(11)
Shares of Common Stock held by the directors and current executive officers as a group consist of (i) 452,516 shares of Class A Stock, (ii) options exercisable on or within 60 days after December 13, 2024 to purchase an aggregate of 2,233,862 shares of Class A Stock and (iii) 19,616,680 shares of Class B Stock, which are convertible into the same number of shares of Class A Stock at any time at the option of the holder.

PROPOSAL 1 – APPROVAL AND ADOPTION OF AN AMENDMENT TO OUR SECOND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK
Background
Our authorized capital stock presently consists of 330,000,000 shares of Class A Stock, 165,000,000 shares of Class B Stock, and 5,000,000 shares of Preferred Stock. On December 20, 2024, the Board adopted and declared advisable, the Common Stock Amendment to increase the number of authorized shares of Class A Stock from 330,000,000 to 10,330,000,000, and directed that the Common Stock Amendment be submitted to stockholders for approval and adoption. The number of authorized shares of Class B Stock and Preferred Stock would not be affected by the Common Stock Amendment. The total number of authorized shares of capital stock (which is the sum of the authorized number of Class A Stock, Class B Stock, and Preferred Stock) would, by virtue of the increase in (i) Class A Stock, if Proposal 1 is approved, correspondingly increase from 500,000,000 to 10,500,000,000 shares of capital stock or (ii) Class A Stock and Preferred Stock, if both Proposal 1 and Proposal 2 are approved, correspondingly increase from 500,000,000 to 11,500,000,000 shares of capital stock.
As of the record date, a total of 226,138,248 shares of Class A Stock were issued and outstanding. In addition, as of the record date, there were:
•	4,956,022 shares of Class A Stock issuable upon exercise of stock options outstanding as of the record date at a weighted average exercise price of $38.56 per share;
•	1,230,672 shares of Class A Stock issuable upon the vesting of restricted stock units outstanding as of the record date;
•	613,878 shares of Class A Stock issuable upon the vesting of performance stock units outstanding as of the record date;
•	2,608,540 and 502,402 additional shares of Class A Stock available as of the record date for future issuance under our 2023 Equity Incentive Plan and 2021 Employee Stock Purchase Plan, respectively;
•	19,640,250 shares of Class A Stock issuable upon conversion of shares of Class B Stock issued and outstanding as of the record date;
•
10,994,550 shares of Class A Stock potentially issuable as of the record date upon conversion of our 0% Convertible Senior Notes due 2027 (the “2027 Convertible Notes”), subject to adjustment in accordance with the terms of such notes;

•
7,718,824 shares of Class A Stock potentially issuable as of the record date upon conversion of our 0.625% Convertible Senior Notes due 2028 (the “2028 Convertible Notes”), subject to adjustment in accordance with the terms of such notes;

•
6,915,600 shares of Class A Stock potentially issuable as of the record date upon conversion of our 0% Convertible Senior Notes due 2029 (the “2029 Convertible Notes”), subject to adjustment in accordance with the terms of such notes;

•
7,611,200 shares of Class A Stock potentially issuable as of the record date upon conversion of our 0.625% Convertible Senior Notes due 2030 (the “2030 Convertible Notes”), subject to adjustment in accordance with the terms of such notes;

•
3,632,160 shares of Class A Stock potentially issuable as of the record date upon conversion of our 0.875% Convertible Senior Notes due 2031 (the “2031 Convertible Notes”), subject to adjustment in accordance with the terms of such notes;

•
5,285,600 shares of Class A Stock potentially issuable as of the record date upon conversion of our 2.25% Convertible Senior Notes due 2032 (the “2032 Convertible Notes” and, together with the 2027 Convertible Notes, the 2028 Convertible Notes, the 2029 Convertible Notes, the 2030 Convertible Notes and the 2031 Convertible Notes, the “Convertible Notes”), subject to adjustment in accordance with the terms of such notes; and

•	21,328,463 shares of Class A Stock reserved for issuance as of the record date under our current at-the-market equity offering program.

Accordingly, as of the record date, out of the 330,000,000 shares of Class A Stock presently authorized, 319,176,409 shares were issued and outstanding or reserved for issuance and 10,823,591 shares of Class A Stock were not reserved and remained available for future issuance.
If the stockholders approve and adopt the Common Stock Amendment, but not the Preferred Stock Amendment, Article Four of our Second Restated Certificate of Incorporation will be amended in the form set forth in Appendix A attached hereto and incorporated herein by reference, to provide for an increase in the number of authorized shares of Class A Stock from 330,000,000 to 10,330,000,000 (and a corresponding increase to the number of authorized shares of capital stock from 500,000,000 to 10,500,000,000 shares of capital stock). If the stockholders approve and adopt both the Common Stock Amendment and the Preferred Stock Amendment, Article Four of our Second Restated Certificate of Incorporation will be amended in the form set forth in Appendix C attached hereto and incorporated herein by reference, to provide for an increase in the number of authorized shares of Class A Stock from 330,000,000 to 10,330,000,000, an increase in the number of authorized shares of Preferred Stock from 5,000,000 to 1,005,000,000, and a corresponding increase to the number of authorized shares of capital stock from 500,000,000 to 11,500,000,000.
The Common Stock Amendment, if approved by our stockholders, would become effective upon the filing of the certificate of amendment with the Secretary of State of the State of Delaware, in the form of (i) Appendix A hereto, if the Preferred Stock Amendment is not also approved or (ii) Appendix C hereto, if the Preferred Stock Amendment is also approved, or at the later time set forth in the applicable certificate of amendment. The Board reserves the right, notwithstanding stockholder approval and without further action by stockholders, to abandon and elect not to proceed with the Common Stock Amendment if the Board determines that the Common Stock Amendment is no longer in our best interests and the best interests of our stockholders.
If our stockholders approve and adopt the Common Stock Amendment, but not the Preferred Stock Amendment, subject to the discretion of the Board, we intend to file a certificate of amendment in the form attached as Appendix A hereto to our Second Restated Certificate of Incorporation with the Secretary of State of the State of Delaware as soon as practicable after the Special Meeting. If our stockholders approve and adopt both the Common Stock Amendment and the Preferred Stock Amendment, subject to the discretion of the Board, we intend to file a certificate of amendment in the form attached hereto as Appendix C to our Second Restated Certificate of Incorporation with the Secretary of State of the State of Delaware as soon as practicable after the Special Meeting.
Reasons for the Proposed Increase
Over the past several years, we have used shares of our Class A Stock to, among other things, engage in at-the-market equity offering programs (including our existing at-the-market equity offering program), reserve shares of our Class A Stock for offerings of convertible notes, settle conversions and redemptions of certain convertible notes, conduct the Stock Split, and incentivize and compensate our employees by offering employee stock purchase programs and issuing equity awards exercisable or settleable in Class A Stock. We anticipate that we may issue additional shares of Class A Stock and securities or equity awards which may be convertible, exercisable or otherwise settleable in Class A Stock in the future in connection with one or more of the following:
•	financing transactions, such as public or private offerings of Class A Stock or securities which may be convertible, exercisable or otherwise settleable in Class A Stock;
•	sales under our existing and any future at-the-market equity offering program;
•
settlement of redemptions and/or conversions of our Convertible Notes or other securities which may be convertible, exercisable or otherwise settleable in Class A Stock that we may issue in the future;

•	employee incentives and compensation through our stock purchase plans and equity incentive plans; and
•	for other corporate purposes that have not yet been identified.
Other than sales through our existing at-the-market equity offering program, conversions or exercises of outstanding securities convertible or exercisable into Class A Stock and future issuance under our 2023 Equity Incentive Plan and 2021 Employee Stock Purchase Plan, and any shares of Class A Stock which may be issuable upon conversions of Preferred Stock in connection with the Offering (as defined below), we do not currently have any specific plans, proposals or arrangements, written or oral, to issue any of the proposed additional authorized shares of Class A Stock. For additional information regarding the Offering, see the discussion included below in Proposal 2 under the heading “Reasons for the Proposed Increase”. The Board believes that the increase in the availability of additional authorized shares of our Class A Stock is necessary to allow us to continue to execute our business strategy, including the capital plan we previously announced on October 30, 2024 of raising $42 billion of capital over the next three years, comprised of $21 billion of equity and $21 billion of fixed income securities, including debt, convertible notes and preferred stock, which we refer to as our “21/21 Plan.” Unless required by applicable law or stock exchange rules, no further vote of the holders of Common Stock will be required with respect to the issuance of shares of Class A Stock for any such transaction.
Potential Effects of the Proposed Increase
The additional shares of Class A Stock for which authorization is sought would have identical powers, privileges and rights to the shares of Class A Stock that are now authorized. Holders of Class A Stock do not have preemptive rights to subscribe to additional securities that we may issue.
The issuance of additional shares of Class A Stock may, among other things, have a dilutive effect on earnings per share and on stockholders’ equity and voting rights. Furthermore, future sales of substantial amounts of our Class A Stock, or the perception that these sales might occur, could adversely affect the prevailing market price of our Class A Stock or limit our ability to raise additional capital. Stockholders should recognize that, as a result of this proposal, they will own a smaller percentage of shares relative to the total authorized shares of the Company than they presently own.
Effectiveness of Common Stock Amendment
If the Common Stock Amendment is approved and adopted, but the Preferred Stock Amendment is not, the Common Stock Amendment will become effective upon the filing of a certificate of amendment in the form attached hereto as Appendix A to our Second Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. If both the Common Stock Amendment and the Preferred Stock Amendment are adopted, they will become effective upon the filing of a certificate of amendment in the form attached hereto as Appendix C to our Second Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.
Recommendation of the Board

The Board Recommends a Vote “FOR” the approval and adoption of the Amendment to our Second Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Class A Common Stock from 330,000,000 to 10,330,000,000.

PROPOSAL 2 - APPROVAL AND ADOPTION OF AN AMENDMENT TO OUR SECOND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK
Background
Our authorized capital stock presently consists of 330,000,000 shares of Class A Stock, 165,000,000 shares of Class B Stock, and 5,000,000 shares of Preferred Stock. On December 20, 2024, the Board approved and declared advisable, the Preferred Stock Amendment to increase the number of authorized shares of Preferred Stock from 5,000,000 to 1,005,000,000 and directed that the Preferred Stock Amendment be submitted to stockholders for approval and adoption. The number of authorized shares of Common Stock would not be affected by the Preferred Stock Amendment. The total number of authorized shares of capital stock would, by virtue of the increase (i) in Preferred Stock, if Proposal 2 is approved, correspondingly increase from 500,000,000 to 1,500,000,000 shares of capital stock or (ii) in Class A Stock and Preferred Stock, if Proposal 1 and Proposal 2 are approved, correspondingly increase from 500,000,000 to 11,500,000,000 shares of capital stock.
As of the record date, no shares of Preferred Stock were issued and outstanding or held in treasury. Accordingly, as of the record date, all 5,000,000 shares of Preferred Stock presently authorized remain available for future issuance.
If the stockholders approve and adopt the Preferred Stock Amendment, but not the Common Stock Amendment, Article Four of our Second Restated Certificate of Incorporation will be amended in the form set forth in Appendix B attached hereto and incorporated herein by reference, to provide for an increase in the number of authorized shares of Preferred Stock from 5,000,000 to 1,005,000,000 (and a corresponding increase to the number of authorized shares of capital stock from 500,000,000 to 1,500,000,000 shares of capital stock). If the stockholders approve and adopt both the Common Stock Amendment and the Preferred Stock Amendment, Article Four of our Second Restated Certificate of Incorporation will be amended in the form set forth in Appendix C attached hereto and incorporated herein by reference, to provide for an increase in the number of authorized shares of Class A Stock from 330,000,000 to 10,330,000,000, an increase in the number of authorized shares of Preferred Stock from 5,000,000 to 1,005,000,000, and a corresponding increase to the number of authorized shares of capital stock from 500,000,000 to 11,500,000,000.
The Preferred Stock Amendment, if approved and adopted by our stockholders, would become effective upon the filing of the certificate of amendment with the Secretary of State of the State of Delaware, in the form of (i) Appendix B hereto, if the Common Stock Amendment is not also approved or (ii) Appendix C hereto, if the Common Stock Amendment is also approved, or at the later time set forth in the applicable certificate of amendment. The Board reserves the right, notwithstanding stockholder approval and without further action by stockholders, to abandon and elect not to proceed with the Preferred Stock Amendment if the Board determines that the Preferred Stock Amendment is no longer in our best interests and the best interests of our stockholders.
If our stockholders approve and adopt the Preferred Stock Amendment, but not the Common Stock Amendment, subject to the discretion of the Board, we intend to file a certificate of amendment in the form attached as Appendix B hereto to our Second Restated Certificate of Incorporation with the Secretary of State of the State of Delaware as soon as practicable after the Special Meeting. If our stockholders approve and adopt both the Common Stock Amendment and the Preferred Stock Amendment, subject to the discretion of the Board, we intend to file a certificate of amendment in the form attached hereto as Appendix C to our Second Restated Certificate of Incorporation with the Secretary of State of the State of Delaware as soon as practicable after the Special Meeting.
Reasons for the Proposed Increase
To date, we have not issued shares of our Preferred Stock. We are seeking stockholder approval to increase the number of authorized shares of Preferred Stock so that we may (i) expand the types of securities we offer into the market (including in connection with the Offering described below), to execute on our business strategy, including as part of our 21/21 Plan, and/or (ii) engage in other strategic activities without using cash or Class A Stock.
We are targeting an initial capital raise of up to $2 billion through one or more public underwritten offerings (the “Offering”) of shares of perpetual Preferred Stock, which will be senior to our Class A Stock or, if the Offering is consummated prior to the approval of the Preferred Stock Amendment, depositary shares, each representing an interest in a share of perpetual Preferred Stock. The perpetual Preferred Stock may include features such as (i) convertibility to our Class A Stock, (ii) payment of cash dividends, and (iii) provisions allowing for redemptions of shares, among other features. However, we have no binding agreement with any investor at the present time and as such, the actual terms of the Offering are not determinable at this time, including with respect to dividend or interest rates, conversion prices, voting rights, redemption prices, maturity dates, and similar matters. Any such terms will be determined by the Board in its sole discretion. The Offering is expected to be registered via a registration statement on Form S-3 to be filed with the U.S. Securities and Exchange Commission. The purpose of the Offering is to allow us to continue to strengthen our balance sheet and acquire more bitcoin. The Offering is expected to occur, if at all, in the first quarter of 2025. However, the decision whether to proceed with and consummate the Offering is in our sole discretion and is subject to market and other conditions. We may choose not to proceed with or consummate the Offering at all. If the Offering is consummated with depositary shares, to the extent the Preferred Stock Amendment is approved, we may elect to have all of the depositary shares redeemed for shares of perpetual Preferred Stock.
The disclosure related to the Offering contained herein does not constitute an offer to sell or the solicitation of an offer to buy any securities. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).
Other than the possible issuance of Preferred Stock in the Offering, as of the date of this Proxy Statement, we do not currently have any specific plans, proposals or arrangements, written or oral, to issue any of the proposed additional authorized shares of Preferred Stock. Unless required by applicable law or stock exchange rules, no further vote of the holders of Common Stock will be required with respect to the issuance of shares of Preferred Stock for any such transaction, including in connection with the Offering.
Board Right to Designate Rights and Preferences of Preferred Shares
Under our Second Restated Certificate of Incorporation, we are authorized to issue “blank check” preferred stock, which may be issued in one or more series upon authorization of the Board. The Preferred Stock that would be authorized by the Preferred Stock Amendment also would be “blank check” preferred stock. The Board is authorized to fix the designations, powers, preferences and the relative, participating, optional or other special rights and any qualifications, limitations and restrictions of the shares of each series of Preferred Stock, including in connection with the Offering. The authorized shares of our Preferred Stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. If the approval of our stockholders is not required for the issuance of shares of our Preferred Stock, the Board may determine not to seek stockholder approval.
Under our Second Restated Certificate of Incorporation, our Preferred Stock has par value $0.001 per share. The Preferred Stock Amendment does not change the par value of the preferred stock.
Possible Anti-Takeover Effects
A series of Preferred Stock could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board will make any determination to issue Preferred Stock based upon its judgment as to the best interests of our stockholders. The Board, in so acting, could issue Preferred Stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of the Board, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.
Specifically, if in the due exercise of its fiduciary obligations, the Board were to determine that a takeover proposal was not in our best interest, shares could be issued by the Board without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:
•	financing transactions, such as public or private offerings of Preferred Stock;
•	diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;
•	putting a substantial voting bloc in institutional or other hands that might undertake to support the incumbent Board; or
•	effecting an acquisition that might complicate or preclude the takeover.
The Board is not aware of any attempt, or contemplated attempt, to acquire control of the Company, nor is this proposal being presented with the intent that it be used to prevent or discourage any acquisition attempt. However, nothing would prevent the Board from taking any such actions that it deems to be consistent with its fiduciary duties.

Potential Effects of the Proposed Increase
Our stockholders have no preemptive rights to acquire shares of Preferred Stock, which means that current stockholders do not have a right to purchase any new issuances of shares of Preferred Stock in order to maintain their proportionate ownership interest in the Company. Stockholders should recognize that, as a result of this proposal, they will own a smaller percentage of shares relative to the total authorized shares of the Company than they presently own.
Any issuance of Preferred Stock (either from the currently authorized but unissued pool of Preferred Stock or from any additional Preferred Stock authorized by our stockholders pursuant to this proposal), including in connection with the Offering, may, among other things, have a dilutive effect on earnings per share and on stockholders’ equity and voting rights. In addition, since the Board is vested with the authority under our Second Restated Certificate of Incorporation to designate the rights and preferences for any series of Preferred Stock (without further stockholder approval) that may be different from, or superior to, the rights of existing holders of Common Stock, the issuance of Preferred Stock could result in a significant reduction in the voting power of the Common Stock they hold, the liquidation value of their holdings, the book and market value of existing shares.
Effectiveness of Preferred Stock Amendment
If the Preferred Stock Amendment is approved and adopted, but the Common Stock Amendment is not, the Preferred Stock Amendment will become effective upon the filing of a certificate of amendment in the form attached hereto as Appendix B to our Second Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. If both the Common Stock Amendment and the Preferred Stock Amendment are adopted, they will become effective upon the filing of a certificate of amendment in the form attached hereto as Appendix C to our Second Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.
Forward-Looking Statements
Statements contained herein and documents incorporated herein by reference about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to MicroStrategy’s plan to consummate the Offering, size and timing of the Offering, the anticipated use of any proceeds from the Offering, and the terms of the Offering. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the uncertainties related to market conditions and the completion of the Offering on the anticipated terms or at all, the other factors discussed in the “Risk Factors” section of MicroStrategy’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 31, 2024, and the risks described in other filings that MicroStrategy may make with the Securities and Exchange Commission. Any forward-looking statements contained herein speak only as of the date hereof, and MicroStrategy specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.
Recommendation of the Board

The Board Recommends a Vote “FOR” the approval and adoption of the Amendment to our Second Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Preferred Stock from 5,000,000 to 1,005,000,000.

PROPOSAL 3—APPROVAL AND ADOPTION OF AN AMENDMENT TO THE
MICROSTRATEGY INCORPORATED 2023 EQUITY INCENTIVE PLAN
Introduction
On December 20, 2024, the Board adopted, subject to stockholder approval, the 2024 Plan Amendment, which amends the Current Plan. The Current Plan was originally approved by the Board in April 2023 and by our stockholders in May 2023. We refer to the Current Plan, as amended by the 2024 Plan Amendment, as the Amended Plan.
If the 2024 Plan Amendment is approved by our stockholders, the Current Plan will be amended to provide that, beginning on December 20, 2024, each non-employee director who is newly appointed to the Board shall automatically receive, upon the date of such director’s initial appointment to the Board, equity awards having an aggregate fair value equal to $2,000,000, one-half of which ($1,000,000) will consist of a non-statutory stock option and one-half of which ($1,000,000) will consist of RSUs, with each award vesting annually in equal installments over four years, as described in greater detail below. No other amendments are being made to the Current Plan. Pursuant to the 2024 Plan Amendment, each of Brian Brooks, Jane Dietze and Gregg Winiarski, who were appointed to serve as non-employee directors on December 20, 2024, automatically received such equity awards pursuant to the terms of the Amended Plan (the “Initial Director Grants”), without further action by the Board or the Compensation Committee of the Board (the “Compensation Committee”), which grants are subject to approval by the stockholders of the 2024 Plan Amendment.
If the 2024 Plan Amendment is not approved and adopted by our stockholders, the Initial Director Grants to each of Brian Brooks, Jane Dietze and Gregg Winiarski would terminate; however, the Current Plan will remain in effect and we would expect to continue our practice of granting awards pursuant to the Current Plan and may further consider the need to grant equity awards to non-employee directors in connection with their initial appointment to the Board pursuant to the terms of the Current Plan. If the 2024 Plan Amendment is approved and adopted by our stockholders, because the grants to non-employee directors upon their initial appointment to the Board are self-executing, these grants will be made to future new non-employee directors without further action by the Board, the Compensation Committee or the stockholders. Additionally, given the self-executing nature of the grants to non-employee directors upon their initial appointment to the Board, if a majority of the votes cast to adopt and approve the 2024 Plan Amendment includes a majority of the voting power of the outstanding shares held by disinterested stockholders or satisfies a lower voting standard for ratification as may be interpreted or determined by a court of law with jurisdiction over the matter, such adoption and approval would (i) ratify the Initial Director Grants made to Brian Brooks, Jane Dietze and Gregg Winiarski, which were made subject to stockholder approval of the 2024 Plan Amendment and (ii) serve as a defense against any subsequent challenge to such grants or future grants made pursuant to the 2024 Plan Amendment. Accordingly, stockholders should be aware that by approving and adopting the 2024 Plan Amendment, the ability of stockholders to successfully challenge these grants (or future grants made pursuant to the 2024 Plan Amendment) in the future may be significantly diminished or extinguished.
As used in this proposal, except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations and any other business venture in which the Company has a controlling interest, as determined by the Board. Unless otherwise stated, all share numbers and awards in this proposal have been retroactively adjusted to reflect the Stock Split for all periods presented.
Background
The Board believes that our success depends, in large part, on our ability to maintain a competitive position by attracting, retaining and motivating the best talent in a competitive labor market. This philosophy informs not only our executive compensation program, but also our approach to compensating non-employee directors. In mid-2024, the Board began to consider whether to increase the size of the Board and appoint new directors with relevant skills and experience in capital markets and digital assets who could support the Company’s growing focus on its bitcoin acquisition strategy. The Compensation Committee subsequently engaged Willis Towers Watson (“WTW”) to provide a competitive review of the compensation provided by the Company to its non-employee directors and to assess such compensation against an enterprise software peer group. In addition to the enterprise software peer group, the Compensation Committee also requested that WTW provide, for the Compensation Committee’s reference, non-employee director compensation information for companies in the digital assets industry, other companies with high market capitalizations, and other specified large companies in the technology and financial services industries.

In December 2024, the Board reviewed the analysis and market data prepared by WTW. WTW’s report provided a summary of market practices as requested by the Compensation Committee, but did not contain a recommendation to the Compensation Committee or the Board. With respect to equity compensation for newly appointed directors, WTW’s report suggested that market practice was split between providing additional compensation to non-employee directors upon appointment, and not providing such additional compensation. Among the companies reviewed that provided additional compensation to non-employee directors upon their initial appointment, the grants made upon initial appointment were typically equal in value to the grants made by such companies in connection with annual equity awards to non-employee directors but without any vesting period.
The Board took WTW’s analysis into account in connection with its approval of the 2024 Plan Amendment. In light of the data presented in the analysis, the Board considered whether it would be appropriate to amend the Current Plan to provide for initial equity awards to newly appointed non-employee directors. Based in part on its discussions with director candidates and its analysis of a number of factors unique to the Company (as described below), the Board determined that compensation to newly appointed non-employee directors consistent with the companies included in the WTW analysis would be insufficient to attract qualified candidates to the Company.
After undertaking consideration of these various factors, the Board determined that the Amended Plan should provide for initial equity awards to newly appointed non-employee directors with an aggregate fair value equal to $2,000,0000 on the date of their initial appointment to the Board, with such awards split evenly between stock options and RSUs. In light of the data presented in the analysis, in contrast to the annual equity awards to non-employee directors provided for under the Current Plan, which vest in full after one year, the Board additionally determined that the equity awards to newly appointed non-employee directors would vest annually in equal installments over four years. In determining to adopt the Amended Plan and recommend it for approval and adoption by stockholders, the Board considered a number of important factors unique to the Company in support of awarding non-employee director compensation greater than that awarded by the companies included in the WTW analysis. Specifically, due to the Company’s novel bitcoin acquisition strategy and frequent participation in capital markets transactions, the Company’s directors are expected to:
•	provide a high degree of engagement and responsiveness;
•	possess a high level of experience, qualifications, attributes, and skills; and
•
be capable of evaluating complex equity and debt capital markets transactions in support of the Company’s strategic initiatives and nimbly assessing and changing direction based on variations in, and the unpredictability of, the capital markets.

In addition, the Board considered the significant competition for talent in the Company’s industry. Accordingly, on December 20, 2024, the Board adopted the 2024 Plan Amendment, subject to stockholder approval.

Outstanding equity awards under equity-based compensation plans and arrangements
The following table includes information, as of December 13, 2024, regarding all of our outstanding equity awards under all of our equity-based compensation plans and arrangements under which Class A Stock may be issued. This includes Class A Stock subject to outstanding awards under the Current Plan and under the MicroStrategy Incorporated 2013 Stock Incentive Plan (the “2013 Plan”) and up to 2,603,250 shares of Class A Stock available under the Current Plan for future awards that we may make after December 13, 2024. The table does not include shares issuable under the MicroStrategy Incorporated 2021 Employee Stock Purchase Plan (the “2021 ESPP”) or outstanding equity awards that may only be settled in cash. No additional shares of Class A Stock are being requested pursuant to the 2024 Plan Amendment.

Number of outstanding stock options	4,970,482
Weighted average exercise price of outstanding stock options	$38.55
Weighted average remaining contractual term of outstanding stock options (years)	6.6
Number of outstanding share-settled RSUs and performance-based share units (“PSUs”)(1)	1,849,840
Shares of Class A Stock available under the Current Plan for awards that we may grant after December 13, 2024	2,603,250
Estimated total number of shares of Class A Stock underlying the Initial Director Grants to Brian Brooks, Jane Dietze and Gregg Winiarski	19,362
Estimated total number of shares of Class A Stock available for the grant of new awards under all equity-based compensation plans, assuming stockholder approval of the 2024 Plan Amendment	2,583,918
Number of shares of Class A Stock outstanding	223,892,874

(1)	The amount of PSUs shown is equal to the aggregate number of shares into which the PSUs will convert if maximum performance objectives are met.
As of December 13, 2024, we also have 1,250 outstanding cash-settled restricted stock units, and 3,750 outstanding other stock-based awards, which are also cash-settled. There were no outstanding stock appreciation rights (“SARs”) as of December 13, 2024.
On January 2, 2025, the closing sale price of the Class A Stock on The Nasdaq Global Select Market was $300.01 per share.
Description of the Amended Plan
The following is a brief summary of the Amended Plan. The following summary is qualified in its entirety by reference to the full text of the Amended Plan, a copy of which is attached to this proxy statement as Appendix D. Please note that the following summary describes the Amended Plan as amended by the 2024 Plan Amendment, as opposed to the Current Plan. The only change between the Current Plan and the Amended Plan is described below under “Initial Grants to Non-Employee Directors.”
Types of Awards
The Amended Plan provides for the grant of incentive stock options intended to qualify as such under Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”), non-statutory stock options, restricted stock, RSUs, SARs, other stock-based awards, and cash-based awards (collectively, “Awards”) as more fully described below.
Shares Available, Share Counting and Limitations
Subject to adjustment in the event of stock splits, stock dividends or similar events (but after retroactive adjustment to reflect the Stock Split), Awards may be made under the Amended Plan (any or all of which Awards may be in the form of incentive stock options) for up to the sum of: (i) 2,000,000 shares of Class A Stock plus (ii) such additional number of shares of Class A Stock (up to 17,327,030 shares) as is equal to the number of shares of Class A Stock reserved for issuance under the 2013 Plan that remained available for grant as of May 23, 2023 (the date our stockholders approved the Current Plan) and the number of shares of Class A Stock subject to awards granted under the 2013 Plan that were outstanding as of May 23, 2023 and which subsequently expire, terminate or are otherwise surrendered, cancelled or forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right, including shares subject to awards granted under the 2013 Plan that are delivered (either by actual delivery, attestation or net exercise) to the Company by a participant to (x) purchase shares upon the exercise of such award or (y) satisfy tax withholding obligations with respect to such awards, including shares retained from the award creating the tax obligation (subject, in the case of incentive stock options, to any limitations under the Code)).
For purposes of counting the number of shares available for the grant of Awards under the Amended Plan, all shares of Class A Stock covered by a SAR will be counted against the number of shares available for the grant of Awards. If we grant a SAR in tandem with an option for the same number of shares of Class A Stock and provide that only one such Award may be exercised, which we refer to as a tandem SAR, only the shares covered by the option, and not the shares covered by the tandem SAR, will be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Amended Plan.
Shares covered by Awards under the Amended Plan that expire, lapse or are terminated, exchanged for or settled in cash, surrendered or cancelled without having been fully exercised or are forfeited in whole or in part (including as the result of shares subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or that result in any shares not being issued (including as a result of an SAR or an RSU that was settleable either in cash or in stock actually being settled in cash) will again be available for the grant of Awards under the Amended Plan (subject, in the case of incentive stock options, to any limitations under the Code). In the case of the exercise of a SAR, the number of shares counted against the shares available for the grant of Awards will be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle the SAR upon exercise, and the shares covered by a tandem SAR will not again become available for grant upon the expiration or termination of the tandem SAR.
Shares of Class A Stock that are delivered (by actual delivery, attestation, or net exercise) to the Company by a participant to purchase shares of Class A Stock upon exercise of an Award or to satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) will be added back to the number of shares available for the future grant of Awards under the Amended Plan. SARs and RSUs that may be settled only in cash shall not count against the number of shares that may be granted under the Amended Plan. Shares purchased by the Company on the open market using proceeds from the exercise of an Award will not increase the number of shares available for future grant of Awards.
Initial Grants to Non-Employee Directors
Beginning on December 20, 2024, upon initial appointment to the Board, each non-employee director will automatically be granted Awards with an aggregate fair market value (calculated based on grant date fair value for financial reporting purposes) equal to $2,000,000, one-half of which ($1,000,000) will consist of a non-statutory stock option and one-half of which ($1,000,000) will consist of RSUs. Each such Award will vest with respect to 25% of the shares on each of the first, second, third and fourth anniversaries of the date of grant.
Annual Grants to Non-Employee Directors
On May 31 of each year, each non-employee director who is then serving as a non-employee director as of such date will automatically be granted Awards with an aggregate fair market value (calculated based on grant date fair value for financial reporting purposes) equal to $300,000, one-half of which ($150,000) will consist of a non-statutory stock option and one-half of which ($150,000) will consist of RSUs. Each such Award will vest on the first anniversary of the date of grant.
Incentive Stock Options and Non-statutory Stock Options
Option holders receive the right to purchase a specified number of shares of Class A Stock at a specified exercise price and subject to such other terms and conditions as are specified in connection with the option grant. Options shall be granted at an exercise price not less than 100% of the fair market value of the Class A Stock on the grant date. The Amended Plan permits the following forms of payment of the exercise price of options: (i) payment by cash, check, or in connection with a “cashless exercise” through a broker, which we refer to as exercises for “cash;” (ii) surrender to the Company of shares of Class A Stock; or (iii) any other lawful means. No option award will contain a provision entitling the participant to the automatic grant of additional options in connection with any exercise of the original option, and no option will provide for the payment or accrual of dividend equivalents.

Restricted Stock and Restricted Stock Units
Restricted stock holders receive shares of Class A Stock subject to vesting or forfeiture provisions. RSU holders are granted the right to receive shares of Class A Stock, cash or a combination thereof at the time such Award settles. Restricted stock and RSUs may be granted subject to such restrictions, conditions, and other terms as the Board may determine, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any. Under the Amended Plan, holders of RSUs shall have no voting rights with respect to such Awards unless and until the shares of Class A Stock with respect to which the RSUs were granted are issued upon vesting and settlement of the RSUs. Any dividends (whether paid in cash, stock, or property) declared and paid by the Company with respect to shares of restricted stock shall be paid to the holder only if such shares become free from the restrictions on transferability and forfeitability that apply to such shares. The Award agreement for RSUs may provide holders with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Class A Stock, and such dividend equivalents will be subject to the same restrictions on transfer and forfeitability as the RSUs.
Stock Appreciation Rights
SAR holders receive the right to acquire the number of shares of Class A Stock (or cash or a combination of cash and shares) determined by reference to appreciation from and after the grant date, in the fair market value of a share of Class A Stock over a predetermined measurement price. SARs shall be granted at a measurement price not less than 100% of the fair market value of the Class A Stock on the grant date. No SAR award will contain any provision entitling the participant to the automatic grant of additional SARs in connection with any exercise of the original SAR, and no SAR will provide for the payment or accrual of dividend equivalents.
Other Stock-Based Awards and Cash-Based Awards
Other Awards with respect to shares of Class A Stock under the Amended Plan may be paid in shares of Class A Stock or cash, as the Board shall determine. The Company may also grant Awards denominated in cash rather than shares. The Board shall determine the applicable terms and conditions of any such other stock-based or cash-based award. Other stock-based awards may provide participants with the right to receive dividend equivalents, which may be settled in cash and/or shares and which will be subject to the same restrictions on transfer and forfeitability as the other stock-based award with respect to which the dividend equivalent is paid.
Performance Awards
Any type of Award granted under the Amended Plan may be granted subject to the achievement of specified performance goals. The Board may specify that the degree of granting, vesting and/or payout of any Award subject to performance-based vesting conditions will be subject to the achievement of one or more of the following performance measures established by the Board, which may be based on the relative or absolute attainment of specified levels of one or any combination of the following measures (and which may be determined pursuant to generally accepted accounting principles (“GAAP”), or on a non-GAAP basis, as determined by the Board): net income, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or taxes, sales, sales growth, earnings growth, cash flow or cash position, gross margins, stock price, market share, return on sales, assets, equity or investment, improvement of financial ratings, achievement of balance sheet or income statement objectives, total stockholder return or any other metric determined by the Board. These goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Board may specify that such performance measures will be adjusted to exclude any one or more of (i) extraordinary items; (ii) gains or losses on the dispositions of discontinued operations; (iii) the cumulative effects of changes in accounting principles; (iv) the write-down of any asset; (v) fluctuation in foreign currency exchange rates; (vi) charges for restructuring and rationalization programs; (vii) non-cash, mark-to-market adjustments on derivative instruments; (viii) amortization of purchased intangibles; (ix) the net impact of tax rate changes; (x) non-cash asset impairment charges; and (xi) any other factors as the Board may determine. Such performance measures: (A) may vary by participant and may be different for different Awards; (B) may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works; and (C) may cover such period as may be specified by the Board. The Board may make equitable adjustments to the performance goals to account for unusual or non-recurring events affecting the Company or the financial results of the Company, in response to changes in applicable laws or regulations or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. The Board may also adjust the cash or number of shares of Class A Stock payable pursuant to such performance award, and the Board may, at any time, waive the achievement of the applicable performance measures.
Transferability of Awards
Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order; provided that, except with respect to Awards subject to Section 409A and incentive stock options, the Board may permit or provide in an Award for the gratuitous transfer of the Award by a participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Class A Stock subject to such Award to such proposed transferee. During the life of the participant, Awards are exercisable only by the participant or a permitted transferee.
Eligibility to Receive Awards
Employees, officers, directors, consultants, and advisors (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act or any successor form) of the Company may be granted Awards under the Amended Plan. As of December 20, 2024, approximately 1,555 persons were eligible to receive Awards under the Amended Plan, including four named executive officers who are current employees, 1,541 employees (excluding named executive officers), seven non-employee directors, and 3 consultants and advisors.
Administration
The Board administers the Amended Plan, and has the authority to adopt, amend, and repeal the administrative rules, guidelines, and practices relating to the Amended Plan and to interpret its provisions. Pursuant to the terms of the Amended Plan, the Board may delegate authority under the Amended Plan to one or more committees or subcommittees of the Board. Subject to any requirements of applicable law, the Board may, by resolution, delegate to one or more persons (including officers of the Company) or bodies the power to grant Awards (subject to any limitations under the Amended Plan) to persons eligible to be plan participants and to exercise such other powers under the Amended Plan as the Board may determine, provided that the Board will fix: (i) the maximum number of Awards, and the maximum number of shares issuable upon exercise thereof, that may be granted by such delegates, (ii) the time period during which such Awards may be granted, (iii) the time period during which the shares issuable upon exercise or vesting of such Awards may be issued, and (iv) the minimum amount of consideration (if any) for which such Awards may be issued, and a minimum amount of consideration for the shares issuable upon exercise thereof. However, no such delegate will be authorized to grant Awards to itself or to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1(f) under the Exchange Act). Awards to non-employee directors will be granted and administered by a committee or subcommittee of the Board, all of the members of which are independent directors as defined by Section 5605(a)(2) of the Nasdaq Marketplace Rules, or the rules and regulations of such other national securities exchange on which the Company then maintains its primary listing, as applicable.
The Board has authorized the Compensation Committee to administer certain aspects of the Amended Plan, including the grant of Awards under the Amended Plan, but excluding the right to amend the Amended Plan unless specifically delegated the right to do so by the Board.
The Board determines the effect of a holder’s disability, death, termination or other cessation of employment, authorized leave of absence, or other change in employment status on such holder’s Award(s).
Acceleration
The Board may, at any time, provide that any Award becomes immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part.

Limitation on Repricing
Unless approved by our stockholders and except for permissible adjustments such as stock splits or reorganization events, the Company may not (i) amend any outstanding option or SAR granted under the Amended Plan to provide an exercise or measurement price that is lower than the then-current exercise or measurement price of such option or SAR, (ii) cancel any outstanding option or SAR (whether or not granted under the Amended Plan) and grant in substitution for that option or SAR any new Awards under the Amended Plan (other than substitute awards granted in connection with a merger with another entity or acquisition of the property or stock of an entity) covering the same or a different number of shares and having an exercise or measurement price lower than the then-current exercise or measurement price of the canceled option or SAR, (iii) cancel in exchange for a cash payment an option or SAR with an exercise or measurement price above the then-current fair market value of the shares, or (iv) take any other action under the Amended Plan that constitutes a repricing under the rules of The Nasdaq Stock Market.
Reorganization Events
The Amended Plan contains provisions addressing the consequences of any reorganization event (as defined in the Amended Plan).
Amendment of Award
Except as otherwise provided under the Amended Plan with respect to repricing outstanding stock options or SARs, the Board may amend, modify or terminate any outstanding Award, provided that the participant’s consent to any such action will be required unless the Board determines that the action, taking into account any related action, does not materially and adversely affect the participant’s rights under the Amended Plan or the change is otherwise permitted under the terms of the Amended Plan in connection with a change in capitalization or reorganization event.
Amendment or Termination
No Awards may be granted under the Amended Plan after the expiration date of the Amended Plan, which is May 23, 2033, but Awards previously granted may extend beyond that date. In addition, no option or SAR may be granted with a term in excess of 10 years. The Board may, at any time, amend, suspend, or terminate the Amended Plan, provided that (i) neither the provisions of the plan requiring stockholder approval of any option or SAR repricing may be amended without stockholder approval; (ii) no amendment that would require stockholder approval under the rules of the national securities exchange on which the Company then maintains its primary listing will be effective unless and until the Company’s stockholders approve such amendment; and (iii) if the national securities exchange on which the Company then maintains its primary listing does not have rules regarding when stockholder approval of amendments to equity compensation plans is required (or if the Class A Stock is not then listed on any national securities exchange), then no amendment to the Amended Plan (A) materially increasing the number of shares authorized under the Amended Plan (other than pursuant the specific terms of the plan), (B) expanding the types of Awards that may be granted under the Amended Plan, or (C) materially expanding the class of participants eligible to participate in the Amended Plan shall be effective until the Company’s stockholders approve such amendment.
Clawback
In accepting an Award under the Amended Plan, the Participant agrees to be bound by any clawback policy that the Company has in effect or may adopt in the future.

Awards Granted and Outstanding under the Current Plan
The following table sets forth information about equity-based awards granted since the adoption of the Current Plan and that remain outstanding on December 20, 2024, to the individuals and groups described in the below table.

Name and Position	Number of Shares Subject to Options	Number of Shares Subject to RSUs	Number of Shares Subject to PSUs(1)
Michael J. Saylor Executive Chairman	0	0	0
Phong Q. Le Chief Executive Officer	26,730	65,040	228,000
Andrew Kang Chief Financial Officer	59,040	34,080	81,440
W. Ming Shao Executive Vice President, General Counsel & Secretary	5,730	31,470	69,300
Current executive officers as a group (4 persons)	91,500	130,590	378,740
Non-executive directors as a group (7 persons)	28,390	3,920	0
Non-executive officer employees as a group (1,027 persons as of December 20, 2024)	238,210	754,382	235,138

(1)	The amount of PSUs shown is equal to the aggregate number of shares into which the PSUs will convert if maximum performance objectives are met.
New Plan Benefits
Other than initial and annual awards made to our non-employee directors, the granting of awards under the Amended Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group, other than as set forth below.

Name and Position	Number of Shares Subject to Options	Dollar Value of Options ($)	Number of Shares Subject to RSUs	Dollar Value of RSUs ($)
Michael J. Saylor Executive Chairman(1)	0	0	0	0
Phong Q. Le Chief Executive Officer(1)	0	0	0	0
Andrew Kang Chief Financial Officer(1)	0	0	0	0
W. Ming Shao Executive Vice President, General Counsel & Secretary(1)	0	0	0	0
Current executive officers as a group (4 persons)	0	0	0	0
Non-executive directors as a group (7 persons)(2)	11,127	$3,000,000	8,235	$3,000,000
Non-executive officer employees as a group (1,541 persons as of December 20, 2024)(1)	0	0	0	0

(1)
The Company may from time-to-time grant awards to these individuals in the future under the Amended Plan, but the granting of awards under the Amended Plan to such individuals is discretionary, and we cannot now determine the number or type of awards to be granted in the future.

(2)
Represents the Initial Director Grants to Brian Brooks, Jane Dietze and Gregg Winiarski pursuant to the Amended Plan. Excludes (i) annual awards to non-employee directors pursuant to the Amended Plan, as no changes are being made to the criteria used to determine such annual awards as set forth in the Current Plan, (ii) awards that the non-employee directors will be entitled to receive for subsequent years following 2024 and (iii) any discretionary awards that any non-employee director may be awarded under the Amended Plan. The closing sale price of the Class A Stock on The Nasdaq Global Select Market as of December 20, 2024 of $364.20 per share was used to calculate the number of RSUs and the number of options, and the exercise price of the stock options, granted to the newly appointed non-employee directors.

Information Regarding Overhang and Dilution
While the 2024 Plan Amendment does not include an increase in the number of shares available for issuance under the Current Plan, in approving the 2024 Plan Amendment and analyzing the impact of utilizing equity as a means of compensation on our stockholders, we considered both our “overhang” and our “burn rate.”
Overhang is a measure of potential dilution. As used here, and as considered by the Board, “equity overhang” means the total number of shares of Class A Stock subject to outstanding stock-settled stock options, RSUs, and PSUs, plus the total number of shares of Class A Stock available for grant under the Current Plan, as a percentage of (i) the total number of shares of Class A Stock subject to outstanding stock-settled stock options, RSUs, and PSUs plus the total number of shares of Class A Stock available for grant under the Current Plan, plus (ii) the total number of shares outstanding of our Class A Stock and Class B Stock. For purposes of this calculation, we counted the number of equity awards subject to any performance-based achievement based on the maximum number of shares of our Class A Stock issuable under such awards. As of December 13, 2024, there were 6,820,322 shares underlying all equity awards outstanding, 2,603,250 shares available under the Current Plan for future awards after December 13, 2024, 223,892,874 shares of Class A Stock outstanding, and 19,640,250 shares of Class B Stock outstanding. Accordingly, our overhang at December 13, 2024 was 3.7%.
Burn rate provides a measure of the potential dilutive impact of our equity award program. As used here, “burn rate” means shares subject to awards granted during a fiscal year less terminations of awards during that fiscal year, together as a percentage of total shares of our Class A Stock and Class B Stock outstanding. Set forth below is a table that reflects our burn rate for the 2024 (as of December 13, 2024), 2023, and 2022 calendar years, as well as an average over those years.

Calendar Year	Awards Granted, Net of Terminations (#)(1)	Total Shares of Class A and Class B Common Stock Outstanding (#)	Burn Rate(2)
2024	(92,260)	243,533,124	0.0%
2023	(1,304.640)	168,681,250	(0.8)%
2022	4,629,320	115,487,570	4.0%
Three-Year Average	1,077,473	175,900,648	1.1%

(1)	Awards granted, net of terminations, subject to any performance-based achievement are included at the maximum number of shares issuable under such awards.
(2)
For purposes of this calculation, for each year, we counted the number of equity awards subject to any performance-based achievement based on the maximum number of shares of our Class A Stock issuable under such awards.

The Board and Compensation Committee continue to evaluate our needs and may propose additional grants under, and may consider amendments to increase the number of shares authorized for issuance under, the Amended Plan in the future.
Equity Compensation Plan Information
The following table provides information as of December 31, 2024, about our Class A Stock authorized for issuance under the 2013 Plan, the Current Plan and the 2021 ESPP, which were our only equity compensation plans in effect as of December 31, 2024. The table does not reflect the issuance of the Initial Director Grants to Brian Brooks, Jane Dietze and Gregg Winiarski, which are subject to stockholder approval and adoption of the 2024 Plan Amendment.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (#)	Weighted average exercise price of outstanding options, warrants, and rights ($/Sh)	Number of securities remaining available for future issuance under equity compensation plans (#)
Equity compensation plans approved by stockholders	6,800,572	$38.56(1)	3,110,942(2)
Equity compensation plans not approved by stockholders	—	—	—
Total	6,800,572	$38.56(1)	3,110,942(2)

(1)
Represents the weighted-average exercise price of 4,956,022 options, 1,230,672 RSUs, and 613,878 PSUs (which is the maximum shares issuable upon vesting of the 306,939 PSUs granted under the Current Plan) issued under the 2013 Plan and the Current Plan. The weighted-average exercise price of the options is $38.56. The RSUs and PSUs do not have an exercise price.

(2)
Consists of 2,608,540 shares remaining available for issuance under the Current Plan and 502,402 shares remaining available for issuance under the 2021 ESPP. This number excludes shares that are issuable at the end of the ongoing ESPP purchase period, which began on September 1, 2024, and ends on February 28, 2025. Shares available for issuance under the Current Plan may be issued pursuant to options, stock appreciation rights, restricted stock, RSUs, PSUs and other stock-based awards.

A description of the material terms of the 2021 ESPP, which was adopted by the Board in 2021, is included in Note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Federal Tax Consequences
The following is a summary of the United States federal income and employment tax consequences that generally will arise with respect to Awards granted under the Amended Plan and with respect to the sale of shares of Class A Stock acquired under the Amended Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below. In addition, this summary assumes that all Awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation.
Incentive Stock Options
In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Also, except as described below, a participant will not recognize income upon exercise of an incentive stock option if the participant has been employed by the Company or a 50% or more-owned corporate subsidiary at all times beginning with the grant date and ending three months before the date the participant exercises the option. Thus, income tax withholding, Federal Insurance Contributions Act (“FICA”) taxes (i.e., Social Security taxes up to applicable annual wage base and Medicare taxes), and, if the participant’s income exceeds certain thresholds, the additional Medicare tax and the net investment income tax will not apply at the time of exercise. However, if at exercise, the participant has not been so employed during that time, the tax consequence will be the same as for “Non-statutory Stock Options” described below.
Otherwise with respect to incentive stock options, a participant will recognize taxable income upon the sale of Class A Stock acquired through the exercise of the option (“ISO Stock”). However, such income is generally not subject to income tax withholding and employment taxes, including FICA taxes and the additional Medicare tax (if applicable). The exercise of an incentive stock option, however, may subject the participant to the alternative minimum tax.
Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for more than two years from the grant date and one year from the exercise date of the option, then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price. In addition to income tax, the participant may be subject to the net investment income tax on the amount of the capital gain if the participant’s income exceeds certain thresholds.
If the participant sells ISO Stock for more than the exercise price prior to having owned it for more than two years from the grant date and one year from the exercise date (a “Disqualifying Disposition”), then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. The portion of the gain treated as ordinary compensation income is based on the excess of the fair market value on the exercise date over the exercise price. No portion of the ordinary compensation income is subject to income tax withholding (although it is subject to income tax), FICA taxes, the additional Medicare tax, or the net investment income tax. The capital gain portion will be treated as long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of sale. In addition to income tax, the portion of the recognized gain that is treated as a capital gain may be subject to the net investment income tax, if the participant’s income exceeds certain thresholds.
If a participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss in an amount equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of sale.

Non-statutory Stock Options
As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a non-statutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises a non-statutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Class A Stock acquired through the exercise of the option (“NSO Stock”) on the exercise date over the exercise price. In addition to income tax withholding, the ordinary compensation income is generally subject to FICA taxes, including, if the participant’s income exceeds certain thresholds, the additional Medicare tax.
With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the NSO Stock and the participant’s tax basis in the NSO Stock. This capital gain or loss will be a long-term gain or loss if the participant has held the NSO Stock for more than one year prior to the date of the sale. In addition to income tax, any capital gain recognized may be subject to the net investment income tax, if the participant’s income exceeds certain thresholds.
Restricted Stock
A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes, including FICA taxes, and, if applicable, the additional Medicare tax. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date the award is granted to the participant by filing an election with the Internal Revenue Service no later than 30 days after the date the award is granted. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss, with the gain or loss being long-term if the participant held the shares for more than one year after vesting (if participant did not make an 83(b) election) or grant (if participant made an 83(b) election) and otherwise will be short-term. In addition to income tax, any capital gain recognized may be subject to the net investment income tax, if the participant’s income exceeds certain thresholds.
Restricted Stock Units
There are no immediate tax consequences of receiving an Award of RSUs. A participant is not permitted to make a Section 83(b) election with respect to an Award of RSUs. A participant who is awarded RSUs will be deemed to have wages subject to FICA taxes, including the additional Medicare tax (if applicable), based on the value of the RSUs at the end of the applicable vesting period. For income tax and income tax withholding purposes, a participant who is awarded RSUs will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant (or the cash paid in settlement of the RSUs in lieu of shares) on the settlement date elected by the Compensation Committee or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss, with the gain or loss being long-term if the participant held the shares for more than one year after receipt and otherwise being short-term. In addition to income tax, any capital gain recognized may be subject to the net investment income tax, if the participant’s income exceeds certain thresholds. A cash payment in lieu of shares would be treated as ordinary compensation income.
Stock Appreciation Rights
In general, no taxable income is reportable when a SAR is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the fair market value of any shares of Class A Stock received. If the participant is an employee, such ordinary income is generally subject to withholding of income taxes and FICA taxes, including the additional Medicare tax (if applicable). Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss, with the gain or loss being long-term if the participant held the shares for more than one year after receipt and otherwise being short-term. In addition to income tax, any capital gain recognized may be subject to the net investment income tax, if the participant’s income exceeds certain thresholds.
Other Stock-Based / Cash-Based Awards
The tax consequences associated with any other stock-based award or other cash-based award granted under the Amended Plan will vary depending on the specific terms of such Award. Among the relevant factors are whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the Award, and the participant’s holding period and tax basis for the Award or underlying Class A Stock.

Tax Consequences to the Company
In general, when a participant recognizes ordinary income from the exercise of non-statutory stock options, restricted stock, RSUs, SARs, or other stock-based awards, the Company is liable for Federal Unemployment Tax Act taxes and the employer’s share of FICA taxes on the ordinary income recognized. There will be no other tax consequences to the Company except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m).
Certain Interests of Executive Officers and Directors
In considering the recommendation of the Board with respect to the Amended Plan, stockholders should be aware that members of the Board and our executive officers are eligible to receive Awards under the Amended Plan and, accordingly, may from time to time have interests that present them with conflicts of interest in connection with this proposal to approve the Amended Plan. For example, each of the Company’s non-employee directors is entitled under the Current Plan to receive automatic annual stock option and RSU grants with respect to shares of Class A Stock with an aggregate grant date fair value equal to $300,000, and will continue to be entitled to receive such automatic annual stock option and RSU grants under the Amended Plan. Further, under the Amended Plan each of Brian Brooks, Jane Dietze and Gregg Winiarski automatically received equity awards, effective December 20, 2024, having an aggregate fair value equal to $2,000,000, one-half of which ($1,000,000) consist of a non-statutory stock option and one-half of which ($1,000,000) consist of RSUs, vesting annually in equal installments over four years, which awards are subject to the approval and adoption of the 2024 Plan Amendment by stockholders. However, even if the 2024 Plan Amendment is not approved by stockholders, the Current Plan will remain in effect and under the Current Plan, the Board or Compensation Committee is permitted to make discretionary equity grants to executive officers and members of the Board, subject to the terms of the Current Plan.
The Board believes that approval of the 2024 Plan Amendment will advance the interests of the Company and its stockholders by enabling the Company to identify and recruit qualified candidates to join its Board, and to encourage them to make significant contributions to the long-term success of the Company.
Recommendation of the Board

The Board Recommends a Vote “FOR” the Approval and Adoption of an Amendment to the MicroStrategy Incorporated 2023 Equity Incentive Plan.

PROPOSAL 4 - ADJOURNMENT OF THE SPECIAL MEETING
Background
We are asking you to approve one or more proposals to adjourn the Special Meeting if necessary to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve Proposals 1, 2 and/or 3.
If the Company’s stockholders approve Proposal 4, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously provided proxies to vote against the approval of Proposal 1, Proposal 2 and/or Proposal 3 (other than in respect of any proposal for which the vote has been taken and the polls have been closed at the Special Meeting). Among other things, approval of Proposal 4 could mean that, even if we had received proxies representing a sufficient number of votes against Proposal 1, Proposal 2 and/or Proposal 3 such that such proposal(s) would be defeated, we could adjourn the Special Meeting without a vote on such proposal(s) and seek to convince the holders of those shares of Common Stock to change their votes to votes in favor of any such proposal(s).
Under our Amended and Restated By-Laws, if a quorum is not present, the holders of a majority of the voting power of Common Stock at the Special Meeting present and entitled to vote at the meeting may adjourn the Special Meeting, and this Proposal 4 would not be brought before the Special Meeting. Additionally, under our Amended and Restated By-Laws, the Special Meeting may be adjourned by order of the chairman of the meeting and without a vote of the stockholders.
Recommendation of the Board

The Board Recommends a Vote “FOR” the approval of one or more proposals to adjourn the Special Meeting if necessary to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve Proposal 1, Proposal 2 and/or Proposal 3

OTHER MATTERS
No other matters will be brought before the Special Meeting. However, if any other matters are properly presented at the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote or otherwise act in accordance with their judgment on such matters.
Costs of Solicitation
All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, our directors, officers, and employees, without additional remuneration, may solicit proxies by telephone and personal interviews, and we reserve the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians, and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names and, as required by law, we will reimburse them for their out-of-pocket expenses in this regard.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the special meeting materials with respect to two or more stockholders sharing the same address by delivering a single copy of the special meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” is intended to provide extra convenience for stockholders and cost savings for companies.
A number of brokers, financial institutions, and other nominees with account holders who are our stockholders will be householding our proxy materials. Under this practice, a single copy of the special meeting materials will be delivered to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from us (if you are a stockholder of record) or from your broker, financial institution, or other nominee (if you are a beneficial owner) that we or they will be householding communications to your address, householding will continue until you are notified otherwise or until we receive contrary instructions from you or the other stockholder(s) you share an address with. If, at any time, you no longer wish to participate in householding and would prefer to receive the special meeting materials or if you currently receive multiple copies and would like to request householding of your communications, please notify us or your broker, financial institution, or other nominee. You can submit your written request to us at MicroStrategy Incorporated, located at 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182, Attention: Investor Relations, or by calling 703-848-8600. We will promptly deliver, upon oral or written request, a separate copy of the special meeting materials to a stockholder at a shared address to which a single copy of the documents was delivered.
Stockholder Proposals for 2025 Annual Meeting of Stockholders
Proposals of stockholders intended to be presented at the 2025 Annual Meeting of Stockholders, including director nominations described under the caption “Corporate Governance and the Board of Directors and its Committees-Director Candidates” to our Definitive Proxy Statement filed with the SEC on April 12, 2024, were required to be received by us at our principal offices at MicroStrategy Incorporated, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182, Attention: General Counsel, by December 13, 2024 for inclusion in the proxy materials for the 2025 Annual Meeting of Stockholders.
If a stockholder wishes to present a proposal before the 2025 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, such stockholder must also give written notice to the General Counsel of the Company at the address noted above. The General Counsel must receive such notice by February 26, 2025 and, if a stockholder fails to provide such timely notice of a proposal to be presented at the 2025 Annual Meeting of Stockholders, the proxies designated by the Board will have discretionary authority to vote on any such proposal.
In addition to the above, a stockholder intending to solicit proxies in support of director nominees other than the Company’s nominees in connection with the 2025 Annual Meeting of Stockholders must comply with the additional requirements of Rule 14a-19 under the Exchange Act, including sending notice, no later than March 24, 2025, setting forth the information required by Rule 14a-19(b) to the Company at the address set forth above.

Independent Registered Public Accounting Firm
KPMG LLP (“KPMG”) acts as the independent registered public accounting firm for the Company for the current fiscal year and the fiscal year ended December 31, 2023. A representative of KPMG is expected to be in attendance at the Special Meeting, will have an opportunity to make a statement if they desire to do so, and is expected to be available to respond to appropriate questions.
Incorporation by Reference
The SEC allows the Company to “incorporate by reference” certain information the Company files with it, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Proxy Statement, and information that the Company files later with the SEC will automatically update and supersede previously filed information, including information contained in this document. We are incorporating by reference the following, which include the information required by Item 13(a) of Schedule 14A in connection with Proposal 2:
•
Sections of our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 15, 2024 and attached hereto as Appendix E: “Part II. Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Part II. Item 8 - Financial Statements and Supplementary Data,” “Part II. Item 7A - Quantitative and Qualitative Disclosure About Market Risk,” “Part II. Item 9 - Changes in and Disagreements With Accountants on Accounting and Financial Disclosure,” “Part II. Item 15 – Exhibits, Financial Statement Schedules” and “Schedule II - Valuation and Qualifying Accounts”; and

•
Sections of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024 and attached hereto as Appendix F: “Part I. Item 1 - Financial Statements,” “Part I. Item 2 - Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Part I. Item 3 - Quantitative and Qualitative Disclosure About Market Risk”.

The foregoing sections of our Annual Report on Form 10-K are attached as Annex E and the foregoing sections of our Quarterly Report on Form 10-Q are attached as Annex F.
By Order of the Board of Directors,
W. Ming Shao
Executive Vice President, General Counsel and Secretary
January 3, 2025
The Board hopes that stockholders will attend the Special Meeting. Whether or not you plan to attend, to help ensure representation of your shares at the Special Meeting, you are urged to submit your proxy or voting instructions over the telephone or on the Internet or, if you received a printed copy of the proxy materials, by completing, signing, dating, and returning your proxy card or voting instruction form. Submitting voting instructions or a proxy card will not prevent you from attending the Special Meeting and voting online during the
Special Meeting.

APPENDIX A
CERTIFICATE OF AMENDMENT
TO
SECOND RESTATED CERTIFICATE OF INCORPORATION
OF
MICROSTRATEGY INCORPORATED

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware
MicroStrategy Incorporated (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:
FIRST: A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Second Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved and adopted said proposed amendment at a meeting of stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:
RESOLVED: That Article Four of the Second Restated Certificate of Incorporation of the Corporation be and hereby is deleted in its entirety and the following is inserted in lieu thereof:
“ARTICLE FOUR
CAPITAL STRUCTURE
The total number of shares of capital stock which the corporation shall have the authority to issue is 10,500,000,000 shares, consisting of three classes of capital stock:
(a)	10,330,000,000 shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”);
(b)
165,000,000 shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”) (the Class A Common Stock and the Class B Common Stock are collectively referred to as the “Common Stock”); and

(c)	5,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).”
***
A-1

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this      day of     , 2025.

MICROSTRATEGY INCORPORATED

By:
Name:
Title:

A-2

APPENDIX B
CERTIFICATE OF AMENDMENT
TO
SECOND RESTATED CERTIFICATE OF INCORPORATION
OF
MICROSTRATEGY INCORPORATED
Pursuant to Section 242 of the
General Corporation Law of the State of Delaware
MicroStrategy Incorporated (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:
FIRST: A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Second Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved and adopted said proposed amendment at a meeting of stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:
RESOLVED: That Article Four of the Second Restated Certificate of Incorporation of the Corporation be and hereby is deleted in its entirety and the following is inserted in lieu thereof:
“ARTICLE FOUR
CAPITAL STRUCTURE
The total number of shares of capital stock which the corporation shall have the authority to issue is 1,500,000,000 shares, consisting of three classes of capital stock:
(a)	330,000,000 shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”);
(b)
165,000,000 shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”) (the Class A Common Stock and the Class B Common Stock are collectively referred to as the “Common Stock”); and

(c)	1,005,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).”
***
B-1

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this      day of     , 2025.

MICROSTRATEGY INCORPORATED

By:
Name:
Title:

B-2

APPENDIX C
CERTIFICATE OF AMENDMENT
TO
SECOND RESTATED CERTIFICATE OF INCORPORATION
OF
MICROSTRATEGY INCORPORATED
Pursuant to Section 242 of the
General Corporation Law of the State of Delaware
MicroStrategy Incorporated (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:
FIRST: A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Second Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved and adopted said proposed amendment at a meeting of stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:
RESOLVED: That Article Four of the Second Restated Certificate of Incorporation of the Corporation be and hereby is deleted in its entirety and the following is inserted in lieu thereof:
“ARTICLE FOUR
CAPITAL STRUCTURE
The total number of shares of capital stock which the corporation shall have the authority to issue is 11,500,000,000 shares, consisting of three classes of capital stock:
(a)	10,330,000,000 shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”);
(b)
165,000,000 shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”) (the Class A Common Stock and the Class B Common Stock are collectively referred to as the “Common Stock”); and

(c)	1,005,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).”
***
C-1

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this      day of     , 2025.

MICROSTRATEGY INCORPORATED

By:
Name:
Title:

C-2

APPENDIX D
MICROSTRATEGY INCORPORATED

AMENDMENT NO. 1 TO 2023 EQUITY INCENTIVE PLAN
Pursuant to Section 12(d) of the 2023 Equity Incentive Plan (the “Plan”) of MicroStrategy Incorporated (the “Company”), the Plan is hereby amended as follows:
1. Section 4(c) of the Plan is amended to read in its entirety as follows:
(c) Awards to Outside Directors.
(i) Annual Grant. Beginning in 2023, on May 31 of each year, each Outside Director who is then serving as an Outside Director (as defined in Section 4(c)(vii)) as of such date shall automatically be granted (without further action by the Board or any committee thereof) Awards having an aggregate fair value (calculated based on grant date fair value for financial reporting purposes) equal to $300,000, with half of such Awards ($150,000 in fair value) being granted in the form of Nonstatutory Stock Options and half of such Awards ($150,000 in fair value) being granted in the form of RSUs (such Awards, together, the “Annual Grant”).
(ii) Terms of Annual Grant. Options granted pursuant to Section 4(c)(i) shall (i) have an exercise price equal to the Grant Date Fair Market Value of the Common Stock (as defined below); (ii) become exercisable as to 100% of the shares subject to such Option on the first anniversary of the date of grant; (iii) unless earlier terminated, expire at 5:00 p.m., Eastern Time, on the tenth anniversary of the date of grant; and (iv) otherwise be on and subject to such other terms and conditions as are set forth in the Option agreement with respect to such grant and as the Board may determine. RSUs granted pursuant to Section 4(c)(i) shall vest and be settled as to 100% of the shares subject to such RSU on the first anniversary of the date of grant and otherwise be on and subject to such other terms and conditions as are set forth in the RSU agreement with respect to such grant and as the Board may determine.
(iii) Initial Grant. Beginning on December 20, 2024, each Outside Director who is newly appointed to the Board, upon the date of such Outside Director’s initial appointment to the Board, shall automatically be granted (without further action by the Board or any committee thereof) Awards having an aggregate fair value (calculated based on grant date fair value for financial reporting purposes) equal to $2,000,000, with half of such Awards ($1,000,000 in fair value) being granted in the form of Nonstatutory Stock Options and half of such Awards ($1,000,000 in fair value) being granted in the form of RSUs (such Awards, together, the “Initial Grant”).
(iv) Terms of Initial Grant. Options granted pursuant to Section 4(c)(iii) shall (i) have an exercise price equal to the Grant Date Fair Market Value of the Common Stock; (ii) become exercisable as to 25% of the shares subject to such Option on each of the first, second, third and fourth anniversaries of the date of grant; (iii) unless earlier terminated, expire at 5:00 p.m., Eastern Time, on the tenth anniversary of the date of grant; and (iv) otherwise be on and subject to such other terms and conditions as are set forth in the Option agreement with respect to such grant and as the Board may determine. RSUs granted pursuant to Section 4(c)(iii) shall vest and be settled as to 25% of the shares subject to such RSU on each of the first, second, third and fourth anniversaries of the date of grant and otherwise be on and subject to such other terms and conditions as are set forth in the RSU agreement with respect to such grant and as the Board may determine.
(v) Limitations. Notwithstanding Sections 4(c)(i) and 4(c)(iii), in the event that the number of shares of Common Stock prescribed by Section 4(a)(i) is not sufficient to cover the Awards granted pursuant to Sections 4(c)(i) or 4(c)(iii), the remaining shares of Common Stock available for issuance shall be prorated among the Outside Directors entitled to receive either such Awards. Any further grants pursuant to Sections 4(c)(i) or 4(c)(iii) shall then be deferred until such time, if any, as additional shares of Common Stock become available for grant under the Plan, whether pursuant to amendment of the Plan pursuant to Section 12(d) to increase the number of shares available for issuance under the Plan or pursuant to the mechanisms set forth in Section 4(a)(ii)(C) or otherwise.

(vi) Definition. An “Outside Director” shall mean a member of the Board who is not employed by the Company. Payments by the Company to a member of the Board solely in connection with providing services to the Company as a member of the Board shall not be sufficient to constitute “employment” by the Company.
Adopted by the Board of Directors on December 20, 2024

MICROSTRATEGY INCORPORATED

2023 EQUITY INCENTIVE PLAN
1. Purpose
The purpose of this 2023 Equity Incentive Plan (the “Plan”) of MicroStrategy Incorporated, a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).
2. Eligibility
All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards (as defined below) under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” The Plan provides for the following types of awards, each of which is referred to as an “Award”: Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Stock (as defined in Section 7), RSUs (as defined in Section 7), Other Stock-Based Awards (as defined in Section 8) and Cash-Based Awards (as defined in Section 8). Any type of Award may be granted as a Performance Award under Section 9. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.
3. Administration and Delegation
(a) Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award. All actions and decisions by the Board with respect to the Plan and any Awards shall be made in the Board’s discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.
(b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the Delegated Persons referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or such Delegated Persons.
(c) Delegation to Delegated Persons. Subject to any requirements of applicable law (including as applicable Sections 152(b) and 157(c) of the General Corporation Law of the State of Delaware), the Board may, by resolution, delegate to one or more persons (including officers of the Company) or bodies (such persons or bodies, the “Delegated Persons”) the power to grant Awards (subject to any limitations under the Plan) to persons eligible to be Participants and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix: (i) the maximum number of Awards, and the maximum number of shares issuable upon exercise thereof, that may be granted by such Delegated Persons, (ii) the time period during which such Awards may be granted, (iii) the time period during which the shares issuable upon exercise or vesting of such Awards may be issued, and (iv) the minimum amount of consideration (if any) for which such Awards may be issued, and a minimum amount of consideration for the shares issuable upon exercise thereof; and provided further, that no Delegated Person shall be authorized to grant Awards to itself; and provided further, that no Delegated Person shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1(f) under the Exchange Act).

(d) Awards to Non-Employee Directors. Awards to non-employee directors will be granted and administered by a Committee, all of the members of which are independent directors as defined by Section 5605(a)(2) of the Nasdaq Marketplace Rules, or the rules and regulations of such other national securities exchange on which the Company then maintains its primary listing, as applicable.
4. Stock Available for Awards
(a) Number of Shares; Share Counting.
(i) Authorized Number of Shares. Subject to adjustment under Section 10, Awards may be made under the Plan (any or all of which Awards may be in the form of Incentive Stock Options, as defined in Section 5(b)) for up to a number of shares of class A common stock, $0.001 par value per share, of the Company (the “Common Stock”), as is equal to the sum of:
(A) 200,000 shares of Common Stock; and
(B) such additional number of shares of Common Stock (up to 1,732,703) as is equal to the sum of (x) the number of shares of Common Stock reserved for issuance under the Company’s 2013 Stock Incentive Plan (the “Existing Plan”) that remain available for grant under the Existing Plan immediately prior to the date that the Plan is approved by the Company’s stockholders (the “Effective Date”) and (y) the number of shares of Common Stock subject to awards granted under the Existing Plan that are outstanding as of the Effective Date and which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (including shares subject to awards granted under the Existing Plan that are delivered (either by actual delivery, attestation or net exercise) to the Company by a Participant after the Effective Date to (i) purchase shares of Common Stock upon the exercise of such award or (ii) satisfy tax withholding obligations with respect to such awards (including shares retained from the award creating the tax obligation) (subject, however, in the case of Incentive Stock Options to any limitations under the Code)).
Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.
(ii) Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan under this Section 4(a):
(A) all shares of Common Stock covered by SARs (as defined below) shall be counted against the number of shares available for the grant of Awards under the Plan; provided, however, that (i) SARs that may be settled only in cash shall not be so counted and (ii) if the Company grants an SAR in tandem with an Option for the same number of shares of Common Stock and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Plan;
(B) to the extent that an RSU may be settled only in cash, no shares shall be counted against the shares available for the grant of Awards under the Plan;
(C) if any Award (i) expires, lapses or is terminated, exchanged for or settled in cash, surrendered or cancelled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price (as adjusted upon the occurrence of the events described in 10(a) herein) pursuant to a contractual repurchase right) or (ii) results in any Common Stock not being issued (including as a result of an SAR or an RSU that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, that (1) in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code, (2) in the case of the exercise of an SAR, the number of shares counted against the shares available under the Plan shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise and (3) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR;

(D) shares of Common Stock delivered (either by actual delivery, attestation or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy tax withholding obligations with respect to Awards (including shares retained from the Award creating the tax obligation) shall be added back to the number of shares available for the future grant of Awards; and
(E) shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.
(b) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof prior to such transaction. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(i) (nor shall shares of Common Stock subject to a Substitute Award be added to the shares available for Awards under the Plan as provided above), except as may be required by reason of Section 422 and related provisions of the Code.
(c) Annual Awards to Outside Directors.
(i) Annual Grant. Beginning in 2023, on May 31 of each year, each Outside Director who is then serving as an Outside Director (as defined in Section 4(c)(iv)) as of such date shall automatically be granted (without further action by the Board or any committee thereof) Awards having an aggregate fair value (calculated based on grant date fair value for financial reporting purposes) equal to $300,000, with half of such Awards ($150,000 in fair value) being granted in the form of Nonstatutory Stock Options and half of such Awards ($150,000 in fair value) being granted in the form of RSUs (such Awards, together, the “Annual Grant”).
(ii) Terms of Annual Grant. Options granted pursuant to Section 4(c)(i) shall (i) have an exercise price equal to the Grant Date Fair Market Value of the Common Stock (as defined below); (ii) become exercisable as to 100% of the shares subject to such Option on the first anniversary of the date of grant; (iii) unless earlier terminated, expire at 5:00 p.m., Eastern Time, on the tenth anniversary of the date of grant; and (iv) otherwise be on and subject to such other terms and conditions as are set forth in the Option agreement with respect to such grant and as the Board may determine. RSUs granted pursuant to Section 4(c)(i) shall vest and be settled as to 100% of the shares subject to such RSU on the first anniversary of the date of grant and otherwise be on and subject to such other terms and conditions as are set forth in the RSU agreement with respect to such grant and as the Board may determine.
(iii) Limitations. Notwithstanding Section 4(c)(i), in the event that the number of shares of Common Stock prescribed by Section 4(a)(i) is not sufficient to cover the Awards granted pursuant to Section 4(c)(i), the remaining shares of Common Stock available for issuance shall be prorated among the Outside Directors entitled to receive such Awards. Any further grants pursuant to Section 4(c)(i) shall then be deferred until such time, if any, as additional shares of Common Stock become available for grant under the Plan, whether pursuant to amendment of the Plan pursuant to Section 12(d) to increase the number of shares available for issuance under the Plan or pursuant to the mechanisms set forth in Section 4(a)(ii)(C) or otherwise.
(iv) Definition. An “Outside Director” shall mean a member of the Board who is not employed by the Company. Payments by the Company to a member of the Board solely in connection with providing services to the Company as a member of the Board shall not be sufficient to constitute “employment” by the Company.
5. Stock Options
(a) General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as the Board considers necessary or advisable.
(b) Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of MicroStrategy Incorporated, any of MicroStrategy Incorporated’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option.” The Company shall have no liability to a Participant, or any other person, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.
(c) Exercise Price. The Board shall establish the exercise price of each Option or the formula by which such exercise price will be determined. The exercise price shall be specified in the applicable Option agreement. The exercise price shall be not less than 100% of the Grant Date Fair Market Value (as defined below) of the Common Stock on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Grant Date Fair Market Value on such future date. “Grant Date Fair Market Value” of a share of Common Stock for purposes of the Plan will be determined as follows:
(i) if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of grant; or
(ii) if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices on the date of grant as reported by an over-the-counter marketplace designated by the Board; or
(iii) if the Common Stock is not publicly traded, the Board will determine the Grant Date Fair Market Value for purposes of the Plan using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals) in a manner consistent with the valuation principles under Code Section 409A of the Code or any successor provision thereto, and the regulations thereunder (“Section 409A”), except as the Board may expressly determine otherwise.
For any date that is not a trading day, the Grant Date Fair Market Value of a share of Common Stock for such date shall be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately preceding trading day and with the timing in the formulas above adjusted accordingly. The Board can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can, use weighted averages either on a daily basis or such longer period, in each case to the extent permitted by Section 409A.
The Board shall determine the Grant Date Fair Market Value for purposes of the Plan, and all Awards are conditioned on the Participant’s agreement that the Board’s determination is conclusive and binding even though others might make a different determination.
(d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.
(e) Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with, as applicable, payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.
(f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:
(i) in cash, wire transfer of immediately available funds or by check, payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;
(ii) except as may otherwise be provided in the applicable Option agreement or approved by the Board, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company funds sufficient to pay the exercise price and any required tax withholding;

(iii) to the extent provided for in the applicable Option agreement or approved by the Board, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value (valued in the manner determined or approved by the Board), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;
(iv) to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the fair market value of the Common Stock (valued in the manner determined or approved by the Board) on the date of exercise;
(v) to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, by payment of such other lawful consideration as the Board may determine; or
(vi) by any combination of the above permitted forms of payment.
(g) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option; (2) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(b)) covering the same or a different number of shares of Common Stock and having an exercise or measurement price per share lower than the then-current exercise price per share of the cancelled option; (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current fair market value of the Common Stock (valued in the manner determined or approved by the Board); or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the Nasdaq Stock Market or any other exchange or marketplace on which the Company’s stock is listed or traded (the “Exchange”).
(h) No Reload Options. No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with any exercise of the original Option.
(i) No Dividend Equivalents. No Option shall provide for the payment or accrual of dividend equivalents.
6. Stock Appreciation Rights
(a) General. The Board may grant Awards consisting of stock appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock (valued in the manner determined or approved by the Board) over the measurement price established pursuant to Section 6(b). The date as of which such appreciation is determined shall be the exercise date.
(b) Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Grant Date Fair Market Value of the Common Stock on the date the SAR is granted; provided that if the Board approves the grant of an SAR effective as of a future date, the measurement price shall be not less than 100% of the Grant Date Fair Market Value on such future date.
(c) Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.
(d) Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.
(e) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR; (2) cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(b)) covering the same or a different number of shares of Common Stock and having an exercise or measurement price per share lower than the then-current measurement price per share of the cancelled SAR; (3) cancel in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current fair market value of the Common Stock (valued in the manner determined or approved by the Board); or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the Exchange.
(f) No Reload SARs. No SAR granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional SARs in connection with any exercise of the original SAR.
(g) No Dividend Equivalents. No SAR shall provide for the payment or accrual of dividend equivalents.
7. Restricted Stock; RSUs
(a) General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests or on a deferred basis (“RSUs”).
(b) Terms and Conditions for Restricted Stock and RSUs. The Board shall determine the terms and conditions of Restricted Stock and RSUs, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.
(c) Additional Provisions Relating to Restricted Stock.
(i) Dividends. Any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Unvested Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Unvested Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock. No interest will be paid on Unvested Dividends.
(ii) Stock Certificates/Issuance. The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee) or, alternatively, that such shares be issued in book entry only, in the name of the Participant with appropriate transfer and forfeiture restrictions. At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions (or, to the extent the Restricted Stock was issued in book entry, remove the restrictions) to the Participant or if the Participant has died, to his or her Designated Beneficiary (as defined below).
(d) Additional Provisions Relating to RSUs.
(i) Settlement. Upon the vesting of and/or lapsing of any other restrictions with respect to each RSU, the Participant shall be entitled to receive from the Company (i.e., settlement) the number of shares of Common Stock specified in the Award agreement or (if so provided in the applicable Award agreement or otherwise determined by the Board) an amount of cash equal to the fair market value (valued in the manner determined or approved by the Board) of such number of shares or a combination thereof. The Board may provide that settlement of RSUs shall be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Section 409A.
(ii) Voting Rights. A Participant shall have no voting rights with respect to any RSUs.
(iii) Dividend Equivalents. The Award agreement for RSUs may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents may be credited to an account for the Participant and may be settled in cash and/or shares of Common Stock, in each case to the extent provided in the applicable Award agreement. Dividend Equivalents with respect to RSUs will be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which paid. No interest will be paid on Dividend Equivalents.
8. Other Stock-Based and Cash-Based Awards
(a) General. The Board may grant other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine. The Company may also grant Awards denominated in cash rather than shares of Common Stock (“Cash-Based Awards”).
(b) Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award or Cash-Based Award, including any purchase price applicable thereto.
(c) Dividend Equivalents. The Award agreement for an Other Stock-Based Award may provide Participants with the right to receive Dividend Equivalents. Dividend Equivalents may be credited to an account for the Participant and may be settled in cash and/or shares of Common Stock, in each case to the extent provided in the applicable Award agreement. Dividend Equivalents with respect to Other-Stock Based Awards will be subject to the same restrictions on transfer and forfeitability as the Other Stock-Based Award with respect to which paid. No interest will be paid on Dividend Equivalents.
9. Performance Awards.
(a) Grants. Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 9 (“Performance Awards”).
(b) Performance Measures. The Board may specify that the degree of granting, vesting and/or payout of any Performance Award shall be subject to the achievement of one or more performance measures established by the Board, which may be based on the relative or absolute attainment of specified levels of one or any combination of the following, and which may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Board:
(1) net income;
(2) earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization;
(3) operating profit before or after discontinued operations and/or taxes,
(4) sales;
(5) sales growth;
(6) earnings growth;
(7) cash flow or cash position;
(8) gross margins;
(9) stock price;
(10) market share;
(11) return on sales, assets, equity or investment;
(12) improvement of financial ratings;
(13) achievement of balance sheet or income statement objectives;
(14) total stockholder return; or
(15) any other metric determined by the Board.

Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Board may specify that such performance measures shall be adjusted to exclude any one or more of:
i. extraordinary items;
ii. gains or losses on the dispositions of discontinued operations;
iii. the cumulative effects of changes in accounting principles;
iv. the writedown of any asset;
v. fluctuation in foreign currency exchange rates;
vi. charges for restructuring and rationalization programs;
vii. non-cash, mark-to-market adjustments on derivative instruments;
viii. amortization of purchased intangibles;
ix. the net impact of tax rate changes;
x. non-cash asset impairment charges; and
xi. any other factors as the Board may determine.
Such performance measures:
a) may vary by Participant and may be different for different Awards;
b) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Board; and
c) may cover such period as may be specified by the Board.
The Board shall have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, in response to changes in applicable laws or regulations or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.
(c) Adjustments. The Board may adjust the cash or number of shares payable pursuant to such Performance Award, and the Board may, at any time, waive the achievement of the applicable performance measures.
(d) Dividends; Dividend Equivalents. Notwithstanding its designation as a Performance Award, no Option or SAR shall provide for the payment or accrual of dividend equivalents in accordance with Sections 5(i) and 6(g), as applicable, any dividends declared and paid by the Company with respect to shares of Restricted Stock shall be subject to Section 7(c)(i), and any right to receive Dividend Equivalents on an award of RSUs and Other Stock-Based Awards shall be subject to Sections 7(d)(iii) and 8(c), as applicable.
10. Adjustments for Changes in Common Stock and Certain Other Events
(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share counting rules, (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding award of Restricted Stock and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding RSU and each Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.
(b) Reorganization Events.
(i) Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is canceled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.
(ii) Consequences of a Reorganization Event on Awards Other than Restricted Stock.
(A) In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant):
i. provide that such Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);
ii. upon written notice to a Participant, provide that all of the Participant’s unvested Awards will be forfeited immediately prior to the consummation of such Reorganization Event and/ or that all of the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice;
iii. provide that outstanding Awards shall become exercisable, realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event;
iv. in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (A) the number of shares of Common Stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, provided, that if the Acquisition Price per share (as determined by the Board) does not exceed the exercise price of such Award, then the Award shall be canceled without any payment of consideration therefor;
v. provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings); and
vi. any combination of the foregoing.
In taking any of the actions permitted under this Section 10(b)(ii)(A), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.
(B) Notwithstanding the terms of Section 10(b)(ii)(A)(i), in the case of outstanding RSUs that are subject to Section 409A: (i) if the applicable RSU agreement provides that the RSUs shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event”, then no assumption or substitution shall be permitted pursuant to Section 10(b)(ii)(A)(i) and the RSUs shall instead be settled in accordance with the terms of the applicable RSU agreement; and (ii) the Board may only undertake the actions set forth in clauses (iii), (iv) or (v) of Section 10(b)(ii)(A) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A, and the acquiring or succeeding corporation does not assume or substitute the RSUs pursuant to clause (i) of Section 10(b)(ii)(A), then the unvested RSUs shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.
(C) For purposes of Section 10(b)(ii)(A)(i), an Award (other than Restricted Stock) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each share of Common Stock subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.
(D) The Board may impose a limitation on the ability of Participants holding Options and/or SARs to exercise their Awards for the minimum number of days prior to the closing of the Reorganization Event as is reasonably necessary to facilitate the orderly closing of the Reorganization Event. The Company shall provide reasonable notice to Participants of any such limitation on exercise.
(iii) Consequences of a Reorganization Event on Restricted Stock. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Board may either provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment, or provide for forfeiture of such Restricted Stock if issued at no cost. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.
11. General Provisions Applicable to Awards
(a) Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by a Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that, except with respect to Awards subject to Section 409A and Incentive Stock Options, the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Common Stock subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 11(a) shall be deemed to restrict a transfer to the Company.
(b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.
(c) Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment or service, authorized leave of absence or other change in the employment or other service status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights, or receive any benefits, under an Award. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.
(d) Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may elect to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board, a Participant may satisfy the tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their fair market value (valued in the manner determined or approved by the Company); provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that the Company is able to retain shares of Common Stock having a fair market value (determined or approved by the Company) that exceeds the statutory minimum applicable withholding tax without financial accounting implications or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding tax, the Company may retain such number of shares of Common Stock (up to the number of shares having a fair market value equal to the maximum individual statutory rate of tax (determined or approved by, the Company)) as the Company shall determine to be necessary to satisfy the tax liability associated with any Award. Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.
(e) Amendment of Award. Except as otherwise provided in Section 5(g) and 6(e) with respect to repricings, the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 10.
(f) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(g) Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in whole or in part, free from some or all restrictions or conditions or otherwise realizable in whole or in part, as the case may be.
12. Miscellaneous
(a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.
(b) No Rights As Stockholder; Clawback. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued with respect to an Award until becoming the record holder of such shares. In accepting an Award under the Plan, the Participant agrees to be bound by any clawback policy that the Company has in effect or may adopt in the future.
(c) Effective Date and Term of Plan. The Plan shall become effective on the Effective Date. No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.
(d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) neither Section 5(g) nor Section 6(e) requiring stockholder approval of any Option or SAR repricing may be amended without stockholder approval; (ii) no amendment that would require stockholder approval under the rules of the national securities exchange on which the Company then maintains its primary listing will be effective unless and until the Company’s stockholders approve such amendment; and (iii) if the national securities exchange on which the Company then maintains its primary listing does not have rules regarding when stockholder approval of amendments to equity compensation plans is required (or if the Company’s Common Stock is not then listed on any national securities exchange), then no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 4(b) or 10), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless and until the Company’s stockholders approve such amendment. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 12(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan unless the Award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (2) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to such stockholder approval.
(e) Authorization of Sub-Plans (including for Grants to non-U.S. Employees). The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.
(f) Compliance with Section 409A. If and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that to be bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A) (the “New Payment Date”), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.
The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A but do not to satisfy the conditions of that section.
(g) Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument such individual executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.
(h) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware.

Appendix E
Excerpts from the Annual Report on Form 10-K of MicroStrategy Incorporated for the fiscal year ended
December 31, 2023 filed with the Securities and Exchange Commission on February 15, 2024
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-K
☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2023
OR
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to
Commission File Number 000-24435
MICROSTRATEGY INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1850 Towers Crescent Plaza, Tysons Corner, VA 22182	51-0323571
(State of Incorporation)	(Address of Principal Executive Offices) (Zip Code)	(I.R.S. Employer Identification No.)

Registrant’s Telephone Number, Including Area Code: (703) 848-8600
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Class A common stock, par value $0.001 per share	MSTR	The Nasdaq Global Select Market

Securities registered pursuant to Section 12(g) of the Act: Not applicable
Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☒ No  ☐
Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes  ☐ No ☒
Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No  ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐
Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☒
If securities are registered pursuant to Section 12(b) of the Act, indicate by check mark whether the financial statements of the registrant included in the filing reflect the correction of an error to previously issued financial statements.  ☐
Indicate by check mark whether any of those error corrections are restatements that required a recovery analysis of incentive-based compensation received by any of the registrant’s executive officers during the relevant recovery period pursuant to §240.10D-1(b).  ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes  ☐ No ☒
The aggregate market value of the voting and non-voting common equity held by non-affiliates of the registrant (based on the last reported sale price of the registrant’s class A common stock on June 30, 2023 on the Nasdaq Global Select Market) was approximately $4.133 billion.
As of February 1, 2024, the registrant had 15,004,100 and 1,964,025 shares of class A common stock and class B common stock outstanding, respectively.
Documents incorporated by reference: Portions of the definitive proxy statement for the 2024 Annual Meeting of Stockholders of the Registrant to be filed subsequently with the SEC are incorporated by reference into Part III of this Annual Report on Form 10-K to the extent indicated herein.

Auditor Firm Id:	185	Auditor Name:	KPMG LLP	Auditor Location:	McLean, Virginia

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations
Forward-Looking Information
The following discussion and analysis provides information which our management believes is relevant to an assessment and understanding of our financial condition and results of operations. This discussion and analysis should be read together with our consolidated financial statements and related notes that are included elsewhere in this Annual Report on Form 10-K. In addition to historical financial information, this discussion and analysis contains forward-looking statements that are based upon our current expectations, beliefs, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond our control. See the section of this Annual Report on Form 10-K entitled “Forward Looking Information and Risk Factor Summary.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Part I. Item 1A. Risk Factors” or elsewhere in this Annual Report on Form 10-K.
Management’s Discussion and Analysis for the Year Ended December 31, 2021
Management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2021, including comparison of our results for the years ended December 31, 2022 and 2021, is included in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2022.
Business Overview
MicroStrategy® recently announced that it considers itself the world’s first Bitcoin development company. We are a publicly-traded operating company committed to the continued development of the Bitcoin network through our activities in the financial markets, advocacy and technology innovation. As an operating business, we are able to use cash flows as well as proceeds from equity and debt financings to accumulate bitcoin, which serves as our primary treasury reserve asset. We also develop and provide industry-leading AI-powered enterprise analytics software that promotes our vision of Intelligence Everywhere™, and are using our software development capabilities to develop bitcoin applications. Our software business, which we have operated for over 30 years, is our predominant operational focus, providing cash flows and enabling us to pursue our bitcoin strategy. We believe that the combination of our operating structure, bitcoin strategy and focus on technology innovation differentiates us in the digital assets industry.
Bitcoin Strategy
Our bitcoin strategy includes (i) acquiring bitcoin using cash flows from operations and proceeds from equity and debt financings, (ii) developing product innovations that leverage Bitcoin blockchain technology, and (iii) periodically engaging in advocacy and educational activities regarding the continued acceptance and value of bitcoin as an open, secure protocol for an internet-native digital asset and the Lightning Network.
Enterprise Analytics Software Strategy
MicroStrategy is a pioneer in AI-powered business intelligence (BI), and a global leader in enterprise analytics solutions. We provide software and services designed to turn complex, chaotic data environments into rich, reliable, and convenient information feeds for our customers. Our vision is to make every worker a domain expert by delivering Intelligence Everywhere™.
Our cloud-native flagship, MicroStrategy ONE™, powers some of the largest analytics deployments in the world for customers spanning a wide range of industries, including retail, banking, technology, manufacturing, insurance, consulting, healthcare, telecommunications, and the public sector.
Integral to the MicroStrategy ONE platform are Generative AI capabilities that are designed to automate and accelerate the deployment of AI-enabled applications across our customers’ enterprises. By making advanced analytics accessible through conversational AI, MicroStrategy ONE provides non-technical users with the ability to directly access novel and actionable insights for decision-making.
The analytics market is highly competitive and subject to rapidly changing technology and market conditions. Our ability to compete successfully depends on a number of factors within and outside of our control. Some of these factors include software quality, performance and reliability; the quality of our service and support teams; marketing and prospecting effectiveness, the ability to incorporate artificial intelligence and other technically advanced features; and our ability to differentiate our products.

As we continue to transition our business strategy and product offerings to a cloud-native model, we are enhancing our go-to-market and sales strategies with the goal of focusing on acquiring new customers, driving revenue growth, increasing margins, and streamlining our operations. As part of this strategic transformation, we have taken and will continue to take measures to reorganize and optimize efficiency across our business functions, including sales, marketing, consulting, product, engineering, as well as other corporate functions.
Our Bitcoin Acquisition Strategy
Our bitcoin acquisition strategy generally involves acquiring bitcoin with our liquid assets that exceed working capital requirements, and from time to time, subject to market conditions, issuing debt or equity securities or engaging in other capital raising transactions with the objective of using the proceeds to purchase bitcoin. We view our bitcoin holdings as long-term holdings and expect to continue to accumulate bitcoin. We have not set any specific target for the amount of bitcoin we seek to hold, and we will continue to monitor market conditions in determining whether to engage in additional financings to purchase additional bitcoin. This overall strategy also contemplates that we may (i) periodically sell bitcoin for general corporate purposes, including to generate cash for treasury management (which may include debt repayment), or in connection with strategies that generate tax benefits in accordance with applicable law, (ii) enter into additional capital raising transactions that are collateralized by our bitcoin holdings, and (iii) consider pursuing strategies to create income streams or otherwise generate funds using our bitcoin holdings.
Under our Treasury Reserve Policy, our treasury reserve assets consist of:
•	Cash Assets held by us that exceed working capital requirements; and
•	bitcoin held by us, with bitcoin serving as the primary treasury reserve asset on an ongoing basis, subject to market conditions and anticipated needs of the business for Cash Assets.
During 2022 and 2023, we used proceeds from various capital raising transactions to purchase bitcoin. As of December 31, 2023, we held an aggregate of approximately 189,150 bitcoins, with 16,081 bitcoins held directly by MicroStrategy Incorporated and 173,069 bitcoins held by MacroStrategy. As of December 31, 2023, all of the approximately 16,081 bitcoins held directly by MicroStrategy Incorporated, which had a market value of $683.9 million based on the $42,531.41 market price of one bitcoin on the Coinbase exchange at 4:00 p.m. Eastern Time on December 31, 2023, are held in a separate custodial account from those held by MacroStrategy and serve as part of the collateral securing the 2028 Secured Notes. See below for further disclosure surrounding market value calculations of our bitcoin.
The following table presents a roll-forward of our bitcoin holdings, including additional information related to our bitcoin purchases, sales, and digital asset impairment losses within the respective periods:

	Source of Capital Used to Purchase Bitcoin	Digital Asset Original Cost Basis (in thousands)	Digital Asset Impairment Losses (in thousands)	Digital Asset Carrying Value (in thousands)	Approximate Number of Bitcoins Held (Disposed)	Approximate Average Purchase or Sale Price Per Bitcoin
Balance at December 31, 2021		$3,751,529	$(901,319)	$2,850,210	124,391	$30,159
Digital asset purchases	(a)	287,921		287,921	8,813	32,670
Digital asset impairment losses			(1,287,213)	(1,287,213)
Digital asset sales *		(46,260)	35,370	(10,890)	(704)	16,786
Balance at December 31, 2022		$3,993,190	$(2,153,162)	$1,840,028	132,500	$30,137
Digital asset purchases	(b)	1,902,299		1,902,299	56,650	33,580
Digital asset impairment losses			(115,851)	(115,851)
Balance at December 31, 2023		$5,895,489	$(2,269,013)	$3,626,476	189,150	$31,168

*
During 2022, we sold approximately 704 bitcoins having an original cost basis of $46.3 million and cumulative digital asset impairment losses of $35.4 million, resulting in a carrying value of $10.9 million at the time of sale. The approximately 704 bitcoins were sold for cash proceeds of $11.8 million, net of fees and expenses, resulting in gains on sale of $0.9 million.

(a)
During 2022, we purchased bitcoin using $190.5 million of the net proceeds from the issuance of the 2025 Secured Term Loan, $44.6 million of the net proceeds from our sale of class A common stock under an at-the-market equity offering program, $11.8 million in proceeds from sales of bitcoin, and Excess Cash.

(b)	During 2023, we purchased bitcoin using $1.864 billion of the net proceeds from our sale of class A common stock under at-the-market equity offering programs, and Excess Cash.

Excess Cash refers to cash in excess of the minimum Cash Assets that we are required to hold under our Treasury Reserve Policy, which may include cash generated by operating activities and cash from the proceeds of financing activities.
The following table shows the approximate number of bitcoins held at the end of each respective period, as well as market value calculations of our bitcoin holdings based on the lowest, highest, and ending market prices of one bitcoin on the Coinbase exchange (our principal market) for each respective year, as further defined below:

	Approximate Number of Bitcoins Held at End of Year	Lowest Market Price Per Bitcoin During Year (a)	Market Value of Bitcoin Held at End of Year Using Lowest Market Price (in thousands) (b)	Highest Market Price Per Bitcoin During Year (c)	Market Value of Bitcoin Held at End of Year Using Highest Market Price (in thousands) (d)	Market Price Per Bitcoin at End of Year (e)	Market Value of Bitcoin Held at End of Year Using Ending Market Price (in thousands) (f)
December 31, 2021	124,391	$27,678.00	$3,442,894	$69,000.00	$8,582,979	$45,879.97	$5,707,055
December 31, 2022	132,500	$15,460.00	$2,048,450	$48,240.00	$6,391,800	$16,556.32	$2,193,712
December 31, 2023	189,150	$16,490.00	$3,119,084	$45,000.00	$8,511,750	$42,531.41	$8,044,816

(a)
The “Lowest Market Price Per Bitcoin During Year” represents the lowest market price for one bitcoin reported on the Coinbase exchange during the respective year, without regard to when we purchased any of our bitcoin.

(b)
The “Market Value of Bitcoin Held Using Lowest Market Price” represents a mathematical calculation consisting of the lowest market price for one bitcoin reported on the Coinbase exchange during the respective year multiplied by the number of bitcoins held by us at the end of the applicable year.

(c)
The “Highest Market Price Per Bitcoin During Year” represents the highest market price for one bitcoin reported on the Coinbase exchange during the respective year, without regard to when we purchased any of our bitcoin.

(d)
The “Market Value of Bitcoin Held Using Highest Market Price” represents a mathematical calculation consisting of the highest market price for one bitcoin reported on the Coinbase exchange during the respective year multiplied by the number of bitcoins held by us at the end of the applicable year.

(e)	The “Market Price Per Bitcoin at End of Year” represents the market price of one bitcoin on the Coinbase exchange at 4:00 p.m. Eastern Time on the last day of the respective year.
(f)
The “Market Value of Bitcoin Held at End of Year Using Ending Market Price” represents a mathematical calculation consisting of the market price of one bitcoin on the Coinbase exchange at 4:00 p.m. Eastern Time on the last day of the respective year multiplied by the number of bitcoins held by us at the end of the applicable year.

The amounts reported as “Market Value” in the above table represent only a mathematical calculation consisting of the price for one bitcoin reported on the Coinbase exchange (our principal market) in each scenario defined above multiplied by the number of bitcoins held by us at the end of the applicable year. Bitcoin and bitcoin markets may be subject to manipulation and the spot price of bitcoin may be subject to fraud and manipulation. Accordingly, the Market Value amounts reported above may not accurately represent fair market value, and the actual fair market value of our bitcoin may be different from such amounts and such deviation may be material. Moreover, (i) the bitcoin market historically has been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks that are, or may be, inherent in its entirely electronic, virtual form and decentralized network and (ii) we may not be able to sell our bitcoins at the Market Value amounts indicated above, at the market price as reported on the Coinbase exchange (our principal market) on the date of sale, or at all.
Our digital asset impairment losses, net of gains on sale, have significantly contributed to our operating expenses. During 2023, digital asset impairment losses of $115.9 million represented 23.1% of our operating expenses, compared to digital asset impairment losses, net of gains on sale, of $1.286 billion during 2022, representing 76.9% of our operating expenses and contributing to our net loss of $1.470 billion for 2022.
As of February 14, 2024, we held approximately 190,000 bitcoins that were acquired at an aggregate purchase price of $5.933 billion and an average purchase price of approximately $31,224 per bitcoin, inclusive of fees and expenses. As of February 14, 2024, at 4:00 p.m. Eastern Time, the market price of one bitcoin reported on the Coinbase exchange was $51,744.68.

Operating Highlights
The following table sets forth certain operating highlights (in thousands) for the years ended December 31, 2023 and 2022:

	Years Ended December 31,
	2023	2022
Revenues
Product licenses	$75,351	$86,498
Subscription services	81,179	60,746
Total product licenses and subscription services	156,530	147,244
Product support	263,888	266,521
Other services	75,843	85,499
Total revenues	496,261	499,264
Cost of revenues
Product licenses	1,929	1,672
Subscription services	31,776	24,770
Total product licenses and subscription services	33,705	26,442
Product support	22,434	21,264
Other services	53,805	55,283
Total cost of revenues	109,944	102,989
Gross profit	386,317	396,275
Operating expenses
Sales and marketing	149,671	146,882
Research and development	120,530	127,428
General and administrative	115,312	111,421
Digital asset impairment losses (gains on sale), net	115,851	1,286,286
Total operating expenses	501,364	1,672,017
Loss from operations	$(115,047)	$(1,275,742)

We have incurred and may continue to incur significant impairment losses on our digital assets, and we have recognized and may continue to recognize gains upon sale of our digital assets in the future, which are presented net of any impairment losses within operating expenses. In addition, we base our internal operating expense forecasts on expected revenue trends and strategic objectives in our enterprise analytics software business. Many of our expenses, such as office leases and certain personnel costs, are relatively fixed. Accordingly, any decrease in the price of bitcoin during any quarter, any sales by us of our bitcoin at prices above their then current carrying costs or any shortfall in revenue in our software business may cause significant variation in our operating results. We therefore believe that quarter-to-quarter comparisons of our operating results may not be a good indication of our future performance.

Share-based Compensation Expense
As discussed in Note 11, Share-based Compensation, to the Consolidated Financial Statements, under our 2013 Stock Incentive Plan (as amended, the “2013 Equity Plan”) and 2023 Equity Incentive Plan (the “2023 Equity Plan”, and together with the 2013 Equity Plan, the “Stock Incentive Plans”), we have awarded stock options to purchase shares of our class A common stock, restricted stock units, performance stock units, and certain other stock-based awards. Each restricted stock unit and performance stock unit represents a contingent right to receive a share of our class A common stock upon the satisfaction of applicable vesting requirements. We also provide opportunities for eligible employees to purchase shares of our class A common stock under our 2021 Employee Stock Purchase Plan (the “2021 ESPP”). Share-based compensation expense (in thousands) from these awards was recognized in the following cost of revenues and operating expense line items for the periods indicated:
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	Years Ended December 31,
	2023	2022
Cost of subscription services revenues	$361	$304
Cost of product support revenues	2,156	2,039
Cost of consulting revenues	1,940	1,754
Cost of education revenues	99	177
Sales and marketing	18,022	18,274
Research and development	13,549	13,896
General and administrative	33,444	27,175
Total share-based compensation expense	$69,571	$63,619

The $6.0 million increase in share-based compensation expense during 2023, as compared to the prior year, is primarily due to the grant of additional awards under the Stock Incentive Plans as part of the expansion of our equity award program worldwide and the revaluation of certain liability-classified stock-based awards, partially offset by the forfeiture of certain stock awards and certain awards that became fully vested. As of December 31, 2023, we estimated that an aggregate of approximately $131.7 million of additional share-based compensation expense associated with the Stock Incentive Plans and the 2021 ESPP will be recognized over a remaining weighted average period of 2.3 years.
Critical Accounting Estimates
Our discussion and analysis of our financial condition and results of operations are based on our Consolidated Financial Statements, which have been prepared in accordance with GAAP. See Note 2, Summary of Significant Accounting Policies, to the Consolidated Financial Statements for a description of our significant accounting policies. As described in Note 2, the preparation of our Consolidated Financial Statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, and equity, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results and outcomes could differ from these estimates and assumptions.
Critical accounting estimates involve a significant level of estimation uncertainty and are estimates that have had or are reasonably likely to have a material impact on our financial condition or results of operations. We consider certain estimates and judgments related to revenue recognition to be critical accounting estimates for us, as discussed further below.
Revenue Recognition
See Note 2(n), Summary of Significant Accounting Policies - Revenue Recognition, to the Consolidated Financial Statements for information regarding our significant accounting policies over revenue recognition.
Many of our contracts with customers include multiple performance obligations, and we make estimates and judgments to allocate the transaction price to each performance obligation based on an observable or estimated standalone selling price (“SSP”). The SSP is the price, or estimated price, of the software or service when sold on a standalone basis at contract inception. We consider our evaluation of SSP to be a critical accounting estimate.
An observable price of a good or service sold separately provides the best evidence of SSP. However, in many situations, SSP will not be readily observable, but must still be estimated using reasonably available information. We have observable standalone selling prices of our product support, consulting services, and education services, and therefore use historical transaction data on a standalone basis, along with our judgment, to establish SSP ranges for each of these services, as described in Note 2(n). However, SSP is not directly observable for product licenses (product licenses are not sold on a standalone basis and pricing is highly variable) and subscription services (the selling price of subscription services is highly variable), and we use a residual approach to establish SSP for these revenue streams. As such, the establishment of SSP of our product support, consulting services, and education services directly impacts the amount of product licenses and subscription services revenues recognized, and therefore also impacts the overall timing of revenue recognition.
We review and analyze the SSP ranges we have established for product support, consulting services, and education services semi-annually, and these SSP ranges do not change significantly year to year. We also perform analyses on a semi-annual basis using historical pricing data for both product license and subscription services transactions to assess whether the selling price is highly variable in order to support our conclusion that the residual method to estimate SSP of our product licenses and subscription services continues to be a fair allocation of the transaction price.
In the future, SSP for our software and services could be impacted by various factors, including potential changes in our pricing practices, customer demand for our products and services, and various market or economic conditions. However, we consider the risk of significant volatility in our established SSP to be small given our historical transaction experience and internal processes to monitor SSP ranges on an ongoing basis and work with management in the event a trend that could impact the future ranges is detected.
Results of Operations
Comparison of the Years Ended December 31, 2023 and 2022
Revenues
Except as otherwise indicated herein, the term “domestic” refers to operations in the United States and Canada and the term “international” refers to operations outside of the United States and Canada.
Product licenses and subscription services revenues. The following table sets forth product licenses and subscription services revenues (in thousands) and related percentage changes for the periods indicated:

	Years Ended December 31,		% Change
	2023	2022
Product Licenses and Subscription Services Revenues:
Product Licenses
Domestic	$39,193	$54,794	-28.5%
International	36,158	31,704	14.0%
Total product licenses revenues	75,351	86,498	-12.9%
Subscription Services
Domestic	52,528	42,428	23.8%
International	28,651	18,318	56.4%
Total subscription services revenues	81,179	60,746	33.6%
Total product licenses and subscription services revenues	$156,530	$147,244	6.3%

Product licenses revenues. Product licenses revenues decreased $11.1 million during 2023, as compared to the prior year, primarily due to an overall decrease in the volume and average size of deals, with two particularly large deals occurring during 2022. During 2023, our top three product licenses transactions totaled $8.9 million in recognized revenue, or 11.8% of total product licenses revenues, compared to $13.1 million, or 15.1% of total product licenses revenues, during 2022. Our product licenses revenues may continue to experience declines in future periods as we continue to promote our cloud offering to new and existing customers.
Subscription services revenues. Subscription services revenues are derived from our MCE cloud subscription service and are recognized ratably over the service period in the contract. Subscription services revenues increased $20.4 million during 2023, as compared to the prior year, primarily due to conversions to cloud-based subscriptions from existing on-premises customers, a net increase in the use of subscription services by existing customers, and sales contracts with new customers. We expect our subscription services revenues to continue to grow in future periods as we continue to promote our cloud offering to new and existing customers.
Product support revenues. The following table sets forth product support revenues (in thousands) and related percentage changes for the periods indicated:

	Years Ended December 31,		% Change
	2023	2022
Product Support Revenues:
Domestic	$158,308	$159,385	-0.7%
International	105,580	107,136	-1.5%
Total product support revenues	$263,888	$266,521	-1.0%

Product support revenues are derived from providing technical software support and software updates and upgrades to customers. Product support revenues are recognized ratably over the term of the contract, which is generally one year. Product support revenues decreased $2.6 million during 2023, as compared to the prior year, primarily due to certain existing customers converting from perpetual product licenses with separate support contracts to our subscription services or term product licenses offerings, partially offset by a $1.5 million favorable foreign currency exchange impact. Our product support revenues may experience declines in future periods as we continue to promote our cloud offering to new and existing customers.
Other services revenues. The following table sets forth other services revenues (in thousands) and related percentage changes for the periods indicated:

	Years Ended December 31,		% Change
	2023	2022
Other Services Revenues:
Consulting
Domestic	$35,261	$39,147	-9.9%
International	36,814	41,697	-11.7%
Total consulting revenues	72,075	80,844	-10.8%
Education	3,768	4,655	-19.1%
Total other services revenues	$75,843	$85,499	-11.3%

Consulting revenues. Consulting revenues are derived from helping customers plan and execute the deployment of our software. Consulting revenues decreased $8.8 million during 2023, as compared to the prior year, primarily due to a decrease in billable hours worldwide, partially offset by an increase in average bill rates.
Education revenues. Education revenues are derived from the education and training that we provide to our customers to enhance their ability to fully utilize the features and functionality of our software. These offerings include self-tutorials, custom course development, joint training with customers’ internal staff, and standard course offerings, with pricing dependent on the specific offering delivered. Education revenues decreased $0.9 million during 2023, as compared to the prior year, primarily due to lower sales of annual subscriptions to training courses.

Costs and Expenses
Cost of revenues. The following table sets forth cost of revenues (in thousands) and related percentage changes for the periods indicated:

	Years Ended December 31,		% Change
	2023	2022
Cost of Revenues:
Product licenses and subscription services:
Product licenses	$1,929	$1,672	15.4%
Subscription services	31,776	24,770	28.3%
Total product licenses and subscription services	33,705	26,442	27.5%
Product support	22,434	21,264	5.5%
Other services:
Consulting	51,311	50,820	1.0%
Education	2,494	4,463	-44.1%
Total other services	53,805	55,283	-2.7%
Total cost of revenues	$109,944	$102,989	6.8%

Cost of product licenses revenues. Cost of product licenses revenues consists of referral fees paid to channel partners, the costs of product manuals and media, and royalties paid to third-party software vendors. Cost of product licenses revenues did not materially change during 2023 as compared to the prior year.
Cost of subscription services revenues. Cost of subscription services revenues consists of equipment, facility and other related support costs (including cloud hosting infrastructure costs), and personnel and related overhead costs. Cost of subscription services revenues increased $7.0 million during 2023, as compared to the prior year, primarily due to (i) a $5.7 million increase in cloud hosting infrastructure costs, which is a result of the increased usage by new and existing cloud subscription services customers, (ii) a $0.5 million increase in employee salaries primarily attributable to an increase in average staffing levels and wage increases, and (iii) a $0.4 million increase in variable compensation.
Cost of product support revenues. Cost of product support revenues consists of personnel and related overhead costs, including those under our Enterprise Support program. Our Enterprise Support program utilizes primarily consulting personnel to provide product support to our customers at our discretion. Compensation related to personnel providing Enterprise Support services is reported as cost of product support revenues. Cost of product support revenues increased $1.2 million during 2023, as compared to the prior year, primarily due to a $1.7 million increase in compensation and related costs attributable to non-product support personnel providing an increased level of Enterprise Support services.
Cost of consulting revenues. Cost of consulting revenues consists of personnel and related overhead costs, excluding those under our Enterprise Support program which are allocated to cost of product support revenues. Cost of consulting revenues increased $0.5 million during 2023, as compared to the prior year, primarily due to (i) a $1.8 million increase in variable compensation, (ii) a $1.6 million increase in severance costs associated with streamlining our organization, (iii) a $0.6 million increase in facility and other related support costs, and (iv) a $0.5 million increase in employee salaries primarily attributable to wage increases, partially offset by a shift in staffing levels to lower cost regions, partially offset by (v) a $2.0 million decrease in subcontractor costs and (vi) a $1.8 million decrease in compensation and related costs attributable to consulting personnel providing an increased level of Enterprise Support services. Included in cost of consulting revenues for 2023 is an aggregate $0.7 million unfavorable foreign currency exchange impact.
Cost of education revenues. Cost of education revenues consists of personnel and related overhead costs. Cost of education revenues decreased $2.0 million during 2023, as compared to the prior year, primarily due to (i) a $1.2 million decrease in employee salaries primarily attributable to a decrease in average staffing levels and (ii) a $0.4 million decrease in variable compensation.

Sales and marketing expenses. Sales and marketing expenses consist of personnel costs, commissions, office facilities, travel, advertising, public relations programs, and promotional events, such as trade shows, seminars, and technical conferences. The following table sets forth sales and marketing expenses (in thousands) and related percentage changes for the periods indicated:

	Years Ended December 31,		% Change
	2023	2022
Sales and marketing expenses	$149,671	$146,882	1.9%

Sales and marketing expenses increased $2.8 million during 2023, as compared to the prior year, primarily due to (i) a $3.0 million increase in severance costs associated with streamlining our organization, (ii) a $2.3 million increase in travel and entertainment expenditures due to the return of in-person events and meetings, (iii) a $1.9 million increase in marketing costs due to the return of in-person events and meetings, and (iv) a $0.8 million increase in facility and other related support costs, partially offset by (v) a $2.8 million decrease in employee salaries primarily attributable to a decrease in average staffing levels, partially offset by wage increases, (vi) a $2.4 million decrease in variable compensation primarily attributable to a decrease in commissions earned, partially offset by a decrease in net capitalized commissions and increases in other personnel costs and employee relations expenses, and (vii) a $0.2 million net decrease in share-based compensation expense primarily attributable to the forfeiture of certain awards, being substantially offset by the grant of additional awards under the Stock Incentive Plans and the fair value remeasurement of certain liability-classified awards at the end of the reporting period. Included in sales and marketing expenses for 2023 is an aggregate $0.7 million unfavorable foreign currency exchange impact.
Research and development expenses. Research and development expenses consist of the personnel costs for our software engineering personnel and related overhead costs. The following table summarizes research and development expenses (in thousands) and related percentage changes for the periods indicated:

	Years Ended December 31,		% Change
	2023	2022
Research and development expenses	$120,530	$127,428	-5.4%

Research and development expenses decreased $6.9 million during 2023, as compared to the prior year, primarily due to (i) a $3.9 million decrease in employee salaries primarily attributable to a decrease in average staffing levels, partially offset by wage increases, (ii) a $2.0 million decrease in variable compensation, (iii) a $0.6 million decrease in recruiting costs, (iv) a $0.6 million decrease in facility and other related support costs, (v) a $0.5 million decrease in subcontractor costs, and (vi) a $0.3 million net decrease in share-based compensation expense primarily attributable to the forfeiture of certain awards, being substantially offset by the grant of additional awards under the Stock Incentive Plans and the fair value remeasurement of certain liability-classified awards at the end of the reporting period, partially offset by (vii) a $1.7 million increase in severance costs associated with streamlining our organization. Included in research and development expenses for 2023 is an aggregate $1.2 million favorable foreign currency exchange impact.
General and administrative expenses. General and administrative expenses consist of personnel and related overhead costs, and other costs of our executive, finance, human resources, information systems, and administrative departments, as well as third-party consulting, legal, and other professional fees. The following table sets forth general and administrative expenses (in thousands) and related percentage changes for the periods indicated:

	Years Ended December 31,		% Change
	2023	2022
General and administrative expenses	$115,312	$111,421	3.5%

General and administrative expenses increased $3.9 million during 2023, as compared to the prior year, primarily due to (i) a $6.3 million net increase in share-based compensation expense primarily attributable to the grant of additional awards under the Stock Incentive Plans, partially offset by certain awards that became fully vested, (ii) a $1.2 million increase in the estimated minimum loss with respect to the Brazilian matters noted in Note 9, Commitments and Contingencies, to the Consolidated Financial Statements, (iii) a $0.7 million increase in severance costs associated with streamlining our organization, and (iv) a $0.5 million increase in directors and officers liability insurance expense, partially offset by (v) a $2.3 million decrease in costs related to the maintenance and operations of our corporate aircraft, (vi) a $0.9 million decrease in recruiting costs, (vii) a $0.6 million decrease in legal, consulting, advisory, and other third-party costs, and (viii) a $0.5 million decrease in variable compensation.
Digital asset impairment losses, (gains on sale), net. Digital asset impairment losses are recognized when the carrying value of our digital assets exceeds their lowest fair value at any time since their acquisition. Impaired digital assets are written down to fair value at the time of impairment, and such impairment loss cannot be recovered for any subsequent increases in fair value. Gains (if any) are not recorded until realized upon sale. The following table sets forth digital asset impairment losses (gains on sale), net (in thousands) and related percentage changes for the periods indicated:

	Years Ended December 31,		% Change
	2023	2022
Digital asset impairment losses	$115,851	$1,287,213	-91.0%
Gains on sale of digital assets	0	927	-100.0%
Digital asset impairment losses (gains on sale), net	$115,851	$1,286,286	-91.0%

We may continue to incur significant digital asset impairment losses in the future. For example, we have incurred at least $28.9 million in digital asset impairment losses during the first quarter of 2024 on bitcoin we held as of December 31, 2023.
Interest Expense, Net
In 2023, interest expense, net, was comprised primarily of contractual interest expense and amortization of issuance costs related to our long-term debt arrangements and contractual interest expense incurred on short-term trade credits to purchase bitcoin, partially offset by interest income earned on cash and cash equivalents. In 2022, interest expense, net, was comprised primarily of contractual interest expense and amortization of issuance costs related to our long-term debt arrangements. Interest expense, net, decreased $4.2 million during 2023, as compared to the prior year, and is expected to continue to decrease in the first quarter of 2024 compared to the same period in 2023, as a result of the repayment of the 2025 Secured Term Loan in March 2023. Refer to Note 8, Long-term Debt, and Note 4, Digital Assets, to the Consolidated Financial Statements for further information.
Gain on Debt Extinguishment
In 2023, the $44.7 million gain on debt extinguishment resulted from the repayment of the 2025 Secured Term Loan. Refer to Note 8, Long-term Debt, to the Consolidated Financial Statements for further information.
Other (Expense) Income, Net
Other expense, net, of $5.2 million in 2023 was comprised primarily of foreign currency transaction net losses. Other income, net, of $6.4 million in 2022 was comprised primarily of foreign currency transaction net gains.
(Benefit from) Provision for Income Taxes
During 2023, we recorded a benefit from income taxes of $553.6 million on a pre-tax loss of $124.5 million that resulted in an effective tax rate of 444.6%, as compared to a provision for income taxes of $147.3 million on a pre-tax loss of $1.322 billion that resulted in an effective tax rate of (11.1)% during 2022. Our benefit from income taxes increased compared to the prior year primarily due (i) the release of the valuation allowance during 2023 on our deferred tax asset related to the impairment on our bitcoin holdings, attributable to the increase in market value of bitcoin as of December 31, 2023 compared to December 31, 2022, compared to (ii) the establishment of a valuation allowance during 2022 on our deferred tax asset related to the impairment on our bitcoin holdings, attributable to the decrease in market value of bitcoin as of December 31, 2022 compared to December 31, 2021.
The U.S. Tax Cuts and Jobs Act imposed a mandatory deemed repatriation transition tax (“Transition Tax”) on previously untaxed accumulated and current earnings and profits of certain of our foreign subsidiaries. As of December 31, 2023, $16.6 million of the Transition Tax was unpaid, of which $9.2 million is included in “Other long-term liabilities” and $7.4 million is netted against certain tax overpayments within “Prepaid expenses and other current assets” in our Consolidated Balance Sheet.

As of December 31, 2023, we had no U.S. federal net operating loss (“NOL”) carryforwards and $3.0 million of foreign NOL carryforwards. As of December 31, 2023, we also had gross state NOLs of $10.1 million of which $9.1 million will expire by 2042 and the remainder can be carried forward indefinitely. As of December 31, 2023, digital asset impairment losses, other temporary differences and carryforwards resulted in deferred tax assets, net of valuation allowances and deferred tax liabilities, of $757.2 million.
As of December 31, 2023, we had a valuation allowance of $1.4 million primarily related to our deferred tax assets related to foreign tax credits in certain jurisdictions. This is a significant change from the valuation allowance as of December 31, 2022 of $511.4 million. The largest deferred tax asset relates to the impairment on our bitcoin holdings. During 2023, the value of bitcoin increased substantially which allowed us to release the valuation allowance recorded against the deferred tax asset for impairment on our bitcoin holdings. Changes to the valuation allowance against the deferred tax asset are largely dependent on the change in the market value of bitcoin from the previous reporting date. If the market value of bitcoin declines or we are unable to regain profitability in future periods, we may be required to increase the valuation allowance against our deferred tax assets, which could result in a charge that would materially adversely affect net income (loss) in the period in which the charge is incurred. We routinely consider actions necessary to preserve or utilize tax attributes. We will continue to regularly assess the realizability of deferred tax assets.
As of December 31, 2023, we have not indefinitely reinvested any of our undistributed foreign earnings and have recorded a deferred tax liability of $2.9 million on undistributed foreign earnings related to foreign withholding tax and U.S. state income taxes.
Deferred Revenue and Advance Payments
Deferred revenue and advance payments represent amounts received or due from our customers in advance of our transferring our software or services to the customer. In the case of multi-year service contract arrangements, we generally do not invoice more than one year in advance of services and do not record deferred revenue for amounts that have not been invoiced. Revenue is subsequently recognized in the period(s) in which control of the software or services is transferred to the customer.
The following table summarizes deferred revenue and advance payments (in thousands), as of:

	December 31,
	2023	2022
Current:
Deferred product licenses revenue	$3,579	$2,825
Deferred subscription services revenue	65,512	51,861
Deferred product support revenue	152,012	155,366
Deferred other services revenue	7,059	7,376
Total current deferred revenue and advance payments	$228,162	$217,428
Non-current:
Deferred product licenses revenue	$0	$2,742
Deferred subscription services revenue	3,097	3,030
Deferred product support revenue	4,984	6,387
Deferred other services revenue	443	604
Total non-current deferred revenue and advance payments	$8,524	$12,763
Total current and non-current:
Deferred product licenses revenue	$3,579	$5,567
Deferred subscription services revenue	68,609	54,891
Deferred product support revenue	156,996	161,753
Deferred other services revenue	7,502	7,980
Total current and non-current deferred revenue and advance payments	$236,686	$230,191

The portions of multi-year contracts that will be invoiced in the future are not presented on the balance sheet in “Accounts receivable, net” and “Deferred revenue and advance payments” and instead are included in the remaining performance obligation disclosure below. Total deferred revenue and advance payments increased $6.5 million in 2023, as compared to the prior year, primarily due to an increase in deferred revenue from new and renewed subscription services contracts, partially offset by (i) a decrease in deferred product support revenue from an increase in conversions from on-premises to subscription services contracts, and (ii) a decrease in deferred licenses revenue from the recognition of an early renewal of a large term license deal at the end of 2022.
Our remaining performance obligation represents all future revenue under contract and includes deferred revenue and advance payments and billable non-cancelable amounts that will be invoiced and recognized as revenue in future periods. The remaining performance obligation excludes contracts that are billed in arrears, such as certain time and materials contracts. As of December 31, 2023, we had an aggregate transaction price of $339.7 million allocated to the remaining performance obligation related to product support, subscription services, product licenses, and other services contracts. We expect to recognize approximately $255.5 million of the remaining performance obligation over the next 12 months and the remainder thereafter. However, the timing and ultimate recognition of our deferred revenue and advance payments and other remaining performance obligations depend on our satisfaction of various performance obligations, and the amount of deferred revenue and advance payments and remaining performance obligations at any date should not be considered indicative of revenues for any succeeding period.
Liquidity and Capital Resources
Liquidity.
Our principal sources of liquidity are cash and cash equivalents and on-going collection of our accounts receivable. Cash and cash equivalents may include holdings in bank demand deposits, money market instruments, certificates of deposit, and U.S. Treasury securities. Under our Treasury Reserve Policy and bitcoin acquisition strategy, we use a significant portion of our cash, including cash generated from capital raising transactions, to acquire bitcoins. In 2023 and 2022, we issued and sold 5,097,890 shares and 218,575 shares, respectively, of our class A common stock under our at-the-market equity offering programs for aggregate net proceeds (net of sales commissions and expenses) of $2.020 billion and $46.2 million, respectively. For additional information, see “-At-the-Market Equity Offerings” below.
As of December 31, 2023 and 2022, the amount of cash and cash equivalents held by our U.S. entities was $10.5 million and $14.8 million, respectively, and by our non-U.S. entities was $36.3 million and $29.0 million, respectively. We earn a significant amount of our revenues outside the United States and we repatriated foreign earnings and profits of $20.3 million during 2023 and $44.7 million during 2022.
Our material contractual obligations (explained in further detail in the Notes to the Consolidated Financial Statements, as referenced below) and cash requirements consist of:
•	principal and interest payments related to our long-term debt (Note 8, Long-term Debt);
•	rent payments under noncancellable operating leases (Note 7, Leases);
•	payments related to the Transition Tax (Note 9, Commitments and Contingencies);
•
payments under various purchase agreements, primarily related to third-party cloud hosting services and third-party software supporting our products, marketing, and operations (Note 9, Commitments and Contingencies); and

•	ongoing personnel-related expenditures and vendor payments.
We believe that existing cash and cash equivalents held by us and cash and cash equivalents anticipated to be generated by us are sufficient to meet working capital requirements, anticipated capital expenditures, and contractual obligations for at least the next 12 months. Beyond the next 12 months, our long-term cash requirements are primarily for obligations related to our long-term debt. We have principal due upon maturity of our long-term debt instruments in the aggregate of $2.208 billion in addition to $2.4 million in coupon interest due each semi-annual period for the 2025 Convertible Notes, $15.3 million in coupon interest due each semi-annual period for the 2028 Secured Notes, and $0.1 million due monthly in principal and interest related to our other long-term secured debt. We also have long-term cash requirements for obligations related to our operating leases, the Transition Tax, and our various purchase agreements. As of December 31, 2023, we do not expect cash and cash equivalents generated by our enterprise analytics software business to be sufficient to satisfy these obligations. As a result, we would seek to satisfy these obligations through various options that we expect to be available to us, such as refinancing our debt or generating cash from other sources, which may include the issuance and sale of shares of our class A common stock, borrowings collateralized by bitcoin, or the sale of our bitcoin. Furthermore, we may elect to settle the Convertible Notes upon a conversion of such Convertible Notes in cash, shares of our class A common stock, or a combination of cash and shares of class A common stock, which may enable us to reduce the amount of our cash obligations under the Convertible Notes.
The 2028 Secured Notes have a stated maturity date of June 15, 2028, but include a springing maturity feature that will cause the stated maturity date to spring ahead to the date that is (i) 91 days prior to the existing maturity date of the 2025 Convertible Notes (which is September 15, 2025), (ii) 91 days prior to the existing maturity date of the 2027 Convertible Notes (which is November 16, 2026), or (iii) 91 days prior to the maturity date of any future convertible debt that we may issue that is then outstanding, unless on such dates we meet specified liquidity requirements or less than $100,000,000 of aggregate principal amount of the 2025 Convertible Notes, the 2027 Convertible Notes, or such future convertible debt, as applicable, remains outstanding.
As of December 31, 2023, we held approximately 189,150 bitcoins, of which approximately 173,069 are unencumbered. We do not believe we will need to sell or engage in other transactions with respect to any of our bitcoins within the next twelve months to meet our working capital requirements, although we may from time to time sell or engage in other transactions with respect to our bitcoins as part of treasury management operations, as noted above. The bitcoin market historically has been characterized by significant volatility in its price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of instability in the bitcoin market, we may not be able to sell our bitcoins at reasonable prices or at all. As a result, our bitcoins are less liquid than our existing cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents. In addition, upon sale of our bitcoin, we may incur additional taxes related to any realized gains or we may incur capital losses as to which the tax deduction may be limited.
The following table sets forth a summary of our cash flows (in thousands) and related percentage changes for the periods indicated:

	Years Ended December 31,		% Change
	2023	2022
Net cash provided by operating activities	$12,712	$3,211	295.9%
Net cash used in investing activities	$(1,905,237)	$(278,590)	583.9%
Net cash provided by financing activities	$1,889,886	$265,188	612.7%

Net cash provided by operating activities. The primary source of our cash provided by operating activities is cash collections of our accounts receivable from customers following the sales and renewals of our product licenses, subscription services and product support, as well as consulting and education services. Our primary uses of cash in operating activities are for personnel-related expenditures for software development, personnel-related expenditures for providing consulting, education, and subscription services, and for sales and marketing costs, general and administrative costs, interest expense related to our long-term debt arrangements, and income taxes. In 2023 and 2022, non-cash items to further reconcile net income (loss) to net cash provided by operating activities consist primarily of depreciation and amortization, reduction in the carrying amount of operating lease right-of-use assets, credit losses and sales allowances, deferred taxes, release of liabilities for unrecognized tax benefits, share-based compensation expense, digital asset impairment losses, net of gains on sale, amortization of the issuance costs on our long-term debt, and gain on extinguishment of debt.
Net cash provided by operating activities increased $9.5 million during 2023, as compared to the prior year, due to a $1.899 billion increase in net income and a $15.6 million increase from changes in operating assets and liabilities, partially offset by a $1.905 billion decrease in non-cash items (principally related to digital asset impairment losses and deferred taxes and gain on extinguishment of debt).
Net cash used in investing activities. In 2023 and 2022, the changes in cash used in and provided by investing activities primarily relate to purchases and sales of digital assets and expenditures on property and equipment. Net cash used in investing activities increased $1.627 billion during 2023, as compared to the prior year, primarily due to a $1.614 billion increase in purchases of bitcoins and an $11.8 million decrease in sales of bitcoins. During 2023, we purchased $1.902 billion of bitcoin using net proceeds from the sale of class A common stock under our at-the-market offering programs, and Excess Cash. During 2022, we purchased $287.9 million of bitcoin using net proceeds from the issuance of the 2025 Secured Term Loan, net proceeds from the sale of class A common stock under our at-the-market offering program, proceeds from sales of bitcoin, and Excess Cash.
Net cash provided by financing activities. In 2023 and 2022, the changes in cash provided by and used in financing activities primarily relate to the sale of class A common stock under our at-the-market equity offering program, the issuance and subsequent repayment of our long-term debt, the exercise or vesting of certain awards under the 2013 Equity Plan, and the sales of class A common stock under the 2021 ESPP. Net cash provided by financing activities increased $1.625 billion during 2023, as compared to the prior year, primarily due to (i) a $1.974 billion increase in net proceeds from the sale of class A common stock under our at-the-market equity offering program during 2023 as compared to 2022, (ii) a $29.1 million increase in proceeds from the exercise of stock options under the 2013 Equity Plan during 2023 compared to 2022, partially offset by (iii) a $215.4 million decrease in long-term debt proceeds, net of lender fees and issuance costs during 2023 as compared to 2022, (iv) the $160.0 million repayment of the 2025 Secured Term Loan and related third-party extinguishment costs during 2023, which was repaid using proceeds from our sale of class A common stock offered under our at-the-market equity offering program, (v) a $2.0 million increase in payment of withholding tax on vesting of restricted stock units during 2023 compared to 2022 and (vi) a $0.5 million decrease in proceeds from the sales of class A common stock under the 2021 ESPP during 2023 compared to 2022.
Long-term Debt
The terms of each of the long-term debt instruments described below are discussed more fully in Note 8, Long-term Debt, to the Consolidated Financial Statements.
In December 2020, we issued $650.0 million aggregate principal amount of the 2025 Convertible Notes and in February 2021, we issued $1.050 billion aggregate principal amount of the 2027 Convertible Notes. We used the net proceeds from the issuance of the Convertible Notes to acquire bitcoin. During 2023 and 2022, we paid $4.9 million and $4.9 million, respectively, in interest to holders of the 2025 Convertible Notes. The 2027 Convertible Notes do not bear regular interest and we have not paid any special interest to holders of the 2027 Convertible Notes to date.
In June 2021, we issued $500.0 million aggregate principal amount of the 2028 Secured Notes. We used the net proceeds from the issuance of the 2028 Secured Notes to acquire bitcoin. As of December 31, 2023, approximately 16,081 bitcoins held by MicroStrategy Incorporated serve as part of the collateral for the 2028 Secured Notes. During 2023 and 2022, we paid $30.6 million and $30.6 million, respectively, in interest to holders of the 2028 Secured Notes.
In March 2022, MacroStrategy, our wholly-owned subsidiary, entered into a Credit and Security Agreement with Silvergate Bank, pursuant to which Silvergate Bank issued the $205.0 million 2025 Secured Term Loan to MacroStrategy. We used $190.5 million of the net proceeds from the issuance of the 2025 Secured Term Loan to acquire bitcoin, $5.0 million of the net proceeds to establish a reserve account that served as collateral for the 2025 Secured Term Loan, and the remaining net proceeds to pay fees, interest, and expenses related to the 2025 Secured Term Loan. On March 24, 2023, MacroStrategy and Silvergate Bank entered into a Prepayment, Waiver and Payoff to Credit and Security Agreement, pursuant to which MacroStrategy voluntarily prepaid Silvergate approximately $161.0 million (the “Payoff Amount”), in full repayment, satisfaction, and discharge of the 2025 Secured Term Loan and all other obligations under the Credit and Security Agreement. Upon Silvergate’s receipt of the Payoff Amount on March 24, 2023, the Credit and Security Agreement was terminated, and Silvergate released its security interest in all of MacroStrategy’s assets collateralizing the 2025 Secured Term Loan, including the bitcoin that was serving as collateral. During the first quarter of 2023, we made a final $5.1 million interest payment to Silvergate, $1.1 million of which was included in the Payoff Amount. During 2022 we paid $7.7 million in interest to Silvergate.
In June 2022, we, through one of our wholly-owned subsidiaries, entered into a secured term loan agreement in the amount of $11.1 million, bearing interest at an annual rate of 5.2%, and maturing in June 2027. During 2023 and 2022, we paid $1.1 million and $0.5 million, respectively, in principal and interest to the lender.
At-the-Market Equity Offerings
During 2022 and 2023, we entered into various sales agreements with sales agents pursuant to which we could issue and sell shares of our class A common stock through at-the-market equity offering programs. See Note 13, At-the-Market Equity Offerings, to the Consolidated Financial Statements for the terms and provisions of each sales agreement.

The following table sets forth shares sold and net proceeds received (net of sales commissions and expenses) from shares sold under each sales agreement during the years ended December 31, 2023 and 2022 (in thousands, except number of shares):

	Years Ended December 31,
	2023		2022
	Shares	Net proceeds	Shares	Net proceeds
2022 Sales Agreement	1,348,855	$338,962	218,575	$46,219
May 2023 Sales Agreement	1,079,170	333,494	n/a	n/a
August 2023 Sales Agreement	1,592,950	737,760	n/a	n/a
November 2023 Sales Agreement	1,076,915	609,873	n/a	n/a
Total	5,097,890	$2,020,089	218,575	$46,219

As of December 31, 2023, approximately $137.8 million of our class A common stock remained available for issuance and sale pursuant to the November 2023 Sales Agreement. The remaining sales agreements have been terminated as of December 31, 2023.
Debt repurchases and repayments. During the first quarter of 2023, MacroStrategy voluntarily prepaid Silvergate the Payoff Amount in full repayment, satisfaction, and discharge of the 2025 Secured Term Loan and all other obligations under the Credit and Security Agreement. During the years ended December 31, 2023 and 2022, we did not repurchase or prepay any of our other outstanding debt. We or our affiliates may, at any time and from time to time, seek to retire or purchase our outstanding debt through cash purchases and/or exchanges for equity or debt, in open-market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, will be upon such terms and at such prices as we may determine, and will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. We may also prepay our outstanding indebtedness. The amounts involved in any such repurchase or repayment may be material. We may effect debt repurchases or prepayments using proceeds from the sale of our class A common stock pursuant to the November 2023 Sales Agreement (under which approximately $137.8 million remains available for sale as of the date hereof).
Unrecognized tax benefits. As of December 31, 2023, we had $8.3 million of total gross unrecognized tax benefits, including accrued interest, all of which was recorded in “Other long-term liabilities.” The timing of any payments that could result from these unrecognized tax benefits will depend on a number of factors, and accordingly the amount and period of any future payments cannot be estimated. We do not expect any significant tax payments related to unrecognized tax benefits during 2024.
Recent Accounting Standards
See Note 3, Recent Accounting Standards, to the Consolidated Financial Statements for further information.
Non-GAAP Financial Measures
We are providing supplemental non-GAAP financial measures below which management uses internally to help understand, manage, and evaluate our business performance and to help make operating decisions. We believe that these non-GAAP financial measures are also useful to investors and analysts in comparing our performance across reporting periods on a consistent basis. We also believe the use of these non-GAAP financial measures can facilitate comparison of our operating results to those of our competitors. These supplemental financial measures are not measurements of financial performance under generally accepted accounting principles in the United States (“GAAP”) and, as a result, these supplemental financial measures may not be comparable to similarly titled measures of other companies.
Non-GAAP financial measures are subject to material limitations as they are not measurements prepared in accordance with GAAP, and are not a substitute for such measurements. For example, we expect that share-based compensation expense, which is excluded from certain of the non-GAAP financial measures below, will continue to be a significant recurring expense over the coming years and is an important part of the compensation provided to certain employees, officers, and directors. Similarly, we expect that interest expense arising from the amortization of debt issuance costs on our long-term debt, which is excluded from certain of the non-GAAP financial measures below, will continue to be a recurring expense over the terms of our long-term debt arrangements. Our non-GAAP financial measures are not meant to be considered in isolation and should be read only in conjunction with our Consolidated Financial Statements, which have been prepared in accordance with GAAP. We rely primarily on such Consolidated Financial Statements to understand, manage, and evaluate our business performance and use the non-GAAP financial measures only supplementally.
Non-GAAP loss from operations
Non-GAAP loss from operations excludes share-based compensation expense, which is a significant non-cash expense that we believe is not reflective of our general business performance, and for which the accounting requires management judgment. Consequently, our accounting for share-based compensation expense could vary significantly in comparison to other companies. The following is a reconciliation of our non-GAAP loss from operations to loss from operations, its most directly comparable GAAP measure, (in thousands) for the periods indicated:

	Years Ended December 31,
	2023	2022
Reconciliation of non-GAAP loss from operations:
Loss from operations	$(115,047)	$(1,275,742)
Share-based compensation expense	69,571	63,619
Non-GAAP loss from operations	$(45,476)	$(1,212,123)

Non-GAAP net income (loss) and non-GAAP diluted earnings (loss) per share
Non-GAAP net income (loss) and non-GAAP diluted earnings (loss) per share each exclude the impact of (i) share-based compensation expense, (ii) interest expense arising from the amortization of debt issuance costs on our long-term debt, (iii) gain on extinguishment of debt, and (iv) related income taxes. We believe non-GAAP net income (loss) and non-GAAP diluted earnings (loss) per share offer management and investors insight as they exclude significant non-cash expenses, gains on debt extinguishment, and their related income tax effects. The following are reconciliations of our non-GAAP net income (loss) and non-GAAP diluted earnings (loss) per share to net income (loss) and diluted earnings (loss) per share, respectively, their most directly comparable GAAP measures (in thousands, except per share data), for the periods indicated:

	Years Ended December 31,
	2023	2022
Reconciliation of non-GAAP net income (loss):
Net income (loss)	$429,121	$(1,469,797)
Share-based compensation expense	69,571	63,619
Interest expense arising from amortization of debt issuance costs	8,808	8,694
Gain on debt extinguishment	(44,686)	0
Income tax effects(1)	(6,062)	(13,250)
Non-GAAP net income (loss)	$456,752	$(1,410,734)
Reconciliation of non-GAAP diluted earnings (loss) per share(2):
Diluted earnings (loss) per share	$26.42	$(129.83)
Share-based compensation expense (per diluted share)	4.20	5.62
Interest expense arising from amortization of debt issuance costs (per diluted share)(3)	0.10	0.77
Gain on debt extinguishment (per diluted share)	(2.70)	0.00
Income tax effects (per diluted share)(3)	(0.24)	(1.17)
Non-GAAP diluted earnings (loss) per share	$27.78	$(124.61)

(1)
Income tax effects reflect the net tax effects of share-based compensation expense, which includes tax benefits and expenses on exercises of stock options and vesting of share-settled restricted stock units, interest expense for amortization of debt issuance costs, and gain on debt extinguishment.

(2)
For reconciliation purposes, the non-GAAP diluted earnings (loss) per share calculations use the same weighted average shares outstanding as that used in the GAAP diluted earnings (loss) per share calculations for the same period. For example, in periods of GAAP net loss, otherwise dilutive potential shares of common stock from our share-based compensation arrangements and Convertible Notes are excluded from the GAAP diluted loss per share calculation as they would be antidilutive, and therefore are also excluded from the non-GAAP diluted earnings or loss per share calculation.

(3)
For the year ended December 31, 2023, interest expense from the amortization of issuance costs of the Convertible Notes has been added back to the numerator in the GAAP diluted earnings per share calculation (as disclosed in Note 12, Basic and Diluted Earnings (Loss) per Share, to the Consolidated Financial Statements), and therefore the per diluted share effects of the amortization of issuance costs of the Convertible Notes have been excluded from the “Interest expense arising from amortization of debt issuance costs (per diluted share)” and “Income tax effects (per diluted share)” lines in the above reconciliation for the year ending December 31, 2023.

Non-GAAP Constant Currency Revenues, Cost of Revenues, and Operating Expenses
We present certain of our revenues, cost of revenues, and operating expenses on a non-GAAP constant currency basis, which excludes certain changes resulting from fluctuations in foreign currency exchange rates. These non-GAAP constant currency metrics allow our management and investors to compare operating results to prior years without the effects of certain changes in foreign currency exchange rates, which are not reflective of our general business performance and may vary significantly between periods. The following are reconciliations of our non-GAAP constant currency revenues, cost of revenues, and operating expenses to their most directly comparable GAAP measures (in thousands) for the periods indicated:

	Years Ended December 31,
	GAAP	Foreign Currency Exchange Rate Impact(1)	Non-GAAP Constant Currency(2)	GAAP	GAAP % Change	Non-GAAP Constant Currency % Change(3)
	2023	2023	2023	2022	2023	2023
Product licenses revenues	$75,351	$300	$75,051	$86,498	-12.9%	-13.2%
Subscription services revenues	81,179	296	80,883	60,746	33.6%	33.1%
Product support revenues	263,888	1,514	262,374	266,521	-1.0%	-1.6%
Other services revenues	75,843	186	75,657	85,499	-11.3%	-11.5%
Cost of product support revenues	22,434	46	22,388	21,264	5.5%	5.3%
Cost of other services revenues	53,805	666	53,139	55,283	-2.7%	-3.9%
Sales and marketing expenses	149,671	694	148,977	146,882	1.9%	1.4%
Research and development expenses	120,530	(1,163)	121,693	127,428	-5.4%	-4.5%
General and administrative expenses	115,312	235	115,077	111,421	3.5%	3.3%

	GAAP	Foreign Currency Exchange Rate Impact(1)	Non-GAAP Constant Currency(2)	GAAP	GAAP % Change	Non-GAAP Constant Currency % Change(3)
	2022	2022	2022	2021	2022	2022
Product licenses revenues	$86,498	$(2,762)	$89,260	$101,804	-15.0%	-12.3%
Subscription services revenues	60,746	(2,118)	62,864	43,069	41.0%	46.0%
Product support revenues	266,521	(11,261)	277,782	281,209	-5.2%	-1.2%
Other services revenues	85,499	(5,140)	90,639	84,680	1.0%	7.0%
Cost of product support revenues	21,264	(745)	22,009	19,254	10.4%	14.3%
Cost of other services revenues	55,283	(3,956)	59,239	54,033	2.3%	9.6%
Sales and marketing expenses	146,882	(5,698)	152,580	160,141	-8.3%	-4.7%
Research and development expenses	127,428	(2,249)	129,677	117,117	8.8%	10.7%
General and administrative expenses	111,421	(1,567)	112,988	95,501	16.7%	18.3%

(1)
The “Foreign Currency Exchange Rate Impact” reflects the estimated impact of fluctuations in foreign currency exchange rates on international components of our Consolidated Statements of Operations. It shows the increase (decrease) in material international revenues or expenses, as applicable, from the same period in the prior year, based on comparisons to the prior year quarterly average foreign currency exchange rates. Beginning in the third quarter of 2023, the term “international” refers to operations outside of the United States and Canada only where the functional currency is the local currency (i.e., excluding any location whose economy is considered highly inflationary). Prior year comparative periods have been recast to conform to current period presentation.

(2)	The “Non-GAAP Constant Currency” reflects the current period GAAP amount, less the Foreign Currency Exchange Rate Impact.
(3)	The “Non-GAAP Constant Currency % Change” reflects the percentage change between the current period Non-GAAP Constant Currency amount and the GAAP amount for the same period in the prior year.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk
The following discussion about our market risk exposures involves forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements.
We are exposed to the impact of market price changes in bitcoin and foreign currency fluctuations.
Market Price Risk of Bitcoin. We have used a significant portion of our cash, including cash generated from capital raising transactions, to acquire bitcoin and, as of December 31, 2023, we held approximately 189,150 bitcoins. The carrying value of our bitcoins as of December 31, 2023 was $3.626 billion, which reflects cumulative impairments of $2.269 billion, on our Consolidated Balance Sheet. As discussed in Note 2(g), Summary of Significant Accounting Policies - Digital Assets, to the Consolidated Financial Statements, we account for our bitcoin as indefinite-lived intangible assets, which are subject to impairment losses if the fair value of our bitcoin decreases below their carrying value at any time since their acquisition. Impairment losses cannot be recovered for any subsequent increase in fair value. For example, the market price of one bitcoin on the Coinbase exchange (our principal market for bitcoin) ranged from a low of $16,490.00 to a high of $45,000.00 during the year ended December 31, 2023, but the carrying value of each bitcoin we held at the end of the reporting period reflects the lowest price of one bitcoin quoted on the active exchange at any time since its acquisition. Therefore, negative swings in the market price of bitcoin could have a material impact on our earnings and on the carrying value of our digital assets. Positive swings in the market price of bitcoin are not reflected in the carrying value of our digital assets and impact earnings only when the bitcoin is sold at a gain. For the year ended December 31, 2023, we incurred impairment losses of $115.9 million on our bitcoin.
Foreign Currency Risk. We conduct a significant portion of our business in currencies other than the U.S. dollar, the currency in which we report our Consolidated Financial Statements. International revenues accounted for 42.7%, 41.0%, and 44.7% of our total revenues for the years ended December 31, 2023, 2022, and 2021, respectively. We anticipate that international revenues will continue to account for a significant portion of our total revenues. The functional currency of each of our foreign subsidiaries is generally the local currency.
Assets and liabilities of our foreign subsidiaries are translated into U.S. dollars at exchange rates in effect as of the applicable Balance Sheet date and any resulting translation adjustments are included as an adjustment to stockholders’ equity. Revenues and expenses generated from these subsidiaries are translated at average monthly exchange rates during the quarter in which the transactions occur. Transaction gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in the results of operations.
As a result of transacting in multiple currencies and reporting our Consolidated Financial Statements in U.S. dollars, our operating results may be adversely impacted by currency exchange rate fluctuations in the future. The impact of foreign currency exchange rate fluctuations on current and comparable periods is described in the “Non-GAAP Financial Measures” section under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
We cannot predict the effect of exchange rate fluctuations upon our future results. We attempt to minimize our foreign currency risk by converting our excess foreign currency held in foreign jurisdictions to U.S. dollar-denominated cash and investment accounts.
As of December 31, 2023, a 10% adverse change in foreign currency exchange rates versus the U.S. dollar would have decreased our aggregate reported cash and cash equivalents by 5.4%. If average exchange rates during the year ended December 31, 2023 had changed unfavorably by 10%, our revenues for the year ended December 31, 2023 would have decreased by 3.6%. During the year ended December 31, 2023, our revenues were higher by 0.5% as a result of a 1.5% favorable change in weighted average exchange rates, as compared to the prior year.
Item 8.	Financial Statements and Supplementary Data
Our Consolidated Financial Statements, together with the related notes and the associated Reports of Independent Registered Public Accounting Firm, are set forth on the pages indicated in Item 15.
Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
None.

Item 15.	Exhibits, Financial Statement Schedules
(a)	The following documents are filed as part of this Annual Report:
(b)	Exhibits
We hereby file as part of this Annual Report the exhibits listed in the Index to Exhibits.
(c)	Financial Statement Schedule
The following financial statement schedule is filed herewith:
Schedule II-Valuation and Qualifying Accounts
All other items included in an Annual Report on Form 10-K are omitted because they are not applicable or the answers thereto are none.

KPMG LLP Suite 900 8350 Broad Street McLean, VA 22102

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors of MicroStrategy Incorporated:
Opinion on Internal Control Over Financial Reporting
We have audited MicroStrategy Incorporated and subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2023 and 2022, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2023, and the related notes and the financial statement schedule, Schedule II, Valuation and Qualifying Accounts (collectively, the consolidated financial statements), and our report dated February 15, 2024 expressed an unqualified opinion on those consolidated financial statements.
Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations of Internal Control Over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

McLean, Virginia
February 15, 2024

KPMG LLP Suite 900 8350 Broad Street McLean, VA 22102

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors of MicroStrategy Incorporated:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of MicroStrategy Incorporated and subsidiaries (the Company) as of December 31, 2023 and 2022, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2023, and the related notes and financial statement schedule, Schedule II, Valuation and Qualifying Accounts, (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2023, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 15, 2024 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.
KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.

Evaluation of standalone selling price for standard product support
As discussed in Note 2(n) to the consolidated financial statements, the Company typically sells its software licenses (product licenses) together with technical support services and rights to when-and-if available software upgrades (standard product support). Product license revenue is recognized at the point when control to the license is transferred to the customer while standard product support revenue is recognized ratably over the term of the product support period. The accounting for revenue from contracts with multiple performance obligations requires the transaction price to be allocated to each distinct performance obligation based on their respective relative standalone selling price (SSP). Because product licenses are not sold on a standalone basis and because pricing is highly variable, the Company establishes SSP of product licenses using a residual approach after first establishing the SSP of standard product support based on observable standalone sales with pricing within a narrow range as a percentage of the net license fee.
We identified the evaluation of the SSP for standard product support as a critical audit matter. Especially subjective auditor judgment was required in evaluating the range of prices used to establish the SSP for standard product support which directly affects the amount of product license revenue recognized using a residual approach. Changes to the product support fee range could have a significant impact on the determination of the SSP for standard product support, impacting the amount and timing of revenues recognized.
The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls over the Company’s revenue process, including controls over the methodology used to determine the standard product support SSP and controls over the Company’s validation of the underlying data used in the SSP analysis. We assessed the range of prices based on observable inputs the Company used to determine SSP of standard product support by comparing them to the selling prices of standalone renewals for standard product support and evaluating whether the standalone prices were sufficiently clustered within a narrow range.
Evaluation of audit evidence pertaining to the existence and control of the digital assets
As discussed in Notes 2(g) and 4 to the consolidated financial statements, the Company accounts for its digital assets as indefinite-lived intangible assets. The digital assets are recorded at cost, net of any impairment losses incurred since acquisition. As of December 31, 2023, the carrying value of the Company’s digital assets was $3.626 billion, net of $2.269 billion in cumulative impairments.
We identified the evaluation of audit evidence pertaining to the existence of the digital assets and whether the Company controls the digital assets as a critical audit matter. Especially subjective auditor judgment was involved in determining the nature and extent of evidence required to assess the existence of the digital assets and whether the Company controls the digital assets, as control over the digital assets is provided through private cryptographic keys stored using third-party custodial services at multiple locations that are geographically dispersed. In addition, information technology (IT) professionals with specialized skills and knowledge in blockchain technology were needed to assist in the evaluation of the sufficiency of certain audit procedures.

The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls over the digital assets process, including a control over the comparison of the Company’s records of digital assets held to the custodial records. We involved IT professionals with specialized skills and knowledge in blockchain technology, who assisted in evaluating certain internal controls over the digital assets process performed at the custodial locations, related specifically to the generation of the private cryptographic keys, the storing of these keys, and the reconciliation of digital assets per the custodial service ledgers to the public blockchain. We obtained confirmation of the Company’s digital assets in custody as of December 31, 2023 and compared the total digital assets confirmed to the Company’s record of digital asset holdings. We also compared the Company’s record of digital asset transactions to the records on the public blockchain using a software audit tool. We applied auditor judgment in determining the nature and extent of audit evidence required, especially related to assessing the existence of the digital assets and whether the Company controls the digital assets. We evaluated the sufficiency and appropriateness of audit evidence obtained by assessing the results of procedures performed over the digital assets.

We have served as the Company’s auditor since 2013.
McLean, Virginia
February 15, 2024

MICROSTRATEGY INCORPORATED
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$46,817	$43,835
Restricted cash	1,856	7,033
Accounts receivable, net	183,815	189,280
Prepaid expenses and other current assets	35,407	24,418
Total current assets	267,895	264,566
Digital assets	3,626,476	1,840,028
Property and equipment, net	28,941	32,311
Right-of-use assets	57,343	61,299
Deposits and other assets	24,300	23,916
Deferred tax assets, net	757,573	188,152
Total assets	$4,762,528	$2,410,272
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable, accrued expenses, and operating lease liabilities	$43,090	$42,976
Accrued compensation and employee benefits	50,045	53,716
Accrued interest	1,493	2,829
Current portion of long-term debt, net	483	454
Deferred revenue and advance payments	228,162	217,428
Total current liabilities	323,273	317,403
Long-term debt, net	2,182,108	2,378,560
Deferred revenue and advance payments	8,524	12,763
Operating lease liabilities	61,086	67,344
Other long-term liabilities	22,208	17,124
Deferred tax liabilities	357	198
Total liabilities	2,597,556	2,793,392
Commitments and Contingencies
Stockholders’ Equity (Deficit)
Preferred stock undesignated, $0.001 par value; 5,000 shares authorized; no shares issued or outstanding	0	0
Class A common stock, $0.001 par value; 330,000 shares authorized; 23,588 shares issued and 14,904 shares outstanding, and 18,269 shares issued and 9,585 shares outstanding, respectively	24	18
Class B convertible common stock, $0.001 par value; 165,000 shares authorized; 1,964 shares issued and outstanding, and 1,964 shares issued and outstanding, respectively	2	2
Additional paid-in capital	3,957,728	1,841,120
Treasury stock, at cost; 8,684 shares and 8,684 shares, respectively	(782,104)	(782,104)
Accumulated other comprehensive loss	(11,444)	(13,801)
Accumulated deficit	(999,234)	(1,428,355)
Total stockholders’ equity (deficit)	2,164,972	(383,120)
Total liabilities and stockholders’ equity (deficit)	$4,762,528	$2,410,272

The accompanying notes are an integral part of these Consolidated Financial Statements.

MICROSTRATEGY INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Years Ended December 31,
	2023	2022	2021
Revenues:
Product licenses	$75,351	$86,498	$101,804
Subscription services	81,179	60,746	43,069
Total product licenses and subscription services	156,530	147,244	144,873
Product support	263,888	266,521	281,209
Other services	75,843	85,499	84,680
Total revenues	496,261	499,264	510,762
Cost of revenues:
Product licenses	1,929	1,672	1,721
Subscription services	31,776	24,770	16,901
Total product licenses and subscription services	33,705	26,442	18,622
Product support	22,434	21,264	19,254
Other services	53,805	55,283	54,033
Total cost of revenues	109,944	102,989	91,909
Gross profit	386,317	396,275	418,853
Operating expenses:
Sales and marketing	149,671	146,882	160,141
Research and development	120,530	127,428	117,117
General and administrative	115,312	111,421	95,501
Digital asset impairment losses (gains on sale), net	115,851	1,286,286	830,621
Total operating expenses	501,364	1,672,017	1,203,380
Loss from operations	(115,047)	(1,275,742)	(784,527)
Interest expense, net	(48,960)	(53,136)	(29,149)
Gain on debt extinguishment	44,686	0	0
Other (expense) income, net	(5,204)	6,413	2,287
Loss before income taxes	(124,525)	(1,322,465)	(811,389)
(Benefit from) provision for income taxes	(553,646)	147,332	(275,909)
Net income (loss)	429,121	(1,469,797)	(535,480)
Basic earnings (loss) per share(1)	$31.39	$(129.83)	$(53.44)
Weighted average shares outstanding used in computing basic earnings (loss) per share	13,671	11,321	10,020
Diluted earnings (loss) per share(1)	$26.42	$(129.83)	$(53.44)
Weighted average shares outstanding used in computing diluted earnings (loss) per share	16,566	11,321	10,020

(1)	Basic and fully diluted earnings (loss) per share for class A and class B common stock are the same.
The accompanying notes are an integral part of these Consolidated Financial Statements.

MICROSTRATEGY INCORPORATED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands)

	Years Ended December 31,
	2023	2022	2021
Net income (loss)	$429,121	$(1,469,797)	$(535,480)
Other comprehensive income (loss), net of applicable taxes:
Foreign currency translation adjustment	2,357	(6,258)	(3,658)
Total other comprehensive income (loss)	2,357	(6,258)	(3,658)
Comprehensive income (loss)	$431,478	$(1,476,055)	$(539,138)

The accompanying notes are an integral part of these Consolidated Financial Statements.

MICROSTRATEGY INCORPORATED
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(in thousands)

	Total	Class A Common Stock		Class B Convertible Common Stock		Additional Paid-in	Treasury Stock		Accumulated Other Comprehensive Loss	(Accumulated Deficit) Retained Earnings
		Shares	Amount	Shares	Amount	Capital	Shares	Amount
Balance at January 1, 2021	$446,192	16,307	$16	1,964	$2	$655,241	(8,684)	$(782,104)	$(3,885)	$576,922
Net loss	(535,480)	0	0	0	0	0	0	0	0	(535,480)
Other comprehensive loss	(3,658)	0	0	0	0	0	0	0	(3,658)	0
Issuance of class A common stock upon exercise of stock options	40,651	269	0	0	0	40,651	0	0	0	0
Issuance of class A common stock under employee stock purchase plan	2,854	5	0	0	0	2,854	0	0	0	0
Issuance of class A common stock upon vesting of restricted stock units, net of withholding taxes	(4,754)	11	0	0	0	(4,754)	0	0	0	0
Issuance of class A common stock under public offerings, net of issuance costs	990,463	1,414	2	0	0	990,461	0	0	0	0
Share-based compensation expense	42,690	0	0	0	0	42,690	0	0	0	0
Balance at December 31, 2021	$978,958	18,006	$18	1,964	$2	$1,727,143	(8,684)	$(782,104)	$(7,543)	$41,442
Net loss	(1,469,797)	0	0	0	0	0	0	0	0	(1,469,797)
Other comprehensive loss	(6,258)	0	0	0	0	0	0	0	(6,258)	0
Issuance of class A common stock upon exercise of stock options	1,393	9	0	0	0	1,393	0	0	0	0
Issuance of class A common stock under employee stock purchase plan	4,473	16	0	0	0	4,473	0	0	0	0

The accompanying notes are an integral part of these Consolidated Financial Statements.

	Total	Class A Common Stock		Class B Convertible Common Stock		Additional Paid-in	Treasury Stock		Accumulated Other Comprehensive Loss	(Accumulated Deficit) Retained Earnings
		Shares	Amount	Shares	Amount	Capital	Shares	Amount
Issuance of class A common stock upon vesting of restricted stock units, net of withholding taxes	(2,213)	19	0	0	0	(2,213)	0	0	0	0
Issuance of class A common stock under public offerings, net of issuance costs	46,219	219	0	0	0	46,219	0	0	0	0
Share-based compensation expense	64,105	0	0	0	0	64,105	0	0	0	0
Balance at December 31, 2022	$(383,120)	18,269	$18	1,964	$2	$1,841,120	(8,684)	$(782,104)	$(13,801)	$(1,428,355)
Net income	429,121	0	0	0	0	0	0	0	0	429,121
Other comprehensive income	2,357	0	0	0	0	0	0	0	2,357	0
Issuance of class A common stock upon exercise of stock options	30,519	175	1	0	0	30,518	0	0	0	0
Issuance of class A common stock under employee stock purchase plan	3,955	20	0	0	0	3,955	0	0	0	0
Issuance of class A common stock upon vesting of restricted stock units, net of withholding taxes	(4,344)	26	0	0	0	(4,344)	0	0	0	0
Issuance of class A common stock under public offerings, net of issuance costs	2,020,089	5,098	5	0	0	2,020,084	0	0	0	0
Share-based compensation expense	66,395	0	0	0	0	66,395	0	0	0	0
Balance at December 31, 2023	$2,164,972	23,588	$24	1,964	$2	$3,957,728	(8,684)	$(782,104)	$(11,444)	$(999,234)

The accompanying notes are an integral part of these Consolidated Financial Statements.

MICROSTRATEGY INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2023	2022	2021
Operating activities:
Net income (loss)	$429,121	$(1,469,797)	$(535,480)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	14,527	10,874	11,358
Reduction in carrying amount of right-of-use assets	8,643	8,072	8,189
Credit losses and sales allowances	1,387	939	1,509
Deferred taxes	(568,949)	131,493	(284,221)
Release of liabilities for unrecognized tax benefits	(506)	(360)	(561)
Share-based compensation expense	69,571	63,619	44,126
Digital asset impairment losses (gains on sale), net	115,851	1,286,286	830,621
Amortization of issuance costs on long-term debt	8,808	8,694	7,201
Gain on debt extinguishment	(44,686)	0	0
Changes in operating assets and liabilities:
Accounts receivable	10,307	(5,292)	2,618
Prepaid expenses and other current assets	(11,358)	(6,342)	(25)
Deposits and other assets	(632)	(7,455)	(1,713)
Accounts payable and accrued expenses	(634)	(3,521)	3,749
Accrued compensation and employee benefits	(12,000)	(12,344)	2,374
Accrued interest	(1,336)	1,336	1,222
Deferred revenue and advance payments	2,362	14,839	14,710
Operating lease liabilities	(10,218)	(9,634)	(10,222)
Other long-term liabilities	2,454	(8,196)	(1,622)
Net cash provided by operating activities	12,712	3,211	93,833
Investing activities:
Purchases of digital assets	(1,902,299)	(287,921)	(2,626,529)
Proceeds from sale of digital assets	0	11,817	0
Purchases of property and equipment	(2,938)	(2,486)	(2,706)
Net cash used in investing activities	(1,905,237)	(278,590)	(2,629,235)
Financing activities:
Proceeds from convertible senior notes	0	0	1,050,000
Issuance costs paid for convertible senior notes	0	0	(24,796)
Proceeds from senior secured notes	0	0	500,000
Issuance costs paid for senior secured notes	0	0	(12,792)
Proceeds from secured term loan, net of lender fees	0	204,693	0
Issuance costs paid for secured term loan, excluding lender fees	0	(107)	0
Repayments of secured term loan and third-party extinguishment costs	(160,033)	0	0
Proceeds from other long-term secured debt	0	11,100	0
Issuance costs paid for other long-term secured debt	0	(270)	0
Repayments of other long-term secured debt	(513)	(246)	0
Proceeds from sale of common stock under public offerings	2,029,214	46,592	1,000,000
Issuance costs paid related to sale of common stock under public offerings	(9,141)	(358)	(9,537)
Proceeds from exercise of stock options	30,518	1,393	40,651
Proceeds from sales under employee stock purchase plan	3,955	4,473	2,854
Payment of withholding tax on vesting of restricted stock units	(4,114)	(2,082)	(4,695)
Net cash provided by financing activities	1,889,886	265,188	2,541,685

The accompanying notes are an integral part of these Consolidated Financial Statements.

	Years Ended December 31,
	2023	2022	2021
Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	444	(3,375)	(2,608)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(2,195)	(13,566)	3,675
Cash, cash equivalents, and restricted cash, beginning of year	50,868	64,434	60,759
Cash, cash equivalents, and restricted cash, end of year	$48,673	$50,868	$64,434
Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$41,229	$43,448	$20,416
Cash paid during the year for income taxes, net of tax refunds	$30,318	$21,973	$7,010

The accompanying notes are an integral part of these Consolidated Financial Statements.

MICROSTRATEGY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(1) Organization
MicroStrategy is committed to the continued development of the Bitcoin network through its activities in the financial markets, advocacy and technology innovation. The Company’s enterprise analytics software business, which it has operated for over 30 years, is its predominant operational focus. The Company uses the cash flows generated by its software business, as well as proceeds from equity and debt financings, to accumulate bitcoin, which serves as its primary treasury reserve asset.
(2) Summary of Significant Accounting Policies
(a) Basis of Presentation
The accompanying Consolidated Financial Statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
(b) Use of Estimates
The preparation of the Consolidated Financial Statements, in conformity with GAAP, requires management to make estimates and judgments that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. On an on-going basis, the Company evaluates its estimates, including, but not limited to, those related to revenue recognition, allowance for doubtful accounts, investments, fixed assets, digital assets, leases, debt, share-based compensation, income taxes, including the carrying value of deferred tax assets, and litigation and contingencies, including liabilities that the Company deems not probable of assertion. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets, liabilities, and equity that are not readily apparent from other sources. Actual results and outcomes could differ from these estimates and assumptions.
(c) Fair Value Measurements
The Company measures certain assets and liabilities at fair value on a recurring or nonrecurring basis. Fair value is defined as the price that is expected to be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company uses a three-level hierarchy that prioritizes fair value measurements based on the types of inputs used for the various valuation techniques. The three levels of the fair value hierarchy are described below:
Level 1:	Quoted (unadjusted) prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
Level 2:
Inputs other than quoted prices that are either directly or indirectly observable, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3:
Inputs that are generally unobservable, supported by little or no market activity, and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

The categorization of an asset or liability within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The valuation techniques used by the Company when measuring fair value maximize the use of observable inputs and minimize the use of unobservable inputs.
The Company also estimates the fair value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued expenses, and accrued compensation and employee benefits. The Company considers the carrying value of these instruments in the Consolidated Financial Statements to approximate fair value due to their short maturities.

(d) Cash and Cash Equivalents and Restricted Cash
Cash equivalents may include bank demand deposits, money market instruments, certificates of deposit, U.S. Treasury securities, and equivalent funds. The Company generally considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Restricted cash consists of cash balances restricted in use by contractual obligations with third parties.
(e) Credit Losses on Accounts Receivable
The Company maintains an allowance for credit losses on its accounts receivable balances, which represents its best estimate of current expected credit losses over the contractual life of the accounts receivable. When evaluating the adequacy of its allowance for credit losses each reporting period, the Company analyzes accounts receivable balances with similar risk characteristics on a collective basis, considering factors such as the aging of receivable balances, payment terms, geographic location, historical loss experience, current information, and future expectations. Each reporting period, the Company reassesses whether any accounts receivable no longer share similar risk characteristics and should instead be evaluated as part of another pool or on an individual basis. Changes to the allowance for credit losses are adjusted through credit loss expense, which is presented within “General and administrative” operating expenses in the Consolidated Statements of Operations.
(f) Concentrations of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, and accounts receivable. The Company places its cash equivalents with high credit-quality financial institutions and has established guidelines relative to credit ratings and maturities that seek to maintain safety and liquidity.
The Company sells its offerings to various companies across several industries throughout the world in the ordinary course of business. The Company routinely assesses the financial strength of its customers and maintains allowances for anticipated losses. As of December 31, 2023 and 2022, no individual customer accounted for 10% or more of net accounts receivable, and for the years ended December 31, 2023, 2022, and 2021, no individual customer accounted for 10% or more of revenue.
(g) Digital Assets
The Company accounts for its digital assets, which are comprised solely of bitcoin, as indefinite-lived intangible assets in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles-Goodwill and Other. The Company has ownership of and control over its bitcoin and uses third-party custodial services at multiple locations that are geographically dispersed to store its bitcoin. The Company’s digital assets are initially recorded at cost. Subsequently, they are measured at cost, net of any impairment losses incurred since acquisition.
The Company determines the fair value of its bitcoin on a nonrecurring basis in accordance with ASC 820, Fair Value Measurement, based on quoted (unadjusted) prices on the Coinbase exchange, the active exchange that the Company has determined is its principal market for bitcoin (Level 1 inputs). The Company performs an analysis each quarter to identify whether events or changes in circumstances, principally decreases in the quoted (unadjusted) prices on the active exchange, indicate that it is more likely than not that any of the assets are impaired. In determining if an impairment has occurred, the Company considers the lowest price of one bitcoin quoted on the active exchange at any time since acquiring the specific bitcoin held by the Company. If the carrying value of a bitcoin exceeds that lowest price, an impairment loss has occurred with respect to that bitcoin in the amount equal to the difference between its carrying value and such lowest price.
Impairment losses are recognized in the period in which the impairment occurs and are reflected within “Digital asset impairment losses (gains on sale), net” in the Company’s Consolidated Statements of Operations. The impaired digital assets are written down to their fair value at the time of impairment and this new cost basis will not be adjusted upward for any subsequent increase in fair value. Gains (if any) are not recorded until realized upon sale, at which point they are presented net of any impairment losses in the Company’s Consolidated Statements of Operations. In determining the gain to be recognized upon sale, the Company calculates the difference between the sales price and carrying value of the specific bitcoins sold immediately prior to sale.
See Note 4, Digital Assets, to the Consolidated Financial Statements for further information regarding the Company’s purchases and sales of digital assets.

(h) Property and Equipment
Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, as follows: three years for computer equipment and purchased software; five years for office equipment; 10 years for office furniture; and 19 years for the Company’s corporate aircraft, which has an estimated salvage value of 21%. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the improvements or the term of the lease, whichever is shorter. The Company periodically evaluates the appropriateness of the estimated useful lives and salvage value of all property and equipment. Any change in the estimated useful life or salvage value is treated as a change in estimate and accounted for prospectively in the period of change.
Expenditures for maintenance and repairs are charged to expense as incurred. When assets are retired or sold, the capitalized cost and related accumulated depreciation are removed from the property and equipment accounts and any resulting gain or loss is recognized in the results of operations.
Eligible internal-use software development costs are capitalized subsequent to the completion of the preliminary project stage. Such costs include external direct material and service costs, employee payroll, and payroll-related costs. After all substantial testing and deployment is completed and the software is ready for its intended use, capitalization ceases and internal-use software development costs are amortized using the straight-line method over the estimated useful life of the software, generally three years.
The Company reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying value of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted cash flows to the recorded value of the asset. If an asset is impaired, the asset is written down by the amount by which the carrying value of the asset exceeds the related fair value of the asset.
(i) Leases
A lease is a contract, or part of a contract, that conveys the right to both (i) obtain economic benefits from and (ii) direct the use of an identified asset for a period of time in exchange for consideration. The Company evaluates its contracts to determine if they contain a lease and classifies any lease components identified as an operating or finance lease. For each lease component, the Company recognizes a right-of-use (“ROU”) asset and a lease liability. ROU assets and lease liabilities are presented separately for operating and finance leases; however, the Company currently has no material finance leases. The Company’s operating leases are primarily related to office space in the United States and foreign locations.
In a contract that contains a lease, a component is an item or activity that transfers a good or service to the lessee. Such contracts may be comprised of lease components, non-lease components, and elements that are not components. Each lease component represents a lessee’s right to use an underlying asset in the contract if the lessee can benefit from the right of use of the asset either on its own or together with other readily available resources and if the right of use is neither highly dependent nor highly interrelated with other rights of use. Non-lease components include items such as common area maintenance and utilities provided by the lessor. The Company has elected the practical expedient to not separate lease components from non-lease components for office space, which is the Company’s only material underlying asset class. For each lease within this asset class, the non-lease components and related lease components are accounted for as a single lease component. Items or activities that do not transfer goods or services to the lessee, such as administrative tasks to set up the contract and reimbursement or payment of lessor costs, are not components of the contract and therefore no contract consideration is allocated to such items or activities.
Consideration in the contract is comprised of any fixed payments and variable payments that depend on an index or rate. Payments in the Company’s operating lease arrangements are typically comprised of base office rent and parking fees. Costs related to the Company’s non-lease components, as described above, are generally variable and do not depend on an index or rate and are therefore excluded from the contract consideration allocated to the lease components. The Company’s operating lease arrangements generally do not contain any payments related to items or activities that are not components.
Operating lease liabilities are initially and subsequently measured at the present value of unpaid lease payments, discounted at the discount rate of the lease. Operating lease ROU assets are initially measured as the sum of the initial lease liability, any initial direct costs incurred, and any prepaid lease payments, less any lease incentives received. The

ROU asset is amortized over the term of the lease. The amortization of operating lease ROU assets is included in “Reduction in carrying amount of right-of-use assets” within the operating activities section of the Consolidated Statements of Cash Flows. A single lease expense is recorded within operating expenses in the Consolidated Statements of Operations on a straight-line basis over the lease term. Variable lease payments that are not included in the measurement of the lease liability are recognized in the period when the obligations for those payments are incurred. In the Company’s lease agreements, these variable payments typically include certain taxes, utilities, and maintenance costs, and other fees.
The Company uses its incremental borrowing rate as the discount rate for all of its leases, as the rate implicit in the lease is not readily determinable in any of its lease contracts. In order to estimate a collateralized borrowing rate curve, the Company first estimates a synthetic credit rating and then applies modeling methodologies to an unsecured borrowing rate curve. In determining the incremental borrowing rate of each lease, the Company uses a centralized treasury approach and considers the currency of the contract, the economic environment in which the lease exists, and the term of the lease.
The Company does not recognize lease liabilities or ROU assets for any short-term leases with a non-cancellable lease term of 12 months or less. Instead, the lease payments for these short-term leases are expensed on a straight-line basis over the lease term, and any variable payments are recognized in the period when the obligations for those payments are incurred. The Company believes that, using this methodology, the expense recorded reasonably reflects the Company’s short-term lease commitments.
(j) Software Development Costs
The Company did not capitalize any software development costs during the years ended December 31, 2023, 2022, and 2021. Due to the pace of the Company’s software development efforts and frequency of its software releases, the Company’s software development costs are expensed as incurred within “Research and development” in the Consolidated Statements of Operations.
(k) Loss Contingencies and Legal Costs
The Company accrues loss contingencies that are believed to be probable and can be reasonably estimated. As events evolve during the administration and litigation process and additional information becomes known, the Company reassesses its estimates related to loss contingencies. Legal costs are expensed in the period in which the costs are incurred.
(l) Deferred Revenue and Advance Payments
Deferred revenue and advance payments are contract liabilities that represent amounts received or due from customers in advance of the Company transferring its software or services to the customer under an enforceable contract. Revenue is subsequently recognized in the period(s) in which control of the software or services is transferred to the customer. Deferred revenue is comprised of deferred product licenses and subscription services, product support, or other services revenue based on the transaction price allocated to the specific performance obligation in the contract with the customer, and presented as either current or non-current in the Consolidated Balance Sheets, depending on whether the software or services are expected to be transferred to the customer within the next year.
(m) Debt Arrangements
As discussed in Note 8, Long-term Debt, to the Consolidated Financial Statements, the Company issued convertible senior notes in December 2020 and February 2021 and senior secured notes in June 2021, and entered into secured term loan agreements in March 2022 and June 2022. The embedded conversion features in each of the convertible notes are indexed to the Company’s class A common stock and meet the criteria for classification in stockholders’ equity, and therefore derivative accounting does not apply. The Company records the aggregate principal amount of each of its debt instruments as a liability on its Consolidated Balance Sheets, offset by the issuance costs associated with each instrument. The issuance costs are amortized to interest expense using the effective interest method over the expected term of each debt instrument.

(n) Revenue Recognition
The Company recognizes revenue using a five-step model:
(i)	Identifying the contract(s) with a customer,
(ii)	Identifying the performance obligation(s),
(iii)	Determining the transaction price,
(iv)	Allocating the transaction price to the performance obligations in the contract, and
(v)	Recognizing revenue when, or as, the Company satisfies a performance obligation.
The Company has elected to exclude taxes assessed by government authorities in determining the transaction price, and therefore revenue is recognized net of taxes collected from customers. The Company enters into non-cancellable nonrefundable orders with customers and does not have a history of granting returns or refunds and therefore does not have a reserve for future returns.
Performance Obligations and Timing of Revenue Recognition
The Company primarily sells goods and services that fall into the categories discussed below. Each category contains one or more performance obligations that are either (i) capable of being distinct (i.e., the customer can benefit from the good or service on its own or together with readily available resources, including those purchased separately from the Company) and distinct within the context of the contract (i.e., separately identifiable from other promises in the contract) or (ii) a series of distinct goods or services that are substantially the same and have the same pattern of transfer to the customer. Aside from the Company’s term and perpetual product licenses, which are delivered at a point in time, the majority of the Company’s services are delivered over time.
Product Licenses
The Company sells different types of business intelligence software, licensed on a term or perpetual basis and installed either on premises or on a public cloud that is procured and managed by the customer. Although product licenses are sold with product support, the software is fully functional at the outset of the arrangement and is considered a distinct performance obligation. Revenue from product license sales is recognized when control of the license is transferred to the customer, which is the later of delivery or commencement of the license term. The Company may also sell through resellers and OEMs who purchase the Company’s software for resale. In reseller arrangements, revenue is generally recognized when control of the license is transferred to the end user. In OEM arrangements, revenue is recognized when control of the license is transferred to the OEM.
Subscription Services
The Company also sells access to its software through MCE, a cloud subscription service, wherein customers access the software through a cloud environment that the Company manages on behalf of the customer. Control of the software itself does not transfer to the customer under this arrangement and is not considered a separate performance obligation. Cloud subscriptions are regularly sold on a standalone basis and include technical support, monitoring, backups, updates, and quarterly service reviews. Additionally, customers with existing on-premise software licenses may convert their installations to MCE, at which time the on-premise licenses are typically terminated and replaced by a new subscription to the MCE service. At conversion, an analysis is performed for each contract to determine whether any revenue adjustments are necessary given that the contract modifications revoke previously transferred rights to perpetual on-premise software. Such revenue adjustments were not material for the years ended December 31, 2023, 2022, and 2021. Revenue related to cloud subscriptions is recognized on a straight-line basis over the contract period, which is the period over which the customer has continuous access to the software.
Product Support
In all product license transactions, customers are required to purchase a standard product support package (either separately or as an included component of a term license transaction) that may subsequently be renewed at their option. Customers may also purchase a premium product support package for a fixed annual fee. All product support packages include both technical support and when-and-if-available software upgrades, which are treated as a single performance obligation as they are considered a series of distinct services that are substantially the same and have the same duration and measure of progress. Revenue from product support is recognized on a straight-line basis over the contract period, which is the period over which the customer has continuous access to product support.
Consulting Services
The Company sells consulting services to help customers plan and execute deployment of the Company’s software. Customers are not required to use consulting services to fully benefit from the software. Consulting services are regularly sold on a standalone basis and either (i) prepaid upfront or (ii) sold on a time and materials basis. Consulting arrangements are each considered separate performance obligations because they do not integrate with each other or with other offerings to deliver a combined output to the customer, do not modify or customize (or are not modified or customized by) each other or other offerings, and do not affect the customer’s ability to use the other consulting services or the Company’s other offerings. Revenue under consulting arrangements is recognized over time as services are delivered. For time and materials-based consulting arrangements, the Company has elected the practical expedient of recognizing revenue upon invoicing since the invoiced amount corresponds directly to the value of the Company’s service to date.
Education Services
The Company sells various education and training services to its customers. Education services are sold on a standalone basis under two different types of arrangements: (i) annual subscriptions to live and on-demand training courses and (ii) custom courses purchased on an hourly basis. Education arrangements are each considered separate performance obligations because they do not integrate with each other or with other offerings to deliver a combined output to the customer, do not modify or customize (or are not modified or customized by) each other or other offerings, and do not affect the customer’s ability to use the other education services or the Company’s other offerings. Revenue on annual subscriptions is recognized on a straight-line basis over the contract period, which is the period over which the customer has continuous access to the training courses. Revenue on custom courses is recognized on a time and materials basis as the services are delivered.
See Note 16, Segment Information, to the Consolidated Financial Statements for information regarding total revenues by geographic region.
Estimates and Judgments
The Company makes estimates and judgments to allocate the transaction price based on an observable or estimated SSP. The Company also makes estimates and judgments with respect to capitalizing incremental costs to obtain a customer contract and determining the subsequent amortization period. These estimates and judgments are discussed further below.
Determining the Transaction Price
The transaction price includes both fixed and variable consideration. Variable consideration is included in the transaction price to the extent it is probable that a significant reversal will not occur. The amount of variable consideration excluded from the transaction price was not material for the years ended December 31, 2023, 2022, and 2021. The Company’s estimates of variable consideration are also subject to subsequent true-up adjustments and may result in changes to its transaction prices. Such true-up adjustments have not been and are not expected to be material. The Company has the following sources of variable consideration:
(i)
Performance penalties - Subscription services and product support arrangements generally contain performance response time guarantees. For subscription services arrangements, the Company estimates variable consideration using a portfolio approach because performance penalties are tied to standard up-time requirements. For product support arrangements, the Company estimates variable consideration on a contract basis because such arrangements are customer-specific. For both subscription services and product support arrangements, the Company uses an expected value approach to estimate variable consideration based on historical business practices and current and future performance expectations to determine the likelihood of incurring penalties.

(ii)	Extended payment terms - The Company’s standard payment terms are generally within 180 days of invoicing. If extended payment terms are granted to customers, those terms generally do not exceed one year. For contracts with extended payment terms, the Company estimates variable consideration on a contract basis because such estimates are customer-specific and uses an expected value approach to analyze historical business experience on a customer-by-customer basis to determine the likelihood that extended payment terms lead to an implied price concession.
(iii)
Sales and usage-based royalties - Certain product license arrangements include sales or usage-based royalties, covering both product license and product support. In these arrangements, the Company uses an expected value approach to estimate and recognize revenue for royalty sales each period, utilizing historical data on a contract-by-contract basis. True-up adjustments are recorded in subsequent periods when royalty reporting is received from the OEMs and during the years ended December 31, 2023, 2022, and 2021 were not material.

The Company provides a standard software assurance warranty to repair, replace, or refund software that does not perform in accordance with documentation. The standard software assurance warranty period is generally less than one year. Assurance warranty claims were not material for the years ended December 31, 2023, 2022, and 2021.
The Company does not adjust the transaction price for significant financing components where the time period between cash payment and performance is one year or less. However, there are circumstances where the timing between cash payment and performance may exceed one year. These circumstances generally involve prepaid multi-year license, product support and subscription services arrangements where the customer determines when the service is utilized. In these circumstances, the Company has determined no significant financing component exists because the customer controls when to utilize the service and because there are significant business purposes behind the timing difference between payment and performance (e.g., ensuring collectability in the case of subscription services).
Allocating the Transaction Price Based on Standalone Selling Prices (SSP)
The Company allocates the transaction price to each performance obligation in a contract based on its relative SSP. The SSP is the price, or estimated price, of the software or service when sold on a standalone basis at contract inception. In circumstances where SSP is not directly observable, the Company estimates SSP using the following methodologies:
(i)
Product licenses - Product licenses are not sold on a standalone basis and pricing is highly variable. The Company establishes SSP of product licenses using a residual approach after first establishing the SSP of standard product support. Standard product support is sold on a standalone basis within a narrow range of the stated net license fee, and because an economic relationship exists between product licenses and standard product support, the Company has concluded that the residual method to estimate SSP of product licenses sold on both a perpetual and term basis is a fair allocation of the transaction price.

(ii)
Subscription services - Given the highly variable selling price of subscription services, the Company establishes the SSP of its subscription services arrangements using a similar residual approach after first establishing the SSP of consulting and education services to the extent they are included in the arrangement. The Company has concluded that the residual method to estimate SSP of its subscription services is a fair allocation of the transaction price.

(iii)
Standard product support - The Company establishes SSP of standard product support as a percentage of the stated net license fee, given such pricing is consistent with its normal pricing practices and there exists sufficient history of customers renewing standard product support on a standalone basis at similar percentages. Semi-annually, the Company tracks renewal rates negotiated when standard product support is initially sold with a perpetual license in order to determine the SSP of standard product support within each geographic region for the upcoming quarter. If the stated standard product support fee falls within the SSP range, the specific rate in the contract will be used to determine SSP. If the stated fee is above or below SSP, the highest or lowest end of the range, respectively, will generally be used to determine SSP of standard product support for perpetual licenses. For term licenses, the Company determines SSP of standard product support at the lower end of the SSP range used for perpetual licenses because the term licenses are time bound, resulting in a lower value placed on product support as compared to a perpetual license.

(iv)
Premium product support, consulting services, and education services -SSP of premium product support, consulting services, and education services is established by using a bell-shaped curve approach to define a narrow range within each geographic region in which the services are discounted off of the list price on a standalone basis.

The Company often provides options to purchase future offerings at a discount. The Company analyzes the option price against the previously established SSP of the goods or services to determine if the options represent material rights that should be accounted for as separate performance obligations. In general, an option sold at or above SSP is not considered a material right because the customer could have received that right without entering into the contract. If a material right exists, revenue associated with the option is deferred and recognized when the future goods or services are transferred, or when the option expires. During the years ended December 31, 2023, 2022, and 2021, separate performance obligations arising from future purchase options have not been material.
(o) Incremental Costs to Obtain Customer Contracts
The Company capitalizes costs incurred to obtain a contract with a customer when they are deemed incremental to obtaining the contract and expected to be recoverable. Capitalizable costs are generally limited to sales incentives paid to the Company’s sales team. The Company capitalizes the amounts related to new product support, cloud subscription, and term license contracts. Costs capitalized are amortized over a period of time that is consistent with the pattern of transfer to the customer, which the Company has determined is generally three years and includes consideration for contract length, anticipated renewals, product life cycle, and customer behavior. The Company amortizes the cost over this period on a straight-line basis for product support and subscription service components, and at point(s) in time coinciding with delivery of the license component of term license contracts. The Company has elected the practical expedient to expense capitalizable costs as incurred where the amortization period would be one year or less, which includes those amounts earned on perpetual license, consulting, and education contracts, and renewals of product support, cloud subscription, and term license contracts.
As of December 31, 2023 and 2022, capitalized costs to obtain customer contracts, net of accumulated amortization, were $15.7 million and $15.8 million, respectively, and are presented within “Deposits and other assets” in the Consolidated Balance Sheets. During the years ended December 31, 2023, 2022, and 2021, amortization expenses related to these capitalized costs were $8.1 million, $4.5 million, and $2.7 million, respectively, and are reflected within “Sales and marketing” in the Consolidated Statements of Operations.
(p) Advertising Costs
Advertising costs include production costs, which are expensed the first time the advertisement takes place, and media placement costs, which are expensed in the month the advertising appears. Total advertising costs were $0.1 million, $0.8 million, and $1.2 million for the years ended December 31, 2023, 2022, and 2021, respectively. As of December 31, 2023 and 2022, the Company had no prepaid advertising costs.
(q) Share-based Compensation
The Company maintains the 2013 Stock Incentive Plan (as amended, the “2013 Equity Plan”), and the 2023 Equity Incentive Plan (the “2023 Equity Plan,” and, together with the 2013 Equity Plan, the “Stock Incentive Plans”). As of May 2023, no new awards will be granted under the 2013 Equity Plan, though awards previously granted under the 2013 Equity Plan remain outstanding in accordance with their terms. Under the Stock Incentive Plans, the Company’s employees, officers, directors, and other eligible participants may be (with respect to the 2023 Equity Plan) and have been (with respect to both the 2023 Equity Plan and the 2013 Equity Plan) awarded various types of share-based compensation, including options to purchase shares of the Company’s class A common stock, restricted stock units, and other stock-based awards. Additionally, under the 2023 Equity Plan, awards may be and have been granted that are subject to the achievement of one or more performance measures established by the Company’s Board of Directors or a duly authorized committee thereof. During 2021, the Company adopted and the Company’s stockholders approved the 2021 Employee Stock Purchase Plan (the “2021 ESPP”), under which eligible employees of the Company and certain of its subsidiaries may be provided with opportunities to purchase shares of the Company’s class A common stock.
For options and other stock-based awards, the share-based compensation expense is based on the fair value of the awards on the date of grant, as estimated using the Black-Scholes valuation model. For restricted stock units, the share-based compensation expense is based on the fair value of the Company’s class A common stock on the date of grant. The fair value of liability-classified awards (e.g., the other stock-based awards and cash-settled restricted stock units) is remeasured at each reporting date. For performance stock units subject to a market condition, the Company uses a Monte Carlo simulation model to determine the grant date fair value. For the 2021 ESPP, the share-based compensation expense is based on the grant date fair value, which consists of the intrinsic value of any purchase discount and the fair value of the look-back provision using the Black-Scholes valuation model.
The Company recognizes share-based compensation expense for service-conditioned awards granted under the Stock Incentive Plans and the 2021 ESPP on a straight-line basis over the requisite service period (generally, the vesting period for service-conditioned awards under the Stock Incentive Plans and the offering period under the 2021 ESPP). The Company recognizes share-based compensation expense for market-conditioned performance stock units granted under the 2023 Equity Plan ratably over the performance period using an accelerated attribution cost recognition method. Share-based compensation expense is recorded in cost of revenues or operating expense line items in the Statement of Operations corresponding to the respective participant’s role or function.
See Note 11, Share-based Compensation, to the Consolidated Financial Statements for further information regarding the Stock Incentive Plans, the 2021 ESPP, related share-based compensation expense, and assumptions used in determining fair value.
(r) Income Taxes
The Company is subject to federal, state, and local income taxes in the United States and a number of foreign countries. The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and deferred tax liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and deferred tax liabilities on the basis of differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which differences are expected to reverse. The effect of a change in the tax rates on deferred tax assets and deferred tax liabilities is recognized in income in the period that includes the enactment date.
For uncertain income tax positions, the Company uses a more-likely-than-not recognition threshold based on the technical merits of the income tax position taken. Income tax positions that meet the more-likely-than-not recognition threshold are measured in order to determine the tax benefit recognized in the financial statements. The Company recognizes accrued interest related to unrecognized tax benefits as part of income tax expense. Penalties, if incurred, are recognized as a component of income tax expense.
The Company provides a valuation allowance to reduce deferred tax assets to their estimated realizable value, when appropriate.
(s) Basic and Diluted Earnings (Loss) Per Share
Basic earnings (loss) per share is determined by dividing the net income (loss) attributable to common stockholders by the weighted average number of shares of common stock, including shares of class A common stock and class B common stock, outstanding during the period. Diluted earnings (loss) per share is determined by dividing the net income (loss) attributable to common stockholders by the weighted average number of shares of common stock and potential shares of common stock outstanding during the period. The impact from potential shares of common stock on the diluted earnings per share calculation are included when dilutive. Potential shares of common stock consisting of class A common stock issuable upon the exercise of outstanding employee stock options, the vesting of restricted stock units and performance stock units considered probable of achievement, and in connection with the 2021 ESPP, are computed using the treasury stock method. Potential shares of class A common stock issuable upon conversion of the Company’s convertible senior notes are computed using the if-converted method. In computing diluted earnings per share, the Company first calculates the earnings per incremental share (“EPIS”) for each class of potential shares of common stock and ranks the classes from the most dilutive (i.e., lowest EPIS) to the least dilutive (i.e., highest EPIS). Basic earnings per share is then adjusted for the effect of each class of shares, in sequence and cumulatively, until a particular class no longer produces further dilution.
The Company has two classes of common stock: class A common stock and class B common stock. Holders of class A common stock generally have the same rights, including rights to dividends, as holders of class B common stock, except that holders of class A common stock have one vote per share while holders of class B common stock have ten votes per share. Each share of class B common stock is convertible at any time, at the option of the holder, into one share of class A common stock. As such, basic and fully diluted earnings per share for class A common stock and for class B common stock are the same. The Company has never declared or paid any cash dividends on either class A or class B common stock. As of December 31, 2023 and 2022, there were no shares of preferred stock issued or outstanding.
(t) Foreign Currency Translation
The functional currency of the Company’s international operations is generally the local currency. Accordingly, such assets and liabilities of international subsidiaries are translated using exchange rates in effect at the end of the period, and revenue and expenses are translated using average monthly exchange rates for the period in which the transactions occur. The related translation adjustments are reported in “Accumulated other comprehensive loss” in stockholders’ equity (deficit). In general, upon complete or substantially complete liquidation of an investment in an international subsidiary, the amount of accumulated translation adjustments attributable to that subsidiary is reclassified from stockholders’ equity (deficit) to the statement of operations. Transaction gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in the results of operations.
As of December 31, 2023, 2022, and 2021, the cumulative foreign currency translation balances were $(11.4) million, $(13.8) million, and $(7.5) million, respectively. No taxes were recognized on the temporary differences resulting from foreign currency translation adjustments for the years ended December 31, 2023, 2022, and 2021.
Transaction gains and losses arising from transactions denominated in foreign currencies resulted in a net loss of $5.6 million in 2023 and net gains of $6.2 million and $2.5 million in 2022 and 2021, respectively, and are included in “Other (expense) income, net” in the Consolidated Statements of Operations.
(3) Recent Accounting Standards
Crypto Assets
In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2023-08, Intangibles-Goodwill and Other-Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”). ASU 2023-08 requires in-scope crypto assets (including the Company’s bitcoin holdings) to be measured at fair value in the statement of financial position, with gains and losses from changes in the fair value of such crypto assets recognized in net income each reporting period. ASU 2023-08 also requires certain interim and annual disclosures for crypto assets within the scope of the standard. The standard is effective for the Company for interim and annual periods beginning January 1, 2025, with a cumulative-effect adjustment to the opening balance of retained earnings as of the beginning of the annual reporting period in which the Company adopts the guidance. Prior periods will not be restated. Early adoption is permitted in any interim or annual period for which an entity’s financial statements have not been issued as of the beginning of the annual reporting period.
The Company expects the adoption of ASU 2023-08 will have a material impact on its consolidated balance sheets, statements of operations, statements of cash flows and disclosures. Although the Company will continue to initially record its bitcoin purchases at cost, upon adopting ASU 2023-08, any subsequent increases or decreases in fair value will be recognized as incurred in the Company’s Consolidated Statements of Operations, and the fair value of the Company’s bitcoin will be reflected within the Company’s Consolidated Balance Sheets each reporting period-end. Upon adopting ASU 2023-08, the Company will no longer account for its bitcoin under a cost-less-impairment accounting model.
The Company is currently evaluating early adoption of ASU 2023-08 and the potential implications of unrealized fair value gains and losses as they relate to the changing global tax landscape. If the Company were to adopt this guidance during 2024, it estimates that its 2024 beginning retained earnings balance would increase by approximately $3.1 billion.
Income Taxes
In December 2023, the FASB issued Accounting Standards Update No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 requires enhanced disclosures surrounding income taxes, particularly related to rate reconciliation and income taxes paid information. In particular, on an annual basis, companies will be required to disclose specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. Companies will also be required to disclose, on an annual basis, the amount of income taxes paid, disaggregated by federal, state, and foreign taxes, and also disaggregated by individual jurisdictions above a quantitative threshold. The standard is effective for the Company for annual periods beginning January 1, 2025 on a prospective basis, with retrospective application permitted for all prior periods presented. Early adoption is permitted. The Company is currently evaluating the impact of this guidance on its disclosures.
Segment Reporting
In November 2023, the FASB issued Accounting Standards Update No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”). ASU 2023-07 requires enhanced disclosures surrounding reportable segments, particularly (i) significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”) and included in the reported measure(s) of a segment’s profit and loss and (ii) other segment items that reconcile segment revenue and significant expenses to the reported measure(s) of a segment’s profit and loss, both on an annual and interim basis. Companies are also required to provide all annual disclosures currently required under Topic 280 in interim periods, in addition to disclosing the title and position of the CODM and how the CODM uses the reported measure(s) of segment profit and loss in assessing segment performance and allocating resources. The standard is effective for the Company for annual periods beginning January 1, 2024 and for interim periods beginning January 1, 2025, with updates applied retrospectively. Early adoption is permitted. The Company is currently evaluating the impact of this guidance on its disclosures.
(4) Digital Assets
The following table summarizes the Company’s digital asset holdings (in thousands, except number of bitcoins), as of:

	December 31,
	2023	2022
Approximate number of bitcoins held	189,150	132,500
Digital assets carrying value	$3,626,476	$1,840,028
Cumulative digital asset impairment losses	$2,269,013	$2,153,162

The carrying value on the Company’s Consolidated Balance Sheet at each period-end represents the lowest fair value (based on Level 1 inputs in the fair value hierarchy) of the bitcoins at any time since their acquisition. Therefore, these fair value measurements were made during the period from their acquisition through December 31, 2023 or 2022, respectively, and not as of December 31, 2023 or 2022, respectively.
The following table summarizes the Company’s digital asset purchases, digital asset sales, digital asset impairment losses, and gains on sale of digital assets (in thousands, except number of bitcoins) for the periods indicated:

	Years Ended December 31,
	2023	2022	2021
Approximate number of bitcoins purchased	56,650	8,813	53,922
Approximate number of bitcoins sold	0	704	0
Digital asset purchases	$1,902,299	$287,921	$2,626,529
Digital asset sales	$0	$11,817	$0
Digital asset impairment losses	$115,851	$1,287,213	$830,621
Gains on sale of digital assets	$0	$927	$0

From time to time, the Company may be extended short-term credits from its execution partners to purchase bitcoin in advance of using cash funds in the Company’s trading account. The trade credits are due and payable in cash within days after they are extended. In 2023, certain of the assets, including bitcoin, of MacroStrategy LLC (“MacroStrategy”), a wholly-owned subsidiary of the Company, were subject to a first priority security interest and lien in order to secure the repayment of short-term trade credits taken in its name. While trade credits are outstanding, the Company may incur interest fees and be required to maintain minimum balances in its trading and collateral accounts with such execution partners. As of December 31, 2023 and 2022, the Company had no outstanding trade credits payable.
As of December 31, 2023 and 2022, respectively, approximately 16,081 and 14,890 of the bitcoins held by the Company, which had carrying values of approximately $263.9 million and $230.2 million on the Company’s

Consolidated Balance Sheets as of December 31, 2023 and 2022, respectively, served as part of the collateral for the Company’s 6.125% Senior Secured Notes due 2028 (the “2028 Secured Notes”), as further described in Note 8, Long-term Debt, to the Consolidated Financial Statements. As of December 31, 2022, approximately 34,619 of the bitcoins held by the Company, which had a carrying value of approximately $420.0 million on the Company’s Consolidated Balance Sheet as of December 31, 2022, served as part of the collateral for a $205.0 million term loan (the “2025 Secured Term Loan”) issued to MacroStrategy by Silvergate Bank (“Silvergate”). Upon the repayment of the 2025 Secured Term Loan during the first quarter of 2023, Silvergate released its security interest in the aforementioned bitcoin. Refer to Note 8, Long-term Debt, to the Consolidated Financial Statements for further details of the 2025 Secured Term Loan and its repayment.
(5) Contract Balances
The Company invoices its customers in accordance with billing schedules established in each contract. The Company’s rights to consideration from customers are presented separately in the Company’s Consolidated Balance Sheets depending on whether those rights are conditional or unconditional.
The Company presents unconditional rights to consideration from customers within “Accounts receivable, net” in its Consolidated Balance Sheets. All of the Company’s contracts are generally non-cancellable and/or non-refundable, and therefore an unconditional right generally exists when the customer is billed or amounts are billable per the contract.
Accounts receivable (in thousands) consisted of the following, as of:

	December 31,
	2023	2022
Billed and billable	$186,884	$191,844
Less: allowance for credit losses	(3,069)	(2,564)
Accounts receivable, net	$183,815	$189,280

Changes in the allowance for credit losses were not material for the year ended December 31, 2023.
Rights to consideration that are subject to a condition other than the passage of time are considered contract assets until they are expected to become unconditional and transfer to accounts receivable. Current contract assets included in “Prepaid expenses and other current assets” in the Consolidated Balance Sheets consisted of $1.2 million and $0.6 million, as of December 31, 2023 and 2022, respectively, related to accrued sales and usage-based royalty revenue and performance obligations or services being rendered in advance of future invoicing associated with multi-year contracts. In royalty-based arrangements, consideration is not billed or billable until the royalty reporting is received, generally in the subsequent quarter, at which time the contract asset transfers to accounts receivable and a true-up adjustment is recorded to revenue. These true-up adjustments are generally not material. Non-current contract assets included in “Deposits and other assets” in the Consolidated Balance Sheets consisted of $0.9 million and $0.7 million, as of December 31, 2023 and 2022, respectively, related to performance obligations or services being rendered in advance of future invoicing associated with multi-year contracts. During the years ended December 31, 2023, 2022, and 2021, there were no significant impairments to the Company’s contract assets, nor were there any significant changes in the timing of the Company’s contract assets being reclassified to accounts receivable.
Contract liabilities are amounts received or due from customers in advance of the Company transferring the software or services to the customer and presented as “Deferred revenue and advance payments” in the Consolidated Balance Sheets. In the case of multi-year service contract arrangements, the Company generally does not invoice more than one year in advance of services and does not record deferred revenue for amounts that have not been invoiced. Revenue is subsequently recognized in the period(s) in which control of the software or services is transferred to the customer.
The Company’s “Accounts receivable, net” and “Deferred revenue and advance payments” balances in the Consolidated Balance Sheets include unpaid amounts related to contracts under which the Company has an enforceable right to invoice the customer for non-cancellable and/or non-refundable software and services. Changes in accounts receivable and changes in deferred revenue and advance payments are presented net of these unpaid amounts in “Operating activities” in the Consolidated Statements of Cash Flows.

Deferred revenue and advance payments (in thousands) from customers consisted of the following, as of:

	December 31,
	2023	2022
Current:
Deferred product licenses revenue	$3,579	$2,825
Deferred subscription services revenue	65,512	51,861
Deferred product support revenue	152,012	155,366
Deferred other services revenue	7,059	7,376
Total current deferred revenue and advance payments	$228,162	$217,428
Non-current:
Deferred product licenses revenue	$0	$2,742
Deferred subscription services revenue	3,097	3,030
Deferred product support revenue	4,984	6,387
Deferred other services revenue	443	604
Total non-current deferred revenue and advance payments	$8,524	$12,763

During the years ended December 31, 2023, 2022, and 2021, the Company recognized revenues of $215.9 million, $203.1 million, and $188.7 million, respectively, from amounts included in the total deferred revenue and advance payments balances at the beginning of the respective year. For the years ended December 31, 2023, 2022, and 2021, there were no significant changes in the timing of revenue recognition on the Company’s deferred balances.
The Company’s remaining performance obligation represents all future revenue under contract and includes deferred revenue and advance payments and billable non-cancelable amounts that will be invoiced and recognized as revenue in future periods. The remaining performance obligation excludes contracts that are billed in arrears, such as certain time and materials contracts. The portions of multi-year contracts that will be invoiced in the future are not presented on the balance sheet within accounts receivable and deferred revenues and are instead included in the following remaining performance obligation disclosure. As of December 31, 2023, the Company had an aggregate transaction price of $339.7 million allocated to the remaining performance obligation related to product support, subscription services, product licenses, and other services contracts. The Company expects to recognize $255.5 million within the next 12 months and the remainder thereafter.
(6) Property and Equipment
Property and equipment (in thousands) consisted of the following, as of:

	December 31,
	2023	2022
Corporate aircraft and related equipment	$48,645	$48,645
Computer equipment and purchased software	60,979	60,375
Furniture and equipment	9,920	9,936
Leasehold improvements	29,944	28,755
Internally developed software	9,917	9,917
Property and equipment, gross	159,405	157,628
Less: accumulated depreciation and amortization	(130,464)	(125,317)
Property and equipment, net	$28,941	$32,311

Depreciation and amortization expenses related to property and equipment were $6.4 million, $6.7 million, and $8.7 million for the years ended December 31, 2023, 2022, and 2021, respectively.

(7) Leases
The Company leases office space in the United States and foreign locations under operating lease agreements. Office space is the Company’s only material underlying asset class under operating lease agreements. The Company has no material finance leases.
Under the Company’s office space lease agreements, fixed payments and variable payments that depend on an index or rate are typically comprised of base rent and parking fees. Additionally, under these agreements the Company is generally responsible for certain variable payments that typically include certain taxes, utilities and maintenance costs, and other fees. These variable lease payments are generally based on the Company’s occupation or usage percentages and are subject to adjustments by the lessor.
The Company’s ROU asset and total lease liability balances were $57.3 million and $71.5 million, respectively, as of December 31, 2023, and $61.3 million and $77.4 million, respectively, as of December 31, 2022. The Company’s most significant lease is for its corporate headquarters in Northern Virginia. The ROU asset and total lease liability balances related to the Company’s corporate headquarters lease were $48.1 million and $61.7 million, respectively, as of December 31, 2023, and $52.5 million and $68.2 million, respectively, as of December 31, 2022. The lease agreement for the Company’s corporate headquarters location is set to expire in December 2030, with an option for the Company to extend the term for an additional five or 10 consecutive years. The Company is currently not reasonably certain it will exercise this renewal option and therefore has not included the renewal option in the lease term. Several of the Company’s remaining leases contain options for renewal or options to terminate all or a portion of the leased space. The Company continually assesses the likelihood of exercising these options and recognizes an option as part of its ROU assets and lease liabilities if and when it is reasonably certain that it will exercise the option.
The following table presents the Company’s total lease cost and other lease details for the periods indicated (in thousands, except years and discount rates):

	Years Ended December 31,
	2023	2022	2021
Lease cost:
Operating lease cost	$13,081	$13,008	$13,522
Short-term lease cost	579	582	558
Variable lease cost	783	514	1,224
Total lease cost	$14,443	$14,104	$15,304
Other information:
Cash paid for amounts included in the measurement of operating lease liabilities	$9,862	$14,224	$15,772
ROU assets obtained in exchange for new operating lease liabilities	$6,183	$1,563	$2,420
Weighted average remaining lease term in years - operating leases	6.6	7.5	8.3
Weighted average discount rate - operating leases	6.0%	6.1%	6.1%

The following table presents the maturities of the Company’s operating lease liabilities as of December 31, 2023 (in thousands):

For the year ended December 31,
2024	$14,415
2025	13,357
2026	13,509
2027	12,865
2028	12,590
Thereafter	19,352
Total lease payments	86,088
Less: imputed interest	(14,539)
Total	$71,549
Reported as:
Current operating lease liabilities	$10,463
Non-current operating lease liabilities	61,086
Total	$71,549

(8) Long-term Debt
The net carrying value of the Company’s long-term debt (in thousands) consisted of the following as of:

	December 31,
	2023	2022
2025 Convertible Notes	$643,931	$640,888
2027 Convertible Notes	1,037,306	1,033,277
2028 Secured Notes	491,193	489,547
2025 Secured Term Loan	0	204,688
Other long-term secured debt	9,678	10,160
Total	$2,182,108	$2,378,560

Convertible Senior Notes
In December 2020, the Company issued $650.0 million aggregate principal amount of 0.750% Convertible Senior Notes due 2025 (the “2025 Convertible Notes”) in a private offering. The 2025 Convertible Notes are senior unsecured obligations of the Company and bear interest at a fixed rate of 0.750% per annum, payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2021. Holders of the 2025 Convertible Notes may receive additional interest under specified circumstances as outlined in the indenture relating to the issuance of the 2025 Convertible Notes (the “2025 Convertible Notes Indenture”). The 2025 Convertible Notes will mature on December 15, 2025, unless earlier converted, redeemed or repurchased in accordance with their terms. The total net proceeds from the 2025 Convertible Notes offering, after deducting initial purchaser discounts and issuance costs, were approximately $634.7 million.
In February 2021, the Company issued $1.050 billion aggregate principal amount of 0% Convertible Senior Notes due 2027 (the “2027 Convertible Notes”) in a private offering. The 2027 Convertible Notes are senior unsecured obligations of the Company and do not bear regular interest. However, holders of the 2027 Convertible Notes may receive special interest under specified circumstances as outlined in the indenture relating to the issuance of the 2027 Convertible Notes (the “2027 Convertible Notes Indenture”). Any special interest is payable semiannually in arrears on February 15 and August 15 of each year, beginning on August 15, 2021. The 2027 Convertible Notes will mature on February 15, 2027, unless earlier converted, redeemed, or repurchased in accordance with their terms. The total net proceeds from the 2027 Convertible Notes offering, after deducting initial purchaser discounts and issuance costs, were approximately $1.026 billion.
The 2025 Convertible Notes and 2027 Convertible Notes (collectively, the “Convertible Notes”) are senior unsecured obligations and rank senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the Convertible Notes; equal in right of payment to any of the Company’s unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries.
The Convertible Notes are convertible into shares of the Company’s class A common stock at initial conversion rates of 2.5126 shares and 0.6981 shares per $1,000 principal amount of Convertible Notes for the 2025 Convertible Notes and 2027 Convertible Notes, respectively (equivalent to an initial conversion price of approximately $397.99 per share and $1,432.46 per share of class A common stock for the 2025 Convertible Notes and 2027 Convertible Notes, respectively). The conversion rates are subject to customary anti-dilution adjustments. In addition, following certain events that may occur prior to the respective maturity dates or if the Company delivers a notice of redemption, the Company will increase the conversion rate for a holder who elects to convert its Convertible Notes in connection with such corporate event or notice of redemption, as the case may be, in certain circumstances as provided in the 2025 Convertible Notes Indenture and the 2027 Convertible Notes Indenture (collectively, the “Convertible Notes Indentures”), respectively. There have been no adjustments to the initial conversion rates for each of the Convertible Notes as of December 31, 2023. As of December 31, 2023, the maximum number of shares into which the Convertible Notes could be potentially converted if the conversion features are triggered are 1,633,190 and 733,005 shares for the 2025 Convertible Notes and 2027 Convertible Notes, respectively.
Prior to June 15, 2025 and August 15, 2026 for the 2025 Convertible Notes and 2027 Convertible Notes, respectively, the Convertible Notes are convertible only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on March 31, 2021 and June 30, 2021 for the 2025 Convertible Notes and 2027 Convertible Notes, respectively (and only during such calendar quarter), if the last reported sale price of the Company’s class A common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price of the 2025 Convertible Notes or 2027 Convertible Notes, respectively, on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined in the Convertible Notes Indentures) per $1,000 principal amount of the 2025 Convertible Notes or 2027 Convertible Notes, respectively, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Company’s class A common stock and the applicable conversion rate on each such trading day; (3) if the Company calls any or all of the 2025 Convertible Notes or 2027 Convertible Notes, respectively, for redemption, at any time prior to the close of business on the second scheduled trading day immediately preceding the redemption date; and (4) upon occurrence of specified corporate events as described in the Convertible Notes Indentures.
On or after June 15, 2025 or August 15, 2026 for the 2025 Convertible Notes and 2027 Convertible Notes, respectively, until the close of business on the second scheduled trading day immediately preceding the maturity dates of the 2025 Convertible Notes or 2027 Convertible Notes, respectively, holders may convert the 2025 Convertible Notes or 2027 Convertible Notes, respectively, at any time. Upon conversion of the Convertible Notes, the Company will pay or deliver, as the case may be, cash, shares of the Company’s class A common stock, or a combination of cash and shares of class A common stock, at the Company’s election.
Prior to December 20, 2023 or February 20, 2024 for the 2025 Convertible Notes and 2027 Convertible Notes, respectively, the Company may not redeem the Convertible Notes. The Company may redeem for cash all or a portion of the 2025 Convertible Notes or 2027 Convertible Notes, at its option, on or after December 20, 2023 or February 20, 2024, respectively, if the last reported sale price of the Company’s class A common stock has been at least 130% of the conversion price of the 2025 Convertible Notes or 2027 Convertible Notes, respectively, then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which the Company provides a notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption. The redemption price will be equal to 100% of the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. The Company has not redeemed any of the Convertible Notes as of December 31, 2023.
If the Company undergoes a “fundamental change,” as defined in the Convertible Notes Indentures, prior to maturity, subject to certain conditions, holders may require the Company to repurchase for cash all or any portion of their Convertible Notes at a fundamental change repurchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.
The Convertible Notes Indentures contain customary terms and covenants, including that upon certain events of default occurring and continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding 2025 Convertible Notes or 2027 Convertible Notes, respectively, may declare 100% of the principal of, and accrued and unpaid interest, if any, on, all the 2025 Convertible Notes or 2027 Convertible Notes, respectively, to be due and payable.
During the year ended December 31, 2023, the 2025 Convertible Notes were not convertible at any time. During the year ended December 31, 2022, the 2025 Convertible Notes were convertible at the option of the holders of the 2025 Convertible Notes during the first quarter of 2022 only. During the year ended December 31, 2021, the 2025 Convertible Notes were convertible at the option of the holders of the 2025 Convertible Notes during the second quarter and fourth quarter of 2021 only. During the years ended December 31, 2023, 2022, and 2021, the 2027 Convertible Notes were not convertible at any time. No conversions of the Convertible Notes occurred during the years ended December 31, 2023, 2022, and 2021. The Convertible Notes may be convertible in future periods if one or more of the conversion conditions is satisfied during future measurement periods. As of December 31, 2023, the last reported sale price of the Company’s class A common stock for at least 20 trading days during the 30 consecutive trading days ending on, and including, December 31, 2023 was greater than or equal to 130% of the conversion price of the 2025 Convertible Notes on each applicable trading day. Therefore, the 2025 Convertible Notes are convertible at the option of the holders of the 2025 Convertible Notes during the first quarter of 2024.

The Company incurred approximately $15.3 million and $24.2 million in customary offering expenses associated with the 2025 Convertible Notes and 2027 Convertible Notes, respectively (“issuance costs”). The Company accounts for these issuance costs as a reduction to the principal amount of the 2025 Convertible Notes and 2027 Convertible Notes, respectively, and amortizes the issuance costs to interest expense over the contractual term of the 2025 Convertible Notes and 2027 Convertible Notes, respectively, at an effective interest rate of 1.23% and 0.39%, respectively.
Although the Convertible Notes each contain embedded conversion features, the Company accounts for each of the Convertible Notes in its entirety as a liability because the conversion features are indexed to the Company’s class A common stock and meet the criteria for classification in stockholders’ equity and therefore do not qualify for separate derivative accounting. As of December 31, 2023 and 2022, the net carrying value of the Convertible Notes was classified as a long-term liability in the “Long-term debt, net” line item in the Company’s Consolidated Balance Sheets.
The following is a summary of the Company’s convertible debt instruments as of December 31, 2023 (in thousands):

	December 31, 2023
	Outstanding Principal Amount	Unamortized Issuance Costs	Net Carrying Value	Fair Value
				Amount	Leveling
2025 Convertible Notes	$650,000	$(6,069)	$643,931	$1,074,713	Level 2
2027 Convertible Notes	1,050,000	(12,694)	1,037,306	913,808	Level 2
Total	$1,700,000	$(18,763)	$1,681,237	$1,988,521

The following is a summary of the Company’s convertible debt instruments as of December 31, 2022 (in thousands):

	December 31, 2022
	Outstanding Principal Amount	Unamortized Issuance Costs	Net Carrying Value	Fair Value
				Amount	Leveling
2025 Convertible Notes	$650,000	$(9,112)	$640,888	$364,000	Level 2
2027 Convertible Notes	1,050,000	(16,723)	1,033,277	394,800	Level 2
Total	$1,700,000	$(25,835)	$1,674,165	$758,800

The fair value of the Convertible Notes is determined using observable market data other than quoted prices, specifically the last traded price at the end of the reporting period of identical instruments in the over-the-counter market (Level 2).
For the years ended December 31, 2023, 2022 and 2021, interest expense related to the Convertible Notes was as follows (in thousands):

	Year Ended December 31, 2023			Year Ended December 31, 2022			Year Ended December 31, 2021
	Contractual Interest Expense	Amortization of Issuance Costs	Total	Contractual Interest Expense	Amortization of Issuance Costs	Total	Contractual Interest Expense	Amortization of Issuance Costs	Total
2025 Convertible Notes	$4,875	$3,043	$7,918	$4,875	$3,006	$7,881	$4,875	$2,970	$7,845
2027 Convertible Notes	0	4,029	4,029	0	4,014	4,014	0	3,433	3,433
Total	$4,875	$7,072	$11,947	$4,875	$7,020	$11,895	$4,875	$6,403	$11,278

The Company paid $4.9 million, $4.9 million and $4.9 million, respectively, in interest related to the 2025 Convertible Notes during the years ended December 31, 2023, 2022, and 2021. The Company has not paid any additional interest or special interest related to the 2025 Convertible Notes or the 2027 Convertible Notes, respectively, to date.
Senior Secured Notes
On June 14, 2021, the Company issued $500.0 million aggregate principal amount of 2028 Secured Notes. The 2028 Secured Notes were sold under a purchase agreement, dated as of June 8, 2021, entered into by and among the Company, MicroStrategy Services Corporation, a wholly owned subsidiary of the Company (the “Guarantor”), and

Jefferies LLC, for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States pursuant to Regulation S under the Securities Act. The terms of the 2028 Secured Notes are governed by an indenture, dated as of June 14, 2021 (the “2028 Secured Notes Indenture”), among the Company, the Guarantor, and U.S. Bank National Association, as trustee and collateral agent.
The 2028 Secured Notes are unconditionally guaranteed, jointly and severally, on a senior secured basis by the Guarantor and certain subsidiaries of the Company (excluding MacroStrategy) that may be formed or acquired on or after June 14, 2021 (collectively, the “Subsidiary Guarantors”). The 2028 Secured Notes bear interest at a fixed rate of 6.125% per annum, payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2021. The 2028 Secured Notes have a stated maturity date of June 15, 2028, unless earlier redeemed or repurchased in accordance with their terms and subject to a springing maturity date of September 15, 2025 or November 16, 2026 as discussed further below. The total net proceeds from the 2028 Secured Notes, after deducting initial purchaser discounts and issuance costs, were approximately $487.2 million.
The 2028 Secured Notes and the related guarantees are secured, on a senior secured basis with the Company’s existing and future senior indebtedness, by a security interest in substantially all of the Company’s and the Subsidiary Guarantors’ assets (the “Collateral”). The Collateral includes any bitcoins or other digital assets acquired by the Company or a Subsidiary Guarantor on or after June 14, 2021, but excludes bitcoins held by MacroStrategy and certain other excluded assets. As of December 31, 2023, approximately 16,081 of the bitcoins held by the Company serve as part of the Collateral. MacroStrategy is the Company’s subsidiary formed to hold bitcoins and digital assets that are not included in the Collateral, including bitcoins acquired before June 14, 2021, bitcoins that MacroStrategy acquired using the proceeds from the 2025 Secured Term Loan, and bitcoins purchased by MacroStrategy from contributions made to it by the Company with the proceeds from sales of the Company’s class A common stock, such as sales of the Company’s class A common stock pursuant to the equity offerings described in Note 13, At-the-Market Equity Offerings, to the Consolidated Financial Statements.
The 2028 Secured Notes and the related guarantees are the general senior secured obligations of the Company and the Subsidiary Guarantors and rank pari passu in right of payment with the Company’s and the Subsidiary Guarantors’ existing and future senior indebtedness, are senior in right of payment to all future subordinated indebtedness of the Company and the Subsidiary Guarantors, and are effectively senior to any existing and future unsecured indebtedness of the Company and the Subsidiary Guarantors (including the Convertible Notes) to the extent of the value of the Collateral (after giving effect to the sharing of such Collateral with holders of equal or prior ranking liens on the Collateral).
The 2028 Secured Notes and the guarantees are: (i) secured on a first priority basis by liens on the Collateral (subject to certain permitted liens and certain other exceptions, as provided in the 2028 Secured Notes Indenture) or to the extent there is outstanding ABL Indebtedness (as defined in the 2028 Secured Notes Indenture), secured on a first priority basis by the Notes Priority Collateral (as defined in the 2028 Secured Notes Indenture) and on a second priority basis by liens on the ABL Priority Collateral (as defined in the 2028 Secured Notes Indenture) (subject to certain permitted liens and certain other exceptions), (ii) effectively subordinated to any future ABL Indebtedness to the extent of the value of the ABL Priority Collateral securing such future ABL Indebtedness, (iii) effectively subordinated to any existing and future indebtedness of the Company or any Subsidiary Guarantor that is secured by liens on assets of the Company or any Subsidiary Guarantor that do not constitute a part of the Collateral, and (iv) structurally subordinated to any existing and future indebtedness and other liabilities of MacroStrategy and any other Company subsidiaries that are not Subsidiary Guarantors, other than intercompany indebtedness and liabilities owed to the Company or a Subsidiary Guarantor.
At any time and from time to time prior to June 15, 2024, the Company may redeem some or all of the 2028 Secured Notes at a redemption price equal to 100% of the principal amount of the 2028 Secured Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, plus a “make-whole” premium as set forth in the 2028 Secured Notes Indenture. At any time and from time to time on or after June 15, 2024, the Company may redeem some or all of the 2028 Secured Notes at the redemption prices described in the 2028 Secured Notes Indenture, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. At any time prior to June 15, 2024, but not more than once during each consecutive twelve-month period, the Company may redeem up to 10% of the aggregate principal amount of the 2028 Secured Notes at a redemption price equal to 103% of the principal amount of the 2028 Secured Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. At any time prior to June 15, 2024, the Company may redeem, on one or more occasions, up to 40% of the aggregate principal amount of the 2028 Secured Notes with the proceeds of certain equity offerings, at a redemption price equal to 106.125% of the principal amount of the 2028 Secured Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. The Company has not redeemed any of the 2028 Secured Notes as of December 31, 2023.
If the Company experiences a Change of Control or Fundamental Change (each as defined in the 2028 Secured Notes Indenture), the Company may be required to offer to repurchase the 2028 Secured Notes at a purchase price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. In certain circumstances, the Company must use certain of the proceeds from a sale of assets to make an offer to repurchase 2028 Secured Notes at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.
The 2028 Secured Notes include a springing maturity feature that will cause the stated maturity date to spring ahead to: (1) September 15, 2025 (the “First Springing Maturity Date”), unless on the First Springing Maturity Date (i) the Company has Liquidity (as defined in the 2028 Secured Notes Indenture) in excess of 130% of the amount required to pay in full in cash the then outstanding aggregate principal amount of, and accrued interest on, the 2025 Convertible Notes or (ii) less than $100,000,000 of the aggregate principal amount of the 2025 Convertible Notes remains outstanding, (2) November 16, 2026 (the “Second Springing Maturity Date”), unless on the Second Springing Maturity Date (i) the Company has Liquidity in excess of 130% of the amount required to pay in full in cash the then outstanding aggregate principal amount of, and accrued interest on, the 2027 Convertible Notes or (ii) less than $100,000,000 of the aggregate principal amount of the 2027 Convertible Notes remains outstanding, or (3) the date (such date, an “FCCR Springing Maturity Date”) that is 91 days prior to the maturity date of any future convertible debt that we may issue that is then outstanding (the “FCCR Convertible Indebtedness”), unless on the FCCR Springing Maturity Date (i) the Company has Liquidity in excess of 130% of the amount required to pay in full in cash the then outstanding aggregate principal amount of and accrued interest on such FCCR Convertible Indebtedness or (ii) less than $100,000,000 of the aggregate principal amount of such FCCR Convertible Indebtedness remains outstanding. “Liquidity” is defined in the 2028 Secured Notes Indenture and includes the Digital Asset Market Value (as defined in the 2028 Secured Notes Indenture) of the bitcoin owned by the Company and its Restricted Subsidiaries (as defined in the 2028 Secured Notes Indenture) immediately prior to the issuance of the 2028 Secured Notes (which are referred to as “Existing Digital Assets”). As of December 31, 2023, for purposes of calculating Liquidity, the Company and its Restricted Subsidiaries owned approximately 92,079 Existing Digital Assets, all of which were unencumbered.
The 2028 Secured Notes Indenture contains certain covenants with which the Company must comply, including covenants with respect to limitations on (i) additional indebtedness, (ii) liens, (iii) certain payments and investments, (iv) the ability to merge or consolidate with another person, or sell or otherwise dispose of substantially all the Company’s assets, and (v) certain transactions with affiliates. The Company was in compliance with its debt covenants as of December 31, 2023.
The Company incurred approximately $12.8 million in customary offering expenses associated with the 2028 Secured Notes. The Company accounts for these issuance costs as a reduction to the principal amount of the 2028 Secured Notes and amortizes the issuance costs to interest expense over the contractual term of the 2028 Secured Notes at an effective interest rate of 6.58%. As of December 31, 2023 and 2022, the net carrying value of the 2028 Secured Notes was classified as a long-term liability in the “Long-term debt, net” line item in the Company’s Consolidated Balance Sheets.
The following is a summary of the 2028 Secured Notes as of December 31, 2023 (in thousands):

	December 31, 2023
	Outstanding Principal Amount	Unamortized Issuance Costs	Net Carrying Value	Fair Value
				Amount	Leveling
2028 Secured Notes	$500,000	$(8,807)	$491,193	$485,070	Level 2

The following is a summary of the 2028 Secured Notes as of December 31, 2022 (in thousands):

	December 31, 2022
	Outstanding Principal Amount	Unamortized Issuance Costs	Net Carrying Value	Fair Value
				Amount	Leveling
2028 Secured Notes	$500,000	$(10,453)	$489,547	$369,800	Level 2

The fair value of the 2028 Secured Notes is determined using observable market data other than quoted prices, specifically the last traded price at the end of the reporting period of identical instruments in the over-the-counter market (Level 2).
For the years ended December 31, 2023, 2022, and 2021, interest expense related to the 2028 Secured Notes was as follows (in thousands):

	Year Ended December 31, 2023			Year Ended December 31, 2022			Year Ended December 31, 2021
	Contractual Interest Expense	Amortization of Issuance Costs	Total	Contractual Interest Expense	Amortization of Issuance Costs	Total	Contractual Interest Expense	Amortization of Issuance Costs	Total
2028 Secured Notes	$30,625	$1,646	$32,271	$30,625	$1,541	$32,166	$16,674	$798	$17,472

The Company paid $30.6 million, $30.6 million, and $15.4 million, respectively, in interest related to the 2028 Secured Notes during the years ended December 31, 2023, 2022, and 2021.
Secured Term Loan
On March 23, 2022, MacroStrategy, a wholly-owned subsidiary of the Company, entered into a Credit and Security Agreement (the “Credit and Security Agreement”) with Silvergate pursuant to which Silvergate issued the $205.0 million 2025 Secured Term Loan to MacroStrategy.
On March 24, 2023, MacroStrategy and Silvergate entered into a Prepayment, Waiver and Payoff to Credit and Security Agreement, pursuant to which MacroStrategy voluntarily prepaid Silvergate approximately $161.0 million (the “Payoff Amount”), in full repayment, satisfaction, and discharge of the 2025 Secured Term Loan and all other obligations under the Credit and Security Agreement. Upon Silvergate’s receipt of the Payoff Amount on March 24, 2023, the Credit and Security Agreement was terminated and Silvergate released its security interest in all of MacroStrategy’s assets collateralizing the 2025 Secured Term Loan, including the bitcoin that was serving as collateral.
The Payoff Amount consisted of a $159.9 million payment to repay the full $205.0 million outstanding principal amount of the 2025 Secured Term Loan as of March 24, 2023 and a $1.1 million payment for accrued unpaid interest on the 2025 Secured Term Loan as of March 24, 2023. The Company also incurred $0.1 million in third party fees in connection with the repayment of the 2025 Secured Term Loan. The net carrying value of the 2025 Secured Term Loan as of March 24, 2023, immediately prior to the loan’s repayment, was $204.7 million, which resulted in a $44.7 million gain on debt extinguishment recognized in the Company’s Consolidated Statement of Operations in the first quarter of 2023.
MacroStrategy previously maintained a $5.0 million cash reserve account (the “Reserve Account”) with Silvergate to serve as additional collateral for the 2025 Secured Term Loan. On March 24, 2023, the $5.0 million then held in the Reserve Account was applied against the Payoff Amount, reducing the amount of additional funds that were required to be paid by MacroStrategy to Silvergate in connection with the payoff of the 2025 Secured Term Loan. As of December 31, 2022, the Reserve Account was presented within “Restricted cash” in the Company’s Consolidated Balance Sheet and the Bitcoin Collateral Account was presented within “Digital assets” in the Company’s Consolidated Balance Sheet as further described in Note 4, Digital Assets, to the Consolidated Financial Statements.
Prior to the prepayment, the 2025 Secured Term Loan was a senior secured obligation of MacroStrategy that bore interest at a floating rate equal to the Secured Overnight Financing Rate 30 Day Average, as published by the Federal Reserve Bank of New York’s website, plus 3.70%, with a floor of 3.75%, with interest payable monthly in arrears beginning May 2022. The 2025 Secured Term Loan was scheduled to mature on March 23, 2025, unless earlier prepaid or repaid in accordance with the terms of the Credit and Security Agreement. The total net proceeds from the 2025 Secured Term Loan, after deducting lender fees and third-party costs, were approximately $204.6 million.
In accordance with the terms of the Credit and Security Agreement, the 2025 Secured Term Loan was initially collateralized at closing by bitcoin with a value of approximately $820.0 million placed in a collateral account (the “Bitcoin Collateral Account”) with a custodian mutually authorized by Silvergate and MacroStrategy. While the 2025

Secured Term Loan was outstanding, MacroStrategy was required to maintain a loan to collateral value ratio (“LTV Ratio”) of less than 50%. As a result, MacroStrategy was required to maintain more than $410.0 million of bitcoin in the Bitcoin Collateral Account, assuming the full $205.0 million of 2025 Secured Term Loan principal remained outstanding.
The Company incurred approximately $0.4 million in lender fees and third-party costs (“issuance costs”) associated with the 2025 Secured Term Loan. The Company accounted for these issuance costs as a reduction to the principal amount of the 2025 Secured Term Loan and amortized the issuance costs to interest expense over the contractual term of the 2025 Secured Term Loan at an effective interest rate of 3.87% until the 2025 Secured Term Loan’s prepayment in March 2023. As of December 31, 2022, the net carrying value of the 2025 Secured Term Loan was classified as a long-term liability in the “Long-term debt, net” line item in the Company’s Consolidated Balance Sheet.
The following is a summary of the 2025 Secured Term Loan as of December 31, 2022 (in thousands):

	December 31, 2022
	Outstanding Principal Amount	Unamortized Issuance Costs	Net Carrying Value	Fair Value
				Amount	Leveling
2025 Secured Term Loan	$205,000	$(312)	$204,688	$205,000	Level 3

The outstanding principal amount of the 2025 Secured Term Loan approximated its fair value as of December 31, 2022 as the 2025 Secured Term Loan bore interest at a floating rate and was over-collateralized (the Company was required to maintain an LTV ratio of less than 50%). Additionally, the Company had approximately 82,991 unencumbered bitcoins that were available to be pledged as additional collateral at December 31, 2022.
No interest expense related to the 2025 Secured Term Loan was recognized after the debt was repaid in full during the first quarter of 2023. For the years ended December 31, 2023 and 2022, interest expense related to the 2025 Secured Term Loan was as follows (in thousands):

	Year Ended December 31, 2023			Year Ended December 31, 2022
	Contractual Interest Expense	Amortization of Issuance Costs	Total	Contractual Interest Expense	Amortization of Issuance Costs	Total
2025 Secured Term Loan	$3,781	$31	$3,812	$9,006	$103	$9,109

The Company paid a final $5.1 million in interest related to the 2025 Secured Term Loan during the first quarter of 2023, $1.1 million of which was included in the Payoff Amount. The Company paid $7.7 million in interest related to the 2025 Secured Term Loan during the year ended December 31, 2022.
Other long-term secured debt
In June 2022, the Company, through a wholly-owned subsidiary, entered into a secured term loan agreement in the amount of $11.1 million, bearing interest at an annual rate of 5.2%, and maturing in June 2027. The loan is secured by certain non-bitcoin assets of the Company that are not otherwise serving as collateral for any of the Company’s other indebtedness. After monthly payments made under the terms of the agreement, the loan had a net carrying value of $10.2 million and $10.6 million as of December 31, 2023 and 2022, respectively, and an outstanding principal balance of $10.3 million and $10.9 million as of December 31, 2023 and 2022, respectively. As of December 31, 2023 and 2022, $0.5 million and $0.5 million of the respective net carrying values were short-term and presented in “Current portion of long-term debt, net” in the Consolidated Balance Sheets.

Maturities
The following table shows the maturities of the Company’s debt instruments as of December 31, 2023 (in thousands). The principal payments related to the 2028 Secured Notes are included in the table below based on the First Springing Maturity Date of September 15, 2025, as if the springing maturity feature discussed above were triggered. As of December 31, 2023, the Company expects to be able to satisfy the requirements in the 2028 Secured Notes Indenture to avoid triggering the springing maturity feature of the 2028 Secured Notes.

Payments due by period ended December 31,	2025 Convertible Notes	2027 Convertible Notes	2028 Secured Notes	Other long- term secured debt	Total
2024	$0	$0	$0	$539	$539
2025	650,000	0	500,000	570	1,150,570
2026	0	0	0	600	600
2027	0	1,050,000	0	8,633	1,058,633
2028	0	0	0	0	0
Thereafter	0	0	0	0	0
Total	$650,000	$1,050,000	$500,000	$10,342	$2,210,342

(9) Commitments and Contingencies
(a) Commitments
From time to time, the Company enters into certain types of contracts that require it to indemnify parties against third-party claims. These contracts primarily relate to agreements under which the Company assumes indemnity obligations for intellectual property infringement, as well as other obligations from time to time depending on arrangements negotiated with customers and other third parties. The conditions of these obligations vary. Thus, the overall maximum amount of the Company’s indemnification obligations cannot be reasonably estimated. Historically, the Company has not been obligated to make significant payments for these obligations and does not currently expect to incur any material obligations in the future. Accordingly, the Company has not recorded an indemnification liability on its Consolidated Balance Sheets as of December 31, 2023 or December 31, 2022.
The following table shows future minimum payments related to noncancelable purchase agreements with initial terms of greater than one year and anticipated payments related to the mandatory deemed repatriation transition tax resulting from the U.S. Tax Cuts and Jobs Act (“Transition Tax”) based on the expected due dates of the various installments as of December 31, 2023 (in thousands):

Year	Purchase Obligations	Transition Tax
2024	$22,003	$7,379
2025	31,633	9,223
2026	57,132	0
2027	25,000	0
2028	0	0
Thereafter	0	0
	$135,768	$16,602

(b) Contingencies
Brazil Matter
Following an internal review initiated in 2018, the Company believes that its Brazilian subsidiary failed or likely failed to comply with local procurement regulations in conducting business with certain Brazilian government entities.
On February 6, 2020, the Company learned that a Brazilian court authorized the Brazilian Federal Police to use certain investigative measures in its investigation into alleged corruption and procurement fraud involving certain government officials, pertaining to a particular transaction. The transaction at issue is part of the basis of the previously reported failure or likely failure of the Company’s Brazilian subsidiary to comply with local procurement regulations. The Company is not aware of any allegations that any former employee or the Company made any payments to Brazilian government officials. The Brazilian Federal Police expanded the investigation to include other possible cases of procurement fraud involving Brazilian government entities. Criminal penalties may be imposed against individuals; however, neither employees of the Company’s Brazilian subsidiary nor the subsidiary itself have been targets of the Federal Police investigation.
The Company has also learned that Brazil’s Federal Comptroller General filed an administrative action against the Company’s Brazilian subsidiary with respect to the alleged procurement violations. These matters remain the subject of investigation by Brazilian authorities. The Company is taking measures to attempt to resolve these matters.
On January 18, 2023, Brazil’s General Superintendence of the Administrative Council for Economic Defense (“SG/CADE”) launched an administrative proceeding to investigate potentially anticompetitive conduct, naming various individuals and companies as defendants including the Company’s Brazilian subsidiary. The proceeding involves conduct relating to transactions with certain Brazilian public and private entities that is part of the basis of the foregoing failure or likely failure of the Brazilian subsidiary to comply with local procurement regulations. The proceeding was precipitated by the Company’s Brazilian subsidiary’s voluntary disclosure of information to SG/CADE that arose out of the internal review initiated in 2018, and the Company’s Brazilian subsidiary has secured a leniency agreement with SG/CADE. If at the end of the proceeding, CADE’s Tribunal confirms that the leniency agreement obligations have been fulfilled, the Company’s Brazilian subsidiary will receive full immunity from fines.
The Company believes that a loss is probable in connection with these Brazilian matters. The Company has estimated a minimum loss of $1.2 million in respect of these matters. Given the stage of these matters, as of December 31, 2023, the Company remains unable to reasonably estimate a range of loss beyond such minimum loss. The aggregate accrued amount for these matters is included as a component of “Accounts payable, accrued expenses, and operating lease liabilities” in the Consolidated Balance Sheet as of December 31, 2023. No amounts were accrued as of December 31, 2022, as the minimum loss was not estimable at such date. The final outcome of these matters may result in a loss that is significantly greater than this accrued amount. Any loss associated with the final outcome of these matters may result in a material impact on the Company’s earnings and financial results for the period in which any such additional liability is accrued. However, the Company believes that any loss associated with the final outcome of these matters will not have a material effect on the Company’s financial position.
Daedalus Matter
As previously reported, on November 4, 2020, a complaint was filed against the Company in the U.S. District Court for the Eastern District of Virginia by a patent assertion entity called Daedalus Blue, LLC (“Daedalus”). In its complaint, Daedalus alleges that the Company has infringed U.S. Patent Nos. 8,341,172 (the “’172 Patent”) and 9,032,076 (the “’076 Patent”) based on specific functionality in the MicroStrategy platform. The ’172 Patent relates to a method for providing aggregate data access in response to a query, whereas the ’076 Patent relates to a role-based access control system.
On January 5, 2024, Daedalus and the Company entered into a Memorandum of Understanding (“MOU”) pursuant to which the parties agreed to settle the matter. Under the MOU, the Company received a fully paid-up license to all patents owned by Daedalus as of January 5, 2024, including the ’172 Patent and the ’076 Patent. The court cancelled the trial scheduled to begin on January 8, 2024 and suspended all case deadlines. On January 29, 2024, the parties executed a formal settlement agreement memorializing the terms set forth in the MOU and agreed to file a stipulation of dismissal with the court by February 27, 2024.
False Claims Act Matter
On August 31, 2022, the District of Columbia (the “District”), through its Office of the Attorney General, filed a civil complaint in the Superior Court of the District of Columbia naming as defendants (i) Michael J. Saylor, the Chairman of the Company’s Board of Directors and the Company’s Executive Chairman, in his personal capacity, and (ii) the Company. The District sought, among other relief, monetary damages under the District’s False Claims Act for the alleged failure of Mr. Saylor to pay personal income taxes to the District over a number of years together with penalties, interest, and treble damages. The complaint alleged that the amount of personal income taxes purportedly involved was more than $25 million. The complaint also alleged in the sole claim against the Company that it violated the District’s False Claims Act by conspiring to assist Mr. Saylor’s alleged failure to pay personal income taxes. On October 26, 2022, the Company filed a motion to dismiss the District’s complaint. On February 28, 2023, the court ruled on the motion to dismiss, dismissing the sole claim against the Company as well as a claim against Mr. Saylor alleging that Mr. Saylor violated the District’s False Claims Act. The court did not dismiss claims against Mr. Saylor alleging that Mr. Saylor failed to pay personal income taxes, interest and penalties due. On April 13, 2023, the District, through its Office of the Attorney General, filed a motion to amend its complaint to attempt to restore claims under the False Claims Act against both Mr. Saylor and the Company. On May 10, 2023, the court granted the District’s motion to amend its complaint, reinstating the Company as a defendant in the case. The amended complaint alleges that the Company violated the District’s False Claims Act by making and using false records and statements in the form of false withholding filings with the District Office of Tax and Revenue. The amended complaint also alleges that Mr. Saylor violated the District’s False Claims Act by making and using false records and statements and by causing the Company to make and use false records and statements. On June 7, 2023, Mr. Saylor and the Company filed a motion to dismiss the District’s amended complaint with prejudice. On July 5, 2023, the District filed an opposition to the motion to dismiss made by Mr. Saylor and the Company. On July 19, 2023, Mr. Saylor and the Company filed a reply in support of their motion to dismiss. On July 31, 2023, the court denied Mr. Saylor’s and the Company’s motion to dismiss the amended complaint. On August 22, 2023, the Company and Mr. Saylor filed a motion asking the court to reconsider its July 31 decision or, in the alternative, to certify for interlocutory review two case-dispositive issues relating to the validity of tax-related amendments to the District’s False Claims Act and authority of the Office of the Attorney General to sue for allegedly unpaid taxes. On October 31, 2023, the court denied Mr. Saylor’s and the Company’s motion for reconsideration or, in the alternative, certification for interlocutory review. The final outcome of this matter is not presently determinable.
Various Legal Proceedings and Contingent Liabilities
The Company is also involved in various legal proceedings arising in the normal course of business. Although the outcomes of these legal proceedings are inherently difficult to predict, management does not expect the resolution of these legal proceedings to have a material adverse effect on the Company’s financial position, results of operations, or cash flows.
The Company has contingent liabilities that, in management’s judgment, are not probable of assertion. If such unasserted contingent liabilities were to be asserted, or become probable of assertion, the Company may be required to record significant expenses and liabilities in the period in which these liabilities are asserted or become probable of assertion.
(10) Income Taxes
U.S. and international components of (loss) income before income taxes (in thousands) were comprised of the following for the periods indicated:

	Years Ended December 31,
	2023	2022	2021
U.S.	$(157,810)	$(1,362,230)	$(854,610)
Foreign	33,285	39,765	43,221
Total	$(124,525)	$(1,322,465)	$(811,389)

The (benefit from) provision for income taxes (in thousands) consisted of the following for the periods indicated:

	Years Ended December 31,
	2023	2022	2021
Current:
Federal	$2,774	$9,278	$(4,622)
State	3,376	5,362	2,184
Foreign	9,146	8,139	5,533
	$15,296	$22,779	$3,095

	Years Ended December 31,
	2023	2022	2021
Deferred:
Federal	$(374,800)	$89,581	$(204,784)
State	(194,374)	34,521	(74,796)
Foreign	232	451	576
	$(568,942)	$124,553	$(279,004)
Total (benefit) provision	$(553,646)	$147,332	$(275,909)

The benefit from or provision for income taxes differs from the amount computed by applying the federal statutory income tax rate to the Company’s loss before income taxes as follows for the periods indicated:

	Years Ended December 31,
	2023	2022	2021
Income tax expense at federal statutory rate	21.0%	21.0%	21.0%
State taxes, net of federal tax effect	8.4%	7.3%	9.1%
Other international components	(3.4)%	(0.1)%	0.2%
Change in valuation allowance	409.5%	(38.6)%	0.0%
Non-deductible officers compensation	(5.5)%	(0.3)%	(1.0)%
Research and development tax credit	2.7%	0.1%	0.8%
Share-based compensation	3.4%	(0.1)%	4.0%
Rate changes, including states	11.0%	(0.3)%	0.0%
Other permanent differences(1)	(2.5)%	(0.1)%	(0.1)%
Effective income tax rate	444.6%	-11.1%	34.0%

(1)	Included in the “Other permanent differences” category in the table above are other permanent items, each below the threshold required for separate presentation in the table.
The Company’s U.S. and foreign effective tax rates for loss before income taxes were as follows for the periods indicated:

	Years Ended December 31,
	2023	2022	2021
U.S.	356.8%	(10.2)%	33.0%
Foreign	28.2%	21.6%	14.1%
Combined	444.6%	(11.1)%	34.0%

The change in the Company’s effective tax rate in 2023, as compared to 2022, was primarily due to (i) the release of the valuation allowance during 2023 on the Company’s deferred tax asset related to the impairment on its bitcoin holdings, attributable to the increase in the market value of bitcoin as of December 31, 2023 compared to December 31, 2022, compared to (ii) the establishment of a valuation allowance during 2022 on the Company’s deferred tax asset related to the impairment on its bitcoin holdings, attributable to the decrease in market value of bitcoin as of December 31, 2022 compared to December 31, 2021.
As of December 31, 2023 and 2022, the amount of cash and cash equivalents held by the Company’s U.S. entities was $10.5 million and $14.8 million, respectively, and by the Company’s non-U.S. entities was $36.3 million and $29.0 million, respectively. The Company earns a significant amount of its revenues outside the United States. The Company repatriated foreign earnings and profits of $20.3 million during 2023 and $44.7 million during 2022. As of December 31, 2023, the Company has not indefinitely reinvested any of its undistributed foreign earnings and has recorded a deferred tax liability of $2.9 million on undistributed foreign earnings related to foreign withholding tax and U.S. state income taxes.

Deferred income taxes reflect the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities (in thousands) were as follows for the periods indicated:

	December 31,
	2023	2022
Deferred tax assets, net:
Net operating loss carryforwards	$727	$723
Tax credit carryforwards	1,841	1,677
Intangible assets, including capitalized R&D	57,410	41,082
Deferred revenue	1,481	24,747
Accrued compensation	5,882	6,602
Share-based compensation expense	30,345	23,305
Digital asset impairment losses	652,280	607,659
Interest expense carryforward	11,627	1,239
Lease liability	18,197	14,861
Other	4,699	1,887
Deferred tax assets before valuation allowance	784,489	723,782
Valuation allowance	(1,427)	(511,412)
Deferred tax assets, net of valuation allowance	783,062	212,370

Deferred tax liabilities:
Prepaid expenses and other	3,681	4,372
Property and equipment	1,062	1,786
Deferred tax on undistributed foreign earnings	2,923	2,231
Right of use asset	18,180	16,027
Total deferred tax liabilities	25,846	24,416
Total net deferred tax asset	$757,216	$187,954

Reported as:
Non-current deferred tax assets, net	757,573	188,152
Non-current deferred tax liabilities	(357)	(198)
Total net deferred tax asset	$757,216	$187,954

The Company had no U.S. NOL carryforwards as of December 31, 2023 and 2022. The Company had $3.0 million and $3.3 million of foreign NOL carryforwards as of December 31, 2023 and 2022, respectively. As of December 31, 2023, the Company also had gross state NOLs of $10.1 million of which $9.1 million will expire by 2042 and the remainder can be carried forward indefinitely.
The Company’s valuation allowance of $1.4 million at December 31, 2023 primarily related to the Company’s deferred tax assets related to foreign tax credits in certain jurisdictions that, in the Company’s present estimation, more likely than not will not be realized. The Company’s valuation allowance of $511.4 million at December 31, 2022 primarily related to the Company’s deferred tax asset related to the impairment on its bitcoin holdings, and was based on the market value of bitcoin at December 31, 2022.
Valuation allowances have been established where the Company has concluded that it is more likely than not that such deferred tax assets are not realizable. The Company’s ability to realize its net deferred tax assets of $757.6 million as of December 31, 2023 is primarily dependent upon generating sufficient taxable income of the proper character in future years. Management has concluded that there is sufficient positive evidence to support the expected realization of these deferred tax assets primarily due to the fact that the excess of the market value of the Company’s bitcoin over the cost basis of the Company’s bitcoin as of December 31, 2023 results in a significant built-in gain for tax purposes and is therefore a source of future taxable income that is expected to allow all of the U.S. net deferred tax assets to be realized. As part of the assessment of the amount of the valuation allowance, management has asserted that it has the ability and intent to execute tax planning strategies if necessary, including selling bitcoin with a built-in gain.
After consideration of all available evidence, the Company has concluded that, as of December 31, 2023, it is more likely than not that its deferred tax assets, with the exception of certain foreign tax credits for which a valuation allowance has been established, will be realized. If the market value of bitcoin declines in future periods, the Company would need to assess other sources of forecasted taxable income of proper character, which could result in additional valuation allowances being recorded.
As of December 31, 2023 and 2022, the Company had income taxes receivable of $15.3 million and $2.5 million, respectively, recorded in “Prepaid expenses and other current assets” in the Company’s Consolidated Balance Sheets.
As of December 31, 2023, the Company had gross unrecognized income tax benefits of $8.3 million, including accrued interest, all of which was recorded in “Other long-term liabilities” in the Company’s Consolidated Balance Sheets. The change in unrecognized income tax benefits (in thousands) is presented in the table below for the periods indicated:

	2023	2022	2021
Unrecognized income tax benefits at beginning of year	$5,811	$5,960	$4,293
Increase (decrease) related to positions taken in prior period	1,458	(67)	1,082
Increase related to positions taken in current period	930	318	1,146
Decrease related to settlement with tax authorities	0	(40)	0
Decrease related to expiration of statute of limitations	(301)	(360)	(561)
Unrecognized income tax benefits at end of year	7,898	5,811	5,960
Accrued interest	352	276	272
Gross unrecognized income tax benefits at end of year	$8,250	$6,087	$6,232

If recognized, $8.0 million of the gross unrecognized income tax benefits as of December 31, 2023 would impact the Company’s effective tax rate. Over the next 12 months, the amount of the Company’s liability for unrecognized income tax benefits shown above is not expected to change materially. The Company recognizes estimated accrued interest related to unrecognized income tax benefits in the (benefit from) provision for income taxes. During the years ended December 31, 2023, 2022, and 2021, the Company released or recognized an immaterial amount of accrued interest. The amount of accumulated accrued interest related to the above unrecognized income tax benefits was approximately $0.4 million and $0.3 million as of December 31, 2023 and 2022, respectively.
The Company files tax returns in numerous foreign countries as well as the United States and its tax returns may be subject to audit by tax authorities in all countries in which it files. Each country has its own statute of limitations for making assessment of additional tax liabilities. The Company’s U.S. tax returns for tax years from 2019 and forward are subject to potential examination by the Internal Revenue Service. However, due to the Company’s use of state NOL carryovers in the United States, state tax authorities may attempt to reduce or fully offset the amount of state NOL carryovers from tax years ended 2011 and forward that the Company used in later tax years. The Company’s major foreign tax jurisdictions and the tax years that remain subject to potential examination are Italy for tax years 2017 and forward; Poland and China for tax years 2019 and forward; and Spain, Germany, and the United Kingdom for tax years 2020 and forward. To date there have been no material audit assessments related to audits in the United States or any of the applicable foreign jurisdictions.
(11) Share-based Compensation
Stock Incentive Plans
On May 24, 2023, the Company’s stockholders approved the Company’s 2023 Equity Plan, which became effective as of such date. No awards may be granted under the 2023 Equity Plan more than 10 years after the 2023 Equity Plan’s effective date. No new awards will be granted under the Company’s 2013 Equity Plan, though awards previously granted under the 2013 Equity Plan remain outstanding in accordance with their terms. Under the Stock Incentive Plans, the Company’s employees, officers, directors, and other eligible participants may be (with respect to the 2023 Equity Plan) and have been (with respect to both the 2023 Equity Plan and the 2013 Equity Plan) awarded various types of share-based compensation, including options to purchase shares of the Company’s class A common stock, restricted stock units, and other stock-based awards. Additionally, under the 2023 Equity Plan, awards may be and have been granted that are subject to the achievement of one or more performance measures established by the Company’s Board of Directors or a duly authorized committee thereof. Any shares issued under the Stock Incentive Plans may consist in whole or in part of authorized but unissued shares or treasury shares.
An aggregate of up to 1,932,703 shares of the Company’s class A common stock were initially authorized for issuance under the 2023 Equity Plan, comprised of (i) 200,000 shares of the Company’s class A common stock authorized under the 2023 Equity Plan and (ii) up to an aggregate of 1,732,703 shares of the Company’s class A common stock consisting of: (a) the shares of class A common stock reserved for issuance under the 2013 Equity Plan that remained available for grant as of May 23, 2023, and (b) shares of class A common stock subject to awards granted under the 2013 Equity Plan that were outstanding as of May 23, 2023 and which subsequently expire, terminate or are otherwise surrendered, cancelled or forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right, including shares subject to awards granted under the 2013 Equity Plan that are delivered (either by actual delivery, attestation or net exercise) to the Company by a participant to (x) purchase shares upon the exercise of such award or (y) satisfy tax withholding obligations with respect to such awards, including shares retained from the award creating the tax obligation, subject, in the case of incentive stock options, to any limitations under the Internal Revenue Code of 1986, as amended. As of December 31, 2023, there were 238,593 shares of class A common stock reserved and available for future issuance under the 2023 Equity Plan.
In determining related share-based compensation expense for any award under the Stock Incentive Plans, the Company has made an accounting policy election to account for forfeitures of awards as they occur and therefore share-based compensation expense presented below has not been adjusted for any estimated forfeitures.
Stock option awards
Stock options granted under the Stock Incentive Plans must have an exercise price equal to at least the fair market value of the Company’s class A common stock on the date of grant, become exercisable as established by the Board of Directors or the Compensation Committee, and expire no later than 10 years following the date of grant. The Company recognizes share-based compensation expense associated with such stock option awards on a straight-line basis over the award’s requisite service period (generally, the vesting period). With the exception of stock option awards to non-employee members of the Company’s Board of Directors under the 2023 Equity Plan, which vest in full after one year, the stock option awards granted to date vest in equal annual installments over an approximately four-year vesting period (unless accelerated in connection with a change in control event under specified conditions as set forth in the applicable option agreement or otherwise in accordance with provisions of the Stock Incentive Plans).
Share-based compensation expense related to stock option awards is based on the fair value of the stock option awards on the date of grant, as estimated using the Black-Scholes valuation model. The Black-Scholes valuation model requires the input of certain management assumptions, including the expected term, expected stock price volatility, risk-free interest rate, and expected dividend yield. The Company estimates the term over which option holders are expected to hold their stock options by using the simplified method for “plain-vanilla” stock option awards because the Company’s stock option exercise history does not provide a reasonable basis to compute the expected term for stock options granted under the Stock Incentive Plans. During 2021, 2022 and 2023, as a result of the significant increase in the Company’s stock price volatility, the Company established estimates for the expected stock price volatility by calculating a blended rate from the historical stock price volatility of its class A common stock and the implied volatility of the Company’s traded financial instruments with similar terms to the respective award. For stock options granted prior to 2021, the Company relied exclusively on its historical stock price volatility using a simple average calculation method to estimate the expected stock price volatility over the expected term because the Company believed at the date of grant that future volatility was unlikely to differ from the past. The risk-free interest rate is based on U.S. Treasury securities with terms that approximate the expected term of the stock options. The expected dividend yield is zero, as the Company has not previously declared cash dividends and does not currently intend to declare cash dividends in the foreseeable future. These assumptions are based on management’s best judgment, and changes to these assumptions could materially affect the fair value estimates and amount of share-based compensation expense recognized.

As of December 31, 2023, there were options to purchase 1,293,627 shares of class A common stock outstanding under the Stock Incentive Plans. The following table summarizes the Company’s stock option activity (in thousands, except per share data and years) for the periods indicated:

	Stock Options Outstanding
	Shares	Weighted Average Exercise Price Per Share	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Term (Years)
Balance as of January 1, 2021	1,157	$139.48
Granted	305	676.10
Exercised	(269)	151.19	$163,427
Forfeited/Expired	(26)	499.11
Balance as of December 31, 2021	1,167	268.74
Granted	440	346.15
Exercised	(9)	137.51	$1,469
Forfeited/Expired	(21)	498.69
Balance as of December 31, 2022	1,577	288.30
Granted	37	290.11
Exercised	(175)	173.83	$36,636
Forfeited/Expired	(145)	441.50
Balance as of December 31, 2023	1,294	$286.78
Exercisable as of December 31, 2023	859	$221.95	$357,749	3.4
Expected to vest as of December 31, 2023	435	$414.59	100,600	8.0
Total	1,294	$286.78	$458,349	5.0

Stock options outstanding as of December 31, 2023 are comprised of the following range of exercise prices per share (in thousands, except per share data and years):

	Stock Options Outstanding at December 31, 2023
Range of Exercise Prices per Share	Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (Years)
$121.43 - $200.00	727	$135.79	2.7
$200.01 - $300.00	111	$251.58	8.9
$300.01 - $400.00	3	$301.63	9.4
$400.01 - $500.00	247	$410.26	8.1
$600.01 - $691.23	206	$691.23	7.1
Total	1,294	$286.78	5.0

An aggregate of 260,625, 245,500, and 200,625 stock options with an aggregate grant date fair value of $51.6 million, $35.8 million, and $11.0 million vested during the years ended December 31, 2023, 2022, and 2021, respectively.
The weighted average grant date fair value of stock option awards using the Black-Scholes valuation model was $194.94, $201.64, and $372.05 for each share subject to a stock option granted during the years ended December 31, 2023, 2022, and 2021, respectively, based on the following assumptions:

	Years Ended December 31,
	2023	2022	2021
Expected term of options in years	5.5 - 6.3	6.3	6.3
Expected volatility	70.6% - 74.1%	58.4% - 75.5%	56.8% - 59.0%
Risk-free interest rate	3.7% - 4.4%	1.9% - 3.9%	0.8% - 1.1%
Expected dividend yield	0.0%	0.0%	0.0%

The Company recognized approximately $44.8 million, $48.3 million, and $32.0 million in share-based compensation expense for the years ended December 31, 2023, 2022, and 2021, respectively, from stock options granted under the Stock Incentive Plans. As of December 31, 2023, there was approximately $70.8 million of total unrecognized share-based compensation expense related to unvested stock options, which the Company expects to recognize over a weighted average vesting period of approximately 2.0 years.
Share-settled restricted stock units
Share-settled restricted stock units granted under the Stock Incentive Plans entitle recipients to receive a number of shares of the Company’s class A common stock over a vesting period, as specified in the applicable restricted stock unit agreement. Although the Company may in its sole discretion elect to pay fully or partially in cash in lieu of settling solely in shares, it does not currently intend to do so.
Share-based compensation expense related to share-settled restricted stock units is based on the fair value of the Company’s class A common stock on the date of grant. The Company recognizes share-based compensation expense associated with such share-settled restricted stock unit awards on a straight-line basis over the award’s requisite service period (generally, the vesting period). With the exception of share-settled restricted stock unit awards to non-employee members of the Company’s Board of Directors, which vest in full after one year, the share-settled restricted stock unit awards granted to date vest in equal annual installments over a four-year period (unless accelerated in connection with a change in control event under specified conditions as set forth in the applicable restricted stock unit agreement or otherwise in accordance with provisions of the Stock Incentive Plan or applicable restricted stock unit agreement). Upon vesting of the share-settled restricted stock units, the Company covers the minimum tax withholding obligation in most jurisdictions by withholding shares with equivalent value based on the closing stock price on the vesting date. For these jurisdictions, the Company then pays the withholding tax obligation to the appropriate taxing authorities which is reflected as a financing activity on the Consolidated Statements of Cash Flows.
As of December 31, 2023, there were 185,153 share-settled restricted stock units outstanding under the Stock Incentive Plans. The following table summarizes the Company’s share-settled restricted stock unit activity (in thousands) for the periods indicated:

	Share-Settled Restricted Stock Units Outstanding
	Units	Aggregate Intrinsic Value
Balance as of January 1, 2021	74
Granted	58
Vested	(17)	$13,803
Forfeited	(10)
Balance as of December 31, 2021	105
Granted	60
Vested	(28)	$6,604
Forfeited	(17)
Balance as of December 31, 2022	120
Granted	123
Vested	(37)	$14,817
Forfeited	(21)
Balance as of December 31, 2023	185
Expected to vest as of December 31, 2023	185	$116,946

During the year ended December 31, 2023, 36,502 share-settled restricted stock units having an aggregate grant date fair value of $13.5 million vested, and 10,440 shares were withheld to satisfy tax obligations, resulting in 26,062 issued shares. During the year ended December 31, 2022, 28,180 share-settled restricted stock units having an aggregate grant date fair value of $12.3 million vested, and 9,467 shares were withheld to satisfy tax obligations, resulting in 18,713 issued shares. During the year ended December 31, 2021, 17,004 share-settled restricted stock units having an aggregate grant date fair value of $3.3 million vested, and 5,857 shares were withheld to satisfy tax obligations, resulting in 11,147 issued shares. The weighted average grant date fair value of share-settled restricted stock units granted during the years ended December 31, 2023, 2022, and 2021 was $292.83, $246.17 and $736.46, respectively, based on the fair value of the Company’s class A common stock. The Company recognized approximately $17.4 million, $13.4 million, and $8.0 million in share-based compensation expense for the years ended December 31, 2023, 2022, and 2021, respectively, from share-settled restricted stock units granted under the Stock Incentive Plans. As of December 31, 2023, there was approximately $49.4 million of total unrecognized share-based compensation expense related to unvested share-settled restricted stock units, which the Company expects to recognize over a weighted average vesting period of approximately 2.8 years.
Share-settled performance stock units
During the second quarter of 2023, the Company granted performance stock units under the 2023 Equity Plan. Performance stock units entitle recipients to receive a number of shares of the Company’s class A common stock at a specified date in the future based on achievement of one or more performance measures, as specified in the applicable performance stock unit agreement. Although the Company may in its sole discretion elect to pay fully or partially in cash in lieu of settling solely in shares, it does not currently intend to do so.
The vesting of each performance stock unit granted is subject to the Company’s achievement of a relative total shareholder return (“TSR”) performance goal over a three-year performance period with the number of performance stock units granted representing the number of performance stock units that would vest based on target performance. As more fully specified in the applicable grant agreements, the number of performance stock units that will vest will be based on the percentile ranking of the Company’s TSR over the three-year performance period as compared to the TSR of the members of the Nasdaq Composite Index over the same period (the “TSR Goal”), with the payout factor ranging from 0% to 200% of the number of performance stock units granted. The performance stock units, to the extent vested, will vest on the date the Compensation Committee of the Company’s Board of Directors certifies the level of achievement of the TSR Goal.
Vesting of the performance stock units is also generally subject to the provision of service through the vesting date of the award (unless accelerated in connection with a termination following a change in control event as set forth in the applicable performance stock unit agreement or otherwise in accordance with provisions of the 2023 Equity Plan or applicable performance stock unit agreement).
The TSR Goal is considered a “market condition” under ASC 718, Compensation-Stock Compensation. The Company uses a Monte Carlo simulation model to determine the grant date fair value of performance awards with a market condition. The Monte Carlo simulation takes into consideration the assumptions noted below, in addition to the probability that the market condition will be achieved based on predicted stock price paths compared to peer companies in the Nasdaq Composite Index. The Company did not grant any performance awards prior to 2023. The weighted average grant date fair value of performance stock units using the Monte-Carlo simulation model was $486.18 for each performance stock unit granted during the year ended December 31, 2023 based on the following assumptions:

Year ending December 31,
2023
Expected term of awards in years	3.0
Expected volatility	95.6%
Risk-free interest rate	4.1%
Expected dividend yield	0.0%

Since the Company accounts for forfeitures as they occur, as long as the performance stock unit recipient provides service to the Company during the requisite service period, share-based compensation expense associated with the grant date fair value of the performance stock units is recognized ratably over the performance period, regardless of the Company’s actual level of achievement against the TSR Goal.

As of December 31, 2023, there were 25,375 performance stock units outstanding under the 2023 Equity Plan. The following table summarizes the Company’s performance stock unit activity (in thousands) for the period indicated:

	Share-Settled Performance Stock Units Outstanding
	Units	Aggregate Intrinsic Value
Balance as of January 1, 2023	0
Granted	27
Vested	0	$0
Forfeited	(2)
Balance as of December 31, 2023	25
Expected to vest as of December 31, 2023	25	$32,055

No performance stock units vested during the year ended December 31, 2023. For the year ended December 31, 2023, the Company recognized approximately $2.3 million in share-based compensation expense from performance stock units granted under the 2023 Equity Plan. As of December 31, 2023, there was approximately $10.0 million of total unrecognized share-based compensation expense related to unvested performance stock units, which the Company expects to recognize over a weighted average vesting period of approximately 2.5 years.
Other stock-based awards and cash-settled restricted stock units
During 2021, the Company granted 9,000 “other stock-based awards” under the 2013 Equity Plan. Other stock-based awards were not granted in 2023 or 2022. As of December 31, 2023, there were a total of 10,250 other stock-based awards outstanding under the 2013 Equity Plan. These other stock-based awards are similar to stock options, except these awards are settled in cash only and not in shares of the Company’s class A common stock.
During 2021, the Company granted 900 cash-settled restricted stock units under the 2013 Equity Plan. Cash-settled restricted stock units were not granted in 2023 or 2022. As of December 31, 2023, there were a total of 250 cash-settled restricted stock units outstanding under the 2013 Equity Plan. These cash-settled restricted stock units are similar to the Company’s share-settled restricted stock units, except they are settled in cash only and not in shares of the Company’s class A common stock.
Both the other stock-based awards and the cash-settled restricted stock units are classified as liabilities in the Company’s Consolidated Balance Sheets due to the required cash settlement feature and the fair value of the awards is remeasured each quarterly reporting period. The Company recognized approximately $3.2 million and $1.4 million, respectively, in share-based compensation expense from other stock-based awards and cash-settled restricted stock units for the years ended December 31, 2023 and 2021. During the year ended December 31, 2022, the Company recognized a reduction of approximately $0.5 million in share-based compensation expense from other stock-based awards and cash-settled restricted stock units. As of December 31, 2023, there was approximately $1.2 million of total unrecognized share-based compensation expense related to other stock-based awards and cash-settled restricted stock units, which the Company expects to recognize over a weighted average vesting period of approximately 1.1 years, subject to additional fair value adjustments through the earlier of settlement or expiration.
2021 ESPP
In 2021, the Company adopted, and the Company’s stockholders approved, the 2021 ESPP. The purpose of the 2021 ESPP is to provide eligible employees of the Company and certain of its subsidiaries with opportunities to purchase shares of the Company’s class A common stock, commencing at such time and on such dates as the Board of Directors of the Company shall determine. The first offering period under the 2021 ESPP commenced on February 16, 2021 and ended on August 15, 2021. After this first offering period, the Board of Directors of the Company determined to provide subsequent 6-month offering periods commencing on each March 1 and September 1 for the remaining term of the 2021 ESPP. An aggregate of 100,000 shares of the Company’s class A common stock has been authorized for issuance under the 2021 ESPP. During the years ended December 31, 2023, 2022, and 2021, 19,856 shares,15,925 shares, and 4,612 shares, respectively, of class A common stock were issued in connection with the 2021 ESPP. As of December 31, 2023, 59,607 shares of the Company’s class A common stock remained available for issuance under the 2021 ESPP.

Unless otherwise determined by the Board of Directors, shares are purchased at a price equal to 85% of the lesser of the closing price of the Company’s class A common stock on the first or last business day of the offering period, respectively. Share-based compensation expense is based on the grant date fair value, which consists of the intrinsic value of the 15% discounted share purchase rights and the fair value of the look-back provision using the Black-Scholes valuation model, recognized on a straight-line basis over the offering period. The grant date is the offering period commencement date.
During the years ended December 31, 2023, 2022, and 2021, the Company recognized approximately $1.9 million, $2.4 million and $2.6 million, respectively, in share-based compensation expense related to the 2021 ESPP. As of December 31, 2023, there was approximately $0.3 million of total unrecognized share-based compensation expense related to the 2021 ESPP, which the Company expects to recognize over a period of approximately 0.2 years.
Tax Benefits Related to Equity Plans
The following table summarizes the tax (benefit) expense related to the Company’s equity plans (in thousands) for the periods indicated:

	Years Ended December 31,
	2023	2022	2021
Tax (benefit) expense related to:
Share-based compensation expense	$(12,874)	$(12,155)	$(8,260)
Exercises of stock options and vesting of share-settled restricted stock units	(3,367)	1,370	(37,664)
Total tax benefit related to the Company’s equity plans	$(16,241)	$(10,785)	$(45,924)

(12) Basic and Diluted Earnings (Loss) per Share
The following table sets forth the computation of basic and diluted earnings (loss) per share (in thousands, except per share data) for the periods indicated:

	Years Ended December 31,
	2023	2022	2021
Numerator:
Net income (loss) - Basic	$429,121	$(1,469,797)	$(535,480)
Effect of dilutive shares on net income (loss):
Interest expense on 2025 Convertible Notes, net of tax	5,648	0	0
Interest expense on 2027 Convertible Notes, net of tax	2,874	0	0
Net income (loss) - Diluted	$437,643	$(1,469,797)	$(535,480)
Denominator:
Weighted average common shares of class A common stock	11,707	9,357	8,056
Weighted average common shares of class B common stock	1,964	1,964	1,964
Total weighted average shares of common stock outstanding - Basic	13,671	11,321	10,020
Effect of dilutive shares on weighted average common shares outstanding:
Stock options	461	0	0
Restricted stock units	54	0	0
Performance stock units	13	0	0
Employee stock purchase plan	1	0	0
2025 Convertible Notes	1,633	0	0
2027 Convertible Notes	733	0	0
Total weighted average shares of common stock outstanding - Diluted	16,566	11,321	10,020
Earnings (loss) per share:
Basic earnings (loss) per share(1)	$31.39	$(129.83)	$(53.44)
Diluted earnings (loss) per share(1)	$26.42	$(129.83)	$(53.44)

(1)	Basic and fully diluted earnings (loss) per share for class A and class B common stock are the same.

The following weighted average shares of potential class A common stock were excluded from the diluted earnings (loss) per share calculation because their impact would have been anti-dilutive (in thousands):

	Years Ended December 31,
	2023	2022	2021
Stock options	590	1,462	1,233
Restricted stock units	30	119	95
Performance stock units	0	0	0
Employee stock purchase plan	5	6	2
2025 Convertible Notes	0	1,633	1,633
2027 Convertible Notes	0	733	635
Total	625	3,953	3,598

(13) At-the-Market Equity Offerings
During 2023, 2022, and 2021, the Company entered into sales agreements with agents pursuant to which the Company could issue and sell shares of its class A common stock through at-the-market equity offering programs. Pursuant to these agreements, the Company agreed to pay the sales agents commissions for their services in acting as agents with respect to the sale of shares through the at-the-market equity offering programs and also agreed to provide the sales agents with reimbursement for certain incurred expenses and customary indemnification and contribution rights. The following table summarizes the terms and provisions of each sales agreement, and sales activity pursuant to each at-the-market equity offering program that was active during 2023, 2022, or 2021. The maximum aggregate offering price and net proceeds (less sales commissions and expenses) for each at-the-market equity offering program in the following table are reported in thousands.

	November 2023 Sales Agreement	August 2023 Sales Agreement	May 2023 Sales Agreement	2022 Sales Agreement	2021 Sales Agreement
Agreement effective date	November 30, 2023	August 1, 2023	May 1, 2023	September 9, 2022	June 14, 2021
Sales agents	Cowen and Company, LLC, Canaccord Genuity LLC, and BTIG, LLC (“November 2023 Sales Agents”)	Cowen and Company, LLC, Canaccord Genuity LLC, and Berenberg Capital Markets LLC (“August 2023 Sales Agents”)	Cowen and Company, LLC and Canaccord Genuity LLC (“May 2023 Sales Agents”)	Cowen and Company, LLC and BTIG, LLC (“2022 Sales Agents”)	Jefferies, LLC (“2021 Sales Agents”)
Maximum aggregate offering price	$750,000	$750,000	$625,000	$500,000	$1,000,000
Maximum commissions payable to sales agents on gross proceeds from the sale of shares	2.0%	2.0%	2.0%	2.0%	2.0%
Date terminated	n/a	November 29, 2023	August 1, 2023	May 1, 2023	December 28, 2021
Shares sold under such sales agreement during the year ended:
December 31, 2023	1,076,915	1,592,950	1,079,170	1,348,855	n/a
December 31, 2022	n/a	n/a	n/a	218,575	n/a
December 31, 2021	n/a	n/a	n/a	n/a	1,413,767
Net proceeds received from shares sold under such sales agreement during the year ended:
December 31, 2023	$609,873	$737,760	$333,494	$338,962	n/a
December 31, 2022	n/a	n/a	n/a	$46,219	n/a

	November 2023 Sales Agreement	August 2023 Sales Agreement	May 2023 Sales Agreement	2022 Sales Agreement	2021 Sales Agreement
December 31, 2021	n/a	n/a	n/a	n/a	$990,463
As of December 31, 2023:
Cumulative shares sold under such sales agreement	1,076,915	1,592,950	1,079,170	1,567,430	1,413,767
Cumulative net proceeds received from shares sold under such sales agreement	$609,873	$737,760	$333,494	$385,181	$990,463
Maximum aggregate offering price remaining under such sales agreement	$137,765	n/a	n/a	n/a	n/a

The sales commissions and expenses related to each of the above at-the-market equity offering programs are considered direct and incremental costs and are charged against “Additional paid-in capital” on the Consolidated Balance Sheet in the period in which the corresponding shares are issued and sold.
(14) Treasury Stock
The Board of Directors previously authorized the Company’s repurchase of up to an aggregate of $800.0 million of its class A common stock from time to time on the open market through April 29, 2023 under the Share Repurchase Program. The Share Repurchase Program expired by its own terms on April 29, 2023, and no shares of the Company’s class A common stock remain available for repurchase under the Share Repurchase Program. At the time of expiration, the Company had repurchased an aggregate of 5,674,226 shares of its class A common stock at an average price per share of $104.13 and an aggregate cost of $590.9 million pursuant to the Share Repurchase Program. The average price per share and aggregate cost amounts disclosed above include broker commissions. During 2023, 2022 and 2021, the Company did not repurchase any shares of its class A common stock pursuant to the Share Repurchase Program.
(15) Employee Benefit Plan
The Company sponsors a benefit plan to provide retirement benefits for its employees, known as the MicroStrategy 401(k) Savings Plan (the “401(k) Plan”). Participants may make voluntary contributions to the 401(k) Plan of up to 75% (and prior to September 30, 2022, up to 50%) of their annual base pre-tax compensation, cash bonuses, and commissions not to exceed the federally determined maximum allowable contribution amounts. Participants may designate all or a portion of the 401(k) Plan elective deferral contributions as Roth elective deferral contributions instead of pre-tax elective deferral contributions. The 401(k) Plan permits for discretionary Company contributions.
The Company makes a matching contribution to each 401(k) Plan participant in the amount of 50% of the first 12% of a participant’s contributions, up to a maximum of $5,000 per year. Further, all active participants become fully vested in the Company’s matching contributions after completing four years of employment, vesting in 25% increments at the end of each year of employment with the Company.
The Company made contributions to the 401(k) Plan totaling $2.8 million, $3.1 million, and $2.9 million during the years ended December 31, 2023, 2022, and 2021, respectively.

(16) Segment Information
The Company manages its business in one reportable operating segment. The Company’s one reportable operating segment is engaged in the design, development, marketing, and sales of its software platform through licensing arrangements and cloud subscriptions and related services. The following table presents total revenues, gross profit, and long-lived assets (in thousands) according to geographic region. Long-lived assets are comprised of right-of-use assets and property and equipment, net.

Geographic regions:	U.S.	EMEA	Other Regions	Consolidated
Year ended December 31, 2023
Total revenues	$284,174	$155,914	$56,173	$496,261
Gross profit	$222,952	$123,510	$39,855	$386,317
Year ended December 31, 2022
Total revenues	$294,697	$152,614	$51,953	$499,264
Gross profit	$240,048	$120,162	$36,065	$396,275
Year ended December 31, 2021
Total revenues	$282,444	$171,140	$57,178	$510,762
Gross profit	$236,646	$139,704	$42,503	$418,853
As of December 31, 2023
Long-lived assets	$75,004	$3,937	$7,343	$86,284
As of December 31, 2022
Long-lived assets	$83,279	$6,466	$3,865	$93,610

The EMEA region includes operations in Europe, the Middle East, and Africa. The other regions include all other foreign countries, generally comprising Latin America, the Asia Pacific region, and Canada. For the years ended December 31, 2023, 2022, and 2021, no individual foreign country accounted for 10% or more of total consolidated revenues.
For the years ended December 31, 2023, 2022, and 2021, no individual customer accounted for 10% or more of total consolidated revenues.
As of December 31, 2023 and 2022, no individual foreign country accounted for 10% or more of total consolidated assets.
(17) Related Party Transactions
In June 2021, Michael J. Saylor, the Company’s Chairman of the Board of Directors and Executive Chairman and, at that time, the Company’s Chief Executive Officer, entered into an indemnification agreement (the “Original Agreement”) with the Company for an initial term of 90 days and subject to successive 90-day term extensions at the election of the Company, all of such term extensions were exercised. Pursuant to the Original Agreement, Mr. Saylor provided during the term of the agreement, from his personal funds, indemnity coverage to the Company for the benefit of the directors and officers (“D&Os”) of the Company and its subsidiaries in the event such coverage was not indemnifiable by the Company, up to a total of $40 million. In return, the Company paid Mr. Saylor $388,945 for each of the initial and successive 90-day terms.
On June 12, 2022, Mr. Saylor and the Company entered into a renewed indemnification agreement (the “Renewed Agreement”) for an initial term of 90 days, which became effective upon the expiration of the final 90-day extension of the Original Agreement. In return, the Company paid Mr. Saylor a one-time fee of $388,945 for the initial 90-day term (the “Renewal Payment”).
On June 24, 2022, the Company bound D&O liability insurance policies (the “Initial Commercial Policies”) with several third-party carriers for $30 million in coverage. Concurrently, Mr. Saylor and the Company also entered into (i) an indemnification agreement (the “Excess Agreement”) for Mr. Saylor to provide $10 million in excess indemnity coverage payable only after the exhaustion of the Initial Commercial Policies, and (ii) an indemnification agreement (the “2022 Tail Agreement”) for Mr. Saylor to provide $40 million in indemnity coverage for claims made at any time based on actions or omissions occurring prior to the inception date of the Initial Commercial Policies. The Company paid Mr. Saylor $600,000 for a one-year term under the Excess Agreement, and $150,000 for a 90-day term under the

2022 Tail Agreement. At the option of the Company, the Company was permitted to extend the term under the 2022 Tail Agreement for up to a total of twenty-three additional 90-day periods, for $150,000 per additional 90-day term. In connection with the execution of the Initial Commercial Policies and the release of his obligations under the Renewed Agreement, Mr. Saylor refunded the Company $337,086, which was the pro rata portion of the Renewal Payment attributable to the period from the date of the Initial Commercial Policies through the end of the original term of the Renewed Agreement.
On August 30, 2022, the Company bound additional D&O liability insurance policies (the “Excess Commercial Policies”) with third-party carriers for $10 million in excess coverage payable only after the exhaustion of the Initial Commercial Policies. Effective as of the same date, the Company and Mr. Saylor executed an amendment (the “Amendment”) to the Excess Agreement to limit Mr. Saylor’s obligation to provide indemnification under the Excess Agreement to claims made during the term of the Excess Agreement which arise from wrongful acts occurring upon or after the commencement of the Excess Agreement but prior to the effective date of the Amendment. In connection with the Amendment, Mr. Saylor refunded $489,863 to the Company, representing the pro rata portion of the $600,000 originally paid by the Company to Mr. Saylor under the Excess Agreement attributable to the period from the date of the Amendment through the end of the original term of the Excess Agreement. During the third and fourth quarters of 2022 and the first quarter of 2023, pursuant to the terms of the 2022 Tail Agreement, the Company elected to extend the term of the 2022 Tail Agreement for additional 90-day periods and paid Mr. Saylor $150,000 for each such extension.
On June 12, 2023, the Company bound new D&O liability insurance policies (the “2023 Commercial Policies”) with third-party carriers that provide coverage substantially equivalent to the aggregate coverage provided under the Initial Commercial Policies and the Excess Commercial Policies for a policy period running from June 12, 2023 through June 12, 2024 except that the 2023 Commercial Policies also provide coverage for claims made with respect to wrongful acts or omissions occurring prior to the binding of the Initial Commercial Policies subject to exclusions with respect to claims previously noticed to and accepted by an earlier D&O insurer, claims related to acts or omissions giving rise to such claims, and demands, investigations, suits or other proceedings entered against an insured prior to June 24, 2022, as well as future interrelated wrongful acts (collectively, the “Excluded Claims”).
On June 12, 2023, the Company entered into a new indemnification agreement with Mr. Saylor (the “2023 Tail Agreement”) pursuant to which Mr. Saylor agreed to provide coverage that is similar to the coverage provided under the 2022 Tail Agreement, but only to cover the Excluded Claims for an initial one-year term and for a payment of $157,000. The Company may elect, at its option, to extend the term under the 2023 Tail Agreement for up to a total of four additional one-year periods, for $157,000 per each additional one-year term.
Prior to entering into the Original Agreement, Renewed Agreement, Excess Agreement, 2022 Tail Agreement, and 2023 Tail Agreement with Mr. Saylor, the Company obtained and considered market quotes for D&O liability insurance policies. The Company determined that the policies considered at such times would have provided insufficient coverage and would have required substantial premiums to the extent coverage were available, and that obtaining indemnification coverage provided by Mr. Saylor was appropriate and in the best interests of the Company.
(18) Subsequent Events
Since December 31, 2023 through the date immediately preceding the filing of this Annual Report, the Company has purchased approximately 850 bitcoins for $37.2 million, or approximately $43,723 per bitcoin. All of these approximately 850 bitcoins serve as part of the collateral for the 2028 Secured Notes.
The Company has incurred at least $28.9 million in digital asset impairment losses during the first quarter of 2024 on bitcoin held as of December 31, 2023.
See Note 2(g), Summary of Significant Accounting Policies, and Note 4, Digital Assets, to the Consolidated Financial Statements, for further detail on accounting for digital assets.

SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
For the years ended December 31, 2023, 2022, and 2021
(in thousands)

	Balance at the beginning of the period	Additions(1)	Deductions	Balance at the end of the period
Allowance for credit losses:
December 31, 2023	$2,564	797	(292)	$3,069
December 31, 2022	$2,775	383	(594)	$2,564
December 31, 2021	$2,760	669	(654)	$2,775
Deferred tax valuation allowance:
December 31, 2023	$511,412	193	(510,178)	$1,427
December 31, 2022	$999	510,488	(75)	$511,412
December 31, 2021	$1,259	0	(260)	$999

(1)	Reductions in/charges to revenues and expenses.

Appendix F
Excerpts from the Quarterly Report on Form 10-Q of MicroStrategy Incorporated quarterly period ended
September 30, 2024, filed with the Securities and Exchange Commission on October 31, 2024
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-Q
(Mark One)
☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the Quarterly Period Ended September 30, 2024
OR
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from      to
Commission File Number 000-24435
MICROSTRATEGY INCORPORATED
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation or organization)
51-0323571
(I.R.S. Employer
Identification Number)
1850 Towers Crescent Plaza, Tysons Corner, VA
(Address of Principal Executive Offices)
22182
(Zip Code)
(703) 848-8600
(Registrant’s telephone number, including area code)
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Class A common stock, par value $0.001 per share	MSTR	The Nasdaq Global Select Market

Indicate by check mark whether the registrant,: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No  ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes  ☐ No ☒
As of October 21, 2024, the registrant had 183,003,980 and 19,640,250 shares of class A common stock and class B common stock outstanding, respectively.

PART I - FINANCIAL INFORMATION
Item 1.	Financial Statements
MICROSTRATEGY INCORPORATED
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	September 30, 2024	December 31, 2023
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$46,343	$46,817
Restricted cash	1,862	1,856
Accounts receivable, net	107,169	183,815
Prepaid expenses and other current assets	30,668	35,407
Total current assets	186,042	267,895
Digital assets	6,850,879	3,626,476
Property and equipment, net	27,517	28,941
Right-of-use assets	55,308	57,343
Deposits and other assets	51,109	24,300
Deferred tax assets, net	1,172,726	757,573
Total assets	$8,343,581	$4,762,528
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued expenses, and operating lease liabilities	$45,714	$43,090
Accrued compensation and employee benefits	51,686	50,045
Accrued interest	5,800	1,493
Current portion of long-term debt, net	509	483
Deferred revenue and advance payments	184,402	228,162
Total current liabilities	288,111	323,273
Long-term debt, net	4,211,949	2,182,108
Deferred revenue and advance payments	6,344	8,524
Operating lease liabilities	57,495	61,086
Other long-term liabilities	5,676	22,208
Deferred tax liabilities	357	357
Total liabilities	4,569,932	2,597,556
Commitments and Contingencies
Stockholders’ Equity
Preferred stock undesignated, $0.001 par value; 5,000 shares authorized; no shares issued or outstanding	0	0
Class A common stock, $0.001 par value; 330,000 shares authorized; 191,684 shares issued and 183,000 shares outstanding, and 157,725 shares issued and 149,041 shares outstanding, respectively	192	24
Class B convertible common stock, $0.001 par value; 165,000 shares authorized; 19,640 shares issued and outstanding, and 19,640 shares issued and outstanding, respectively	20	2
Additional paid-in capital	6,060,206	3,957,728
Treasury stock, at cost; 8,684 shares and 8,684 shares, respectively	(782,104)	(782,104)
Accumulated other comprehensive loss	(9,580)	(11,444)
Accumulated deficit	(1,495,085)	(999,234)
Total stockholders’ equity	3,773,649	2,164,972
Total liabilities and stockholders’ equity	$8,343,581	$4,762,528

The accompanying notes are an integral part of these Consolidated Financial Statements.

MICROSTRATEGY INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Product licenses	$11,087	$24,045	$33,311	$56,979
Subscription services	27,800	20,974	74,846	59,662
Total product licenses and subscription services	38,887	45,019	108,157	116,641
Product support	61,015	66,860	185,440	198,422
Other services	16,169	17,583	49,162	56,714
Total revenues	116,071	129,462	342,759	371,777
Cost of revenues:
Product licenses	769	342	2,130	1,320
Subscription services	11,454	8,028	29,618	23,100
Total product licenses and subscription services	12,223	8,370	31,748	24,420
Product support	8,572	5,531	25,312	17,115
Other services	13,554	12,760	38,239	40,188
Total cost of revenues	34,349	26,661	95,299	81,723
Gross profit	81,722	102,801	247,460	290,054
Operating expenses:
Sales and marketing	35,414	35,606	103,116	109,372
Research and development	33,301	29,660	92,795	90,372
General and administrative	33,505	29,223	104,300	85,959
Digital asset impairment losses	412,084	33,559	783,807	76,613
Total operating expenses	514,304	128,048	1,084,018	362,316
Loss from operations	(432,582)	(25,247)	(836,558)	(72,262)
Interest expense, net	(18,129)	(11,006)	(45,476)	(37,031)
(Loss) gain on debt extinguishment	(22,933)	0	(22,933)	44,686
Other (expense) income, net	(5,034)	2,419	(2,644)	726
Loss before income taxes	(478,678)	(33,834)	(907,611)	(63,881)
(Benefit from) provision for income taxes	(138,504)	109,607	(411,760)	(403,876)
Net (loss) income	$(340,174)	$(143,441)	$(495,851)	$339,995
Basic (loss) earnings per share(1)	$(1.72)	$(1.01)	$(2.71)	$2.91
Weighted average shares outstanding used in computing basic (loss) earnings per share	197,273	142,214	182,695	116,648
Diluted (loss) earnings per share(1)	$(1.72)	$(1.01)	$(2.71)	$2.39
Weighted average shares outstanding used in computing diluted (loss) earnings per share	197,273	142,214	182,695	145,125

(1)	Basic and fully diluted (loss) earnings per share for class A and class B common stock are the same.
The accompanying notes are an integral part of these Consolidated Financial Statements.

MICROSTRATEGY INCORPORATED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net (loss) income	$(340,174)	$(143,441)	$(495,851)	$339,995
Other comprehensive income (loss), net of applicable taxes:
Foreign currency translation adjustment	3,970	(2,205)	1,864	(1,554)
Total other comprehensive income (loss)	3,970	(2,205)	1,864	(1,554)
Comprehensive (loss) income	$(336,204)	$(145,646)	$(493,987)	$338,441

The accompanying notes are an integral part of these Consolidated Financial Statements.

MICROSTRATEGY INCORPORATED
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(in thousands, unaudited)

	Total	Class A Common Stock		Class B Convertible Common Stock		Additional Paid-in Capital	Treasury Stock		Accumulated Other Comprehensive Loss	Accumulated Deficit
		Shares	Amount	Shares	Amount		Shares	Amount
Balance at January 1, 2023	$(383,120)	104,532	$18	19,640	$2	$1,841,120	(8,684)	$(782,104)	$(13,801)	$(1,428,355)
Net income	461,193	0	0	0	0	0	0	0	0	461,193
Other comprehensive income	738	0	0	0	0	0	0	0	738	0
Issuance of class A common stock upon exercise of stock options	6,750	445	0	0	0	6,750	0	0	0	0
Issuance of class A common stock under employee stock purchase plan	2,380	127	0	0	0	2,380	0	0	0	0
Issuance of class A common stock upon vesting of restricted stock units, net of withholding taxes	(514)	38	0	0	0	(514)	0	0	0	0
Issuance of class A common stock under public offerings, net of issuance costs	338,962	13,489	2	0	0	338,960	0	0	0	0
Share-based compensation expense	16,822	0	0	0	0	16,822	0	0	0	0
Balance at March 31, 2023	$443,211	118,631	$20	19,640	$2	$2,205,518	(8,684)	$(782,104)	$(13,063)	$(967,162)
Net income	22,243	0	0	0	0	0	0	0	0	22,243
Other comprehensive loss	(87)	0	0	0	0	0	0	0	(87)	0
Issuance of class A common stock upon exercise of stock options	5,354	388	0	0	0	5,354	0	0	0	0
Issuance of class A common stock upon vesting of restricted stock units, net of withholding taxes	(242)	62	0	0	0	(242)	0	0	0	0
Issuance of class A common stock under public offerings, net of issuance costs	333,494	10,792	1	0	0	333,493	0	0	0	0
Share-based compensation expense	15,145	0	0	0	0	15,145	0	0	0	0
Balance at June 30, 2023	$819,118	129,873	$21	19,640	$2	$2,559,268	(8,684)	$(782,104)	$(13,150)	$(944,919)
Net loss	(143,441)	0	0	0	0	0	0	0	0	(143,441)
Other comprehensive loss	(2,205)	0	0	0	0	0	0	0	(2,205)	0
Issuance of class A common stock upon exercise of stock options	2,113	95	0	0	0	2,113	0	0	0	0
Issuance of class A common stock under employee stock purchase plan	1,575	72	0	0	0	1,575	0	0	0	0
Issuance of class A common stock upon vesting of restricted stock units, net of withholding taxes	(747)	40	0	0	0	(747)	0	0	0	0
Issuance of class A common stock under public offerings, net of issuance costs	147,218	4,034	0	0	0	147,218	0	0	0	0
Share-based compensation expense	16,764	0	0	0	0	16,764	0	0	0	0
Balance at September 30, 2023	$840,395	134,114	$21	19,640	$2	$2,726,191	(8,684)	$(782,104)	$(15,355)	$(1,088,360)
Net income	89,126	0	0	0	0	0	0	0	0	89,126
Other comprehensive income	3,911	0	0	0	0	0	0	0	3,911	0
Issuance of class A common stock upon exercise of stock options	16,302	826	1	0	0	16,301	0	0	0	0
Issuance of class A common stock upon vesting of restricted stock units, net of withholding taxes	(2,841)	120	0	0	0	(2,841)	0	0	0	0
Issuance of class A common stock under public offerings, net of issuance costs	1,200,415	22,665	2	0	0	1,200,413	0	0	0	0

The accompanying notes are an integral part of these Consolidated Financial Statements.

	Total	Class A Common Stock		Class B Convertible Common Stock		Additional Paid-in Capital	Treasury Stock		Accumulated Other Comprehensive Loss	Accumulated Deficit
		Shares	Amount	Shares	Amount		Shares	Amount
Share-based compensation expense	17,664	0	0	0	0	17,664	0	0	0	0
Balance at December 31, 2023	$2,164,972	157,725	$24	19,640	$2	$3,957,728	(8,684)	$(782,104)	$(11,444)	$(999,234)
Net loss	(53,118)	0	0	0	0	0	0	0	0	(53,118)
Other comprehensive loss	(1,725)	0	0	0	0	0	0	0	(1,725)	0
Issuance of class A common stock upon exercise of stock options	136,088	5,731	0	0	0	136,088	0	0	0	0
Issuance of class A common stock under employee stock purchase plan	2,071	69	0	0	0	2,071	0	0	0	0
Issuance of class A common stock upon vesting of restricted stock units, net of withholding taxes	(1,273)	39	0	0	0	(1,273)	0	0	0	0
Issuance of class A common stock under public offerings, net of issuance costs	137,152	1,952	0	0	0	137,152	0	0	0	0
Share-based compensation expense	15,938	0	0	0	0	15,938	0	0	0	0
Balance at March 31, 2024	$2,400,105	165,516	$24	19,640	$2	$4,247,704	(8,684)	$(782,104)	$(13,169)	$(1,052,352)
Net loss	(102,559)	0	0	0	0	0	0	0	0	(102,559)
Other comprehensive loss	(381)	0	0	0	0	0	0	0	(381)	0
Issuance of class A common stock upon exercise of stock options	17,261	1,215	0	0	0	17,261	0	0	0	0
Issuance of class A common stock upon vesting of restricted stock units, net of withholding taxes	(932)	311	0	0	0	(932)	0	0	0	0
Issuance of class A common stock upon conversions of convertible senior notes	500,815	12,672	2	0	0	500,813	0	0	0	0
Share-based compensation expense	20,490	0	0	0	0	20,490	0	0	0	0
Balance at June 30, 2024	$2,834,799	179,714	$26	19,640	$2	$4,785,336	(8,684)	$(782,104)	$(13,550)	$(1,154,911)
Net loss	(340,174)	0	0	0	0	0	0	0	0	(340,174)
Other comprehensive income	3,970	0	0	0	0	0	0	0	3,970	0
Par value adjustment for class A and B common stock issued upon stock split	0	0	157	0	18	(175)	0	0	0	0
Issuance of class A common stock upon exercise of stock options	4,192	193	1	0	0	4,191	0	0	0	0
Issuance of class A common stock under employee stock purchase plan	2,233	25	0	0	0	2,233	0	0	0	0
Issuance of class A common stock upon vesting of restricted stock units, net of withholding taxes	(1)	53	0	0	0	(1)	0	0	0	0
Issuance of class A common stock under public offerings, net of issuance costs	1,105,141	8,048	8	0	0	1,105,133	0	0	0	0
Issuance of class A common stock upon conversions of convertible senior notes	144,349	3,651	0	0	0	144,349	0	0	0	0
Share-based compensation expense	19,140	0	0	0	0	19,140	0	0	0	0
Balance at September 30, 2024	$3,773,649	191,684	$192	19,640	$20	$6,060,206	(8,684)	$(782,104)	$(9,580)	$(1,495,085)

The accompanying notes are an integral part of these Consolidated Financial Statements.

MICROSTRATEGY INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,
	2024	2023
	(unaudited)	(unaudited)
Operating activities:
Net (loss) income	$(495,851)	$339,995
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	12,679	9,405
Reduction in carrying amount of right-of-use assets	6,228	6,438
Credit losses and sales allowances	262	752
Deferred taxes	(419,965)	(425,986)
Release of liabilities for unrecognized tax benefits	(73)	(162)
Share-based compensation expense	57,789	49,855
Digital asset impairment losses	783,807	76,613
Amortization of issuance costs on long-term debt	10,231	6,599
Loss (gain) on debt extinguishment	22,933	(44,686)
Changes in operating assets and liabilities:
Accounts receivable	27,374	6,627
Prepaid expenses and other current assets	4,868	(99)
Deposits and other assets	(6,748)	(321)
Accounts payable and accrued expenses	(8,318)	(8,005)
Accrued compensation and employee benefits	(26,383)	(15,186)
Accrued interest	4,444	7,539
Deferred revenue and advance payments	3,484	9,901
Operating lease liabilities	(7,832)	(7,954)
Other long-term liabilities	(4,637)	203
Net cash (used in) provided by operating activities	(35,708)	11,528
Investing activities:
Purchases of digital assets	(4,008,210)	(687,959)
Purchases of property and equipment	(2,694)	(2,591)
Net cash used in investing activities	(4,010,904)	(690,550)
Financing activities:
Proceeds from convertible senior notes	3,213,750	0
Issuance costs paid for convertible senior notes	(53,524)	0
Payments to settle conversions and redemption of convertible senior notes	(398)	0
Repayments of secured debt and third-party extinguishment costs	(515,325)	(160,033)
Principal payments of other long-term secured debt	(401)	(382)
Proceeds from sale of common stock under public offerings	1,246,478	823,945
Issuance costs paid related to sale of common stock under public offerings	(4,185)	(4,286)
Proceeds from exercise of stock options	157,541	14,217
Proceeds from sales under employee stock purchase plan	4,304	3,955
Payment of withholding tax on vesting of restricted stock units	(2,173)	(1,391)
Net cash provided by financing activities	4,046,067	676,025
Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	77	(997)
Net decrease in cash, cash equivalents, and restricted cash	(468)	(3,994)
Cash, cash equivalents, and restricted cash, beginning of period	48,673	50,868
Cash, cash equivalents, and restricted cash, end of period	$48,205	$46,874

The accompanying notes are an integral part of these Consolidated Financial Statements.

MICROSTRATEGY INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(1) Summary of Significant Accounting Policies
(a) Basis of Presentation
The accompanying Consolidated Financial Statements of MicroStrategy Incorporated (“MicroStrategy” or the “Company”) are unaudited. In the opinion of management, all adjustments necessary for a fair statement of financial position and results of operations have been included. All such adjustments are of a normal recurring nature, unless otherwise disclosed. Interim results are not necessarily indicative of results for a full year.
On July 11, 2024, the Company announced a 10-for-1 stock split of the Company’s class A common stock and class B common stock. The stock split was effected by means of a stock dividend to the holders of record of the Company’s class A common stock and class B common stock as of the close of business on August 1, 2024, the record date for the dividend. Shares held in treasury by the Company were not impacted by the stock split. The dividend was distributed after the close of trading on August 7, 2024 and trading commenced on a split-adjusted basis at market open on August 8, 2024. As a result of the stock split, all applicable share, per share, and equity award information has been retroactively adjusted in the Consolidated Financial Statements and Notes to Consolidated Financial Statements to reflect the stock split for all periods presented.
The Consolidated Financial Statements and Notes to Consolidated Financial Statements are presented as required by the United States Securities and Exchange Commission (“SEC”) and do not contain certain information included in the Company’s annual financial statements and notes. These financial statements should be read in conjunction with the Company’s audited financial statements and the notes thereto filed with the SEC in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. There have been no significant changes in the Company’s accounting policies since December 31, 2023.
The accompanying Consolidated Financial Statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
(2) Recent Accounting Standards
Crypto Assets
In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2023-08, Intangibles-Goodwill and Other-Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”). ASU 2023-08 requires in-scope crypto assets (including the Company’s bitcoin holdings) to be measured at fair value in the statement of financial position, with gains and losses from changes in the fair value of such crypto assets recognized in net income each reporting period. ASU 2023-08 also requires certain interim and annual disclosures for crypto assets within the scope of the standard. The standard is effective for the Company for interim and annual periods beginning January 1, 2025, with a cumulative-effect adjustment to the opening balance of retained earnings as of the beginning of the annual reporting period in which the Company adopts the guidance. Prior periods will not be restated. The Company will adopt ASU 2023-08 effective January 1, 2025.
The Company expects the adoption of ASU 2023-08 will have a material impact on its consolidated balance sheets, statements of operations, statements of cash flows and disclosures. Although the Company will continue to initially record its bitcoin purchases at cost, upon adopting ASU 2023-08, any subsequent increases or decreases in fair value will be recognized as incurred in the Company’s Consolidated Statements of Operations, and the fair value of the Company’s bitcoin will be reflected within the Company’s Consolidated Balance Sheets each reporting period-end. Upon adopting ASU 2023-08, the Company will no longer account for its bitcoin under a cost-less-impairment accounting model.
The U.S. enacted the Inflation Reduction Act of 2022 (“IRA”) in August 2022. Among other things, unless an exemption by statute or regulation applies, a provision of the IRA imposes a 15% corporate alternative minimum tax (“CAMT”) on a corporation with respect to an initial tax year and all subsequent tax years, if the average annual adjusted financial statement income for any consecutive three-tax-year period preceding the initial tax year exceeds $1 billion. On September 12, 2024, the Department of Treasury and the Internal Revenue Service issued proposed regulations with respect to the application of the CAMT. As a result of the enactment of the IRA and the adoption of ASU 2023-08, the Company could become subject to CAMT in the tax years 2026 and beyond unless the proposed regulations with respect to CAMT are revised to provide relief. The Company is currently evaluating the potential implications of unrealized fair value gains and losses as they relate to CAMT as well as the broader global tax regulatory landscape.
Income Taxes
In December 2023, the FASB issued Accounting Standards Update No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 requires enhanced disclosures surrounding income taxes, particularly related to rate reconciliation and income taxes paid information. In particular, on an annual basis, companies will be required to disclose specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. Companies will also be required to disclose, on an annual basis, the amount of income taxes paid, disaggregated by federal, state, and foreign taxes, and also disaggregated by individual jurisdictions above a quantitative threshold. The standard is effective for the Company for annual periods beginning January 1, 2025 on a prospective basis, with retrospective application permitted for all prior periods presented. The Company will adopt ASU 2023-09 for the annual period ending December 31, 2025 and is currently evaluating the impact of this guidance on its disclosures.
Segment Reporting
In November 2023, the FASB issued Accounting Standards Update No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”). ASU 2023-07 requires enhanced disclosures surrounding reportable segments, particularly (i) significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”) and included in the reported measure(s) of a segment’s profit and loss and (ii) other segment items that reconcile segment revenue and significant expenses to the reported measure(s) of a segment’s profit and loss, both on an annual and interim basis. Companies are also required to provide all annual disclosures currently required under Topic 280 in interim periods, in addition to disclosing the title and position of the CODM and how the CODM uses the reported measure(s) of segment profit and loss in assessing segment performance and allocating resources. The standard is effective for the Company for annual periods beginning January 1, 2024 and for interim periods beginning January 1, 2025, with updates applied retrospectively. The Company will adopt ASU 2023-07 for the annual period ending December 31, 2024 and is currently evaluating the impact of this guidance on its disclosures.
(3) Digital Assets
The Company accounts for its digital assets, which are comprised solely of bitcoin, as indefinite-lived intangible assets in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles-Goodwill and Other. The Company’s digital assets are initially recorded at cost. Subsequently, they are measured at cost, net of any impairment losses incurred since acquisition. Impairment losses are recognized as “Digital asset impairment losses” in the Company’s Consolidated Statement of Operations in the period in which the impairment occurs. Gains (if any) are not recorded until realized upon sale, at which point they are presented net of any impairment losses in the Company’s Consolidated Statements of Operations. In determining the gain to be recognized upon sale, the Company calculates the difference between the sales price and carrying value of the specific bitcoins sold immediately prior to sale.
The following table summarizes the Company’s digital asset holdings (in thousands, except number of bitcoins), as of:

	September 30, 2024	December 31, 2023
Approximate number of bitcoins held	252,220	189,150
Digital assets carrying value	$6,850,879	$3,626,476
Cumulative digital asset impairment losses	$3,052,820	$2,269,013

The carrying value on the Company’s Consolidated Balance Sheet at each period-end represents the lowest fair value (based on Level 1 inputs in the fair value hierarchy) of the bitcoins at any time since their acquisition. Therefore, these fair value measurements were made during the period from their acquisition through September 30, 2024 or December 31, 2023, respectively, and not as of September 30, 2024 or December 31, 2023, respectively.

The following table summarizes the Company’s digital asset purchases and digital asset impairment losses (in thousands, except number of bitcoins) for the periods indicated. The Company did not sell any of its bitcoins during the nine months ended September 30, 2024 or 2023, respectively.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Approximate number of bitcoins purchased	25,889	5,912	63,070	25,745
Digital asset purchases	$1,575,073	$161,681	$4,008,210	$687,959
Digital asset impairment losses	$412,084	$33,559	$783,807	$76,613

From time to time, the Company’s execution partners may extend short-term trade credits to the Company to purchase bitcoin in advance of using cash funds in the Company’s trading account, or allow the Company to make bitcoin purchases on a delayed settlement basis. Trade credits and delayed settlement payments, as applicable, are due and payable in cash within days after the bitcoin purchases are completed. During the first and third quarters of 2024, certain bitcoin of MacroStrategy LLC (“MacroStrategy”), a wholly-owned subsidiary of the Company, was subject to a first priority security interest and lien in order to secure payments owed by the Company with respect to these arrangements. While trade credits or delayed settlements are outstanding, the Company may incur interest fees and be required to maintain minimum balances in its trading and custody accounts with such execution partners. As of September 30, 2024, the Company had no outstanding trade credits payable or delayed settlement obligations.
As of December 31, 2023, approximately 16,081 of the bitcoins held by the Company, which had a carrying value of approximately $263.9 million on the Company’s Consolidated Balance Sheet as of December 31, 2023, served as part of the collateral for the Company’s 6.125% Senior Secured Notes due 2028 (the “2028 Secured Notes”). Upon the redemption of the 2028 Secured Notes during the third quarter of 2024, all collateral securing the 2028 Secured Notes, including the aforementioned bitcoin, was released. Refer to Note 5, Long-term Debt, to the Consolidated Financial Statements for further information regarding the 2028 Secured Notes and their redemption.
(4) Contract Balances
The Company invoices its customers in accordance with billing schedules established in each contract. The Company’s rights to consideration from customers are presented separately in the Company’s Consolidated Balance Sheets depending on whether those rights are conditional or unconditional.
The Company presents unconditional rights to consideration from customers within “Accounts receivable, net” in its Consolidated Balance Sheets. All of the Company’s contracts are generally non-cancellable and/or non-refundable, and therefore an unconditional right generally exists when the customer is billed or amounts are billable per the contract.
Accounts receivable (in thousands) consisted of the following, as of:

	September 30, 2024	December 31, 2023
Billed and billable	$109,303	$186,884
Less: allowance for credit losses	(2,134)	(3,069)
Accounts receivable, net	$107,169	$183,815

Changes in the allowance for credit losses were not material for the three and nine months ended September 30, 2024.
Rights to consideration that are subject to a condition other than the passage of time are considered contract assets until they are expected to become unconditional and transfer to accounts receivable. Current contract assets included in “Prepaid expenses and other current assets” in the Consolidated Balance Sheets consisted of $2.0 million and $1.2 million, as of September 30, 2024 and December 31, 2023, respectively, related to performance obligations or services being rendered in advance of future invoicing associated with multi-year contracts and accrued sales and usage-based royalty revenue. In royalty-based arrangements, consideration is not billed or billable until the royalty reporting is received, generally in the subsequent quarter, at which time the contract asset transfers to accounts receivable and a true-up adjustment is recorded to revenue. These true-up adjustments are generally not material. Non-current contract assets included in “Deposits and other assets” in the Consolidated Balance Sheets consisted of

$5.4 million and $0.9 million, as of September 30, 2024 and December 31, 2023, respectively, related to performance obligations or services being rendered in advance of future invoicing associated with multi-year contracts. During the three and nine months ended September 30, 2024 and 2023, there were no significant impairments to the Company’s contract assets, nor were there any significant changes in the timing of the Company’s contract assets being reclassified to accounts receivable.
Contract liabilities are amounts received or due from customers in advance of the Company transferring the software or services to the customer. In the case of multi-year service contract arrangements, the Company generally does not invoice more than one year in advance of services and does not record deferred revenue for amounts that have not been invoiced. Revenue is subsequently recognized in the period(s) in which control of the software or services is transferred to the customer. The Company’s contract liabilities are presented as either current or non-current “Deferred revenue and advance payments” in the Consolidated Balance Sheets, depending on whether the software or services are expected to be transferred to the customer within the next year.
The Company’s “Accounts receivable, net” and “Deferred revenue and advance payments” balances in the Consolidated Balance Sheets include unpaid amounts related to contracts under which the Company has an enforceable right to invoice the customer for non-cancellable and/or non-refundable software and services. Changes in accounts receivable and changes in deferred revenue and advance payments are presented net of these unpaid amounts in “Operating activities” in the Consolidated Statements of Cash Flows.
Deferred revenue and advance payments (in thousands) from customers consisted of the following, as of:

	September 30, 2024	December 31, 2023
Current:
Deferred product licenses revenue	$409	$3,579
Deferred subscription services revenue	74,164	65,512
Deferred product support revenue	106,866	152,012
Deferred other services revenue	2,963	7,059
Total current deferred revenue and advance payments	$184,402	$228,162
Non-current:
Deferred product licenses revenue	$0	$0
Deferred subscription services revenue	3,373	3,097
Deferred product support revenue	2,635	4,984
Deferred other services revenue	336	443
Total non-current deferred revenue and advance payments	$6,344	$8,524

During the three and nine months ended September 30, 2024, the Company recognized revenues of $50.2 million and $195.2 million, respectively, from amounts included in the total deferred revenue and advance payments balances at the beginning of 2024. During the three and nine months ended September 30, 2023, the Company recognized revenues of $44.6 million and $187.6 million, respectively, from amounts included in the total deferred revenue and advance payments balances at the beginning of 2023. For the three and nine months ended September 30, 2024 and 2023, there were no significant changes in the timing of revenue recognition on the Company’s deferred balances.
The Company’s remaining performance obligation represents all future revenue under contract and includes deferred revenue and advance payments and billable non-cancellable amounts that will be invoiced and recognized as revenue in future periods. The remaining performance obligation excludes contracts that are billed in arrears, such as certain time and materials contracts. The portions of multi-year contracts that will be invoiced in the future are not presented on the balance sheet within accounts receivable and deferred revenues and are instead included in the following remaining performance obligation disclosure. As of September 30, 2024, the Company had an aggregate transaction price of $380.5 million allocated to the remaining performance obligation related to subscription services, product support, product licenses, and other services contracts. The Company expects to recognize $237.1 million within the next 12 months and the remainder thereafter.

(5) Long-term Debt
The net carrying value of the Company’s outstanding debt (in thousands) consisted of the following, as of:

	September 30, 2024	December 31, 2023
2025 Convertible Notes	$0	$643,931
2027 Convertible Notes	1,040,339	1,037,306
2028 Convertible Notes	997,502	0
2030 Convertible Notes	784,194	0
2031 Convertible Notes	593,867	0
2032 Convertible Notes	786,754	0
2028 Secured Notes	0	491,193
Other long-term secured debt	9,802	10,161
Total	$4,212,458	$2,182,591
Reported as:
Current portion of long-term debt, net	509	483
Long-term debt, net	4,211,949	2,182,108
Total	$4,212,458	$2,182,591

Convertible Senior Notes
The Company has issued the following convertible notes (collectively, the “Convertible Notes”) in private offerings:
•	$650.0 million aggregate principal amount of 0.750% Convertible Senior Notes due 2025 (the “2025 Convertible Notes”);
•	$1.050 billion aggregate principal amount of 0% Convertible Senior Notes due 2027 (the “2027 Convertible Notes”);
•	$1.010 billion aggregate principal amount of 0.625% Convertible Senior Notes due 2028 (the “2028 Convertible Notes”);
•	$800.0 million aggregate principal amount of 0.625% Convertible Senior Notes due 2030 (the “2030 Convertible Notes”);
•	$603.8 million aggregate principal amount of 0.875% Convertible Senior Notes due 2031 (the “2031 Convertible Notes”); and
•	$800.0 million aggregate principal amount of 2.25% Convertible Senior Notes due 2032 (the “2032 Convertible Notes”).
The Convertible Notes are senior unsecured obligations of the Company and rank senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the Convertible Notes; equal in right of payment to any of the Company’s unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries.

The following table summarizes the key terms of each of the Convertible Notes (principal at inception, net proceeds, and issuance costs are each reported in thousands):

	2025 Convertible Notes	2027 Convertible Notes	2028 Convertible Notes	2030 Convertible Notes	2031 Convertible Notes	2032 Convertible Notes
Issuance Date	December 2020	February 2021	September 2024	March 2024	March 2024	June 2024
Maturity Date(1)	December 15, 2025	February 15, 2027	September 15, 2028	March 15, 2030	March 15, 2031	June 15, 2032
Principal at Inception	$650,000	$1,050,000	$1,010,000	$800,000	$603,750	$800,000
Stated Interest Rate(2)	0.750%	0.000%	0.625%	0.625%	0.875%	2.250%
Interest Payment Dates(3)	June 15 & December 15	February 15 & August 15	March 15 & September 15	March 15 & September 15	March 15 & September 15	June 15 & December 15
Net Proceeds	$634,749	$1,025,830	$997,375	$782,000	$592,567	$786,000
Issuance Costs(4)	$15,251	$24,170	$12,625	$18,000	$11,183	$14,000
Effective Interest Rate(4)	1.23%	0.39%	1.05%	1.14%	1.30%	2.63%
Date of Holder Put Option(5)	n/a	n/a	September 15, 2027	September 15, 2028	September 15, 2028	June 15, 2029
Initial Conversion Rate(6)	25.126	6.981	5.4589	6.677	4.297	4.894
Initial Conversion Price(7)	$39.80	$143.25	$183.19	$149.77	$232.72	$204.33
Convertible at any time after the following date(8)(9)	June 13, 2024	August 15, 2026	March 15, 2028	September 15, 2029	September 15, 2030	December 15, 2031
Not redeemable by the Company prior to the following date(10)	December 20, 2023	February 20, 2024	December 20, 2027	March 22, 2027	March 22, 2028	June 20, 2029
Redemption Date(11)	July 15, 2024	n/a	n/a	n/a	n/a	n/a

(1)	“Maturity Date” is the stated maturity date under each applicable indenture governing such notes, unless earlier converted, redeemed, or repurchased in accordance with their terms.
(2)	Holders may receive additional or special interest under specified circumstances as outlined under each applicable indenture governing the Convertible Notes.
(3)
For the Convertible Notes issued in 2024, interest payments begin on (a) September 15, 2024 for each of the 2030 Convertible Notes and the 2031 Convertible Notes, (b) December 15, 2024 for the 2032 Convertible Notes, and (c) March 15, 2025 for the 2028 Convertible Notes.

(4)
“Issuance Costs” reflect the customary offering expenses associated with each of the Convertible Notes. The Company accounts for these issuance costs as a reduction to the principal amount of the respective Convertible Notes and amortizes the issuance costs to interest expense from the respective debt issuance dates through the earlier of the “Maturity Date” or the “Date of Holder Put Option,” if applicable, at the “Effective Interest Rates” stated in the table.

(5)
“Date of Holder Put Option” represents the respective dates upon which holders of the 2028 Convertible Notes, 2030 Convertible Notes, 2031 Convertible Notes, and 2032 Convertible Notes each have a noncontingent right to require the Company to repurchase for cash all or any portion of their respective notes at a repurchase price equal to 100% of the principal amount of such notes to be repurchased, plus any accrued and unpaid interest to, but excluding the repurchase date.

(6)
The “Initial Conversion Rate” is stated in shares of the Company’s class A common stock per $1,000 principal amount. The conversion rates are subject to customary anti-dilution adjustments. In addition, following certain events that may occur prior to the respective maturity dates or if the Company delivers a notice of redemption, the Company will increase the conversion rate for a holder who elects to convert its respective Convertible Notes in connection with such corporate event or notice of redemption, as the case may be, in certain circumstances as provided in each indenture governing the respective Convertible Notes.

(7)
The “Initial Conversion Price” is stated in dollars per share of the Company’s class A common stock.

(8)
On or after the stated dates until the close of business on the second scheduled trading day immediately preceding the respective maturity dates, holders may convert the Convertible Notes at any time. Upon conversion of the Convertible Notes, the Company will pay or deliver, as the case may be, cash, shares of the Company’s class A common stock, or a combination of cash and shares of class A common stock, at the Company’s election. For the 2025 Convertible Notes, the date presented is the date on which the Company delivered its notice of full redemption of the 2025 Convertible Notes, which resulted in the 2025 Convertible Notes being convertible at any time thereafter until 5:00 p.m., New York City time, on July 11, 2024. See below under “Conversions and Redemption of 2025 Convertible Notes” for further information.

(9)
Prior to the respective dates, the Convertible Notes are convertible only under the following circumstances: (a) during any calendar quarter commencing after the calendar quarter ending on March 31, 2021 for the 2025 Convertible Notes (of which all then outstanding notes were redeemed on July 15, 2024), on June 30, 2021 for the 2027 Convertible Notes, on June 30, 2024 for the 2030 Convertible Notes and 2031 Convertible Notes, on September 30, 2024 for the 2032 Convertible Notes, or on December 31, 2024 for the 2028 Convertible Notes (and only during such calendar quarter), if the last reported sale price of the Company’s class A common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price of the respective Convertible Notes on each applicable trading day; (b) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined under each applicable indenture governing the respective Convertible Notes) per $1,000 principal amount of the respective Convertible Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Company’s class A common stock and the applicable conversion rate on each such trading day; (c) if the Company calls any or all of the respective Convertible Notes for redemption, at any time prior to the close of business on the second scheduled trading day immediately preceding the redemption date; and (d) upon occurrence of specified corporate events as described in each applicable indenture governing the respective Convertible Notes.

(10)
The Company may redeem for cash all or a portion of the Convertible Notes at its option, on or after the stated dates, if the last reported sale price of the Company’s class A common stock has been at least 130% of the conversion price of the respective Convertible Notes then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which the Company provides a notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption. The redemption price will be equal to 100% of the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. See below “Conversions and Redemption of 2025 Convertible Notes” subsection for information regarding the Company’s notice of redemption of the 2025 Convertible Notes.

(11)
“Redemption Date” is the date on which the Company redeemed all outstanding 2025 Convertible Notes. See discussion further below under “Conversions and Redemption of 2025 Convertible Notes” pertaining to redemption of the 2025 Convertible Notes.

If the Company undergoes a “fundamental change,” as defined in the respective indentures governing the Convertible Notes prior to maturity, subject to certain conditions, holders may require the Company to repurchase for cash all or any portion of their respective Convertible Notes at a fundamental change repurchase price equal to 100% of the principal amount of the respective Convertible Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.
The respective indentures governing the Convertible Notes contain customary terms and covenants, including that upon certain events of default occurring and continuing, either the Trustee or the holders of at least 25% in principal amount outstanding of the respective Convertible Notes may declare 100% of the principal of, and accrued and unpaid interest, if any, on, all the respective Convertible Notes to be due and payable.
Although the Convertible Notes contain embedded conversion features, the Company accounts for the Convertible Notes in their entirety as a liability because the conversion features are indexed to the Company’s class A common stock and meet the criteria for classification in stockholders’ equity and therefore do not qualify for separate derivative accounting.
Conversions and Redemption of 2025 Convertible Notes
On June 13, 2024, the Company announced that it delivered a notice of redemption (the “Redemption Notice”) to the trustee of the 2025 Convertible Notes for redemption of all $650.0 million in aggregate principal amount of the 2025 Convertible Notes then outstanding on July 15, 2024 (the “Redemption Date”). Due to the Company’s issuance of the Redemption Notice, the 2025 Convertible Notes became convertible at the option of the holders of such notes from the delivery of the Redemption Notice until 5:00 p.m., New York City time, on July 11, 2024. The Company elected to satisfy its conversion obligation with respect to the 2025 Convertible Notes by delivering solely shares of its class A common stock, together with cash in lieu of any fractional shares. Holders of the 2025 Convertible Notes requested to convert $649.7 million in principal amount of the 2025 Convertible Notes prior to the Redemption Date. The Company settled conversion requests in respect of $504.4 million in principal amount of the 2025 Convertible Notes during the quarter ended June 30, 2024, resulting in the issuance of 12,672,400 shares of the Company’s class A common stock and payment of a nominal amount of cash in lieu of fractional shares, and settled conversion requests in respect of $145.3 million in principal amount of the 2025 Convertible Notes during July 2024, resulting in the issuance of 3,650,650 shares of the Company’s class A common stock and payment of a nominal amount of cash in lieu of fractional shares, in each case in accordance with the terms and provisions of the indenture governing the 2025 Convertible Notes. On the Redemption Date, the Company redeemed $0.3 million aggregate principal amount of 2025 Convertible Notes, constituting all of the 2025 Convertible Notes then outstanding, at an aggregate redemption price of $0.3 million in cash, equal to 100% of the principal amount of the 2025 Convertible Notes redeemed, plus accrued and unpaid interest, to but excluding the Redemption Date.
Collective Convertible Notes Disclosures
As of September 30, 2024, the maximum number of shares into which the Convertible Notes could have been potentially converted if the conversion features were triggered at the conversion rates then in effect based on the Convertible Notes then outstanding on such date was 7,330,050 shares, 5,513,489 shares, 5,341,600 shares, 2,594,314 shares, and 3,915,200 shares for the 2027 Convertible Notes, 2028 Convertible Notes, 2030 Convertible Notes, 2031 Convertible Notes, and 2032 Convertible Notes, respectively.
Other than the 2025 Convertible Notes (for which convertibility is discussed above under the “Conversions and Redemption of 2025 Convertible Notes” subsection), the Convertible Notes were not convertible at the option of the holders during the nine months ended September 30, 2024 or 2023.
Other than the Company’s redemption of the 2025 Convertible Notes, the Company had not redeemed any of the Convertible Notes as of September 30, 2024.
As of September 30, 2024, and December 31, 2023, the net carrying value of the Convertible Notes was classified as a long-term liability in the “Long-term debt, net” line item in the Company’s Consolidated Balance Sheets.
The following is a summary of the Company’s convertible debt instruments as of September 30, 2024 (in thousands):

	September 30, 2024
	Outstanding Principal Amount	Unamortized Issuance Costs	Net Carrying Value	Fair Value
				Amount	Leveling
2027 Convertible Notes	1,050,000	(9,661)	1,040,339	1,439,850	Level 2
2028 Convertible Notes	1,010,000	(12,498)	997,502	1,219,252	Level 2
2030 Convertible Notes	800,000	(15,806)	784,194	1,060,704	Level 2
2031 Convertible Notes	603,750	(9,883)	593,867	629,810	Level 2
2032 Convertible Notes	800,000	(13,246)	786,754	897,515	Level 2
Total	$4,263,750	$(61,094)	$4,202,656	$5,247,131

The following is a summary of the Company’s convertible debt instruments as of December 31, 2023 (in thousands):

	December 31, 2023
	Outstanding Principal Amount	Unamortized Issuance Costs	Net Carrying Value	Fair Value
				Amount	Leveling
2025 Convertible Notes	$650,000	$(6,069)	$643,931	$1,074,713	Level 2
2027 Convertible Notes	1,050,000	(12,694)	1,037,306	913,808	Level 2
Total	$1,700,000	$(18,763)	$1,681,237	$1,988,521

The fair value of the Convertible Notes is determined using observable market data other than quoted prices, specifically the last traded price at the end of the reporting period of identical instruments in the over-the-counter market (Level 2).

For the three months ended September 30, 2024 and 2023, interest expense related to the Convertible Notes was as follows (in thousands):

	Three Months Ended September 30, 2024			Three Months Ended September 30, 2023
	Contractual Interest Expense	Amortization of Issuance Costs	Total	Contractual Interest Expense	Amortization of Issuance Costs	Total
2025 Convertible Notes	$23	$15	$38	$1,218	$762	$1,980
2027 Convertible Notes	0	1,012	1,012	0	1,008	1,008
2028 Convertible Notes	193	127	320	0	0	0
2030 Convertible Notes	1,250	974	2,224	0	0	0
2031 Convertible Notes	1,321	608	1,929	0	0	0
2032 Convertible Notes	4,500	659	5,159	0	0	0
Total	$7,287	$3,395	$10,682	$1,218	$1,770	$2,988

For the nine months ended September 30, 2024 and 2023, interest expense related to the Convertible Notes was as follows (in thousands):

	Nine Months Ended September 30, 2024			Nine Months Ended September 30, 2023
	Contractual Interest Expense	Amortization of Issuance Costs	Total	Contractual Interest Expense	Amortization of Issuance Costs	Total
2025 Convertible Notes	$2,371	$1,494	$3,865	$3,656	$2,279	$5,935
2027 Convertible Notes	0	3,033	3,033	0	3,021	3,021
2028 Convertible Notes	193	127	320	0	0	0
2030 Convertible Notes	2,819	2,194	5,013	0	0	0
2031 Convertible Notes	2,833	1,300	4,133	0	0	0
2032 Convertible Notes	5,150	754	5,904	0	0	0
Total	$13,366	$8,902	$22,268	$3,656	$5,300	$8,956

For the nine months ended September 30, 2024 and 2023, the Company paid $7.6 million and $2.4 million, respectively, in interest related to the Convertible Notes. The Company has not paid any additional interest or special interest related to the Convertible Notes to date.
Senior Secured Notes
On June 14, 2021, the Company issued $500.0 million aggregate principal amount of 2028 Secured Notes in a private offering. The 2028 Secured Notes bore interest at a fixed rate of 6.125% per annum, payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2021. The terms of the 2028 Secured Notes are discussed more fully in Note 8, Long-term Debt, to the Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. The Company redeemed all of the 2028 Secured Notes on September 26, 2024 at a redemption price equal to 103.063% of the principal amount of the 2028 Secured Notes, plus accrued and unpaid interest to, but excluding, September 26, 2024 (the “Redemption Price”).
The Redemption Price consisted of a $515.3 million payment to redeem the full $500.0 million outstanding principal amount of the 2028 Secured Notes as of September 26, 2024 and an $8.6 million payment for accrued unpaid interest on the 2028 Secured Notes to but excluding September 26, 2024. The Company also incurred $0.1 million in third party fees in connection with the redemption of the 2028 Secured Notes. The net carrying value of the 2028 Secured Notes as of September 26, 2024, immediately prior to their redemption, was $492.5 million, which resulted in a $22.9 million loss on debt extinguishment recognized in the Company’s Consolidated Statement of Operations in the third quarter of 2024.
As of December 31, 2023, the net carrying value of the 2028 Secured Notes was classified as a long-term liability in the “Long-term debt, net” line item in the Company’s Consolidated Balance Sheet.

The following is a summary of the 2028 Secured Notes as of December 31, 2023 (in thousands):

	December 31, 2023
	Outstanding Principal Amount	Unamortized Issuance Costs	Net Carrying Value	Fair Value
				Amount	Leveling
2028 Secured Notes	$500,000	$(8,807)	$491,193	$485,070	Level 2

The fair value of the 2028 Secured Notes was determined using observable market data other than quoted prices, specifically the last traded price at the end of the reporting period of identical instruments in the over-the-counter market (Level 2).
For the three months ended September 30, 2024 and 2023, interest expense related to the 2028 Secured Notes was as follows (in thousands):

	Three Months Ended September 30, 2024			Three Months Ended September 30, 2023
	Contractual Interest Expense	Amortization of Issuance Costs	Total	Contractual Interest Expense	Amortization of Issuance Costs	Total
2028 Secured Notes	$7,315	$423	$7,738	$7,657	$415	$8,072

For the nine months ended September 30, 2024 and 2023, interest expense related to the 2028 Secured Notes was as follows (in thousands):

	Nine Months Ended September 30, 2024			Nine Months Ended September 30, 2023
	Contractual Interest Expense	Amortization of	Total	Contractual Interest Expense	Amortization of Issuance Costs	Total
		Issuance Costs
2028 Secured Notes	$22,628	$1,287	$23,915	$22,969	$1,224	$24,193

For the nine months ended September 30, 2024 and 2023, the Company paid $23.9 million and $15.3 million, respectively, in interest related to the 2028 Secured Notes.
Secured Term Loan
On March 23, 2022, MacroStrategy entered into a Credit and Security Agreement (the “Credit and Security Agreement”) with Silvergate pursuant to which Silvergate issued the $205.0 million 2025 Secured Term Loan to MacroStrategy. The terms of the 2025 Secured Term Loan are discussed more fully in Note 8, Long-term Debt, to the Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. On March 24, 2023, MacroStrategy and Silvergate entered into a Prepayment, Waiver and Payoff to Credit and Security Agreement, pursuant to which MacroStrategy voluntarily prepaid Silvergate approximately $161.0 million (the “Payoff Amount”), in full repayment, satisfaction, and discharge of the 2025 Secured Term Loan and all other obligations under the Credit and Security Agreement. Upon Silvergate’s receipt of the Payoff Amount on March 24, 2023, the Credit and Security Agreement was terminated and Silvergate released its security interest in all of MacroStrategy’s assets collateralizing the 2025 Secured Term Loan, including the bitcoin that was serving as collateral.
The Payoff Amount consisted of a $159.9 million payment to repay the full $205.0 million outstanding principal amount of the 2025 Secured Term Loan as of March 24, 2023 and a $1.1 million payment for accrued unpaid interest on the 2025 Secured Term Loan as of March 24, 2023. The Company also incurred $0.1 million in third party fees in connection with the repayment of the 2025 Secured Term Loan. The net carrying value of the 2025 Secured Term Loan as of March 24, 2023, immediately prior to the loan’s repayment, was $204.7 million, which resulted in a $44.7 million gain on debt extinguishment recognized in the Company’s Consolidated Statement of Operations in the first quarter of 2023.
No interest expense related to the 2025 Secured Term Loan was recognized after the debt was repaid in full during the first quarter of 2023. For the nine months ended September 30, 2023, interest expense related to the 2025 Secured Term Loan was as follows (in thousands):

	Nine Months Ended September 30, 2023
	Contractual Interest Expense	Amortization of Issuance Costs	Total
2025 Secured Term Loan	$3,781	$31	$3,812

The Company paid a final $5.1 million in interest related to the 2025 Secured Term Loan during the first quarter of 2023, $1.1 million of which was included in the Payoff Amount.
Other long-term secured debt
In June 2022, the Company, through a wholly-owned subsidiary, entered into a secured term loan agreement in the amount of $11.1 million, bearing interest at an annual rate of 5.2%, and maturing in June 2027. The loan is secured by certain non-bitcoin assets of the Company that are not otherwise serving as collateral for any of the Company’s other indebtedness. After monthly payments made under the terms of the agreement, the loan had a net carrying value of $9.8 million and $10.2 million as of September 30, 2024 and December 31, 2023, respectively, and an outstanding principal balance of $9.9 million and $10.3 million as of September 30, 2024 and December 31, 2023, respectively. As of September 30, 2024 and December 31, 2023, $0.5 million and $0.5 million of the respective net carrying values were short-term and were presented in “Current portion of long-term debt, net” in the Consolidated Balance Sheets.
Maturities
The following table shows the maturities of the Company’s debt instruments as of September 30, 2024 (in thousands). The principal payments related to the 2028 Convertible Notes are included in the table below as if the holders exercised their right to require the Company to repurchase all of the 2028 Convertible Notes on September 15, 2027. The principal payments related to the 2030 Convertible Notes and 2031 Convertible Notes, respectively, are included in the table below as if the holders exercised their right to require the Company to repurchase all of the 2030 Convertible Notes and 2031 Convertible Notes on September 15, 2028. The principal payments related to the 2032 Convertible Notes are included in the table below as if the holders exercised their right to require the Company to repurchase all of the 2032 Convertible Notes on June 15, 2029.

Payments due by period ended September 30,	2027 Convertible Notes	2028 Convertible Notes	2030 Convertible Notes	2031 Convertible Notes	2032 Convertible Notes	Other long- term secured debt	Total
2025	$0	$0	$0	$0	$0	$562	$562
2026	0	0	0	0	0	592	592
2027	1,050,000	1,010,000	0	0	0	8,787	2,068,787
2028	0	0	800,000	603,750	0	0	1,403,750
2029	0	0	0	0	800,000	0	800,000
Thereafter	0	0	0	0	0	0	0
Total	$1,050,000	$1,010,000	$800,000	$603,750	$800,000	$9,941	$4,273,691

(6) Commitments and Contingencies
(a) Commitments
From time to time, the Company enters into certain types of contracts that require it to indemnify parties against third-party claims. These contracts primarily relate to agreements under which the Company assumes indemnity obligations for intellectual property infringement, as well as other obligations from time to time depending on arrangements negotiated with customers and other third parties. The conditions of these obligations vary. Thus, the overall maximum amount of the Company’s indemnification obligations cannot be reasonably estimated. Historically, the Company has not been obligated to make significant payments for these obligations and does not currently expect to incur any material obligations in the future. Accordingly, the Company has not recorded an indemnification liability on its Consolidated Balance Sheets as of September 30, 2024 or December 31, 2023.
(b) Contingencies
Brazil Matter
Following an internal review initiated in 2018, the Company disclosed its belief that its Brazilian subsidiary failed or likely failed to comply with local procurement regulations in conducting business with certain Brazilian government entities.

In 2020 the Company learned that the Brazilian Federal Police were investigating alleged corruption and procurement fraud involving certain government officials, including a transaction that was part of the basis of the Company’s previously reported failure or likely failure of its Brazilian subsidiary to comply with local procurement regulations. This investigation was concluded in 2023. Neither employees of the Company’s Brazilian subsidiary nor the subsidiary itself were targets of the Federal Police investigation.
The Company’s Brazilian subsidiary voluntarily disclosed information from its 2018 internal review to Brazil’s General Superintendence of the Administrative Council for Economic Defense (“SG/CADE”) and to the Federal Comptroller General (“CGU”). Following this voluntary disclosure and cooperation with these agencies, the Company’s Brazilian subsidiary signed leniency agreements with the SG/CADE in September 2020 and with the CGU and the Federal General Attorney’s Office (“AGU”) in July 2024.
In 2023, the SG/CADE launched a public administrative proceeding to investigate potentially anticompetitive conduct by various entities and individuals in Brazil based in part on the information voluntarily disclosed by the Company’s Brazilian subsidiary, which is also one of the defendants in the proceeding. If at the end of the proceeding, SG/CADE’s Tribunal confirms that the Brazilian subsidiary’s obligations under the leniency agreement it signed with SG/CADE have been fulfilled, the Brazilian subsidiary will receive full immunity from fines.
Pursuant to its leniency agreement with the CGU and the AGU, the Brazilian subsidiary (i) paid approximately BRL 6.16 million (equivalent to approximately $1.1 million) in July 2024, (ii) agreed to certain undertakings regarding its compliance program, and (iii) has been granted immunity from debarment and other sanctions. As a result of this leniency agreement, the CGU dismissed its pending administrative action against the Brazilian subsidiary over alleged procurement violations.
In 2023, the Company accrued $1.2 million in respect of losses that might be incurred in connection with the investigation by the CGU and AGU into the matters voluntarily disclosed by the Company’s Brazilian subsidiary to them, with such accrued amount included as a component of “Accounts payable, accrued expenses, and operating lease liabilities” in the Consolidated Balance Sheet as of December 31, 2023. During the third quarter of 2024, the Company paid approximately $1.1 million in cash in respect of these matters as indicated above.
The Company’s Brazilian subsidiary continues to cooperate with requests from government agencies related to the above matters. As of September 30, 2024, the Company remained unable to reasonably estimate a range of loss beyond the third quarter payment described above.
Daedalus Matter
On November 4, 2020, a complaint was filed against the Company in the U.S. District Court for the Eastern District of Virginia by a patent assertion entity called Daedalus Blue, LLC (“Daedalus”). In its complaint, Daedalus alleged that the Company infringed U.S. Patent Nos. 8,341,172 (the “’172 Patent”) and 9,032,076 (the “’076 Patent”) based on specific functionality in the MicroStrategy platform. The ’172 Patent relates to a method for providing aggregate data access in response to a query, whereas the ’076 Patent relates to a role-based access control system.
On January 29, 2024, the parties executed a settlement agreement pursuant to which the Company received a fully paid-up license to all patents owned by Daedalus as of January 5, 2024, including the ’172 Patent and the ’076 Patent and filed a stipulation of dismissal with the court on February 27, 2024, which the court entered the same day thereby dismissing the case with prejudice.
False Claims Act Matter
On August 31, 2022, the District of Columbia (the “District”), through its Office of the Attorney General, filed a civil complaint in the Superior Court of the District of Columbia naming as defendants (i) Michael J. Saylor, the Chairman of the Company’s Board of Directors and the Company’s Executive Chairman, in his personal capacity, and (ii) the Company. The District sought, among other relief, monetary damages under the District’s False Claims Act for the alleged failure of Mr. Saylor to pay personal income taxes to the District over a number of years together with penalties, interest, and treble damages. The complaint alleged in the sole claim against the Company that it violated the District’s False Claims Act by conspiring to assist Mr. Saylor’s alleged failure to pay personal income taxes.
On May 31, 2024, the District, Mr. Saylor, and the Company stipulated to the entry of a Consent Order and Judgment (“Consent Order”) with the court pursuant to which the District, upon receipt of all amounts due under the Consent Order, released Mr. Saylor and the Company from all claims and liabilities that the District asserted, could have asserted, or may assert in the future based on the conduct described in the complaints filed in the case. Under the Consent Order, Mr. Saylor and the Company did not admit to any of the allegations encompassed by the conduct described in the complaint, any violation of law or regulation, any other matter of fact or law, or any liability or wrongdoing, and agreed to pay $40,000,000 to the District to settle the case and resolve the litigation with the District. Pursuant to a separate agreement between Mr. Saylor and the Company, Mr. Saylor paid this settlement amount to the District in full and the Company is not obligated to make any contribution to this settlement payment. On July 15, 2024, Mr. Saylor and the Company entered into a separate agreement with counsel to Tributum, LLC, the relator in the case (“Relator”), to resolve the amount due to such counsel in satisfaction of Relator’s claims for statutory expenses, attorneys’ fees and costs. Pursuant to the separate agreement between Mr. Saylor and the Company, Mr. Saylor paid this settlement amount in full and the Company is not obligated to make any contribution to this settlement payment.
Various Legal Proceedings and Contingent Liabilities
The Company is also involved in various legal proceedings arising in the normal course of business. Although the outcomes of these legal proceedings are inherently difficult to predict, management does not expect the resolution of these legal proceedings to have a material adverse effect on the Company’s financial position, results of operations, or cash flows.
The Company has contingent liabilities that, in management’s judgment, are not probable of assertion. If such unasserted contingent liabilities were to be asserted, or become probable of assertion, the Company may be required to record significant expenses and liabilities in the period in which these liabilities are asserted or become probable of assertion.
(7) Income Taxes
The Company computes its year-to-date provision for (benefit from) income taxes by applying the estimated annual effective tax rate to year-to-date pretax income or loss and adjusts the provision for (benefit from) income taxes for discrete tax items recorded in the period. The estimated effective tax rate is subject to fluctuation based on the level and mix of earnings and losses by tax jurisdiction, foreign tax rate differentials, and the relative impact of permanent book to tax differences. Each quarter, a cumulative adjustment is recorded for any fluctuations in the estimated annual effective tax rate as compared to the prior quarter. As a result of these factors, and due to potential changes in the Company’s period-to-period results, fluctuations in the Company’s effective tax rate and respective tax provisions or benefits may occur. For the nine months ended September 30, 2024, the Company recorded a benefit from income taxes of $411.8 million on a pretax loss of $907.6 million, which resulted in an effective tax rate of 45.4%. For the nine months ended September 30, 2023, the Company recorded a benefit from income taxes of $403.9 million on a pretax loss of $63.9 million, which resulted in an effective tax rate of 632.2%. During the nine months ended September 30, 2024, the Company’s benefit from income taxes primarily related to tax benefits (i) from an increase in the Company’s deferred tax asset related to the impairment on its bitcoin holdings and (ii) related to share-based compensation (including the income tax effects of exercises of stock options and vesting of share-settled restricted stock units). During the nine months ended September 30, 2023, the Company’s benefit from income taxes primarily related to the release of a portion of the valuation allowance on the Company’s deferred tax asset related to the impairment on its bitcoin holdings, attributable to the increase in market value of bitcoin as of September 30, 2023 compared to December 31, 2022.
As of September 30, 2024, the Company had a valuation allowance of $1.4 million primarily related to the Company’s deferred tax assets related to foreign tax credits in certain jurisdictions that, in the Company’s present estimation, more likely than not will not be realized. As of September 30, 2024, the excess of the market value of the Company’s bitcoin over the cost basis of the Company’s bitcoin results in a significant built-in gain for tax purposes and is therefore a source of future taxable income that is expected to allow all of the U.S. net deferred tax assets to be realized. If the market value of bitcoin declines in future periods, the Company would need to assess other sources of forecasted taxable income of proper character, which could result in additional valuation allowances being recorded. The Company will continue to regularly assess the realizability of deferred tax assets.
The Company records liabilities related to its uncertain tax positions. As of September 30, 2024, the Company had gross unrecognized income tax benefits, including accrued interest, of $8.7 million, of which $3.9 million was recorded in “Other long-term liabilities” and $4.8 million was recorded in “Deferred tax assets, net” in the Company’s Consolidated Balance Sheet. As of December 31, 2023, the Company had gross unrecognized income tax benefits, including accrued interest, of $8.3 million, all of which was recorded in “Other long-term liabilities” in the Company’s Consolidated Balance Sheet.

As of September 30, 2024 and December 31, 2023, the Company had income taxes receivable of $5.9 million and $15.3 million, respectively, recorded in “Prepaid expenses and other current assets” in the Company’s Consolidated Balance Sheets.
(8) Share-based Compensation
Stock Incentive Plans
Prior to its expiration, the Company maintained the 2013 Stock Incentive Plan (as amended, the “2013 Equity Plan”), under which the Company’s employees, officers, and directors were awarded various types of share-based compensation, including options to purchase shares of the Company’s class A common stock, restricted stock units, and other stock-based awards. In May 2023, the 2013 Equity Plan expired and no new awards may be granted under the 2013 Equity Plan, although awards previously granted under the 2013 Equity Plan will continue to remain outstanding in accordance with their terms.
The Company maintains the 2023 Equity Incentive Plan (the “2023 Equity Plan”) under which the Company’s employees, officers, directors, and other eligible participants may be awarded various types of share-based compensation, including options to purchase shares of the Company’s class A common stock, restricted stock units, performance stock units, and other stock-based awards. An aggregate of up to 19,327,030 shares of the Company’s class A common stock were authorized for issuance under the 2023 Equity Plan. As of September 30, 2024, there were 2,525,109 shares of class A common stock reserved and available for future issuance under the 2023 Equity Plan. The 2013 Equity Plan and the 2023 Equity Plan together are referred to herein as the “Stock Incentive Plans.”
Stock option awards
As of September 30, 2024, there were options to purchase 5,678,227 shares of class A common stock outstanding under the Stock Incentive Plans.
The following table summarizes the Company’s stock option activity (in thousands, except per share data and years) for the nine months ended September 30, 2024:

	Stock Options Outstanding
	Shares	Weighted Average Exercise Price Per Share	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Term (Years)
Balance as of January 1, 2024	12,936	$28.68
Granted	91	$159.47
Exercised	(7,141)	$22.06	$634,522
Forfeited/Expired	(208)	$45.25
Balance as of September 30, 2024	5,678	$38.50
Exercisable as of September 30, 2024	3,052	$34.21	$410,163	6.0
Expected to vest as of September 30, 2024	2,626	$43.48	$328,599	7.5
Total	5,678	$38.50	$738,762	6.7

Stock options outstanding as of September 30, 2024 are comprised of the following range of exercise prices per share (in thousands, except per share data and years):

	Stock Options Outstanding at September 30, 2024
Range of Exercise Prices per Share	Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (Years)
$12.45 - $20.00	1,650	$15.64	5.3
$20.01 - $30.00	1,038	$24.98	8.1
$30.01 - $40.00	23	$30.16	8.7
$40.01 - $50.00	1,688	$41.14	7.3
$60.01 - $70.00	1,188	$69.12	6.4
$150.01 - $159.93	91	$159.47	9.5
Total	5,678	$38.50	6.7

An aggregate of 1,609,650 stock options with an aggregate grant date fair value of $40.2 million vested during the nine months ended September 30, 2024. The weighted average grant date fair value of stock option awards using the Black-Scholes valuation model was $111.23 and $19.09 for each share subject to a stock option granted during the nine months ended September 30, 2024 and 2023, respectively, based on the following assumptions:

	Nine Months Ended September 30,
	2024	2023
Expected term of awards in years	5.5 - 6.3	5.5 - 6.3
Expected volatility	75.1% - 82.8%	71.8% - 74.1%
Risk-free interest rate	4.2% - 4.5%	3.7% - 3.9%
Expected dividend yield	0.0%	0.0%

For the three and nine months ended September 30, 2024, the Company recognized approximately $9.9 million and $30.0 million, respectively, in share-based compensation expense from stock options granted under the Stock Incentive Plans. For the three and nine months ended September 30, 2023, the Company recognized approximately $10.5 million and $33.9 million, respectively, in share-based compensation expense from stock options granted under the Stock Incentive Plans. As of September 30, 2024, there was approximately $45.8 million of total unrecognized share-based compensation expense related to unvested stock options, which the Company expects to recognize over a weighted average vesting period of approximately 1.8 years.
Share-settled restricted stock units
As of September 30, 2024, there were 1,428,401 share-settled restricted stock units outstanding under the Stock Incentive Plans. The following table summarizes the Company’s share-settled restricted stock unit activity (in thousands) for the periods indicated:

	Share-Settled Restricted Stock Units Outstanding
	Units	Aggregate Intrinsic Value
Balance as of January 1, 2024	1,852
Granted	322
Vested	(428)	$63,386
Forfeited	(318)
Balance as of September 30, 2024	1,428
Expected to vest as of September 30, 2024	1,428	$240,828

During the nine months ended September 30, 2024, 427,990 share-settled restricted stock units having an aggregate grant date fair value of $15.0 million vested, and 25,060 shares were withheld to satisfy tax obligations, resulting in 402,930 issued shares. In the second quarter of 2024, the Company transitioned from a “net settlement” approach, which it previously used in nearly all jurisdictions in which restricted stock units were granted, to generally using a “sell-to-cover” approach for settling its share-settled restricted stock units. Under a “net settlement” approach, when settling restricted stock units, the Company withholds shares equal in value to the statutory withholding obligations and pays the tax withholding amount from its own cash reserves. Under a “sell-to-cover” approach, shares underlying vested awards are issued in full and participants sell shares in the market in amounts necessary to satisfy statutory withholding obligations. The tax withholding obligations are therefore satisfied with proceeds from these sales rather than from the Company’s cash reserves. During the nine months ended September 30, 2023, 188,910 share-settled restricted stock units having an aggregate grant date fair value of $9.0 million vested, and 48,170 shares were withheld to satisfy tax obligations, resulting in 140,740 issued shares. The weighted average grant date fair value of share-settled restricted stock units granted during the nine months ended September 30, 2024 and 2023 was $144.88 and $28.01, respectively, based on the fair value of the Company’s class A common stock.
For the three and nine months ended September 30, 2024, the Company recognized approximately $6.2 million and $18.3 million, respectively, in share-based compensation expense from share-settled restricted stock units granted under the Stock Incentive Plans. For the three and nine months ended September 30, 2023, the Company recognized approximately $4.9 million and $12.2 million, respectively, in share-based compensation expense from share-settled restricted stock units granted under the Stock Incentive Plans. As of September 30, 2024, there was approximately $64.9 million of total unrecognized share-based compensation expense related to unvested share-settled restricted stock units, which the Company expects to recognize over a weighted average vesting period of approximately 3.0 years.
Share-settled performance stock units
As of September 30, 2024, there were 302,850 performance stock units outstanding under the 2023 Equity Plan. The following table summarizes the Company’s performance stock unit activity (in thousands) for the periods indicated:

	Share-Settled Performance Stock Units Outstanding
	Units	Aggregate Intrinsic Value
Balance as of January 1, 2024	254
Granted	56
Vested	0	$0
Forfeited	(7)
Balance as of September 30, 2024	303
Expected to vest as of September 30, 2024	303	$102,121

The weighted average grant date fair value of performance stock units using the Monte-Carlo simulation model was $307.13 and $48.62 for each performance stock unit granted during the nine months ended September 30, 2024 and 2023, respectively, based on the following assumptions:

	Nine Months Ended September 30,
	2024	2023
Expected term of awards in years	3.0	3.0
Expected volatility	92.7%	95.6%
Risk-free interest rate	4.4%	4.1%
Expected dividend yield	0.0%	0.0%

No performance stock units vested during the nine months ended September 30, 2024 and 2023. For the three and nine months ended September 30, 2024, the Company recognized approximately $2.4 million and $5.9 million, respectively, in share-based compensation expense from performance stock units granted under the 2023 Equity Plan. For the three and nine months ended September 30, 2023, the Company recognized approximately $1.0 million and $1.3 million, respectively, in share-based compensation expense from performance stock units granted under the 2023 Equity Plan. As of September 30, 2024, there was approximately $21.0 million of total unrecognized share-based compensation expense related to unvested performance stock units, which the Company expects to recognize over a weighted average vesting period of approximately 2.2 years.
Other stock-based awards and cash-settled restricted stock units
From time to time the Company has granted “other stock-based awards” and “cash-settled restricted stock units” under the 2013 Equity Plan. Other stock-based awards are similar to stock options, and cash-settled restricted stock units are similar to the Company’s share-settled restricted stock units, except in each case these awards are settled in cash only and not in shares of the Company’s class A common stock. Due to their required cash settlement feature, these awards are classified as liabilities in the Company’s Consolidated Balance Sheets and the fair value of the awards is remeasured each quarterly reporting period. For the three and nine months ended September 30, 2024, the Company recognized approximately $0.3 million and $2.2 million, respectively, in share-based compensation expense from other stock-based awards and cash-settled restricted stock units. For the three months ended September 30, 2023, the share-based compensation expense from other stock-based awards and cash-settled restricted stock units was not material. For the nine months ended September 30, 2023, the Company recognized approximately $1.1 million in share-based compensation expense from other stock-based awards and cash-settled restricted stock units. As of September 30, 2024, there was approximately $0.3 million of total unrecognized share-based compensation expense related to other stock-based awards and cash-settled restricted stock units, which the Company expects to recognize over a weighted average vesting period of approximately 0.4 years, subject to additional fair value adjustments through the earlier of settlement or expiration.

2021 ESPP
The Company also maintains the 2021 Employee Stock Purchase Plan (the “2021 ESPP”). The purpose of the 2021 ESPP is to provide eligible employees of the Company and certain of its subsidiaries with opportunities to purchase shares of the Company’s class A common stock in 6-month offering periods commencing on each March 1 and September 1. An aggregate of 1,000,000 shares of the Company’s class A common stock has been authorized for issuance under the 2021 ESPP. During the nine months ended September 30, 2024, 93,668 shares of class A common stock were issued in connection with the 2021 ESPP. As of September 30, 2024, 502,402 shares of the Company’s class A common stock remained available for issuance under the 2021 ESPP.
For the three and nine months ended September 30, 2024, the Company recognized approximately $0.6 million and $1.4 million, respectively, in share-based compensation expense related to the 2021 ESPP. For the three and nine months ended September 30, 2023, the Company recognized approximately $0.4 million and $1.4 million, respectively, in share-based compensation expense related to the 2021 ESPP. As of September 30, 2024, there was approximately $1.1 million of total unrecognized share-based compensation expense related to the 2021 ESPP, which the Company expects to recognize over a period of approximately 0.4 years.
Tax Benefits Related to Equity Plans
The following table summarizes the tax (benefit) expense related to the Company’s equity plans (in thousands) for the three and nine months ended September 30, 2024 and 2023:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Tax (benefit) expense related to:
Share-based compensation expense	$(3,407)	$(3,417)	$(11,486)	$(9,396)
Exercises of stock options and vesting of share-settled restricted stock units	(2,726)	813	(159,992)	1,098
Total tax benefit related to the Company’s equity plans	$(6,133)	$(2,604)	$(171,478)	$(8,298)

(9) Basic and Diluted (Loss) Earnings per Share
The Company has two classes of common stock: class A common stock and class B common stock. Holders of class A common stock generally have the same rights, including rights to dividends, as holders of class B common stock, except that holders of class A common stock have one vote per share while holders of class B common stock have ten votes per share. Each share of class B common stock is convertible at any time, at the option of the holder, into one share of class A common stock. As such, basic and fully diluted earnings per share for class A common stock and for class B common stock are the same. The Company has never declared or paid any cash dividends on either class A or class B common stock. As of September 30, 2024 and December 31, 2023, there were no shares of preferred stock issued or outstanding.
The impact from potential shares of common stock on the diluted earnings per share calculation are included when dilutive. Potential shares of class A common stock issuable upon the exercise of outstanding stock options, the vesting of restricted stock units and performance stock units considered probable of achievement, and in connection with the 2021 ESPP are computed using the treasury stock method. Potential shares of class A common stock issuable upon conversion of the Convertible Notes are computed using the if-converted method. In computing diluted earnings per share, the Company first calculates the earnings per incremental share (“EPIS”) for each class of potential shares of common stock and ranks the classes from the most dilutive (i.e., lowest EPIS) to the least dilutive (i.e., highest EPIS). Basic earnings per share is then adjusted for the effect of each class of shares, in sequence and cumulatively, until a particular class no longer produces further dilution.

The following table sets forth the computation of basic and diluted (loss) earnings per share (in thousands, except per share data) for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Numerator:
Net (loss) income - Basic	$(340,174)	$(143,441)	$(495,851)	$339,995
Effect of dilutive shares on net (loss) income:
Interest expense on 2025 Convertible Notes, net of tax	0	0	0	4,255
Interest expense on 2027 Convertible Notes, net of tax	0	0	0	2,165
Net (loss) income - Diluted	$(340,174)	$(143,441)	$(495,851)	$346,415

Denominator:
Weighted average common shares of class A common stock	177,633	122,574	163,055	97,008
Weighted average common shares of class B common stock	19,640	19,640	19,640	19,640
Total weighted average shares of common stock outstanding - Basic	197,273	142,214	182,695	116,648

Effect of dilutive shares on weighted average common shares outstanding:
Stock options	0	0	0	4,307
Restricted stock units	0	0	0	428
Performance stock units	0	0	0	78
Employee stock purchase plan	0	0	0	2
2025 Convertible Notes	0	0	0	16,332
2027 Convertible Notes	0	0	0	7,330
Total weighted average shares of common stock outstanding - Diluted	197,273	142,214	182,695	145,125

(Loss) earnings per share:
Basic (loss) earnings per share(1)	$(1.72)	$(1.01)	$(2.71)	$2.91
Diluted (loss) earnings per share(1)	$(1.72)	$(1.01)	$(2.71)	$2.39

(1)	Basic and fully diluted (loss) earnings per share for class A and class B common stock are the same.
For the three and nine months ended September 30, 2024 and 2023, the following weighted average shares of potential class A common stock were excluded from the diluted (loss) earnings per share calculation because their impact would have been anti-dilutive (in thousands).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Stock options	5,823	14,056	7,481	6,333
Restricted stock units	1,587	2,042	1,756	339
Performance stock units	606	516	576	0
Employee stock purchase plan	8	27	13	18
2025 Convertible Notes	0	16,332	6,664	0

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
2027 Convertible Notes	7,330	7,330	7,330	0
2028 Convertible Notes	719	0	240	0
2030 Convertible Notes	5,342	0	4,031	0
2031 Convertible Notes	2,594	0	1,863	0
2032 Convertible Notes	3,915	0	1,506	0
Total	27,924	40,303	31,460	6,690

(10) At-the-Market Equity Offerings
From time to time, the Company has entered into sales agreements with agents pursuant to which the Company could issue and sell shares of its class A common stock through at-the-market equity offering programs. Pursuant to these agreements, the Company agreed to pay the sales agents commissions for their services in acting as agents with respect to the sale of shares through the at-the-market equity offering programs and also agreed to provide the sales agents with reimbursement for certain incurred expenses and customary indemnification and contribution rights. The following table summarizes the terms and provisions of each sales agreement, and pursuant to each at-the-market equity offering program that was active during the nine months ended September 30, 2024 and the year ended December 31, 2023. The maximum aggregate offering price and cumulative net proceeds (less sales commissions and expenses) for each at-the-market equity offering program in the following table are reported in thousands.

	August 2024 Sales Agreement	November 2023 Sales Agreement	August 2023 Sales Agreement	May 2023 Sales Agreement	2022 Sales Agreement
Agreement effective date	August 1, 2024	November 30, 2023	August 1, 2023	May 1, 2023	September 9, 2022
Maximum aggregate offering price	$2,000,000	$750,000	$750,000	$625,000	$500,000
Maximum commissions payable to sales agents on gross proceeds from the sale of shares	2.0%	2.0%	2.0%	2.0%	2.0%
Date terminated	n/a	July 31, 2024	November 29, 2023	August 1, 2023	May 1, 2023
As of September 30, 2024:
Cumulative shares sold under such sales agreement	8,048,449	12,720,770	15,929,500	10,791,700	15,674,300
Cumulative net proceeds received from shares sold under such sales agreement	$1,105,141	$747,025	$737,760	$333,494	$385,181
Maximum aggregate offering price remaining available for sale under such sales agreement	$891,286	n/a	n/a	n/a	n/a

The following table summarizes the sales activity of each sales agreement that was active during 2024 or 2023 for the periods indicated. The net proceeds (less sales commissions and expenses) for each at-the-market equity offering program are reported in thousands.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Number of shares sold under such sales agreement:
2022 Sales Agreement	n/a	n/a	n/a	13,488,550
May 2023 Sales Agreement	n/a	0	n/a	10,791,700
August 2023 Sales Agreement	n/a	4,033,620	n/a	4,033,620
November 2023 Sales Agreement	0	n/a	1,951,620	n/a
August 2024 Sales Agreement	8,048,449	n/a	8,048,449	n/a
Total shares sold pursuant to at-the-market equity offering programs	8,048,449	4,033,620	10,000,069	28,313,870

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net proceeds received from shares sold under such sales agreement:
2022 Sales Agreement	n/a	n/a	n/a	$338,962
May 2023 Sales Agreement	n/a	0	n/a	333,494
August 2023 Sales Agreement	n/a	147,218	n/a	147,218
November 2023 Sales Agreement	0	n/a	137,152	n/a
August 2024 Sales Agreement	1,105,141	n/a	1,105,141	n/a
Total net proceeds received from shares sold pursuant to at-the-market equity offering programs	$1,105,141	$147,218	$1,242,293	$819,674

The sales commissions and expenses related to each of the above at-the-market equity offering programs are considered direct and incremental costs and are charged against “Additional paid-in capital” on the Consolidated Balance Sheet in the period in which the corresponding shares are issued and sold.
(11) Segment Information
The Company manages its business in one reportable operating segment which is engaged in the design, development, marketing, and sales of its software platform through licensing arrangements and cloud subscriptions and related services. Beginning in 2024, the Company has broken out a Corporate & Other category, which is not considered an operating segment, and includes the impairment charges and other third-party costs associated with the Company’s digital asset holdings. The Company’s chief operating decision maker (“CODM”), who is the Company’s Chief Executive Officer, does not manage the software segment operating results or allocate resources to the software segment when considering these Corporate & Other costs. The following tables present the breakout of the operations of the software segment and the Corporate & Other costs (in thousands) for the periods indicated:

	Three Months Ended September 30, 2024			Three Months Ended September 30, 2023
	Software Business	Corporate & Other	Total Consolidated	Software Business	Corporate & Other	Total Consolidated
Total revenues	$116,071		$116,071	$129,462		$129,462
Total cost of revenues	34,349		34,349	26,661		26,661
Gross profit	$81,722		$81,722	$102,801		$102,801
Total operating expenses	100,182	414,122	514,304	93,725	34,323	128,048
(Loss) income from operations	$(18,460)	$(414,122)	$(432,582)	$9,076	$(34,323)	$(25,247)

	Nine Months Ended September 30, 2024			Nine Months Ended September 30, 2023
	Software Business	Corporate & Other	Total Consolidated	Software Business	Corporate & Other	Total Consolidated
Total revenues	$342,759		$342,759	$371,777		$371,777
Total cost of revenues	95,299		95,299	81,723		81,723
Gross profit	$247,460		$247,460	$290,054		$290,054
Total operating expenses	295,541	788,477	1,084,018	283,733	78,583	362,316
(Loss) income from operations	$(48,081)	$(788,477)	$(836,558)	$6,321	$(78,583)	$(72,262)

The following table presents total revenues, gross profit, (loss) income from operations, and long-lived assets (in thousands) according to geographic region. Long-lived assets are comprised of right-of-use assets and property and equipment, net. The Corporate & Other category disclosed above is included within the U.S. region.

Geographic regions:	U.S.	EMEA	Other Regions	Consolidated
Three months ended September 30, 2024
Total revenues	$63,958	$38,952	$13,161	$116,071
Gross profit	$42,306	$30,874	$8,542	$81,722
(Loss) income from operations	$(441,144)	$15,062	$(6,500)	$(432,582)
Three months ended September 30, 2023
Total revenues	$71,788	$40,222	$17,452	$129,462
Gross profit	$56,723	$32,574	$13,504	$102,801
(Loss) income from operations	$(41,534)	$18,461	$(2,174)	$(25,247)
Nine months ended September 30, 2024
Total revenues	$192,115	$114,273	$36,371	$342,759
Gross profit	$132,949	$90,964	$23,547	$247,460
(Loss) income from operations	$(862,349)	$44,602	$(18,811)	$(836,558)
Nine months ended September 30, 2023
Total revenues	$212,892	$115,351	$43,534	$371,777
Gross profit	$167,692	$91,080	$31,282	$290,054
(Loss) income from operations	$(107,029)	$47,864	$(13,097)	$(72,262)
As of September 30, 2024
Long-lived assets	$72,241	$4,102	$6,482	$82,825
As of December 31, 2023
Long-lived assets	$75,004	$3,937	$7,343	$86,284

The EMEA region includes operations in Europe, the Middle East, and Africa. The other regions include all other foreign countries, generally comprising Latin America, the Asia Pacific region, and Canada. For the three months ended September 30, 2024, Germany accounted for 10% or more of total consolidated revenues. For the three months ended September 30, 2023 and the nine months ended September 30, 2024 and 2023, no individual foreign country accounted for 10% or more of total consolidated revenues.
For the three and nine months ended September 30, 2024 and 2023, no individual customer accounted for 10% or more of total consolidated revenues.
As of September 30, 2024 and December 31, 2023, no individual foreign country accounted for 10% or more of total consolidated assets.
(12) Related Party Transactions
Saylor Indemnification Agreements
On June 24, 2022, concurrently with binding directors and officers (“D&Os”) liability insurance policies (the “Initial Commercial Policies”) with several third-party carriers, the Company and Michael J. Saylor, the Company’s Chairman of the Board of Directors and Executive Chairman, entered into (i) an indemnification agreement (the “Excess Agreement”) for Mr. Saylor to provide $10 million in excess indemnity coverage payable only after the exhaustion of the Initial Commercial Policies, and (ii) an indemnification agreement (the “Tail Agreement”) for Mr. Saylor to provide $40 million in indemnity coverage for claims made at any time based on actions or omissions occurring prior to the inception date of the Initial Commercial Policies. The Company paid Mr. Saylor $600,000 for a one-year term under the Excess Agreement, and $150,000 for a 90-day term under the Tail Agreement. At the option of the Company, the Company was permitted to extend the term under the Tail Agreement for up to a total of twenty-three additional 90-day periods, for $150,000 per additional 90-day term. The Company elected to extend the term of the Tail Agreement for three consecutive additional 90-day periods and paid Mr. Saylor $150,000 for each extension.

On August 30, 2022, the Company bound additional D&O liability insurance policies (the “Excess Commercial Policies”) with third-party carriers for excess coverage payable only after the exhaustion of the Initial Commercial Policies. Effective as of the same date, the Company and Mr. Saylor executed an amendment (the “Amendment”) to the Excess Agreement to limit Mr. Saylor’s obligation to provide indemnification under the Excess Agreement to claims made during the term of the Excess Agreement which arise from wrongful acts occurring upon or after the commencement of the Excess Agreement but prior to the effective date of the Amendment. In connection with the Amendment, Mr. Saylor refunded $489,863 to the Company, representing the pro rata portion of the $600,000 originally paid by the Company to Mr. Saylor under the Excess Agreement attributable to the period from the date of the Amendment through the end of the original term of the Excess Agreement.
On June 12, 2023, the Company bound new D&O liability insurance policies (the “2023 Commercial Policies”) with third-party carriers that provide coverage substantially equivalent to the aggregate coverage provided under the Initial Commercial Policies and the Excess Commercial Policies for a policy period running from June 12, 2023 through June 12, 2024 except that the 2023 Commercial Policies also provide coverage for claims made with respect to wrongful acts or omissions occurring prior to the binding of the Initial Commercial Policies subject to exclusions with respect to claims previously noticed to and accepted by an earlier D&O insurer, claims related to acts or omissions giving rise to such claims, and demands, investigations, suits or other proceedings entered against an insured prior to June 24, 2022, as well as future interrelated wrongful acts.
On June 12, 2023, the Company entered into a new indemnification agreement with Mr. Saylor (the “2023 Tail Agreement”) pursuant to which Mr. Saylor agreed to provide coverage that is similar to the coverage provided under the Tail Agreement, but only for matters excluded from coverage under the 2023 Commercial Policies for an initial one-year term for a payment of $157,000. Pursuant to the terms of the 2023 Tail Agreement, the Company has elected to extend the term of the 2023 Tail Agreement for a period of one-year commencing on June 12, 2024, and has paid Mr. Saylor $157,000 during the three months ended June 30, 2024. The Company may elect, at its option, to extend the term under the 2023 Tail Agreement for up to a total of three additional one-year periods, for $157,000 per additional one-year term.
The Excess Agreement, Tail Agreement and other related party transactions between the Company and Mr. Saylor are described more fully in Note 17 to the Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.
Allocation Agreements
In connection with the Consent Order disclosed in Note 6, Commitments and Contingencies, to the Consolidated Financial Statements, on May 31, 2024, the Company and Mr. Saylor entered into an agreement pursuant to which Mr. Saylor and the Company agreed that Mr. Saylor would pay $40,000,000 due to the District to settle the case and resolve the litigation with the District. Pursuant to a separate agreement between Mr. Saylor and the Company, Mr. Saylor paid this settlement amount to the District in full and the Company is not obligated to make any contribution to the settlement payment. On July 15, 2024, Mr. Saylor and the Company entered into a separate agreement with counsel to the Relator to resolve the amount due to such counsel in satisfaction of Relator’s claims for statutory expenses, attorneys’ fees and costs. Pursuant to the separate agreement between Mr. Saylor and the Company, Mr. Saylor paid this settlement amount in full and the Company is not obligated to make any contribution to this settlement payment.
(13) Subsequent Events
Digital asset impairment
The Company has incurred at least $18.9 million in digital asset impairment losses during the fourth quarter of 2024 on bitcoin held as of September 30, 2024.
See Note 3, Digital Assets, to the Consolidated Financial Statements for further detail on accounting for digital assets.

At-the-market equity offering
On October 30, 2024, the Company filed a prospectus for a new at-the-market equity offering program pursuant to which the Company may sell class A common stock having an aggregate offering price of up to $21 billion from time to time, through TD Securities (USA) LLC, Barclays Capital Inc., The Benchmark Company, LLC, BTIG, LLC, Canaccord Genuity LLC, Cantor Fitzgerald & Co., Maxim Group LLC, Mizuho Securities USA LLC, and SG Americas Securities, LLC, as agents (the “October 2024 Sales Agents”) under a sales agreement dated October 30, 2024 (the “October 2024 Sales Agreement”).
Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations
Forward-Looking Information
This Quarterly Report on Form 10-Q (this “Quarterly Report”) contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For this purpose, any statements contained herein that are not statements of historical fact, including without limitation, certain statements regarding industry prospects and our results of operations or financial position, may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions are intended to identify forward-looking statements. The important factors discussed under “Part II. Item 1A. Risk Factors,” among others, could cause actual results to differ materially from those indicated by forward-looking statements made herein and presented elsewhere by management from time to time. Such forward-looking statements represent management’s current expectations and are inherently uncertain. Investors are warned that actual results may differ from management’s expectations.
10-for-1 stock split
On August 7, 2024, we completed a 10-for-1 stock split of our class A and class B common stock. See Note 1, Summary of Significant Accounting Policies, to the Consolidated Financial Statements, for further information. As a result of the stock split, all applicable share and per share information presented within this “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” has been retroactively adjusted to reflect the stock split for all periods presented.
Business Overview
MicroStrategy® is the world’s first and largest Bitcoin Treasury Company. We are a publicly traded company that has adopted Bitcoin as our primary treasury reserve asset. By using proceeds from equity and debt financings, as well as cash flows from our operations, we strategically accumulate Bitcoin and advocate for its role as digital capital. Our treasury strategy is designed to provide investors varying degrees of economic exposure to Bitcoin by offering a range of securities, including equity and fixed income instruments.
In addition, we provide industry-leading AI-powered enterprise analytics software, advancing our vision of Intelligence Everywhere. We leverage our development capabilities to explore innovation in Bitcoin applications, integrating analytics expertise with our commitment to digital asset growth. We believe our combination of operational excellence, strategic Bitcoin reserve, and focus on technological innovation positions us as a leader in both the digital asset and enterprise analytics sectors, offering a unique opportunity for long-term value creation.
Bitcoin Strategy
Our bitcoin strategy generally involves from time to time, subject to market conditions, (i) issuing debt or equity securities or engaging in other capital raising transactions with the objective of using the proceeds to purchase bitcoin and (ii) acquiring bitcoin with our liquid assets that exceed working capital requirements. We intend to fund further bitcoin acquisitions primarily through issuances of common stock and a variety of fixed-income instruments, including debt, convertible notes and preferred stock.
We view our bitcoin holdings as long-term holdings and expect to continue to accumulate bitcoin. We have not set any specific target for the amount of bitcoin we seek to hold, and we will continue to monitor market conditions in determining whether to engage in additional financings to purchase additional bitcoin. This overall strategy also contemplates that we may (i) periodically sell bitcoin for general corporate purposes or in connection with strategies that generate tax benefits in accordance with applicable law, (ii) enter into additional capital raising transactions that are collateralized by our bitcoin holdings, and (iii) consider pursuing strategies to create income streams or otherwise generate funds using our bitcoin holdings.

Additionally, we periodically engage in advocacy and educational activities regarding the continued acceptance and value of Bitcoin as an open, secure protocol for an internet-native digital capital asset, and we leverage our software development capabilities to explore innovation in Bitcoin applications.
Under our Treasury Reserve Policy, our treasury reserve assets consist of:
•	cash and cash equivalents and short-term investments (“Cash Assets”) held by us that exceed working capital requirements; and
•	bitcoin held by us, with bitcoin serving as the primary treasury reserve asset on an ongoing basis, subject to market conditions and anticipated needs of the business for Cash Assets.
During 2023 and 2024, we used proceeds from various capital raising transactions to purchase bitcoin. As of September 30, 2024, we held an aggregate of approximately 252,220 bitcoins.
The following table presents a roll-forward of our bitcoin holdings, including additional information related to our bitcoin purchases, sales, and digital asset impairment losses within the respective periods:

	Source of Capital Used to Purchase Bitcoin	Digital Asset Original Cost Basis (in thousands)	Digital Asset Impairment Losses (in thousands)	Digital Asset Carrying Value (in thousands)	Approximate Number of Bitcoins Held	Approximate Average Purchase Price Per Bitcoin
Balance at December 31, 2022		$3,993,190	$(2,153,162)	$1,840,028	132,500	$30,137
Digital asset purchases	(a)	179,275		179,275	7,500	23,903
Digital asset impairment losses			(18,911)	(18,911)
Balance at March 31, 2023		$4,172,465	$(2,172,073)	$2,000,392	140,000	$29,803
Digital asset purchases	(b)	347,003		347,003	12,333	28,136
Digital asset impairment losses			(24,143)	(24,143)
Balance at June 30, 2023		$4,519,468	$(2,196,216)	$2,323,252	152,333	$29,668
Digital asset purchases	(c)	161,681		161,681	5,912	27,348
Digital asset impairment losses			(33,559)	(33,559)
Balance at September 30, 2023		$4,681,149	$(2,229,775)	$2,451,374	158,245	$29,582
Digital asset purchases	(d)	1,214,340		1,214,340	30,905	39,293
Digital asset impairment losses			(39,238)	(39,238)
Balance at December 31, 2023		$5,895,489	$(2,269,013)	$3,626,476	189,150	$31,168
Digital asset purchases	(e)	1,639,309		1,639,309	25,128	65,238
Digital asset impairment losses			(191,633)	(191,633)
Balance at March 31, 2024		$7,534,798	$(2,460,646)	$5,074,152	214,278	$35,164
Digital asset purchases	(f)	793,828		793,828	12,053	65,861
Digital asset impairment losses			(180,090)	(180,090)

	Source of Capital Used to Purchase Bitcoin	Digital Asset Original Cost Basis (in thousands)	Digital Asset Impairment Losses (in thousands)	Digital Asset Carrying Value (in thousands)	Approximate Number of Bitcoins Held	Approximate Average Purchase Price Per Bitcoin
Balance at June 30, 2024		$8,328,626	$(2,640,736)	$5,687,890	226,331	$36,798
Digital asset purchases	(g)	1,575,073		1,575,073	25,889	60,839
Digital asset impairment losses			(412,084)	(412,084)
Balance at September 30, 2024		$9,903,699	$(3,052,820)	$6,850,879	252,220	$39,266

(a)	In the first quarter of 2023, we purchased bitcoin using $179.3 million of the net proceeds from our sale of class A common stock under our at-the-market offering program.
(b)	In the second quarter of 2023, we purchased bitcoin using $336.9 million of the net proceeds from our sale of class A common stock under our at-the-market offering program, and Excess Cash.
(c)	In the third quarter of 2023, we purchased bitcoin using $147.3 million of the net proceeds from our sale of class A common stock under our at-the-market offering program, and Excess Cash.
(d)	In the fourth quarter of 2023, we purchased bitcoin using $1.201 billion of the net proceeds from our sale of class A common stock under our at-the-market equity offering program, and Excess Cash.
(e)
In the first quarter of 2024, we purchased bitcoin using $782.0 million of the net proceeds from our issuance of the 2030 Convertible Notes, $592.3 million of the net proceeds from our issuance of the 2031 Convertible Notes, $137.3 million of the net proceeds from our sale of class A common stock under our at-the-market equity offering program, and Excess Cash.

(f)	In the second quarter of 2024, we purchased $793.8 million of bitcoin using net proceeds from our issuance of the 2032 Convertible Notes and Excess Cash.
(g)
In the third quarter of 2024, we purchased bitcoin using $1.105 billion of the net proceeds from our sale of class A common stock under our at-the-market offering program, $458.2 million of the net proceeds from our issuance of the 2028 Convertible Notes, and Excess Cash.

Excess Cash refers to cash in excess of the minimum Cash Assets that we are required to hold under our Treasury Reserve Policy, which may include cash generated by operating activities and cash from the proceeds of financing activities.
The following table shows the approximate number of bitcoins held at the end of each respective period, as well as market value calculations of our bitcoin holdings based on the lowest, highest, and ending market prices of one bitcoin on the Coinbase exchange (our principal market) for each respective quarter, as further defined below:

	Approximate Number of Bitcoins Held at End of Quarter	Lowest Market Price Per Bitcoin During Quarter(a)	Market Value of Bitcoin Held at End of Quarter Using Lowest Market Price (in thousands)(b)	Highest Market Price Per Bitcoin During Quarter(c)	Market Value of Bitcoin Held at End of Quarter Using Highest Market Price (in thousands)(d)	Market Price Per Bitcoin at End of Quarter(e)	Market Value of Bitcoin Held at End of Quarter Using Ending Market Price (in thousands)(f)
December 31, 2022	132,500	$15,460.00	$2,048,450	$21,478.80	$2,845,941	$16,556.32	$2,193,712
March 31, 2023	140,000	$16,490.00	$2,308,600	$29,190.04	$4,086,606	$28,468.44	$3,985,582
June 30, 2023	152,333	$24,750.00	$3,770,242	$31,443.67	$4,789,909	$30,361.51	$4,625,060
September 30, 2023	158,245	$24,900.00	$3,940,301	$31,862.21	$5,042,035	$27,030.47	$4,277,437
December 31, 2023	189,150	$26,521.32	$5,016,508	$45,000.00	$8,511,750	$42,531.41	$8,044,816
March 31, 2024	214,278	$38,501.00	$8,249,917	$73,835.57	$15,821,338	$71,028.14	$15,219,768
June 30, 2024	226,331	$56,500.00	$12,787,702	$72,777.00	$16,471,691	$61,926.69	$14,015,930
September 30, 2024	252,220	$49,050.01	$12,371,394	$70,000.00	$17,655,400	$63,462.97	$16,006,630

(a)
The “Lowest Market Price Per Bitcoin During Quarter” represents the lowest market price for one bitcoin reported on the Coinbase exchange during the respective quarter, without regard to when we purchased any of our bitcoin.

(b)
The “Market Value of Bitcoin Held at End of Quarter Using Lowest Market Price” represents a mathematical calculation consisting of the lowest market price for one bitcoin reported on the Coinbase exchange during the respective quarter multiplied by the number of bitcoins we held at the end of the applicable period.

(c)
The “Highest Market Price Per Bitcoin During Quarter” represents the highest market price for one bitcoin reported on the Coinbase exchange during the respective quarter, without regard to when we purchased any of our bitcoin.

(d)
The “Market Value of Bitcoin Held at End of Quarter Using Highest Market Price” represents a mathematical calculation consisting of the highest market price for one bitcoin reported on the Coinbase exchange during the respective quarter multiplied by the number of bitcoins we held at the end of the applicable period.

(e)	The “Market Price Per Bitcoin at End of Quarter” represents the market price of one bitcoin on the Coinbase exchange at 4:00 p.m. Eastern Time on the last day of the respective quarter.
(f)
The “Market Value of Bitcoin Held at End of Quarter Using Ending Market Price” represents a mathematical calculation consisting of the market price of one bitcoin on the Coinbase exchange at 4:00 p.m. Eastern Time on the last day of the respective quarter multiplied by the number of bitcoins we held at the end of the applicable period.

The amounts reported as “Market Value” in the above table represent only a mathematical calculation consisting of the price for one bitcoin reported on the Coinbase exchange (our principal market) in each scenario defined above multiplied by the number of bitcoins held by us at the end of the applicable period. Bitcoin and bitcoin markets may be subject to manipulation and the spot price of bitcoin may be subject to fraud and manipulation. Accordingly, the Market Value amounts reported above may not accurately represent fair market value, and the actual fair market value of our bitcoin may be different from such amounts and such deviation may be material. Moreover, (i) the bitcoin market historically has been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks that are, or may be, inherent in its entirely electronic, virtual form and decentralized network and (ii) we may not be able to sell our bitcoins at the Market Value amounts indicated above, at the market price as reported on the Coinbase exchange (our principal market) on the date of sale, or at all.
Our digital asset impairment losses have significantly contributed to our operating expenses. During the three months ended September 30, 2024, digital asset impairment losses of $412.1 million represented 80.1% of our operating expenses, compared to digital asset impairment losses of $33.6 million, representing 26.2% of our operating expenses, during the three months ended September 30, 2023. During the nine months ended September 30, 2024, digital asset impairment losses of $783.8 million represented 72.3% of our operating expenses, compared to digital asset impairment losses of $76.6 million, representing 21.1% of our operating expenses, during the nine months ended September 30, 2023.
As of October 30, 2024, we held approximately 252,220 bitcoins that were acquired at an aggregate purchase price of $9.904 billion and an average purchase price of approximately $39,266 per bitcoin, inclusive of fees and expenses. As of October 30, 2024, at 4:00 p.m. Eastern Time, the market price of one bitcoin reported on the Coinbase exchange was $71,812.70.
Enterprise Analytics Software Strategy
MicroStrategy is a pioneer in AI-powered business intelligence (BI), and a global leader in enterprise analytics solutions. We provide software and services designed to turn complex, chaotic data environments into rich, reliable, and convenient information feeds for our customers. Our vision is to make every worker a domain expert by delivering Intelligence Everywhere™.
Our cloud-native flagship, MicroStrategy ONE™, powers some of the largest analytics deployments in the world for customers spanning a wide range of industries, including retail, banking, technology, manufacturing, insurance, consulting, healthcare, telecommunications, and the public sector.
Integral to the MicroStrategy ONE platform are Generative AI capabilities that are designed to automate and accelerate the deployment of AI-enabled applications across our customers’ enterprises. By making advanced analytics accessible through conversational AI, MicroStrategy ONE provides non-technical users with the ability to directly access novel and actionable insights for decision-making.
MicroStrategy ONE combines the flexibility and scalability afforded by a modern, cloud application with the reliability and security of our robust data governance model. It empowers users by making rich analytics easily accessible and personalized, while enabling organizations to harness the value of their data wherever it is needed.
As we continue to transition our business strategy and product offerings to a cloud-native model, we are enhancing our go-to-market and sales strategies with the goal of focusing on acquiring new customers, driving revenue growth, increasing margins, and streamlining our operations. As part of this transition, we have taken and will continue to take measures, including headcount optimization, to reorganize and increase efficiency across our business functions.

Operating Highlights
The following table sets forth certain operating highlights (in thousands) for the three and nine months ended September 30, 2024 and 2023:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues
Product licenses	$11,087	$24,045	$33,311	$56,979
Subscription services	27,800	20,974	74,846	59,662
Total product licenses and subscription services	38,887	45,019	108,157	116,641
Product support	61,015	66,860	185,440	198,422
Other services	16,169	17,583	49,162	56,714
Total revenues	116,071	129,462	342,759	371,777
Cost of revenues
Product licenses	769	342	2,130	1,320
Subscription services	11,454	8,028	29,618	23,100
Total product licenses and subscription services	12,223	8,370	31,748	24,420
Product support	8,572	5,531	25,312	17,115
Other services	13,554	12,760	38,239	40,188
Total cost of revenues	34,349	26,661	95,299	81,723
Gross profit	81,722	102,801	247,460	290,054
Operating expenses
Sales and marketing	35,414	35,606	103,116	109,372
Research and development	33,301	29,660	92,795	90,372
General and administrative	33,505	29,223	104,300	85,959
Digital asset impairment losses	412,084	33,559	783,807	76,613
Total operating expenses	514,304	128,048	1,084,018	362,316
Loss from operations	$(432,582)	$(25,247)	$(836,558)	$(72,262)

We have incurred and may continue to incur significant impairment losses on our digital assets, and we have recognized and may continue to recognize gains upon sale of our digital assets in the future, which are presented net of any impairment losses within operating expenses. In addition, we base our internal operating expense forecasts on expected revenue trends and strategic objectives in our enterprise analytics software business. Many of our expenses, such as office leases and certain personnel costs, are relatively fixed. Accordingly, any decrease in the price of bitcoin during any quarter, any sales by us of our bitcoin at prices above their then current carrying costs or any shortfall in revenue in our software business may cause significant variation in our operating results. We therefore believe that quarter-to-quarter comparisons of our operating results may not be a good indication of our future performance.
Employees
As of September 30, 2024, we had a total of 1,637 employees, of whom 478 were based in the United States and 1,159 were based internationally. The following table summarizes employee headcount as of the dates indicated:

	September 30, 2024	December 31, 2023	September 30, 2023
Subscription services	97	100	105
Product support	168	154	161
Consulting	305	399	411

	September 30, 2024	December 31, 2023	September 30, 2023
Education	10	13	12
Sales and marketing	316	390	398
Research and development	529	642	645
General and administrative	212	236	252
Total headcount	1,637	1,934	1,984

Share-based Compensation Expense
As discussed in Note 8, Share-based Compensation, to the Consolidated Financial Statements, we have awarded stock options to purchase shares of our class A common stock, restricted stock units, performance stock units, and certain other stock-based awards under our Stock Incentive Plans. Each restricted stock unit and performance stock unit represents a contingent right to receive a share of our class A common stock upon the satisfaction of applicable vesting requirements. We also provide opportunities for eligible employees to purchase shares of our class A common stock under our 2021 ESPP. Share-based compensation expense (in thousands) from these awards was recognized in the following cost of revenues and operating expense line items for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Cost of subscription services revenues	$98	$101	$287	$254
Cost of product support revenues	966	565	2,951	1,597
Cost of consulting revenues	468	535	1,349	1,423
Cost of education revenues	37	28	99	72
Sales and marketing	3,153	3,221	11,719	12,532
Research and development	3,542	3,269	10,659	9,426
General and administrative	11,113	9,087	30,725	24,551
Total share-based compensation expense	$19,377	$16,806	$57,789	$49,855

The $2.6 million increase in share-based compensation expense during the three months ended September 30, 2024, as compared to the same period in the prior year, was primarily due to the grant of additional awards under the Stock Incentive Plans, partially offset by the forfeiture of certain stock awards and certain awards that became fully vested. The $7.9 million increase in share-based compensation expense during the nine months ended September 30, 2024, as compared to the same period in the prior year, was primarily due to the grant of additional awards under the Stock Incentive Plans and the revaluation and exercise of certain liability-classified stock-based awards, partially offset by the forfeiture of certain stock awards and certain awards that became fully vested. As of September 30, 2024, we estimated that an aggregate of approximately $133.1 million of additional share-based compensation expense associated with the Stock Incentive Plans and the 2021 ESPP will be recognized over a remaining weighted average period of 2.4 years.
Critical Accounting Estimates
Our discussion and analysis of our financial condition and results of operations are based on our Consolidated Financial Statements, which have been prepared in accordance with GAAP. The preparation of our Consolidated Financial Statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, and equity, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results and outcomes could differ from these estimates and assumptions.
Critical accounting estimates involve a significant level of estimation uncertainty and are estimates that have had or are reasonably likely to have a material impact on our financial condition or results of operations. We consider certain estimates and judgments related to revenue recognition to be critical accounting estimates for us, as discussed under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Estimates” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. There have been no significant changes in such estimates and judgments since December 31, 2023.

Results of Operations
Comparison of the three and nine months ended September 30, 2024 and 2023
Revenues
Except as otherwise indicated herein, the term “domestic” refers to operations in the United States and Canada and the term “international” refers to operations outside of the United States and Canada.
Product licenses and subscription services revenues. The following table sets forth product licenses and subscription services revenues (in thousands) and related percentage changes for the periods indicated:

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2024	2023		2024	2023
Product Licenses and Subscription Services Revenues:
Product Licenses
Domestic	$3,109	$10,338	-69.9%	$12,920	$29,404	-56.1%
International	7,978	13,707	-41.8%	20,391	27,575	-26.1%
Total product licenses revenues	11,087	24,045	-53.9%	33,311	56,979	-41.5%
Subscription Services
Domestic	17,579	13,515	30.1%	47,087	38,718	21.6%
International	10,221	7,459	37.0%	27,759	20,944	32.5%
Total subscription services revenues	27,800	20,974	32.5%	74,846	59,662	25.5%
Total product licenses and subscription services revenues	$38,887	$45,019	-13.6%	$108,157	$116,641	-7.3%

Product licenses revenues. Product licenses revenues decreased $13.0 million and $23.7 million for the three and nine months ended September 30, 2024, as compared to the same periods in the prior year, primarily due to an overall decrease in the volume and average size of deals. Our product licenses revenues may continue to experience declines in future periods as we continue to promote our cloud offering to new and existing customers.
Subscription services revenues. Subscription services revenues are derived from our MCE cloud subscription service and are recognized ratably over the service period in the contract. Subscription services revenues increased $6.8 million and $15.2 million for the three and nine months ended September 30, 2024, as compared to the same periods in the prior year, primarily due to conversions to cloud-based subscriptions from existing on-premises customers, a net increase in the use of subscription services by existing customers, and sales contracts with new customers. We expect our subscription services revenues to continue to grow in future periods as we continue to promote our cloud offering to new and existing customers.
Product support revenues. The following table sets forth product support revenues (in thousands) and related percentage changes for the periods indicated:

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2024	2023		2024	2023
Product Support Revenues:
Domestic	$35,891	$39,510	-9.2%	$110,348	$119,064	-7.3%
International	25,124	27,350	-8.1%	75,092	79,358	-5.4%
Total product support revenues	$61,015	$66,860	-8.7%	$185,440	$198,422	-6.5%

Product support revenues are derived from providing technical software support and software updates and upgrades to customers. Product support revenues are recognized ratably over the term of the contract, which is generally one year. Product support revenues decreased $5.8 million and $13.0 million for the three and nine months ended

September 30, 2024, as compared to the same periods in the prior year, primarily due to certain existing customers converting from perpetual product licenses with separate support contracts to our subscription services offerings. Our product support revenues may experience declines in future periods as we continue to promote our cloud offering to new and existing customers.
Other services revenues. The following table sets forth other services revenues (in thousands) and related percentage changes for the periods indicated:

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2024	2023		2024	2023
Other Services Revenues:
Consulting
Domestic	$7,105	$8,392	-15.3%	$21,424	$26,639	-19.6%
International	8,384	8,284	1.2%	25,484	27,354	-6.8%
Total consulting revenues	15,489	16,676	-7.1%	46,908	53,993	-13.1%
Education	680	907	-25.0%	2,254	2,721	-17.2%
Total other services revenues	$16,169	$17,583	-8.0%	$49,162	$56,714	-13.3%

Consulting revenues. Consulting revenues are derived from helping customers plan and execute the deployment of our software. Consulting revenues decreased $1.2 million and $7.1 million for the three and nine months ended September 30, 2024, as compared to the same periods in the prior year, primarily due to a decrease in demand for domestic consulting services.
Education revenues. Education revenues are derived from the education and training that we provide to our customers to enhance their ability to fully utilize the features and functionality of our software. These offerings include self-tutorials, custom course development, joint training with customers’ internal staff, and standard course offerings, with pricing dependent on the specific offering delivered. Education revenues did not materially change for the three and nine months ended September 30, 2024, as compared to the same periods in the prior year.
Costs and Expenses
Cost of revenues. The following table sets forth cost of revenues (in thousands) and related percentage changes for the periods indicated:

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2024	2023		2024	2023
Cost of Revenues:
Product licenses and subscription services:
Product licenses	$769	$342	124.9%	$2,130	$1,320	61.4%
Subscription services	11,454	8,028	42.7%	29,618	23,100	28.2%
Total product licenses and subscription services	12,223	8,370	46.0%	31,748	24,420	30.0%
Product support	8,572	5,531	55.0%	25,312	17,115	47.9%
Other services:
Consulting	13,005	12,134	7.2%	36,546	38,326	-4.6%
Education	549	626	-12.3%	1,693	1,862	-9.1%
Total other services	13,554	12,760	6.2%	38,239	40,188	-4.8%
Total cost of revenues	$34,349	$26,661	28.8%	$95,299	$81,723	16.6%

Cost of product licenses revenues. Cost of product licenses revenues consists of referral fees paid to channel partners, the costs of product manuals and media, and royalties paid to third-party software vendors. Cost of product licenses revenues did not materially change for the three months ended September 30, 2024, as compared to the same period in the prior year. Cost of product licenses revenues increased $0.8 million for the nine months ended September 30, 2024, as compared to the same period in the prior year, primarily due to the amortization of the prepaid patent license received as part of the settlement agreement with Daedalus, as described in Note 6, Commitments and Contingencies, to the Consolidated Financial Statements.

Cost of subscription services revenues. Cost of subscription services revenues consists of equipment, facility and other related support costs (including cloud hosting infrastructure costs), and personnel and related overhead costs. Cost of subscription services revenues increased $3.4 million for the three months ended September 30, 2024, as compared to the same period in the prior year, primarily due to a $2.9 million increase in cloud hosting infrastructure costs, which is a result of the increased usage by new and existing cloud subscription services customers. Cost of subscription services revenues increased $6.5 million for the nine months ended September 30, 2024, as compared to the same period in the prior year, primarily due to a $6.2 million increase in cloud hosting infrastructure costs, which is a result of the increased usage by new and existing cloud subscription services customers.
Cost of product support revenues. Cost of product support revenues consists of personnel and related overhead costs. Cost of product support revenues increased $3.0 million for the three months ended September 30, 2024, as compared to the same period in the prior year, primarily due to (i) a $1.1 million increase in severance costs due to headcount reductions, (ii) a $0.7 million increase in salaries and personnel costs, (iii) a $0.5 million increase in variable compensation, and (iv) a $0.4 million net increase in share-based compensation expense. Other than the increase in severance costs, these changes were primarily attributable to an increase in average staffing levels from the internal transfer of certain employees to product support functions, partially offset by the discontinuance of our Enterprise Support program in the current year, which previously resulted in compensation costs for certain consulting personnel being allocated to cost of product support revenues. Cost of product support revenues increased $8.2 million for the nine months ended September 30, 2024, as compared to the same period in the prior year, primarily due to (i) a $2.3 million increase in salaries and personnel costs, (ii) a $2.2 million increase in variable compensation, (iii) a $1.4 million net increase in share-based compensation expense, (iv) a $1.1 million increase in severance costs due to headcount reductions, and (v) a $0.6 million increase in facility and other related support costs. Other than the increase in severance costs, these changes were primarily attributable to an increase in average staffing levels from the internal transfer of certain employees to product support functions, partially offset by the discontinuance of our Enterprise Support program in the current year.
Cost of consulting revenues. Cost of consulting revenues consists of personnel and related overhead costs. Cost of consulting revenues increased $0.9 million for the three months ended September 30, 2024, as compared to the same period in the prior year, primarily due to (i) a $1.1 million increase in severance costs due to headcount reductions, partially offset by (ii) a $0.2 million decrease in salaries and personnel costs attributable to a decrease in average staffing levels, substantially offset by the discontinuance of our Enterprise Support program (pursuant to which costs associated with certain consulting personnel had been recognized in cost of product support revenues) in the current year. Cost of consulting revenues decreased $1.8 million for the nine months ended September 30, 2024, as compared to the same period in the prior year, primarily due to (i) a $1.8 million decrease in variable compensation and (ii) a $0.9 million decrease in salaries and personnel costs attributable to a decrease in average staffing levels, partially offset by the discontinuance of our Enterprise Support program (pursuant to which costs associated with certain consulting personnel had been recognized in cost of product support revenues) in the current year, and (iii) a $0.4 million decrease in facility and other related support costs, partially offset by (iv) a $0.8 million increase in subcontractor costs, and (v) a $0.7 million increase in severance costs due to headcount reductions.
Cost of education revenues. Cost of education revenues consists of personnel and related overhead costs. Cost of education revenues did not materially change for the three and nine months ended September 30, 2024, as compared to the same periods in the prior year.
Sales and marketing expenses. Sales and marketing expenses consist of personnel costs, commissions, office facilities, travel, advertising, public relations programs, and promotional events, such as trade shows, seminars, and technical conferences. The following table sets forth sales and marketing expenses (in thousands) and related percentage changes for the periods indicated:

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2024	2023		2024	2023
Sales and marketing expenses	$35,414	$35,606	-0.5%	$103,116	$109,372	-5.7%

Sales and marketing expenses did not materially change for the three months ended September 30, 2024, as compared to the same period in the prior year, primarily due to (i) a $2.1 million decrease in variable compensation primarily attributable to an increase in net capitalized commissions, partially offset by an increase in commissions earned, (ii) a $0.8 million decrease in employee salaries primarily attributable to a decrease in average staffing levels

(including from the internal transfer of certain employees to product support functions), partially offset by wage increases, (iii) a $0.2 million decrease in non-income taxes, (iv) a $0.2 million decrease in recruiting costs, (v) a $0.2 million decrease in facility and other related support costs, and (vi) a $0.1 million net decrease in share-based compensation expense primarily attributable to the forfeiture of certain awards and the internal transfer of certain employees to product support functions, substantially offset by the grant of additional awards under the Stock Incentive Plans, substantially offset by (vii) a $2.8 million increase in severance costs due to headcount reductions, and (viii) a $0.8 million increase in marketing costs.
Sales and marketing expenses decreased $6.3 million for the nine months ended September 30, 2024, as compared to the same period in the prior year, primarily due to (i) a $6.7 million decrease in variable compensation primarily attributable to an increase in net capitalized commissions, partially offset by an increase in commissions earned, (ii) a $4.4 million decrease in employee salaries primarily attributable to a decrease in average staffing levels (including from the internal transfer of certain employees to product support functions), partially offset by wage increases, (iii) a $1.0 million decrease in facility and other related support costs, (iv) a $0.8 million net decrease in share-based compensation expense primarily attributable to the forfeiture of certain awards and the internal transfer of certain employees to product support functions, partially offset by the grant of additional awards under the Stock Incentive Plans and the fair value remeasurement of certain liability-classified awards upon exercise or at the end of the reporting period, (v) a $0.6 million decrease in cloud hosting infrastructure costs, and (vi) a $0.5 million decrease in recruiting costs, partially offset by (vii) a $2.6 million increase in severance costs due to headcount reductions, (viii) a $2.5 million increase in marketing costs, and (ix) a $2.4 million increase in personnel costs primarily attributable to an increase in employer payroll taxes related to the exercise or vesting of certain awards under the Stock Incentive Plans.
Research and development expenses. Research and development expenses consist of the personnel costs for our software engineering personnel and related overhead costs. The following table summarizes research and development expenses (in thousands) and related percentage changes for the periods indicated:

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2024	2023		2024	2023
Research and development expenses	$33,301	$29,660	12.3%	$92,795	$90,372	2.7%

Research and development expenses increased $3.6 million for the three months ended September 30, 2024, as compared to the same period in the prior year, primarily due to (i) a $5.1 million increase in severance costs due to headcount reductions, and (ii) a $0.3 million net increase in share-based compensation expense primarily attributable to the grant of additional awards under the Stock Incentive Plans, partially offset by the forfeiture of certain awards, partially offset by (iii) a $0.8 million decrease in employee salaries primarily attributable to a decrease in average staffing levels, partially offset by wage increases, and (iv) a $0.7 million decrease in variable compensation.
Research and development expenses increased $2.4 million for the nine months ended September 30, 2024, as compared to the same period in the prior year, primarily due to (i) a $5.1 million increase in severance costs due to headcount reductions, (ii) a $1.4 million increase in personnel costs primarily attributable to an increase in employer payroll taxes related to the exercise or vesting of certain awards under the Stock Incentive Plans and (iii) a $1.3 million net increase in share-based compensation expense primarily attributable to the grant of additional awards under the Stock Incentive Plans, partially offset by the forfeiture of certain awards, partially offset by (iv) a $3.5 million decrease in employee salaries primarily attributable to a decrease in average staffing levels, partially offset by wage increases, (v) a $0.8 million decrease in variable compensation, (vi) a $0.6 million decrease in cloud hosting infrastructure costs, and (vii) a $0.5 million decrease in facility and other related support costs.
General and administrative expenses. General and administrative expenses consist of personnel and related overhead costs, and other costs of our executive, finance, human resources, information systems, and administrative departments, as well as third-party consulting, legal, and other professional fees, and third-party costs associated with our digital asset holdings. The following table sets forth general and administrative expenses (in thousands) and related percentage changes for the periods indicated:

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2024	2023		2024	2023
General and administrative expenses	$33,505	$29,223	14.7%	$104,300	$85,959	21.3%

General and administrative expenses increased $4.3 million for the three months ended September 30, 2024, as compared to the same period in the prior year, primarily due to (i) a $2.0 million net increase in share-based compensation expense primarily attributable to the grant of additional awards under the Stock Incentive Plans, partially offset by certain awards that became fully vested, (ii) a $1.6 million increase in legal, consulting, and other advisory costs, (iii) a $1.0 million increase in custodial fees incurred on our bitcoin holdings, and (iv) a $0.6 million increase in severance costs due to headcount reductions, partially offset by (v) a $0.7 million decrease in employee salaries primarily attributable to a decrease in average staffing levels, partially offset by wage increases.
General and administrative expenses increased $18.3 million for the nine months ended September 30, 2024, as compared to the same period in the prior year, primarily due to (i) a $7.6 million increase in personnel costs primarily attributable to an increase in employer payroll taxes related to the exercise or vesting of certain awards under the Stock Incentive Plans, (ii) a $6.1 million net increase in share-based compensation expense primarily attributable to the grant of additional awards under the Stock Incentive Plans, partially offset by certain awards that became fully vested and the forfeiture of certain awards, (iii) a $5.5 million increase in legal, consulting, and other advisory costs, (iv) a $2.5 million increase in custodial fees incurred on our bitcoin holdings, (v) a $0.9 million increase in severance costs due to headcount reductions, and (vi) a $0.6 million increase in costs related to the maintenance and operations of our corporate aircraft, partially offset by (vii) a $2.3 million decrease in employee salaries primarily attributable to a decrease in average staffing levels, partially offset by wage increases, (viii) a $1.2 million loss recorded in the prior year with respect to the Brazilian matters noted in Note 6, Commitments and Contingencies, to the Consolidated Financial Statements, (ix) a $0.7 million decrease in business insurance costs, and (x) a $0.5 million decrease in variable compensation.
Digital asset impairment losses. Digital asset impairment losses are recognized when the carrying value of our digital assets exceeds their lowest fair value at any time since their acquisition. Impaired digital assets are written down to fair value at the time of impairment, and such impairment loss cannot be recovered for any subsequent increases in fair value. Gains (if any) are not recorded until realized upon sale. The following table sets forth digital asset impairment losses (in thousands) and related percentage changes for the periods indicated:

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2024	2023		2024	2023
Digital asset impairment losses	$412,084	$33,559	1127.9%	$783,807	$76,613	923.1%

We did not sell any of our digital assets during the nine months ended September 30, 2024 or 2023. We may continue to incur significant digital asset impairment losses in the future. For example, we have incurred at least $18.9 million in digital asset impairment losses during the fourth quarter of 2024 on bitcoin we held as of September 30, 2024.
Interest Expense, Net
Interest expense, net, primarily relates to the contractual interest expense and amortization of issuance costs related to our long-term debt arrangements. The following table sets forth interest expense, net (in thousands) for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Interest expense, net:
2025 Convertible Notes	$38	$1,980	$3,865	$5,935
2027 Convertible Notes	1,012	1,008	3,033	3,021
2028 Convertible Notes	320	0	320	0
2030 Convertible Notes	2,224	0	5,013	0
2031 Convertible Notes	1,929	0	4,133	0
2032 Convertible Notes	5,159	0	5,904	0
2028 Secured Notes	7,738	8,072	23,915	24,193
2025 Secured Term Loan	0	0	0	3,812
Other interest (income) expense, net	(291)	(54)	(707)	70
Total interest expense, net	$18,129	$11,006	$45,476	$37,031

Interest expense, net, increased $7.1 million and $8.4 million for the three and nine months ended September 30, 2024, respectively, as compared to the same periods in the prior year, primarily as a result of (i) interest incurred related to the 2032 Convertible Notes (which were issued in June 2024), (ii) interest incurred related to the 2030 Convertible Notes and 2031 Convertible Notes (which were each issued in March 2024), (iii) interest incurred related to the 2028 Convertible Notes (which were issued in September 2024), partially offset by (iv) the repayment of the 2025 Secured Term Loan in March 2023 (for the comparison of the nine months ended September 30, 2024 and 2023), (v) the 2025 Convertible Notes having been converted or redeemed in their entirety by July 15, 2024, and (vi) the 2028 Secured Notes having been redeemed in their entirety on September 26, 2024.
Interest expense for the fourth quarter of 2024 is expected to increase compared to the same period in 2023 as a result of the issuances of our 2028 Convertible Notes, 2030 Convertible Notes, 2031 Convertible Notes, and 2032 Convertible Notes, partially offset by the 2028 Secured Notes having been redeemed in their entirety on September 26, 2024 and the 2025 Convertible Notes having been converted or redeemed in their entirety by July 15, 2024. Refer to Note 5, Long-term Debt, to the Consolidated Financial Statements for further information.
(Loss) Gain on Debt Extinguishment
For the three and nine months ended September 30, 2024, the $22.9 million loss on debt extinguishment resulted from the redemption of the 2028 Secured Notes. For the nine months ended September 30, 2023, the $44.7 million gain on debt extinguishment resulted from the repayment of the 2025 Secured Term Loan. Refer to Note 5, Long-term Debt, to the Consolidated Financial Statements for further information.
Other (Expense) Income, Net
For the three and nine months ended September 30, 2024, other expense, net, of $5.0 million and $2.6 million, respectively, were comprised primarily of foreign currency transaction net losses. For the three and nine months ended September 30, 2023, other income, net, of $2.4 million and $0.7 million, respectively, were comprised primarily of foreign currency transaction net gains.
Income Taxes
We recorded a benefit from income taxes of $411.8 million on a pretax loss of $907.6 million that resulted in an effective tax rate of 45.4% for the nine months ended September 30, 2024, as compared to a benefit from income taxes of $403.9 million on a pretax loss of $63.9 million that resulted in an effective tax rate of 632.2% for the nine months ended September 30, 2023. During the nine months ended September 30, 2024, our benefit from income taxes primarily related to (i) a tax benefit from an increase in our deferred tax asset related to the impairment on our bitcoin holdings and (ii) a tax benefit related to share-based compensation (including the income tax effects of exercises of stock options and vesting of share-settled restricted stock units). During the nine months ended September 30, 2023, our benefit from income taxes primarily related to the release of a portion of the valuation allowance on our deferred tax asset related to the impairment on our bitcoin holdings, attributable to the increase in market value of bitcoin as of September 30, 2023 compared to December 31, 2022.
As of September 30, 2024, we had a valuation allowance of $1.4 million primarily related to our deferred tax assets related to foreign tax credits in certain jurisdictions. The largest deferred tax asset relates to the impairment on our bitcoin holdings. During 2023, the value of bitcoin increased substantially which allowed us to release the valuation allowance recorded against the deferred tax asset for impairment on our bitcoin holdings. Changes to the valuation allowance against the deferred tax asset are largely dependent on the change in the market value of bitcoin from the previous reporting date. If the market value of bitcoin declines or we are unable to regain profitability in future periods, we may be required to increase the valuation allowance against our deferred tax assets, which could result in a charge that would materially adversely affect net income (loss) in the period in which the charge is incurred. We routinely consider actions necessary to preserve or utilize tax attributes. We will continue to regularly assess the realizability of deferred tax assets.
Our effective tax rate may fluctuate due to changes in our domestic and foreign earnings and losses, material discrete tax items, or a combination of these factors resulting from transactions or events.
The U.S. enacted the Inflation Reduction Act of 2022 (“IRA”) in August 2022. Among other things, unless an exemption by statute or regulation applies, a provision of the IRA imposes a 15% corporate alternative minimum tax (“CAMT”) on a corporation with respect to an initial tax year and all subsequent tax years, if the average annual adjusted financial statement income for any consecutive three-tax-year period preceding the initial tax year exceeds $1 billion. On September 12, 2024, the Department of Treasury and the Internal Revenue Service issued proposed regulations with respect to the application of the CAMT. Our adoption of Accounting Standards Update No. 2023-08, Intangibles-Goodwill and Other-Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”) will require us to recognize a cumulative-effect adjustment to the opening balance of our retained earnings as of January 1, 2025 and to recognize unrealized gains or losses from changes in the fair value of digital assets in future reporting periods as income or losses. Unless the proposed regulations with respect to CAMT are revised to provide relief, for purposes of calculating the adjusted financial statement income, the cumulative-effect adjustment to the opening balance of our retained earnings as of January 1, 2025 would be ratably allocated over a 4-year period from 2025 through 2028. When determining whether we are subject to CAMT and when calculating any related tax liability for an applicable tax year, the proposed regulations provide that our adjusted financial statement income must include the ratable portion of the cumulative-effect adjustment to the opening balance of our retained earnings as of January 1, 2025, in addition to any unrealized gains or losses reported in the applicable tax year. As a result, we could become subject to CAMT in the tax years beginning in 2026. As the taxes to which we are subject will depend in significant part on the future price of bitcoin and the size of our bitcoin holdings, we are not able to estimate the impact of CAMT on our future income tax expense. See “Risk Factors-Risks Related to Our Business in General-We may have exposure to greater than anticipated tax liabilities, including the potential taxation of unrealized gains on our bitcoin holdings.”
Deferred Revenue and Advance Payments
Deferred revenue and advance payments represent amounts received or due from our customers in advance of our transferring our software or services to the customer. In the case of multi-year service contract arrangements, we generally do not invoice more than one year in advance of services and do not record deferred revenue for amounts that have not been invoiced. Revenue is subsequently recognized in the period(s) in which control of the software or services is transferred to the customer.
The following table summarizes deferred revenue and advance payments (in thousands), as of:

	September 30, 2024	December 31, 2023	September 30, 2023
Current:
Deferred product licenses revenue	$409	$3,579	$2,814
Deferred subscription services revenue	74,164	65,512	45,737
Deferred product support revenue	106,866	152,012	126,087
Deferred other services revenue	2,963	7,059	4,529
Total current deferred revenue and advance payments	$184,402	$228,162	$179,167
Non-current:
Deferred product licenses revenue	$0	$0	$9
Deferred subscription services revenue	3,373	3,097	2,845
Deferred product support revenue	2,635	4,984	4,304
Deferred other services revenue	336	443	480
Total non-current deferred revenue and advance payments	$6,344	$8,524	$7,638
Total current and non-current:
Deferred product licenses revenue	$409	$3,579	$2,823
Deferred subscription services revenue	77,537	68,609	48,582
Deferred product support revenue	109,501	156,996	130,391
Deferred other services revenue	3,299	7,502	5,009
Total current and non-current deferred revenue and advance payments	$190,746	$236,686	$186,805

The portions of multi-year contracts that will be invoiced in the future are not presented on the balance sheet in “Accounts receivable, net” and “Deferred revenue and advance payments” and instead are included in the remaining performance obligation disclosure below. Total deferred revenue and advance payments decreased $45.9 million as of September 30, 2024, as compared to December 31, 2023, primarily due to (i) a decrease in deferred product support revenue due to the timing of product support renewals and an increase in conversions from on-premises to subscription services contracts and (ii) decreases in deferred other services revenue and deferred product licenses revenues, partially offset by (iii) an increase in deferred revenue from subscription services contracts. Total deferred revenue and advance payments increased $3.9 million as of September 30, 2024, as compared to September 30, 2023, primarily due to (i) an increase in deferred revenue from subscription services contracts, partially offset by (ii) a decrease in deferred product support revenue from an increase in conversions from on-premises to subscription services contracts.
Our remaining performance obligation represents all future revenue under contract and includes deferred revenue and advance payments and billable non-cancellable amounts that will be invoiced and recognized as revenue in future periods. The remaining performance obligation excludes contracts that are billed in arrears, such as certain time and materials contracts. As of September 30, 2024, we had an aggregate transaction price of $380.5 million allocated to the remaining performance obligation related to subscription services, product support, product licenses, and other services contracts. We expect to recognize approximately $237.1 million of the remaining performance obligation over the next 12 months and the remainder thereafter. However, the timing and ultimate recognition of our deferred revenue and advance payments and other remaining performance obligations depend on our satisfaction of various performance obligations, and the amount of deferred revenue and advance payments and remaining performance obligations at any date should not be considered indicative of revenues for any succeeding period.
Liquidity and Capital Resources
Liquidity. Our principal sources of liquidity are cash and cash equivalents and on-going collection of our accounts receivable. Cash and cash equivalents may include holdings in bank demand deposits, money market instruments, certificates of deposit, and U.S. Treasury securities. Under our Treasury Reserve Policy and bitcoin acquisition strategy, we use a significant portion of our cash, including cash generated from capital raising transactions, to acquire bitcoins, which are classified as indefinite-lived intangible assets. On August 1, 2024, we filed a prospectus for a new at-the-market equity offering program pursuant to which we may sell class A common stock having an aggregate offering price of up to $2.0 billion from time to time. As of September 30, 2024, approximately $891.3 million of our class A common stock remained available for issuance and sale pursuant to the August 2024 Sales Agreement. On October 30, 2024, we filed a prospectus for a new at-the-market equity offering program pursuant to which we may sell class A common stock having an aggregate offering price of up to $21 billion from time to time. For additional information, see “-At-the-Market Equity Offerings” below.
As of September 30, 2024 and December 31, 2023, the amount of cash and cash equivalents held by our U.S. entities was $15.6 million and $10.5 million, respectively, and by our non-U.S. entities was $30.7 million and $36.3 million, respectively. We earn a significant amount of our revenues outside the United States. We repatriated foreign earnings and profits of $6.5 million and $10.0 million during the nine months ended September 30, 2024 and 2023.
Our material contractual obligations and cash requirements consist of:
•	principal and interest payments related to our long-term debt, which includes:
○	principal due upon maturity of our long-term debt instruments in the aggregate of $4.272 billion;
○	$3.2 million in coupon interest due each semi-annual period for the 2028 Convertible Notes;
○	$2.5 million in coupon interest due each semi-annual period for the 2030 Convertible Notes;
○	$2.6 million in coupon interest due each semi-annual period for the 2031 Convertible Notes;
○	$9.0 million in coupon interest due each semi-annual period for the 2032 Convertible Notes; and
○	$0.1 million due monthly in principal and interest related to our other long-term secured debt.
•	rent payments under noncancellable operating leases;
•	payments related to the mandatory deemed repatriation transition tax (the “Transition Tax”) under the U.S. Tax Cuts and Jobs Act (the “Tax Act”);
•	payments under various purchase agreements, primarily related to third-party cloud hosting services and third-party software supporting our products, marketing, and operations; and
•	ongoing personnel-related expenditures and vendor payments.

The above items are explained in further detail in Note 5, Long-term Debt, to the Consolidated Financial Statements included in this Quarterly Report as well as under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and in the Notes to the Consolidated Financial Statements included therein. Other than (i) our issuances of the 2030 Convertible Notes, 2031 Convertible Notes, 2032 Convertible Notes, and 2028 Convertible Notes, (ii) the conversions and redemption of the 2025 Convertible Notes, and (iii) the redemption of the 2028 Secured Notes, all of which are described more fully below and in Note 5, Long-term Debt, to the Consolidated Financial Statements included in this Quarterly Report, there have been no changes to our material contractual obligations and cash requirements since December 31, 2023.
We believe that existing cash and cash equivalents held by us and cash and cash equivalents anticipated to be generated by us are sufficient to meet working capital requirements, anticipated capital expenditures, and contractual obligations for at least the next 12 months. Beyond the next 12 months, our long-term cash requirements are primarily for obligations related to our long-term debt. We also have long-term cash requirements for obligations related to our operating leases, the Transition Tax, and our various purchase agreements. As of September 30, 2024, we do not expect cash and cash equivalents generated by our enterprise analytics software business to be sufficient to satisfy these obligations. As a result, we would seek to satisfy these obligations through various options that we expect to be available to us, such as refinancing our debt or generating cash from other sources, which may include the issuance and sale of shares of our class A common stock, borrowings collateralized by bitcoin, or the sale of our bitcoin. Furthermore, if the conditional conversion features of the Convertible Notes are triggered, we may elect to settle the conversions of Convertible Notes in shares of our class A common stock, or a combination of cash and shares of class A common stock, rather than in all cash, which may enable us to reduce the amount of our cash obligations under the Convertible Notes.
In addition, while the 2028 Convertible Notes, the 2030 Convertible Notes, the 2031 Convertible Notes, and the 2032 Convertible Notes have maturity dates of September 15, 2028, March 15, 2030, March 15, 2031, and June 15, 2032, respectively, the holders of these Convertible Notes each have the right to require us to repurchase for cash all or any portion of these Convertible Notes on September 15, 2027, in the case of the 2028 Convertible Notes, September 15, 2028, in the case of the 2030 Convertible Notes and the 2031 Convertible Notes, or June 15, 2029, in the case of the 2032 Convertible Notes, at a repurchase price in each case equal to 100% of the principal amount of the applicable Convertible Notes to be repurchased, plus any accrued and unpaid interest to, but excluding the repurchase date.
As of September 30, 2024, we held approximately 252,220 bitcoins, all of which are unencumbered. We do not believe we will need to sell or engage in other transactions with respect to any of our bitcoins within the next twelve months to meet our working capital requirements, although we may from time to time sell or engage in other transactions with respect to our bitcoins as part of treasury management operations, as noted above. The bitcoin market historically has been characterized by significant volatility in its price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of instability in the bitcoin market, we may not be able to sell our bitcoins at reasonable prices or at all. As a result, our bitcoins are less liquid than our existing cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents. In addition, upon sale of our bitcoin, we may incur additional taxes related to any realized gains or we may incur capital losses as to which the tax deduction may be limited.
The following table sets forth a summary of our cash flows (in thousands) and related percentage changes for the periods indicated:

	Nine Months Ended September 30,		% Change
	2024	2023
Net cash (used in) provided by operating activities	$(35,708)	$11,528	409.8%
Net cash used in investing activities	$(4,010,904)	$(690,550)	480.8%
Net cash provided by financing activities	$4,046,067	$676,025	498.5%

Net cash (used in) provided by operating activities. The primary source of our cash provided by operating activities is cash collections of our accounts receivable from customers following the sales and renewals of our product licenses, subscription services and product support, as well as consulting and education services. Our primary uses of cash in operating activities are for personnel-related expenditures for software development, personnel-related expenditures for providing consulting, education, and subscription services, and for sales and marketing costs, general and administrative costs, interest expense related to our long-term debt arrangements, and income taxes. Non-cash items to further reconcile net (loss) income to net cash (used in) provided by operating activities consist primarily of depreciation and amortization, reduction in the carrying amount of operating lease right-of-use assets, credit losses and sales allowances, deferred taxes, release of liabilities for unrecognized tax benefits, share-based compensation expense, digital asset impairment losses, amortization of the issuance costs on our long-term debt, and gain and losses on extinguishment of debt.
Net cash used in operating activities increased $47.2 million for the nine months ended September 30, 2024, as compared to the same period in the prior year, due to a $835.8 million decrease in net income and a $6.5 million decrease from changes in operating assets and liabilities, which was partially offset by a $795.1 million increase in non-cash items (principally related to changes in digital asset impairment losses and gains and losses from the extinguishments of certain debt instruments). In particular, our cash from operations has been negatively impacted by our continued transition of customers to subscription services offerings, which have resulted in (i) reduced cash collections due to invoicing over multiple years, (ii) increased commissions to our sales team to incentivize cloud migrations, and (iii) increased investments in our cloud infrastructure to support increased usage. We have also incurred additional employer payroll taxes related to the exercise or vesting of certain awards under the Stock Incentive Plans, legal and consulting fees, marketing costs, and bitcoin custodial fees as we continue to pursue our dual software and bitcoin strategies. Increases in severance costs from headcount reductions were substantially offset by decreases in salary expenses as a result of the reduced headcount. Our interest payments in 2024 have increased compared to the prior year primarily due to the issuances of the 2030 Convertible Notes and 2031 Convertible Notes and the early extinguishment of the 2028 Secured Notes, partially offset by the extinguishment of the Secured Term Loan in 2023. Our cash from operations was favorably impacted in the current year by a significant reduction in income tax payments, net of refunds.
Net cash used in investing activities. The changes in net cash used in investing activities primarily relate to purchases of digital assets and expenditures on property and equipment. Net cash used in investing activities increased $3.320 billion for the nine months ended September 30, 2024, as compared to the same period in the prior year, primarily due to a $3.320 billion increase in purchases of bitcoins. During the nine months ended September 30, 2024, we purchased $4.008 billion of bitcoin using net proceeds from the issuances of our 2030 Convertible Notes, 2031 Convertible Notes, 2032 Convertible Notes, and 2028 Convertible Notes, net proceeds from the sale of class A common stock under our at-the-market equity offering program, and Excess Cash, while during the nine months ended September 30, 2023, we purchased $688.0 million of bitcoin using net proceeds from the sale of class A common stock under our at-the-market equity offering program and Excess Cash.
Net cash provided by financing activities. The changes in cash provided by and used in financing activities primarily relate to the issuance and subsequent repayment of long-term debt, the sale of class A common stock under our at-the-market equity offering program, the exercise or vesting of certain awards under the Stock Incentive Plans, and the sales of class A common stock under the 2021 ESPP. Net cash provided by financing activities increased $3.370 billion for the nine months ended September 30, 2024, as compared to the same period in the prior year, primarily due to (i) a $3.160 billion increase in long-term debt proceeds, net of issuance costs, during the nine months ended September 30, 2024 as compared to the same period in the prior year, (ii) a $422.6 million increase in net proceeds from our sale of class A common stock under our at-the-market equity offering programs, (iii) the $160.0 million repayment of the 2025 Secured Term Loan and related third-party extinguishment costs during the nine months ended September 30, 2023, which was repaid using proceeds from our sale of class A common stock offered under our at-the-market equity offering program, and (iv) a $143.3 million increase in proceeds from the exercise of stock options under the Stock Incentive Plans in the nine months ended September 30, 2024, as compared to the same period in the prior year, partially offset by (v) the $515.3 million repayment of the 2028 Secured Notes and related third-party extinguishment costs during nine months ended September 30, 2024, which was repaid using proceeds from the issuance of the 2028 Convertible Notes.
Long-term Debt
The terms of each of the long-term debt instruments are discussed more fully in Note 5, Long-term Debt, to the Consolidated Financial Statements included in this Quarterly Report as well as Note 8, Long-term Debt, to the Consolidated Financial Statements of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

In December 2020, we issued $650.0 million aggregate principal amount of the 2025 Convertible Notes; in February 2021, we issued $1.050 billion aggregate principal amount of the 2027 Convertible Notes; in March 2024, we issued $800.0 million aggregate principal amount of the 2030 Convertible Notes and $603.8 million aggregate principal amount of the 2031 Convertible Notes; in June 2024, we issued $800.0 million aggregate principal amount of the 2032 Convertible Notes; and in September 2024 we issued $1.010 billion aggregate principal amount of the 2028 Convertible Notes. We principally used the net proceeds from the issuances of the Convertible Notes to acquire bitcoin, and we used a portion of the net proceeds from the 2028 Convertible Notes to redeem the 2028 Secured Notes, as discussed further below. During the nine months ended September 30, 2024 and 2023, we paid $7.6 million and $2.4 million, respectively, in interest to holders of the Convertible Notes. During the period from April 1, 2024 to July 15, 2024, we issued 16,323,050 shares of class A common stock and paid a nominal amount of cash in lieu of fractional shares in connection with conversions of $649.7 million aggregate principal amount of 2025 Convertible Notes and on July 15, 2024 redeemed $0.3 million aggregate principal amount of 2025 Convertible Notes, constituting all of the 2025 Convertible Notes then outstanding, at an aggregate redemption price of $0.3 million, equal to 100% of the principal amount of the 2025 Convertible Notes redeemed, plus accrued and unpaid interest, to but excluding such date.
In June 2021, we issued $500.0 million aggregate principal amount of the 2028 Secured Notes. We used the net proceeds from the issuance of the 2028 Secured Notes to acquire bitcoin. During the nine months ended September 30, 2024 and 2023, we paid $23.9 million and $15.3 million, respectively, in interest to holders of the 2028 Secured Notes. On September 26, 2024, we redeemed all of the outstanding 2028 Secured Notes at an aggregate redemption price of approximately $523.9 million and all collateral securing the 2028 Secured Notes was released.
In March 2022, MacroStrategy, our wholly-owned subsidiary, entered into a Credit and Security Agreement with Silvergate Bank, pursuant to which Silvergate Bank issued the $205.0 million 2025 Secured Term Loan to MacroStrategy. We principally used net proceeds from the 2025 Secured Term Loan to acquire bitcoin. On March 24, 2023, MacroStrategy voluntarily prepaid Silvergate approximately $161.0 million (the “Payoff Amount”), in full repayment, satisfaction, and discharge of the 2025 Secured Term Loan, and all collateral securing the 2025 Secured Term Loan, including the bitcoin that was serving as collateral, was released. During the first quarter of 2023, we made a final $5.1 million interest payment to Silvergate, $1.1 million of which was included in the Payoff Amount.
In June 2022, we, through one of our wholly-owned subsidiaries, entered into a secured term loan agreement in the amount of $11.1 million, bearing interest at an annual rate of 5.2%, and maturing in June 2027. During each of the nine months ended September 30, 2024 and 2023, we paid $0.8 million in principal and interest to the lender.
Other than as discussed above, during the nine months ended September 30, 2024 and 2023, we did not repurchase or prepay any of our outstanding debt. We or our affiliates may, at any time and from time to time, seek to retire or purchase our outstanding debt through cash purchases and/or exchanges for equity or debt, in open-market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, will be upon such terms and at such prices as we may determine, and will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. We may also prepay our outstanding indebtedness. The amounts involved in any such repurchase or prepayment may be material. We may effect debt repurchases or prepayments of certain debt using proceeds from the sale of our class A common stock pursuant to the August 2024 Sales Agreement (under which $891.3 million is available for sale as of the date hereof), as described in the Use of Proceeds section of the related prospectus.
At-the-Market Equity Offerings
From time to time, we have entered into sales agreements with agents pursuant to which we could issue and sell shares of our class A common stock through at-the-market equity offering programs. See Note 10, At-the-Market Equity Offerings, to the Consolidated Financial Statements for additional information regarding sales of our class A common stock pursuant to each of the sales agreements that were active during the nine months ended September 30, 2024 and the year ended December 31, 2023.
On July 31, 2024, we terminated the November 2023 Sales Agreement. On August 1, 2024, we filed a prospectus for a new at-the-market equity offering program pursuant to which we may sell class A common stock having an aggregate offering price of up to $2.0 billion from time to time, through TD Securities (USA) LLC, The Benchmark Company, LLC, BTIG, LLC, Canaccord Genuity LLC, Maxim Group LLC and SG Americas Securities, LLC, as agents (the “August 2024 Sales Agents”) under a sales agreement dated August 1, 2024 (the “August 2024 Sales Agreement”).

On October 30, 2024, we filed a prospectus for a new at-the-market equity offering program pursuant to which we may sell class A common stock having an aggregate offering price of up to $21 billion from time to time, through TD Securities (USA) LLC, Barclays Capital Inc., The Benchmark Company, LLC, BTIG, LLC, Canaccord Genuity LLC, Cantor Fitzgerald & Co., Maxim Group LLC, Mizuho Securities USA LLC, and SG Americas Securities, LLC, as agents (the “October 2024 Sales Agents”) under a sales agreement dated October 30, 2024 (the “October 2024 Sales Agreement”).
The following table sets forth total shares sold and total net proceeds received (net of sales commissions and expenses) from shares sold under our at-the-market equity offering programs for the periods indicated (in thousands, except number of shares).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Total shares sold pursuant to at-the-market equity offering programs	8,048,449	4,033,620	10,000,069	28,313,870
Total net proceeds received from shares sold pursuant to at-the-market equity offering programs	$1,105,141	$147,218	$1,242,293	$819,674

Non-GAAP Financial Measures
We are providing supplemental non-GAAP financial measures below which management uses internally to help understand, manage, and evaluate our business performance and to help make operating decisions. We believe that these non-GAAP financial measures are also useful to investors and analysts in comparing our performance across reporting periods on a consistent basis. We also believe the use of these non-GAAP financial measures can facilitate comparison of our operating results to those of our competitors. These supplemental financial measures are not measurements of financial performance under generally accepted accounting principles in the United States (“GAAP”) and, as a result, these supplemental financial measures may not be comparable to similarly titled measures of other companies.
Non-GAAP financial measures are subject to material limitations as they are not measurements prepared in accordance with GAAP, and are not a substitute for such measurements. For example, we expect that share-based compensation expense, which is excluded from certain of the non-GAAP financial measures below, will continue to be a significant recurring expense over the coming years and is an important part of the compensation provided to certain employees, officers, and directors. Similarly, we expect that interest expense arising from the amortization of debt issuance costs on our long-term debt, which is excluded from certain of the non-GAAP financial measures below, will continue to be a recurring expense over the terms of our long-term debt arrangements. Our non-GAAP financial measures are not meant to be considered in isolation and should be read only in conjunction with our Consolidated Financial Statements, which have been prepared in accordance with GAAP. We rely primarily on such Consolidated Financial Statements to understand, manage, and evaluate our business performance and use the non-GAAP financial measures only supplementally.
Non-GAAP loss from operations
Non-GAAP loss from operations excludes share-based compensation expense, which is a significant non-cash expense that we believe is not reflective of our general business performance, and for which the accounting requires management judgment. Consequently, our accounting for share-based compensation expense could vary significantly in comparison to other companies. The following is a reconciliation of our non-GAAP loss from operations to loss from operations, its most directly comparable GAAP measure, (in thousands) for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Reconciliation of non-GAAP loss from operations:
Loss from operations	$(432,582)	$(25,247)	$(836,558)	$(72,262)
Share-based compensation expense	19,377	16,806	57,789	49,855
Non-GAAP loss from operations	$(413,205)	$(8,441)	$(778,769)	$(22,407)

Non-GAAP net (loss) income and non-GAAP diluted (loss) earnings per share
Non-GAAP net (loss) income and non-GAAP diluted (loss) earnings per share each exclude the impact of (i) share-based compensation expense, (ii) interest expense arising from the amortization of debt issuance costs on our long-term debt, (iii) gains and losses on extinguishment of debt, and (iv) related income taxes. We believe non-GAAP net (loss) income and non-GAAP diluted (loss) earnings per share offer management and investors insight as they exclude significant non-cash expenses, gains and losses on debt extinguishment, and their related income tax effects. The following are reconciliations of our non-GAAP net (loss) income and non-GAAP diluted (loss) earnings per share to net (loss) income and diluted (loss) earnings per share, respectively, their most directly comparable GAAP measures (in thousands, except per share data), for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Reconciliation of non-GAAP net (loss) income:
Net (loss) income	$(340,174)	$(143,441)	$(495,851)	$339,995
Share-based compensation expense	19,377	16,806	57,789	49,855
Interest expense arising from amortization of debt issuance costs	3,832	2,199	10,231	6,599
Loss (gain) on debt extinguishment	22,933	0	22,933	(44,686)
Income tax effects(1)	(13,764)	(3,230)	(180,964)	2,538
Non-GAAP net (loss) income	$(307,796)	$(127,666)	$(585,862)	$354,301

Reconciliation of non-GAAP diluted (loss) earnings per share(2):
Diluted (loss) earnings per share	$(1.72)	$(1.01)	$(2.71)	$2.39
Share-based compensation expense (per diluted share)	0.10	0.12	0.32	0.34
Interest expense arising from amortization of debt issuance costs (per diluted share)(3)	0.02	0.02	0.06	0.01
Loss (gain) on debt extinguishment (per diluted share)	0.12	0.00	0.13	(0.31)
Income tax effects (per diluted share)(3)	(0.08)	(0.03)	(1.01)	0.03
Non-GAAP diluted (loss) earnings per share	$(1.56)	$(0.90)	$(3.21)	$2.46

(1)
Income tax effects reflect the net tax effects of share-based compensation, which includes tax benefits and expenses on exercises of stock options and vesting of share-settled restricted stock units, interest expense for amortization of debt issuance costs, and gains and losses on debt extinguishment.

(2)
For reconciliation purposes, the non-GAAP diluted earnings (loss) per share calculations use the same weighted average shares outstanding as that used in the GAAP diluted earnings (loss) per share calculations for the same period. For example, in periods of GAAP net loss, otherwise dilutive potential shares of common stock from our share-based compensation arrangements and Convertible Notes are excluded from the GAAP diluted loss per share calculation as they would be antidilutive, and therefore are also excluded from the non-GAAP diluted earnings or loss per share calculation.

(3)
For the nine months ended September 30, 2023, interest expense from the amortization of issuance costs of the Convertible Notes has been added back to the numerator in the GAAP diluted earnings per share calculation (as disclosed in Note 9, Basic and Diluted (Loss) Earnings per  Share, to the Consolidated Financial Statements), and therefore the per diluted share effects of the amortization of issuance costs of the Convertible Notes have been excluded from the “Interest expense arising from amortization of debt issuance costs (per diluted share)” and “Income tax effects (per diluted share)” lines in the above reconciliation for the nine months ended September 30, 2023.

Non-GAAP Constant Currency Revenues, Cost of Revenues, and Operating Expenses
We present certain of our revenues, cost of revenues, and operating expenses on a non-GAAP constant currency basis, which excludes certain changes resulting from fluctuations in foreign currency exchange rates. These non-GAAP constant currency metrics allow our management and investors to compare operating results to the same period in the prior year without the effects of certain changes in foreign currency exchange rates, which are not reflective of our general business performance and may vary significantly between periods. The following are reconciliations our non-GAAP constant currency revenues, cost of revenues, and operating expenses to their most directly comparable GAAP measures (in thousands) for the periods indicated:

	Three Months Ended September 30,
	GAAP	Foreign Currency Exchange Rate Impact(1)	Non-GAAP Constant Currency(2)	GAAP	GAAP % Change	Non-GAAP Constant Currency % Change(3)
	2024	2024	2024	2023	2024	2024
Product licenses revenues	$11,087	$(163)	$11,250	$24,045	-53.9%	-53.2%
Subscription services revenues	27,800	109	27,691	20,974	32.5%	32.0%
Product support revenues	61,015	147	60,868	66,860	-8.7%	-9.0%
Other services revenues	16,169	76	16,093	17,583	-8.0%	-8.5%
Cost of product support revenues	8,572	40	8,532	5,531	55.0%	54.3%
Cost of other services revenues	13,554	125	13,429	12,760	6.2%	5.2%
Sales and marketing expenses	35,414	102	35,312	35,606	-0.5%	-0.8%
Research and development expenses	33,301	194	33,107	29,660	12.3%	11.6%
General and administrative expenses	33,505	51	33,454	29,223	14.7%	14.5%

	GAAP	Foreign Currency Exchange Rate Impact(1)	Non-GAAP Constant Currency(2)	GAAP	GAAP % Change	Non-GAAP Constant Currency % Change(3)
	2023	2023	2023	2022	2023	2023
Product licenses revenues	$24,045	$368	$23,677	$22,286	7.9%	6.2%
Subscription services revenues	20,974	410	20,564	16,414	27.8%	25.3%
Product support revenues	66,860	1,530	65,330	66,010	1.3%	-1.0%
Other services revenues	17,583	446	17,137	20,650	-14.9%	-17.0%
Cost of product support revenues	5,531	73	5,458	5,224	5.9%	4.5%
Cost of other services revenues	12,760	543	12,217	13,360	-4.5%	-8.6%
Sales and marketing expenses	35,606	643	34,963	35,409	0.6%	-1.3%
Research and development expenses	29,660	(197)	29,857	30,498	-2.7%	-2.1%
General and administrative expenses	29,223	209	29,014	27,283	7.1%	6.3%

	Nine Months Ended September 30,
	GAAP	Foreign Currency Exchange Rate Impact(1)	Non-GAAP Constant Currency(2)	GAAP	GAAP % Change	Non-GAAP Constant Currency % Change(3)
	2024	2024	2024	2023	2024	2024
Product licenses revenues	$33,311	$(265)	$33,576	$56,979	-41.5%	-41.1%
Subscription services revenues	74,846	70	74,776	59,662	25.5%	25.3%
Product support revenues	185,440	27	185,413	198,422	-6.5%	-6.6%
Other services revenues	49,162	(12)	49,174	56,714	-13.3%	-13.3%
Cost of product support revenues	25,312	48	25,264	17,115	47.9%	47.6%
Cost of other services revenues	38,239	326	37,913	40,188	-4.8%	-5.7%
Sales and marketing expenses	103,116	(57)	103,173	109,372	-5.7%	-5.7%
Research and development expenses	92,795	(230)	93,025	90,372	2.7%	2.9%
General and administrative expenses	104,300	128	104,172	85,959	21.3%	21.2%

	GAAP	Foreign Currency Exchange Rate Impact(1)	Non-GAAP Constant Currency(2)	GAAP	GAAP % Change	Non-GAAP Constant Currency % Change(3)
	2023	2023	2023	2022	2023	2023
Product licenses revenues	$56,979	$(127)	$57,106	$58,928	-3.3%	-3.1%
Subscription services revenues	59,662	(7)	59,669	43,276	37.9%	37.9%
Product support revenues	198,422	377	198,045	199,682	-0.6%	-0.8%
Other services revenues	56,714	(202)	56,916	64,824	-12.5%	-12.2%
Cost of product support revenues	17,115	(43)	17,158	15,542	10.1%	10.4%
Cost of other services revenues	40,188	165	40,023	42,107	-4.6%	-4.9%
Sales and marketing expenses	109,372	26	109,346	105,511	3.7%	3.6%
Research and development expenses	90,372	(1,284)	91,656	95,811	-5.7%	-4.3%
General and administrative expenses	85,959	13	85,946	82,491	4.2%	4.2%

(1)
The “Foreign Currency Exchange Rate Impact” reflects the estimated impact of fluctuations in foreign currency exchange rates on international components of our Consolidated Statements of Operations. It shows the increase (decrease) in material international revenues or expenses, as applicable, from the same period in the prior year, based on comparisons to the prior year quarterly average foreign currency exchange rates. The term “international” refers to operations outside of the United States and Canada only where the functional currency is the local currency (i.e., excluding any location whose economy is considered highly inflationary).

(2)	The “Non-GAAP Constant Currency” reflects the current period GAAP amount, less the Foreign Currency Exchange Rate Impact.
(3)	The “Non-GAAP Constant Currency % Change” reflects the percentage change between the current period Non-GAAP Constant Currency amount and the GAAP amount for the same period in the prior year.
Item 3.	Quantitative and Qualitative Disclosures About Market Risk
The following discussion about our market risk exposures involves forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements.
We are exposed to the impact of market price changes in bitcoin and foreign currency fluctuations.
Market Price Risk of Bitcoin. We have used a significant portion of our cash, including cash generated from capital raising transactions, to acquire bitcoin and, as of September 30, 2024, we held approximately 252,220 bitcoins.

The carrying value of our bitcoins as of September 30, 2024 was $6.851 billion, which reflects cumulative impairments of $3.053 billion, on our Consolidated Balance Sheet. We account for our bitcoin as indefinite-lived intangible assets, which are subject to impairment losses if the fair value of our bitcoin decreases below their carrying value at any time since their acquisition. Impairment losses cannot be recovered for any subsequent increase in fair value. For example, the market price of one bitcoin on the Coinbase exchange (our principal market for bitcoin) ranged from a low of $38,501.00 to a high of $73,835.57 during the nine months ended September 30, 2024, but the carrying value of each bitcoin we held at the end of the reporting period reflects the lowest price of one bitcoin quoted on the active exchange at any time since its acquisition. Therefore, negative swings in the market price of bitcoin could have a material impact on our earnings and on the carrying value of our digital assets. Positive swings in the market price of bitcoin are not reflected in the carrying value of our digital assets and impact earnings only when the bitcoin is sold at a gain. For the nine months ended September 30, 2024, we incurred an impairment loss of $783.8 million on our bitcoin.
Foreign Currency Risk. We conduct a significant portion of our business in currencies other than the U.S. dollar, the currency in which we report our Consolidated Financial Statements. International revenues accounted for 44.9% and 44.5% of our total revenues for the three months ended September 30, 2024 and 2023, respectively, and 44.0% and 42.7% of our total revenues for the nine months ended September 30, 2024 and 2023, respectively. We anticipate that international revenues will continue to account for a significant portion of our total revenues. The functional currency of each of our foreign subsidiaries is generally the local currency.
Assets and liabilities of our foreign subsidiaries are translated into U.S. dollars at exchange rates in effect as of the applicable Balance Sheet date and any resulting translation adjustments are included as an adjustment to stockholders’ equity. Revenues and expenses generated from these subsidiaries are translated at average monthly exchange rates during the quarter in which the transactions occur. Transaction gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in the results of operations.
As a result of transacting in multiple currencies and reporting our Consolidated Financial Statements in U.S. dollars, our operating results may be adversely impacted by currency exchange rate fluctuations in the future. The impact of foreign currency exchange rate fluctuations on current and comparable periods is described in the “Non-GAAP Financial Measures” section under “Part I. Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
We cannot predict the effect of exchange rate fluctuations upon our future results. We attempt to minimize our foreign currency risk by converting our excess foreign currency held in foreign jurisdictions to U.S. dollar-denominated cash and investment accounts.
As of September 30, 2024 and December 31, 2023, a 10% adverse change in foreign currency exchange rates versus the U.S. dollar would have decreased our aggregate reported cash and cash equivalents by 4.5% and 5.4%, respectively. If average exchange rates during the nine months ended September 30, 2024 had changed unfavorably by 10%, our revenues for the nine months ended September 30, 2024 would have decreased by 3.9%. During the nine months ended September 30, 2024, our revenues were not significantly impacted by changes in weighted average exchange rates, as compared to the same period in the prior year.

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The undersigned, revoking all prior proxies, hereby appoint(s) Michael J. Saylor and W. Ming Shao, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of stock of MicroStrategy Incorporated (the "Company") which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Company to be held exclusively via live webcast at www.virtualshareholdermeeting.com/MSTR2025SM, on Tuesday, January 21, 2025 at 10:00 a.m., Eastern Standard Time, and at any adjournment thereof (the "Meeting").

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting or any continuation, postponement or adjournment thereof.

This proxy, when properly delivered, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted "FOR" with respect to Proposals 1, 2, 3 and 4 at the Meeting and any continuation, postponement or adjournment thereof. This proxy may be revoked by the undersigned at any time before its exercise by delivery of written revocation or a subsequently dated Proxy Card to the Secretary of the Company or by voting electronically during the Meeting.

Continued and to be signed on reverse side